Filed Pursuant to Rule 424(b)(3)

Registration No. 333-260296

Up to 174,531,127 Shares of Common Stock
by the Selling Securityholders

Up to 6,749,468 Warrants to Purchase Common Stock
by the Selling Securityholders

Up to 20,549,468 Shares of Common Stock Underlying Warrants

This prospectus relates to the resale of (i) 22,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), of Sarcos Technology and Robotics Corporation (the “Company”) issued in the PIPE Financing by certain of the selling securityholders, (ii) 139,375,699 shares of Common Stock issued or issuable to certain selling securityholders in connection with the Business Combination, (iii) 6,405,960 shares of Common Stock issued to certain security holders in a private placement prior to and in connection with our predecessor’s initial public offering; (v) 6,749,468 warrants to purchase Common Stock and (vi) 6,749,468 shares of Common Stock underlying warrants. This prospectus also relates to the issuance by us of 20,549,468 shares of Common Stock issuable upon the exercise of warrants, in each case as further described herein. This prospectus also covers any additional securities that may become issuable by reason of stock splits, stock dividends or other similar transactions.

We are registering the offer and sale of these securities to satisfy certain registration rights we have granted. We will not receive any of the proceeds from the sale of the securities by the selling securityholders. With respect to shares of Common Stock underlying the warrants, we will not receive any proceeds from such shares except with respect to amounts received by us upon exercise of such warrants to the extent such warrants are exercised for cash. We will pay the expenses associated with registering the sales by the selling securityholders, as described in more detail in the section titled “Use of Proceeds” appearing elsewhere in this prospectus.

The selling securityholders may sell the securities described in this prospectus in a number of different ways and at varying prices. We provide more information about how the selling securityholders may sell their securities in the section titled “Plan of Distribution” appearing elsewhere in this prospectus.

The selling securityholders may sell any, all or none of the securities and we do not know when or in what amount the selling securityholders may sell their securities hereunder following the effective date of this registration statement.

Of the shares of Common Stock that may be offered or sold by selling securityholders identified in this prospectus, certain of our selling securityholders are subject to lock-up restrictions with respect to 152,531,127 of those shares pursuant to our bylaws and/or other agreements further described in the sections titled “Securities Act Restrictions on Resale of our Securities” appearing elsewhere in this prospectus.

Our Common Stock and warrants are listed on The Nasdaq Global Market (“Nasdaq”) under the symbol “STRC” and “STRCW,” respectively. On October 14, 2021, the last quoted sale price for our Common Stock as reported on Nasdaq was $6.58.

We are an “emerging growth company,” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for future filings.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in the section titled “Risk Factors” beginning on page 12 of this prospectus.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment hereto. We have not authorized anyone to provide you with different information.

Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 21, 2021.

You should rely only on the information contained in this prospectus or in any free writing prospectus prepared by us or on our behalf. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, we and the selling securityholders hereunder may, from time to time, offer and sell the securities described in this prospectus. We will not receive any proceeds from the sale by such selling securityholders of the securities offered by them described in this prospectus. With respect to shares of Common Stock underlying the warrants, we will not receive any proceeds from such shares except with respect to amounts received by us upon exercise of such warrants to the extent such warrants are exercised for cash.

Neither we nor the selling securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the selling securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the selling securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the section of this prospectus titled “Where You Can Find Additional Information.”

MARKET AND INDUSTRY DATA

We obtained the industry and market data used throughout this prospectus from our own internal estimates and research, as well as from independent market research, industry and general publications and surveys, governmental agencies, publicly available information and research, surveys and studies conducted by third parties. Internal estimates are derived from publicly available information released by industry analysts and third-party sources, our internal research and our industry experience, and are based on assumptions made by us based on such data and our knowledge of our industry and market, which we believe to be reasonable. In some cases, we do not expressly refer to the sources from which this data is derived. In addition, while we believe the industry and market data included in this prospectus is reliable and based on reasonable assumptions, such data involve material risks and other uncertainties and are subject to change based on various factors, including those discussed in the section entitled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties or by us.

TRADEMARKS

This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of it by, any other companies.

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” the “Company” and “Sarcos” refer to Sarcos Technology and Robotics Corporation, the term “Old Sarcos” refers to Sarcos Corp. prior to the consummation of the Business Combination and the term “Rotor” refers to our predecessor company prior to the consummation of the Business Combination.

“2015 Plan” means the Sarcos 2015 Equity Incentive Plan, as amended.

“2021 Plan” means the Sarcos Technology and Robotics Corporation 2021 Equity Incentive Plan.

“Amendment” means that certain Amendment No. 1 to the Original Merger Agreement, dated as of August 28, 2021, by and among Rotor, Merger Sub and Old Sarcos.

“BlackRock and Millennium Holders” means, collectively, the BlackRock Holders and the Millennium Holder.

“BlackRock Holders” means, collectively, those certain funds managed by BlackRock that subscribed for Founder Shares and Private Placement Warrants in a private placement concurrent with Rotor’s initial public offering.

“Board” means the board of directors of the Company.

“Business Combination” means the transactions contemplated by the Merger Agreement, including the merger of Merger Sub with and into Old Sarcos, with Old Sarcos continuing as the surviving corporation.

“Bylaws” means the Amended and Restated Bylaws of the Company.

“Charter” means the Second Amended and Restated Certificate of Incorporation of the Company.

“Class A Common Stock” means the shares of Class A Common Stock, par value $0.0001 per share, of the Company prior to the Business Combination.

“Class B Common Stock” means the shares of Class B Common Stock, par value $0.0001 per share, of the Company prior to the Business Combination.

“Closing” means the closing of the Business Combination.

“Closing Date” means the closing date of the Business Combination, or September 24, 2021.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means, prior to the consummation of the Business Combination, the Class A Common Stock and Class B Common Stock, and after the consummation of the Business Combination, the shares of common stock, par value $0.0001 per share, of the Company.

“Company” means Sarcos Technology and Robotics Corporation, a Delaware corporation (f/k/a Rotor Acquisition Corp.)

“Company RSAs” means the restricted stock awards issued by the Company.

“Company RSUs” means the restricted stock unit awards issued by the Company.

“DGCL” means the General Corporation Law of the State of Delaware.

“Earn-Out Shares” means the 28,125,000 shares issuable to the Old Sarcos Securityholders subject to the terms and conditions of the Merger Agreement.

“EY” means Ernst & Young LLP, Sarcos’ independent registered public accounting firm.

“Employment Agreements” means the employment agreements entered into by certain executives of the Company with Old Sarcos prior to the consummation of the Business Combination.

“ESPP” means the Sarcos Technology and Robotics Corporation 2021 Employee Stock Purchase Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Founder Registration Rights Agreement” means the registration agreement entered into by and among the Company and the Rotor Restricted Stockholders, dated January 14, 2021.

“Founder Shares” means the 6,900,000 shares of Rotor Class B Common Stock prior to the Closing of the Business Combination. In connection with the Closing of the Business Combination, a total of 494,040 Founder Shares were forfeited, and the remaining Founder Shares converted into Common Stock. Following the Closing, the Sponsor holds 5,672,168 shares of Common Stock, the BlackRock Holders hold 366,896 shares of Common Stock and the Millenium Holders hold 366,896 shares of Common Stock.

“IPO” means Rotor’s initial public offering, consummated on January 14, 2021, through the sale of 27,600,000 public units (including 3,600,000 units sold pursuant to the underwriters’ exercise of their over-allotment option) at $10.00 per unit.

“IRS” means the U.S. Internal Revenue Service.

“Lock-up Agreements” means collectively the Sarcos Lock-up Agreements, the Other Lock-up Agreements, the Founders Letter Agreement, the Millennium Letter Agreement, and the BlackRock Letter Agreement.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of April 5, 2021, as amended by the Amendment, by and among Rotor, Merger Sub and Old Sarcos.

“Merger Sub” means Rotor Merger Sub Corp., a Delaware corporation, prior to its merger with and into Old Sarcos.

“Millennium Holder” means Riverview Group LLC and its affiliates.

“Nasdaq” means the Nasdaq Global Market.

“NYSE” means the New York Stock Exchange.

“Old Sarcos” mean Sarcos Corp, a Utah Corporation, prior to the consummation of the Business Combination.

“Old Sarcos Class A Common Stock” means Class A Common Stock of Old Sarcos, $0.001 par value per share,

“Old Sarcos Class B Common Stock” means Class B Common Stock of Old Sarcos, $0.001 par value per share.

“Old Sarcos Common Stock” means the Old Sarcos Class A Common Stock and the Old Sarcos Class B Common Stock.

“Old Sarcos Equity Holders” means the holders of Old Sarcos equity (including shares of Old Sarcos common stock, preferred stock, restricted stock awards, options, restricted stock units and warrants).

“Old Sarcos Lock-up Agreements” mean, collectively, those agreements, by and among certain Sarcos Stockholders, on the one hand, Old Sarcos and Rotor on the other hand, whereby the Sarcos Stockholders have agreed to certain transfer restrictions with respect to their Common Stock, subject to certain exceptions provided for therein.

“Old Sarcos Options” means those certain issued and outstanding options to acquire Old Sarcos Common Stock which, following the consummation of the Business Combination, are exercisable for shares of Common Stock of the Company, in each case pursuant to the terms thereof and the Merger Agreement.

“Old Sarcos Preferred Conversion” means the conversion of all of the preferred stock of Old Sarcos into Old Sarcos Common Stock in accordance with Section 4(b) of Article V of Old Sarcos’ Amended and Restated Articles of Incorporation, which occurred as of immediately prior to the effective time of the Merger.

“Old Sarcos RSAs” means former holders of Old Sarcos restricted share awards.

“Old Sarcos Stockholders” means former holders of Old Sarcos capital stock, Old Sarcos Warrants and Old Sarcos RSAs.

“Old Sarcos Warrants” means the Warrants to purchase Old Sarcos Class A Common Stock of Old Sarcos, all of which were net exercised immediately prior to the consummation of the Business Combination.

“Original Merger Agreement” means that certain Agreement and Plan of Merger, dated as of April 5, 2021, by and among Rotor, Merger Sub and Old Sarcos.

“Other Lock-up Agreements” mean, collectively, those agreements, dated April 5, 2021, by and among the Specified Sarcos Equity Holders on the one hand, and Rotor and Old Sarcos on the other hand, whereby each such Specified Sarcos Equity Holder has agreed to certain transfer restrictions with respect to their Common Stock for up to one year, subject to certain exceptions provided for therein.

“PIPE Financing” means the private placement pursuant to which the PIPE Investors collectively subscribed for 22,000,000 shares of common stock at $10.00 per share, for an aggregate purchase price of $220,000,000.

“PIPE Investors” means certain institutional investors that invested in the PIPE Financing.

“Private Placement” means the private offering and sale of Founder Shares and Private Placement Warrants.

“Private Placement Warrants” means those Warrants issued to the Sponsor and the BlackRock and Millennium Holders in a private placement on the IPO closing date.

“Promissory Note” means that certain Promissory Note, dated September 14, 2020, by and between Sponsor and Rotor.

“proxy statement” means our definitive proxy statement, filed with the Commission on August 6, 2021, as supplemented by the proxy supplement filed on August 30, 2021.

“public shares” means shares of Class A Common Stock included in the units issued in Rotor’s IPO.

“public stockholders” means the holders of public shares prior to the consummation fo the Business Combination, including the Rotor Restricted Stockholders to the extent the Rotor Restricted Stockholders hold public shares, provided, that the Rotor Restricted Stockholders will be considered a “public stockholder” only with respect to any public shares then held by them.

“public units” or “units” means one share of Class A Common Stock and one-half of one Public Warrant of Rotor, whereby each whole Public Warrant entitled the holder thereof to purchase one share of Class A Common Stock at an exercise price of $11.50 per share, sold in the IPO. All public units were automatically separated into their constituent parts in connection with the Closing.

“Public Warrants” means the Warrants included in the units issued in Rotor’s IPO, each of which is exercisable for one share of Common Stock, in accordance with its terms following the consummation of the Business Combination.

“Registration Rights Agreement” means the Registration Rights Agreement between Rotor, the Sponsor and certain Old Sarcos Stockholders.

“Rotor” means Rotor Acquisition Corp., our predecessor company.

v

“Rotor Restricted Stockholders” means those persons who held the 6,900,000 Founder Shares prior to the Closing of the Business Combination. In connection with the Closing of the Business Combination, a total of 494,040 Founder Shares were forfeited, and the remaining Founder Shares converted into Common Stock. Following the Closing, the Sponsor holds 5,672,168 shares of Common Stock, the BlackRock Holders hold 366,896 shares of Common Stock and the Millenium Holders hold 366,896 shares of Common Stock.

“Rotor-Sarcos, LLC” means an investment entity controlled by Mr. Finn and another member of the Sponsor who was neither an officer nor director of Rotor that acquired a minority equity investment in Old Sarcos in early 2020.  Neither the Company, Rotor the Sponsor, nor any directors or officers of the Company or Rotor other than Mr. Finn and Mr. Howard, have an investment or other interest in Rotor-Sarcos, LLC.

“Sarcos” means Sarcos Technology and Robotics Corporation.

“SEC” means the United States Securities and Exchange Commission.

“Securities” means the Common Stock and the Warrants.

“Securities Act” means the Securities Act of 1933, as amended.

“Specified Old Sarcos Equity Holders” means, collectively, a group comprised of Rotor’s Chief Executive Officer, one of its former directors and certain members of the Sponsor who were not directors or officers of the Company that (directly or through affiliates) acquired a minority equity investment in Old Sarcos in early 2020, in each case, that held their interest in preferred stock of Old Sarcos via Rotor-Sarcos, LLC.  Certain Specified Old Sarcos Equity Holders individually held Old Sarcos Warrants that were distributed by Rotor-Sarcos, LLC.

“Sponsor” means Rotor Sponsor LLC, a Delaware limited liability company.

“Stock Consideration” means the Common Stock issued to the Old Sarcos Equity Holders pursuant to the transactions contemplated by the Merger Agreement.

“Subscription Agreement” means the subscription agreements dated April 5, 2021, each entered into by Rotor and certain institutional investors, pursuant to which Rotor agreed to issue and sell, in private placements that closed immediately prior to the closing of the Business Combination, an aggregate of 22,000,000 shares of Common Stock at $10.00 per share, for an aggregate purchase price of $220,000,000.

“Transfer Agent” means Continental Stock Transfer & Trust Company.

“Waiver Agreement” means the waiver agreement, dated April 5, 2021, delivered by Rotor Restricted Stockholders, whereby, in connection with the consummation of the transactions contemplated by the Merger Agreement and the Related Documents, Rotor Restricted Stockholders have agreed to waive certain of their anti-dilution and conversion rights in connection with the PIPE Financing and the Merger and to forfeit a certain number of Founder Shares and the Private Placement Warrants in connection with the Merger.

“Warrants” means the Public Warrants and Private Placement Warrants.

“Warrant Agent” means Continental Stock Transfer & Trust Company.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for the business of the Company. Specifically, forward-looking statements may include statements relating to:

•	the anticipated benefits of the Business Combination;
•	the Company’s ability to sell its products to or obtain Robot-as-a-Service (“RaaS”) subscriptions from new and existing customers;
•	the Company’s plans to expand its product availability globally;
•	the Company’s product roadmap, including the expected timing of new product releases;
•	competition from existing or future businesses and technologies;
•	the impact of the COVID-19 pandemic on the Company’s business and the business of its customers;
•	the Company’s ability to manage its growth and expenses;
•	the Company’s ability to maintain, protect and enhance its intellectual property;
•	the Company’s ability to comply with modified or new laws and regulations applicable to its business;
•	the expected composition of the management team and board of directors;
•	the Company’s ability to attract and retain qualified personnel with the necessary experience;
•

the Company’s ability to introduce new products that meet its customers’ requirements and to successfully transition to high volume manufacturing of its products by third-party manufacturers or itself;

•	the Company’s projected financial and operating information;
•	the future financial performance of the Company following the Business Combination;
•	changes in the market for the Company’s products and services;
•	expansion plans and opportunities;
•	the Company’s future capital requirements and sources and uses of cash;
•	the outcome of any known and unknown litigation and regulatory proceedings;
•	the Company’s ability to maintain and protect its brand; and
•

other statements preceded by, followed by or that include the words “may,” “can,” “should,” “will,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements are based on information available as of the date of this prospectus and our management’s current expectations and those of the management of the Company, forecasts and assumptions, and involve a number of judgments, risks and uncertainties.  Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date.  The Company does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements.  As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements.  Some factors that could cause actual results to differ include:

•	the outcome of any existing or future legal proceedings that may be instituted against the Company;
•	the inability to maintain the listing of our Common Stock or Warrants on Nasdaq;
•

the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability to integrate the Old Sarcos and the Rotor businesses, and the ability of the combined business to grow and manage growth profitably;

•	changes in applicable laws or regulations;
•	the inability to launch new products or services or to profitably expand into new markets;
•	the inability to generate funds from the Company’s operations or financing activities;
•	the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; and
•	other risks and uncertainties indicated in this prospectus, including those set forth under the section entitled “Risk Factors.”

These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.  These risks and uncertainties include, but are not limited to, those factors described under the section of this prospectus entitled “Risk Factors.”  Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. The Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

PROSPECTUS SUMMARY

This summary highlights information contained in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider in making your investment decision. You should read the entire prospectus carefully before making an investment in Common Stock or Warrants. You should carefully consider, among other things, Old Sarcos’ consolidated financial statements and the related notes, Rotor’s consolidated financial statements and the related notes and the sections titled “Unaudited Pro Forma Condensed Combined Financial Information,” “Risk Factors,” “Business,” and “Old Sarcos’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

SARCOS TECHNOLOGY AND ROBOTICS CORPORATION

OVERVIEW

Sarcos is a global technology leader for industrial highly dexterous mobile robotic systems for use in dynamic environments.  Our engineering and design efforts are led by a highly experienced robotics team with approximately 500 years of cumulative robotics experience, with our core engineering team working together for over 20 years. We also benefit from $300 million in research and development investment in our proprietary technologies and an extensive patent portfolio. Our technology has received several awards and recognitions, including Sarcos’ recognition as the 2020 Dexterous Robots & Exoskeletons Company of the Year by Frost & Sullivan and the following recognitions for the Guardian XO: 2021 IEEE Robotics and Automation Society Award for Product Innovation, selection as one of the Best Inventions of 2020, Productivity by Time Magazine, 2020 Finalist for the Innovation by Design Awards by Fast Company and 2020 Winner of the Commercial Technologies for Maintenance Activities (CTMA) Technology Competition by the National Center for Manufacturing Sciences.  The Guardian XO also received many top honors at CES in 2020, including being named “Top Emerging Technology” by Digital Trends, “Best Robot” by PCMag.com, “The Best Ideas and Products of CES” by VentureBeat, and was recognized by WIRED Magazine as being one of the smartest technologies on the show floor.

Our mission is to save lives and prevent injury while helping humans accomplish more than ever before.  The robotic systems we are developing are designed to combine human intelligence, instinct, and judgment with the strength, endurance, and precision of machines.  This technologically advanced line of products augments, rather than replaces, humans.

We believe we are in the midst of a fourth industrial revolution, or Industry 4.0, with the application of modern smart technology to traditional manufacturing and industrial practices.  Robotically augmenting the workforce is expected to increase productivity, reduce costly occupational injuries, minimize production downtime by facilitating fast implementation and changeovers, enhance agile manufacturing, broaden the pool of available employees by equalizing workers' physical capabilities and potentially increase the longevity of an aging workforce.  Our products are designed to serve as a key element of an Industry 4.0-ready workforce.  For example, we expect that our Guardian XO and Guardian XT will each allow operators to safely lift a load of up to 200 lbs. (compared to the 35 to 40 lbs. limits typically recommended by OSHA guidelines) with small effort in a wide range of tasks.  Based on use cases that we have explored with potential customers, we estimate that individuals using our Guardian XO unit can improve productivity by three or more times at a cost that is roughly comparable to the fully-burdened expense of a single full-time employee.

Our products are expected to benefit end markets in which people perform physically demanding or hazardous tasks, such as aerospace, automotive, aviation, construction, defense, distribution and warehousing for ecommerce and other industries, industrial manufacturing, maritime, military, and oil and gas.  We believe the total addressable market, or TAM, for our robotic systems is large and mostly unpenetrated.  We estimate that the TAM for our products was approximately $147 billion in 2020 and is expected to grow to approximately $165 billion in 2026.  In addition, we believe that our Serviceable Obtainable Market, or SOM, calculated to be initially 10% of our TAM, was $14.7 billion as of 2020 and is projected to grow to $24.8 billion as of 2026, with the SOM as a percentage of TAM gradually increasing year by year to a 15% adoption rate as of 2026. For more information regarding underlying assumptions regarding TAM and SOM, see the section below entitled “Business—Market Opportunity.”

Our portfolio of mobile industrial robotics systems includes:

•

Guardian XO. The Guardian XO is designed to be a full-body, battery-powered, highly dexterous exoskeleton that augments operator strength, endurance and precision without materially restricting freedom of movement.  The Guardian XO is designed to boost productivity and reduce injuries.  After years of development and multiple prototypes, in 2019 we manufactured the first alpha version of the Guardian XO for customer testing.  We are in the process of designing and building the beta version of the Guardian XO, based on the learnings from alpha unit testing.

•

Guardian XT. The Guardian XT is designed to be an augmented or virtual reality-enabled highly dexterous remote-controlled, mobile robotic system that performs intricate, and sometimes dangerous, tasks that require human-like dexterity.  Based on the upper body of the Guardian XO, the Guardian XT industrial robotic avatar system is designed to be platform-agnostic and attach to various mobile bases, including wheeled or tracked vehicles such as boom lifts, scissor lifts and bucket trucks, to address construction, maintenance, installation, assembly, and logistics needs.  We are also developing a variant called the Guardian DX, funded in part by the U.S. military, for defense logistics and maintenance applications.  We have demonstrated a Guardian XT experimental prototype and are in the process of developing our first beta units.

•

Guardian S. The Guardian S is a remote-controlled visual inspection and surveillance robotic system that can traverse challenging terrain and facilitate two-way, real-time video, voice and data communication.  The Guardian S is small, lightweight and adaptable for a variety of wirelessly connected sensors.  In addition, a magnetic variant of the Guardian S is able to scale ferrous surfaces.  The Guardian S was the first robotic system to be commercialized by Sarcos and has been purchased by both industrial and defense customers.

As of the date of this prospectus, we expect beta units of Guardian XO and Guardian XT to be available for customer pilots in mid-2022 and to commence initial commercial production of the Guardian XO and the Guardian XT at the end of 2022.  Such timeline may be delayed due to challenges in recruiting skilled employees, difficulties in securing components and materials, development delays, difficulties relating to manufacturing of the units and other factors discussed under “Risk Factors—Commercial launch of Sarcos’ core products, the Guardian XO and Guardian XT, may be delayed beyond the end of 2022”. If commercial launch is delayed, our projections previously delivered to shareholders and others for 2022 revenue will be, and revenue for other periods may be, adversely affected.

We plan to offer our Guardian XO and Guardian XT robotic systems primarily through a Robot-as-a-Service, or RaaS, subscription-based service model that will give customers the convenience of included on-going maintenance, support, remote monitoring and software upgrades in addition to use of our products.  We believe the RaaS subscription model will be attractive to our customers and accelerate market adoption of our robotic systems because it will lower the upfront costs of deployment, shift capital expenditures to operating expenditures, allow customers to more nimbly scale deployments up or down in response to market conditions, and make our products more accessible to customers of all sizes.  We currently sell our Guardian S through a hybrid model of direct sales and distribution channel.

BACKGROUND

On the Closing Date, we consummated the previously announced Merger between Rotor, Old Sarcos and Rotor Merger Sub pursuant to the terms of the Merger Agreement. On the Closing Date, the Company changed its name to “Sarcos Technology and Robotics Corporation.” As of the open of trading on September 27, 2021, the Common Stock and Warrants ceased trading on the New York Stock Exchange and began trading on the Nasdaq Global Market as “STRC” and “STRCW,” respectively.

RISK FACTORS SUMMARY

Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors” herein. The following is a summary of the principal risks we face.

•	Sarcos is an early stage company with a history of losses, and it expects to incur significant expenses for the foreseeable future.

•	If Sarcos fails to effectively manage its growth, Sarcos may not be able to design, develop, manufacture, market and launch its robotic systems successfully.
•	Commercial launch of Sarcos’ core products, the Guardian XO and Guardian XT, may be delayed beyond the end of 2022.
•	Sarcos has very limited experience commercializing its products and may not be able to do so efficiently or effectively.
•

Sarcos’ business plans require a significant amount of capital.  Sarcos’ future capital needs may require Sarcos to sell additional equity or debt securities that may dilute its stockholders or introduce covenants that may restrict its operations or its ability to pay dividends.

•

Sarcos’ core products represent a new product category, and important assumptions about the market demand, pricing, adoption rates and sales cycle, for its current and future products may be inaccurate.

•

Even if Sarcos successfully markets its products, the purchase or subscription, adoption and use of the products may be materially and negatively impacted if the employees of Sarcos’ customers resist the use and adoption of the products.

•	Sarcos’ RaaS revenue model has yet to be tested and may fail to gain commercial acceptance.
•	The benefits to customers of Sarcos’ products could be supplanted by artificial intelligence or industrial automation.
•

Design flaws, defects, glitches or malfunctions in Sarcos’ products or the software that operates them, failure of its products to perform as expected, connectivity issues or operator errors, result in product recalls, lower than expected return on investment for customers, cause harm to operators and significant safety concerns, each of which could adversely affect Sarcos’ results of operations, financial condition and its reputation.

•	Sarcos has no experience maintaining or servicing its products at a large scale.
•

Sarcos is or may be subject to risks associated with strategic alliances or acquisitions and may not be able to identify adequate strategic relationship opportunities, or form strategic relationships, in the future.

•

Sarcos is highly dependent on the services of its senior management and other key employees and, if Sarcos is unable to attract and retain a sufficient number of qualified employees, its ability to design, manufacture and launch its products, operate its business and compete could be harmed.

•	Sarcos’ management as a group has limited experience in operating a public company.
•	Sarcos may experience significant delays in the design, development, production and launch of its robotic systems, which could harm its business, prospects, financial condition and operating results.
•

Sarcos’ business and prospects depend significantly on its ability to build the Sarcos brand.  Sarcos may not succeed in continuing to establish, maintain and strengthen the Sarcos brand, and its brand and reputation could be harmed by negative publicity regarding Sarcos or its products.

•

Sarcos is dependent on its suppliers, some of which currently are single or limited source suppliers, and the inability of these suppliers to deliver necessary components of Sarcos’ products at prices and volumes, performance and specifications acceptable to Sarcos, could have a material adverse effect on Sarcos’ business, prospects, financial condition and operating results. Sarcos has not determined whether to engage with a contract manufacturer or manufacture products itself in connection with commercialization of its core products.

•

If Sarcos is unable to contract with a third-party manufacturing partner, Sarcos would need to develop its own manufacturing facilities, which may not be feasible and, if feasible, would significantly increase its capital expenditures and operating expenditures, and would significantly delay or inhibit production of its robotic systems.
•	Sarcos operates in a competitive industry that is subject to rapid technological change, and Sarcos expects competition to increase.
•	Sarcos’ financial results may vary significantly from period to period due to fluctuations in its operating costs, product demand and other factors.
•

Both Old Sarcos and Rotor identified a material weakness in their internal control over financial reporting prior to the Closing of the Business Combination. If we are unable to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.

•

Sarcos expects to incur substantial R&D costs and devote significant resources to identifying and commercializing new products, which could significantly reduce its profitability and may never result in revenue to Sarcos.

•	Sarcos’ success depends in part on its ability to obtain and maintain protection for the intellectual property relating to or incorporated into its products.
•	Sarcos is not able to protect its intellectual property rights in all countries.
•

Sarcos may be subject to intellectual property infringement claims or misappropriation claims, which may be time consuming and expensive and, if adversely determined, could limit Sarcos’ ability to commercialize its products.

EMERGING GROWTH COMPANY

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act.  As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.  If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards.  In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.

We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of the IPO, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Common Stock held by non-affiliates exceeds $700 million as of the prior June 30, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.  References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Smaller Reporting Company

We are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our common stock held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700 million as of the prior June 30.

TRADEMARKS AND SERVICE MARKS

Sarcos uses Sarcos, Guardian, Guardian S, Guardian XT, Guardian XO, XO, Sensuit, CYTAR and other marks as trademarks in the United States and other countries.  This prospectus contains references to Sarcos’ trademarks and service marks and to those belonging to other entities.  Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate in any way that Sarcos will not assert, to the fullest extent under applicable law, its rights or the rights of the applicable licensor to these trademarks and trade names.  Sarcos does not intend the use or display of other entities’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of Sarcos by, any other entity.

ADDITIONAL INFORMATION

Sarcos’ principal executive offices are located at 360 Wakara Way, Salt Lake City, Utah, 84108, and its telephone number is 888-927-7296. Our website address is www.sarcos.com. The information on, or that can be accessed through, our website is not part of this prospectus, and you should not consider information contained on our website in deciding whether to purchase shares of our Common Stock. We have included our website address in this prospectus solely as an inactive textual reference.

The Offering

Issuer	Sarcos Technology and Robotics Corporation (f/k/a Rotor Acquisition Corp.)
Issuance of Common Stock
Shares of Common stock to be issued	As aggregate of 20,549,468 shares of Common Stock issuable upon the exercise of Warrants.
Shares of Common Stock outstanding prior to the exercise of all Warrants	142,718,497 shares of Common Stock as of September 24, 2021.
Resale of Common Stock and Warrants

Shares of Common Stock offered by the selling securityholders

An aggregate of 174,531,127 shares of Common Stock consisting of:

•22,000,000 shares issued in the PIPE Financing.

•104,752,916 shares issued in connection with the Business Combination.

•6,405,960 shares issued in a private placement prior to and in connection with Rotor’s Initial Public Offering.

•5,129,222 New Sarcos RSAs issued in connection with the Business Combination.

•341,485 shares issuable upon the vesting and settlement of certain New Sarcos Options issued in connection with the Business Combination.

•1,106,384 shares issuable upon the exercise of certain New Sarcos RSUs issued in connection with the Business Combination.

•28,045,692 shares issuable to Old Sarcos Stockholders pursuant to the Earn-Out.

•6,749,468 shares issuable upon the exercise of Private Placement Warrants.

Warrants offered by the selling securityholders	6,749,468 Warrants
Exercise price	$11.50 per share, subject to adjustment as described herein
Use of Proceeds

We will not receive any proceeds from the sale of our shares of our Common Stock offered by the selling securityholders under this prospectus. With respect to shares of Common Stock underlying the Warrants, we will not receive any proceeds from such shares except with respect to amounts received by us upon exercise of such Warrants to the extent such Warrants are exercised for cash. We will receive approximately $236.3 million in proceeds assuming all warrants are exercised for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. See the section of this prospectus titled “Use of Proceeds” appearing elsewhere in this prospectus for more information.

Risk Factors	See the section titled “Risk Factors” and other information included in this prospectus for a discussion of factors that you should consider carefully before deciding to invest in our Common Stock.

Nasdaq symbol	“STRC” and “STRCW” for our Common Stock and Warrants, respectively.

Lock-Up Restrictions

Of the shares of Common Stock that may be offered or sold by selling securityholders identified in this prospectus, certain of our selling securityholders are subject to lock-up restrictions with respect to 152,531,127 of those shares pursuant to our bylaws and/or other agreements that are further described in the section titled “Securities Act Restrictions on Resale of our Securities” appearing elsewhere in this prospectus.

The number of shares of Common Stock outstanding is based on 142,718,497 shares of Common Stock as of September 24, 2021 and excludes the following, in each case as of September 24, 2021:

•

8,701,011 shares of our Common Stock issuable upon the exercise of outstanding options under the 2015 Plan, which were assumed by the Company in connection with the Business Combination, with a weighted average exercise price per share of $2.26;

•	1,106,384 shares of our Common Stock underlying restricted stock units;
•	30,000,000 shares of our Common Stock reserved for future issuance under the 2021 Plan; and
•	3,000,000 shares of our Common Stock reserved for issuance under our ESPP.

SELECTED HISTORICAL FINANCIAL INFORMATION

Rotor

The following table contains summary historical financial data for Rotor for the three and six months ended June 30, 2021 and balance sheet data as of June 30, 2021, and December 31, 2020.  Such data as of December 31, 2020 and for the period from August 27, 2020 (inception) through December 31, 2020 have been derived from the audited financial statements of the Company, which are included elsewhere in the registration statement of which this prospectus forms a part.  The selected historical financial information as of and for the three and six months ended June 30, 2021 are derived from the unaudited condensed consolidated statement of operations and unaudited condensed consolidated balance sheet of Rotor, which are included elsewhere in the registration statement of which this prospectus forms a part.  The information below is only a summary and should be read in conjunction with Rotor’s financial statements, and the notes and schedules related thereto, which are included elsewhere in this prospectus.

STATEMENTS OF OPERATIONS DATA

	Three Months Ended June 30,	Six Months Ended June 30,
	2021	2021
Formation and operational costs	$1,787,623	$5,301,491
Loss from operations	(1,787,623)	(5,301,491)
Other (expense) income:
Change in fair value of warrant liability	(12,220,600)	3,792,600
Loss on initial issuance of private warrants	—	(2,980,700)
Transaction costs associated with IPO	—	(603,941)
Interest earned on investments held in Trust Account	4,721	4,721
Unrealized gain on investments held in Trust Account	2,415	41,406
Other (expense) income, net	(12,213,464)	254,086
Loss before income taxes	(14,001,087)	(5,047,405)
Benefit from (Provision for) income taxes	—	—
Net loss	$(14,001,087)	$(5,047,405)
Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	27,432,558	22,803,959
Basic and diluted net income per share, Class A common stock subject to possible redemption	$0.00	$0.00
Basic and diluted weighted average shares outstanding, Non-redeemable common stock(1)	7,067,442	8,546,870
Basic and diluted net loss per share, Non-redeemable common stock	$(1.98)	$(0.59)

(1)

For the Period from August 27, 2020 (inception) through December 31, 2020, excluded up to 900,000 shares of Class B common stock that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised (see Note 5 to Rotor’s financial statements as of December 31, 2020 and for the period from August 27, 2020 (inception) through December 31, 2020).  On January 14, 2021, the Company effected a stock dividend of 0.2 shares of Class B common stock for each outstanding share of Class B common stock, resulting in an aggregate of 6,900,000 shares outstanding (see Note 5 to the Company’s Financial Statements).  All share and per-share amounts have been retroactively restated to reflect the stock dividend.

CONSOLIDATED BALANCE SHEET

	June 30, 2021	December 31, 2020
	(Unaudited)	(Audited)
ASSETS
Current assets
Cash	$14,538	$—
Prepaid expenses	434,272	—
Total Current Assets	448,810	—
Deferred offering costs	—	137,336
Investments held in trust account	276,046,127	—
TOTAL ASSETS	$276,494,937	$137,336
LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities
Accounts payable and accrued expenses	$4,054,606	$1,450
Accrued offering costs	35,000	7,000
Promissory note — related party	270,000	105,336
Total Current Liabilities	4,359,606	113,786
Warrant liability	25,916,100	—
Deferred underwriting fee payable	9,660,000	—
Total Liabilities	39,935,706	113,786
Commitments and Contingencies
Class A common stock subject to possible redemption 27,600,000 and no shares at redemption value as of June 30, 2021 and December 31, 2020, respectively	276,000,000	—
Stockholders’ (Deficit) Equity
Preferred Stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 70,000,000 shares authorized; no shares issued and outstanding (excluding 27,600,000 and no shares subject to possible redemption) as of June 30, 2021 and December 31, 2020, respectively	—	—
Class B common stock, $0.0001 par value; 12,500,000 shares authorized; 6,900,000 shares issued and outstanding as of June 30, 2021 and December 31, 2020(1)	690	690
Additional paid-in capital	24,310	24,310
Accumulated deficit	(39,465,769)	(1,450)
Total Stockholders’ (Deficit) Equity	(39,440,769)	23,550
TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY	$276,494,937	$137,336

(1)

As of December 31, 2020, included up to 900,000 shares of Class B common stock that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised (see Note 5 to the Company’s Financial Statements).  On January 14, 2021, the Company effected a stock dividend of 0.2 shares of Class B common stock for each outstanding share of Class B common stock, resulting in an aggregate of 6,900,000 shares outstanding (see Note 5 to the Company’s Financial Statements).  All share and per-share amounts have been retroactively restated to reflect the stock dividend.

Old Sarcos

The following table contains summary historical financial data for Old Sarcos as of and for the years ended December 31, 2020 and 2019 and as of and for the six months ended June 30, 2021 and 2020.  Such data as of and for the years ended December 31, 2020 and 2019 and as of and for the six months ended June 30, 2021 and 2020 have been derived from the audited financial statements of Old Sarcos, which are included elsewhere in the registration statement of which this prospectus forms a part.  The information below is only a summary and should be read in conjunction with the sections entitled “Old Sarcos’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” and in Old Sarcos’ financial statements, and the notes and schedules related thereto, which are included elsewhere in the registration statement of which this prospectus forms a part.  The selected historical financial information in this section is not intended to replace Old Sarcos’ consolidated financial statements and the related notes.  Old Sarcos’ historical results are not necessarily indicative of the results that may be expected in the future.

The financial information contained in this section relates to Old Sarcos, prior to and without giving pro forma effect to the impact of the Business Combination.  The results reflected in this section may not be indicative of the results of the post-combination company going forward. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Sarcos is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Business Combination.

	Year Ended December 31,		Six months ended June 30,
	2020	2019	2021	2020
Statement of Operations Data:
Revenue, net	$8,813	$10,150	$2,942	$3,882
Operating expenses:
Cost of revenue	5,602	5,746	1,878	2,493
Research and development	14,117	12,904	6,869	6,642
General and administrative	7,297	7,510	5,235	3,706
Sales and marketing	2,796	2,338	1,819	1,285
Total operating expenses	29,812	28,498	15,801	14,126
Loss from operations	(20,999)	(18,348)	(12,859)	(10,244)
Interest income (expense), net	40	305	(23)	57
Gain on forgiveness of notes payable	____—	____—	2,394	____—
Other income, net	34	4	28	31
Loss before income taxes	(20,925)	(18,039)	(10,460)	(10,156)
Provision for income taxes	1	1	1	—
Net loss and comprehensive loss	$(20,926)	$(18,040)	$(10,461)	$(10,156)
Net loss attributable to common stockholders	$(20,926)	$(18,040)	$(10,461)	$(10,156)
Net loss per share attributable to common stockholders:
Basic and diluted	$(2.65)	$(2.62)	$(1.27)	$(1.33)
Weighted-average shares used in computing net loss per share attributable to common stockholders:
Basic and diluted	7,887,760	6,896,258	8,176,001	7,657,025

	December 31,	December 31,	June 30,	June 30,
	2020	2019	2021	2020
Balance Sheet Data:
Cash and cash equivalents	$33,664	$9,195	$19,540	$43,565
Total assets	38,051	13,716	30,574	47,180
Total liabilities	5,147	2,243	7,919	4,500
Convertible preferred stock	12	8	12	12
Common stock	8	7	8	7
Additional paid-in capital	96,870	54,518	97,079	95,877
Accumulated deficit	(63,983)	(43,057)	(74,444)	(53,213)
Total Sarcos Corp. and Subsidiaries stockholders’ equity	32,907	11,476	22,655	42,683
Non-controlling interests	(3)	(3)	—	(3)
Total stockholders’ equity	$32,904	$11,473	$22,655	$42,680

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial information has been derived from the unaudited pro forma condensed combined balance sheet as of June 30, 2021 and the unaudited pro forma condensed combined statements of operations for six months ended June 30, 2021 and for the year ended December 31, 2020, included in “Unaudited Pro Forma Condensed Combined Financial Information.”

The summary unaudited pro forma condensed combined financial information should be read in conjunction with the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statement of operations, and the accompanying notes.  In addition, the unaudited condensed combined pro forma financial information was based on and should be read in conjunction with the historical financial statements of Rotor and Old Sarcos, including the accompanying notes, which are included elsewhere in in the registration statement of which this prospectus forms a part.

The Business Combination was accounted for as a reverse capitalization, with no goodwill or other intangible assets recorded, in accordance with U.S. GAAP.  Under this method of accounting, Rotor is treated as the “acquired” company for financial reporting purposes.  Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of Old Sarcos with the Business Combination being treated as the equivalent of Old Sarcos issuing stock for the net assets of Rotor, accompanied by a recapitalization.  The net assets of Old Sarcos and Rotor are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of Old Sarcos.

Pro Forma Combined
(in thousands, except share and per share data)
Summary Unaudited Pro Forma Condensed Combined
Statement of Operations Data
Six Months Ended June 30, 2021
Revenue	$2,942
Net loss per share, basic and diluted	$(0. 31)
Weighted-average shares outstanding, basic and diluted	137,589,275
Year Ended December 31, 2020
Revenue	$8,813
Net loss per share, basic and diluted	$(0.66)
Weighted-average shares outstanding, basic and diluted	137,589,275
Summary Unaudited Pro Forma Condensed Combined
Balance Sheet Data as of June 30, 2021
Total assets	$258,146
Total liabilities	$18,951
Total stockholders’ equity	$239,195

RISK FACTORS

An investment in our Common Stock involves a high degree of risk. In addition to the risk and uncertainties described under the section titled “Cautionary Note Regarding Forward-Looking Statements,” you should consider carefully the risks and uncertainties described below, together with all of the other information contained in this prospectus, including our consolidated financial statements and related notes, before deciding to invest in our Common Stock or Warrants. If any of the following events occur, our business, financial condition and operating results may be materially adversely affected. In that event, the trading price of our Common Stock could decline, and you could lose all or part of your investment. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that adversely affect our business or results of operations.

Risks Related to Our Business and Industry

Sarcos is an early stage company with a history of losses, and it expects to incur significant expenses for the foreseeable future.

Old Sarcos incurred a net loss of $20.9 million for the year ended December 31, 2020 and has incurred a net loss of approximately $74.4 million as of June 30, 2021 since its formation on February 5, 2015 following the acquisition of assets from Raytheon.  Sarcos believes that it will continue to incur operating and net losses each quarter until at least 2023.  Even if Sarcos is able to successfully develop its robotic systems and attract customers for commercial sales or its RaaS subscriptions, there can be no assurance that Sarcos will be financially successful.  Sarcos’ potential profitability is dependent upon the successful development and successful commercial introduction and adoption on a larger scale of its robotic systems, which may not occur.

Sarcos expects the rate at which it will incur losses will be significantly higher in future periods as Sarcos:

•	continues to design, develop, manufacture and commercialize its robotic systems;
•	continues to utilize and develops potential new relationships with third-party partners for supply, design to manufacturing and manufacturing;
•	expands its production capabilities, including costs associated with potential outsourcing the manufacturing of its robotic systems;
•	moves into its new leased facility in Salt Lake City, Utah;
•	builds up inventories of parts and components for its robotic systems;
•	develops its maintenance and servicing capacity, capabilities and replacement parts inventory;
•	manufactures an inventory of its robotic systems;
•	finalizes its design, development and installation capabilities;
•	increases its sales and marketing activities and develops its sales and distribution infrastructure;
•	develops its remote monitoring, updating and other cloud-based services;
•	develops safety measures for its products and as its customers evaluate and test the efficacy of those safety measures;
•	develops and expands its technology infrastructure and cybersecurity measures, policies and controls; and

•	increases its general and administrative functions to support its growing operations and to operate as a public company.

Because Sarcos will incur costs and expenses from these efforts before it receives any incremental revenues with respect thereto, Sarcos’ losses in future periods will be significant.  In addition, Sarcos may find that these efforts are more expensive than it currently anticipates or that these efforts may not result in revenues, which would further increase Sarcos’ losses.

If Sarcos fails to effectively manage its growth, Sarcos may not be able to design, develop, manufacture, market and launch its robotic systems successfully.

Sarcos intends to invest significantly in order to expand its business.  Any failure to manage Sarcos’ growth effectively could materially and adversely affect Sarcos’ business, prospects, financial condition and operating results.  Sarcos intends to expand its operations significantly.  Sarcos expects its expansion to include:

•	expanding the management, engineering and product teams;
•	identifying and recruiting individuals with the appropriate relevant experience;
•	hiring and training new personnel;
•	launching commercialization of new products
•	forecasting production and revenue and implementing ERP systems;
•	entering into relationships with one or more third-party design for manufacturing partners and third party manufacturers and/or expanding its internal manufacturing capabilities;
•	controlling expenses and investments in anticipation of expanded operations;
•	carrying out acquisitions and entering into collaborations, in-licensing arrangements, joint ventures, strategic alliances or partnerships;
•	expanding and enhancing internal information technology, safety and security systems;
•	establishing or expanding sales, customer service and maintenance and servicing facilities and organization;
•	conducting demonstrations of robotic systems;
•	entering into agreements with suppliers and service providers; and
•	implementing and enhancing administrative infrastructure, systems and processes.

Sarcos intends to continue to hire a significant number of additional personnel, including engineers, design and production personnel and service technicians for its robotic systems.  Because of the innovative nature of Sarcos’ technology, individuals with the necessary experience may not be available to hire, and as a result, Sarcos will need to expend significant time and expense to recruit and retain experienced employees and appropriately train any newly hired employees.  Competition for individuals with experience designing, producing and servicing dexterous robots and their software is intense, and Sarcos may not be able to attract, integrate, train, motivate or retain additional highly qualified personnel.  The failure to attract, integrate, train, motivate and retain these additional employees could seriously harm Sarcos’ business, prospects, financial condition and operating results.

Sarcos’ operating and financial projections rely on management assumptions and analyses.  If these assumptions or analyses prove to be incorrect, Sarcos’ actual operating results may be materially different from its forecasted results.

Sarcos is a development stage company, with very limited experience commercializing its products.  Sarcos’ projected financial and operating information previously delivered to shareholders and others reflect estimates of future performance and are based on multiple financial, technical, and operational assumptions, including hiring of additional skilled personnel in a timely way to support continued development and commercialization of the core products, timing of commercial launch of the robotic systems, the level of demand for Sarcos’ robotic systems, the performance of Sarcos’ robotic systems, the utilization of the robot fleet, commercial interest in the RaaS subscription model, the useable life of the robotic systems, cost of manufacturing, cost of components and availability of adequate supply, number of units that will need to be manufactured in each batch, the nature and length of the sales cycle, maintenance and servicing costs and the costs of refurbishing the robotic systems.  However, given Sarcos’ limited commercial experience, it is likely that many of these assumptions will prove incorrect.  The projections are forward-looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond Sarcos’ control.  See “Risk Factors,” “Sarcos Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Regarding Forward-Looking Statements.”  Whether actual operating and financial results and business developments will be consistent with Sarcos’ expectations and assumptions as reflected in its forecast depends on a number of other factors, many of which are outside Sarcos’ control, including, but not limited to:

•	whether Sarcos can adequately address customer safety requirements;
•	whether Sarcos can obtain sufficient capital to sustain and grow its business;
•	Sarcos’ ability to manage its growth;
•	the contractual terms of one or more agreements with third-party manufacturers;
•	whether Sarcos can manage relationships with key suppliers and partners;
•	the timing and costs of the required marketing and promotional efforts;
•	the timing and cost of each sale or RaaS subscription;
•	whether customers and their employees will adopt the robotic systems offered by Sarcos;
•	the timing required and success of customer testing of Sarcos’ technology;
•	competition, including from established and future competitors;
•

Sarcos’ ability to retain existing key management, to attract additional leaders, to integrate recent hires and to attract, retain and motivate qualified personnel, including engineers, design and production personnel and service technicians;

•	the overall strength and stability of domestic and international economies;
•	demand for currently available and future robots;
•	regulatory, legislative and political changes; and
•	customer requirements and preferences.

Unfavorable changes in any of these or other factors, most of which are beyond Sarcos’ control, could cause Sarcos to fail to meet its operating and financial projections and could materially and adversely affect its business, prospects, financial condition and operating results.

Commercial launch of Sarcos’ core products, the Guardian XO and Guardian XT, may be delayed beyond the end of 2022.

While Sarcos expects to have beta units of its core products, Guardian XO and Guardian XT, available for customer pilots in mid-2022 and to commence initial commercial production of its core products at the end of 2022, there are significant current challenges that could cause either or both of these events to be delayed:

•

The COVID-19 pandemic and general labor shortages of qualified applicants has affected and may continue to affect Sarcos’ ability to recruit skilled employees to join its team, negatively affecting the development and commercial launch timelines for its products.

•

Sarcos and its suppliers are currently experiencing increases in the cost of and an interruption in the supply or shortage of materials. Due to the complexity of Sarcos’ products, each unit is expected to contain several thousand components. Difficulty securing any components and materials could result in delays in the development of these core products, which delays could be compounded if components or units require redesign or reengineering.

•

Delays in the development of the Guardian XO and Guardian XT due to these challenges also affect negotiations with third party contract manufacturers, as such negotiations are more complicated if the units and/or components are undergoing design changes and improvements. If Sarcos is unable to enter into definitive agreements or is only able to do so on terms that are less commercially favorable to Sarcos, it may need to develop its own manufacturing and production capabilities. The decision to manufacture units in-house would significantly increase Sarcos’ capital and operating expenditures and could significantly delay production of Sarcos’ robotic systems.

Sarcos’ current estimates for completion and delivery of its beta units and the commencement of  initial commercial production of the Guardian XO and Guardian XT are dependent on its ability to continue to hire and retain qualified employees and the availability of components on a timely basis.  Over the past six months, Sarcos has experienced unexpected challenges in both of these areas.  If these challenges continue, it is likely that Sarcos will be unable to meet its currently expected timelines.

Also, if testing of the beta units demonstrate that the units have not been designed or assembled to deliver the performance, reliability and/or safety that Sarcos expects, commercial launch and initial commercial production may be delayed as Sarcos works to address the deficiencies. Delays in the commercial launch of these products will result in a commensurate delay in revenues and profitability. For example, a delay in the commercial launch of the Guardian XO and Guardian XT to the end of 2023 would defer the revenue projected for 2023 to 2024.

Sarcos has very limited experience commercializing its products and may not be able to do so efficiently or effectively.

Although Sarcos has sold products to individual customers in the past, it has very limited experience commercializing robotic systems at a large scale, and may not be able to do so efficiently or effectively.  Moreover, commercialization may be delayed due to the challenges discussed under “—Commercial launch of Sarcos’ core products, the Guardian XO and Guardian XT, may be delayed beyond the end of 2022”.  A key element of Sarcos’ long-term business strategy is the continued growth in sales, marketing, training, customer service and maintenance and servicing operations, including hiring personnel with the necessary experience.  Managing and maintaining these operations is expensive and time consuming, and an inability to leverage such an organization effectively or at all could inhibit potential sales or subscriptions and the penetration and adoption of Sarcos’ products into new markets.  In addition, certain decisions Sarcos makes regarding staffing in these areas in its efforts to maintain an adequate spending level could have unintended negative effects its revenues, such as by weakening the sales, marketing and maintenance and servicing infrastructures or lowering the quality of customer service.

Sarcos’ business plans require a significant amount of capital.  Sarcos’ future capital needs may require Sarcos to sell additional equity or debt securities that may dilute its stockholders or introduce covenants that may restrict its operations or its ability to pay dividends.

Sarcos will require significant capital to operate its business and fund its capital expenditures for the next several years.  While Sarcos expects that it have sufficient capital to fund its currently planned operations for at least the next 12 months, it is possible that Sarcos will need to raise significant amounts of additional capital to fund its business thereafter, including to finance ongoing research and development costs, manufacturing, any significant unplanned or accelerated expenses, and new strategic alliances or acquisitions.  The fact that Sarcos has a limited experience commercializing its robotic systems on a large scale, coupled with the fact that Sarcos’ products represent a new product category in the commercial and industrial robotic market, means Sarcos has limited to no historical data on the demand for its robotic systems.  In addition, Sarcos expects its capital expenditures to continue to be significant in the foreseeable future as it completes the designing and testing of and launches its products, and that its level of capital expenditures will be significantly affected by customer demand for its robotic systems.  As a result, Sarcos’ future capital requirements may be uncertain and actual capital requirements may be different from those it currently anticipates.  Sarcos may need to seek equity or debt financing to finance a portion of its capital expenditures.  Such financing might not be available to Sarcos in a timely manner or on terms that are acceptable, or at all.

Sarcos’ ability to obtain the necessary financing to carry out its business plan is subject to a number of factors, including general market conditions and investor acceptance of Sarcos’ business model.  These factors may make the timing, amount, terms and conditions of such financing unattractive or unavailable to Sarcos.  If Sarcos is unable to raise sufficient funds, it will have to significantly reduce its spending, delay or cancel its planned activities or substantially change its corporate structure.  Sarcos might not be able to obtain any funding, and it might not have sufficient resources to conduct its business as projected, both of which could mean that Sarcos would be forced to curtail or discontinue its operations.

In addition, Sarcos’ future capital needs and other business reasons could require it to sell additional equity or debt securities or obtain a credit facility.  The sale of additional equity or equity-linked securities could dilute its stockholders.  The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict Sarcos’ operations.

If Sarcos cannot raise additional funds when it needs or want them, its operations and prospects could be negatively affected.

Sarcos’ core products represent a new product category, and important assumptions about the market demand, pricing, adoption rates and sales cycle, for its current and future products may be inaccurate.

Sarcos’ core products, its industrial highly dexterous mobile robotic systems, are a new product category in markets that are currently dominated by conventional, manual systems and artificial intelligence and automation.  The market demand for and adoption of Sarcos’ products is unproven, and important assumptions about the characteristics of targeted markets, pricing, and sales cycles may be inaccurate. Although Sarcos has engaged in ongoing dialogue with potential customers, it has no outstanding binding commitments with commercial customers to purchase its products or to enter into RaaS subscriptions.  Existing or new regulatory or safety standards, or resistance by customer employees and labor unions, all of which are outside of Sarcos’ control, could cause delays or otherwise impair adoption of Sarcos’ products, which will adversely affect Sarcos’ growth, financial position and prospects.  Given the evolving nature of the markets in which Sarcos operates, it is difficult to predict customer demand or adoption rates for its products or the future growth of the markets Sarcos expects to target. If one or more of the targeted markets experience a shift in customer or prospective customer demand or new solutions that better address customer needs, Sarcos’ products may not compete as effectively, if at all, and they may not be fully developed into commercial products.  If demand does not develop as expected or if Sarcos cannot accurately forecast pricing, adoption rates and sales cycle for its products, its business, results of operations and financial condition will be adversely affected.

With Sarcos’ core products still under development, Sarcos has limited current customers and no pending orders for the upcoming commercial version of its core products, and there is no assurance that expected customer trials and discussions will result in binding orders or subscriptions.

Sarcos expects to begin initial commercial production of its core products, the Guardian XO and Guardian XT, at the end of 2022. With these core products still under development, Sarcos has limited current customers and no binding customer commitments for the commercial production version of its core products.  At present, Sarcos has contracts for delivery of pre-production units with U.S. government customers and it also has had and currently has revenue generating contracts with both commercial and U.S. Government customers for the development and testing of its Guardian XO and Guardian XT products.  Although Sarcos has engaged in dialogue with potential customers about their interest in Sarcos’ core products, there is no assurance that expected customer trials and discussions will result in binding orders or sales.  Sarcos has limited knowledge of the customer testing that will be required in order for customers to adopt its robotic systems.  As such, customer testing may be longer than anticipated by Sarcos, and Sarcos may not be able to provide such testing to the satisfaction of prospective customers, which could result in longer sales cycles and fewer orders than anticipated.  In addition, in order to build and maintain its business, Sarcos must maintain confidence among customers, suppliers, analysts, ratings agencies and other parties in its robotic systems, long-term financial viability and business prospects.  Maintaining such confidence may be particularly complicated by certain factors including those that are largely outside of Sarcos’ control, such as its limited commercial experience, customer unfamiliarity with its products, any delays in scaling production, ability of delivery and service operations to meet demand, competition and uncertainty regarding the future of robotics.  If Sarcos does not receive a sufficient number of binding orders for its products or RaaS subscriptions, its business, prospects, financial condition and operating results could be materially and adversely affected.

The benefits of Sarcos’ products to customers and projected return on investment have not been substantiated through long-term trials or use.

Sarcos’ core products are still under development and their benefits to customers and projected return on investment have not been substantiated through long-term trials or use.  Sarcos currently has a limited frame of reference by which to evaluate the performance of its robotic systems upon which its business prospects depend.  There can be no assurance that such units will provide the expected benefit to customers.  Sarcos’ robotic systems may not perform consistent with customers’ expectations or consistent with other robotics products which may become available.  Any failure of Sarcos’ robotic systems and software to perform as expected could harm Sarcos’ reputation and result in adverse publicity, lost revenue, delivery delays, product recalls, product liability claims and significant warranty and other expenses and could have a material adverse impact on Sarcos’ business, prospects, financial condition and operating results.  Additionally, problems and defects experienced by competitors or others in the robotics market could, by association, have a negative impact on perception and customer demand for Sarcos’ robotic systems.

Sarcos may fail to attract or retain customers at sufficient rates or at all.

Sarcos’ core products are still under development.  Sarcos has very limited experience commercializing its products and may not be able to do so efficiently or effectively.  Although Sarcos has engaged in ongoing dialogue with potential future customers, there are currently no binding commitments with commercial customers to purchase or enter into RaaS agreements with respect to its Guardian XO and Guardian XT.  To grow its customer base, Sarcos must achieve binding commitments from expected customers and add new customers, which Sarcos may not be able to do in sufficient numbers or at all.  Even if Sarcos is able to attract customers, these customers may not maintain a high level of commitment to Sarcos’ products.  In addition, Sarcos will incur marketing, sales or other expenses, including referral fees, to attract new customers, which will offset revenues from such customers.  For these and other reasons, Sarcos could fail to achieve revenue growth, which could adversely affect its results of operations, prospects and financial condition.

If customers or their employees do not perceive Sarcos’ product offerings to be of value or to be easy and comfortable to use, Sarcos may not be able to attract and retain customers and customers may fail to purchase additional units or renew their RaaS subscriptions.  If Sarcos’ efforts to satisfy and retain its existing customers are not successful, it may not be able to attract customers, and as a result, its ability to maintain and/or grow its business will be adversely affected.  Customers may fail to purchase additional units or cancel Sarcos’ subscription for many reasons, including difficulties by employees in using the products, a perception that customers do not use the robotic systems sufficiently, negative reception by employees or labor unions and customer service or maintenance and servicing issues that are not satisfactorily resolved.  Customer retention will also be largely dependent on the quality and effectiveness of Sarcos’ customer service and maintenance and servicing operations, which may be handled internally by Sarcos personnel and also by third-party service providers.  Outsourcing of certain customer service and claims administration or maintenance and servicing functions may reduce Sarcos’ ability to ensure consistency in its overall customer service processes.  If Sarcos is unable to successfully retain existing customers and attract new customers, Sarcos’ business, prospects, financial condition and operating results will be adversely affected.

Even if Sarcos successfully markets its products, the purchase or subscription, adoption and use of the products may be materially and negatively impacted if the employees of Sarcos’ customers resist the use and adoption of the products.

Sarcos is designing its robotic systems with the goal of augmenting the workforce to increase productivity and reduce workplace injuries.  Even if Sarcos successfully markets its products to customers, the purchase or subscription, adoption and the use of the products may be materially and negatively impacted if the employees of Sarcos’ customers resist the use and adoption of the products.  Customer employees may resist the adoption of Sarcos’ products for several reasons, including lack of instruction on how to safely and effectively use the units, a perception that the benefit of the use of the products does not outweigh the perceived difficulties or discomfort associated with use, resistance by labor unions, and workplace injuries resulting from use of the products, among others.  Sarcos will spend significant time and resources on beta units of its Guardian XO and Guardian XT for customer testing.  If the employees of Sarcos’ customers resist adoption of Sarcos’ robotic platforms, Sarcos’ business, prospects, financial condition and operating results will be materially and adversely affected.

Sarcos’ RaaS subscription model has yet to be tested and may fail to gain commercial acceptance.

Sarcos’ ability to derive revenue from its products depends on its ability to successfully market its products and develop a network of ongoing customers for its new RaaS revenue model.  Investors should be aware of the difficulties normally encountered by a new business model, many of which are beyond Sarcos’ control, including substantial risks and expenses while establishing or entering new markets, setting up operations and undertaking marketing activities.  There can be no assurance that customers will perceive benefits to the RaaS subscription model.

Because Sarcos will continue to own units while they are used by the customers, Sarcos will be subject to risks associated with ongoing ownership of the units, including the risks of deterioration, damage or theft and higher maintenance and servicing costs.  All of these could result in higher costs to Sarcos, and could lead to customer dissatisfaction.  The likelihood of Sarcos’ success must be considered in light of these risks, expenses, complications, delays, and the competitive environment in which Sarcos operates.  There is, therefore, nothing at this time upon which to base an assumption that Sarcos’ RaaS business model will prove successful.

If Sarcos is successful in commercializing its products, Sarcos’ revenue will be concentrated in a limited number of models for the foreseeable future.

If Sarcos is successful in commercializing its products, its revenue will be concentrated in a limited number of models for the foreseeable future. Sarcos launched the Guardian S mobile IoT platform in 2018 and expects to begin initial commercial production versions of the Guardian XO exoskeleton and Guardian XT robotic system at the end of 2022.  Such timeline may be delayed, including due to challenges in recruiting skilled employees, difficulties in securing components and materials, development delays, difficulties relating to manufacturing of the units and other factors discussed under “—Commercial launch of Sarcos’ core products, the Guardian XO and Guardian XT, may be delayed beyond the end of 2022”.  Such challenges may result in delay of the anticipated commercial launch of one or more of the products, which would adversely affect Sarcos’ financial and operating results.  To the extent Sarcos’ products do not meet customer expectations, or cannot be completed or manufactured on their projected timelines and in line with cost and volume targets, Sarcos’ future sales and operating results may be adversely affected.  Given that for the foreseeable future Sarcos’ business will depend on a limited number of models, to the extent a particular model is not well-received by the market, Sarcos’ sales volume could be materially and adversely affected. This could have a material adverse effect on Sarcos’ business, prospects, financial condition and operating results.

Sarcos may not be able to complete or enhance its product offerings through its research and development efforts.

In order to commercially launch the production version of its products, Sarcos will need to complete its development efforts.  It will also likely need to continue to advance and evolve its products in response to the evolving demands of its customers in the various industries it expects to serve.  Sarcos expects to launch two commercial products by the end of 2022: the Guardian XO, a full body powered exoskeleton, and the Guardian XT, an industrial robotic avatar system.  Each of these products will require significant additional development efforts and expenses, and Sarcos may not be successful in commercializing or marketing such products at all or within the currently expected timeline.

In addition, notwithstanding Sarcos’ market research efforts, its future products may not be accepted by customers or their employees.  The success of any proposed product offerings will depend on numerous factors, including Sarcos’ ability to:

•	attract, recruit and retain qualified personnel, including engineers, design and production personnel and service technicians;
•

identify the preferred product features in multiple industries, such as aerospace, automotive, logistics, defense, oil and gas, power and utilities, construction and manufacturing, and successfully incorporate those features into its products;

•	develop and introduce proposed products in sufficient quantities and in a timely manner;
•	adequately protect its intellectual property and avoid infringing upon the intellectual property rights of third parties; and
•	demonstrate the productivity, efficacy and safety benefits of Sarcos’ products.

Sarcos has managed and expects to continue to manage its product development efforts through the development of alpha units, beta units and commercial units.  If Sarcos fails to adequately communicate to customers the improvements that are expected from one development stage to the next, or if customer feedback from one development stage is not adequately reflected in the next, customers may not be persuaded of the value of Sarcos’ products.  If Sarcos fails to generate demand by developing products that incorporate features desired by customers or their employees, Sarcos may fail to generate RaaS subscriptions sufficient to achieve or maintain profitability.  Sarcos has in the past experienced, and may in the future experience, delays in various phases of product development, including during research and development, manufacturing, limited release testing, marketing and customer education efforts.  Further, delays in product development would postpone demonstrations and customer testing, important opportunities for customer engagement, and cause Sarcos to miss expected timelines.  Such delays could cause customers to delay or forgo purchases of or subscriptions to Sarcos’ products, or to purchase or subscribe for competitors’ products.  Even if Sarcos is able to successfully develop its products when anticipated, these products may not produce sales in excess of the costs of development, and they may be quickly rendered obsolete by changing customer preferences or the introduction by competitors of products embodying new technologies or features.  If Sarcos is unable to successfully manage its product development and communications with customers, customers may choose to not adopt, to cancel or to not renew RaaS subscriptions, which would adversely affect Sarcos’ business, prospects, financial condition and operating results.

The benefits to customers of Sarcos’ products could be supplanted by artificial intelligence or industrial automation.

The benefits to customers of Sarcos’ products could be supplanted by artificial intelligence or industrial automation.  Although Sarcos believes that by seeking to augment, rather than replace, humans for jobs that cannot be automated, its products will be superior to artificial intelligence and industrial automation products currently available, Sarcos cannot be sure that alternative technologies in the artificial intelligence or industrial automation industries will not match or exceed the benefits introduced by Sarcos’ products or be more cost effective than Sarcos’ products.  The development of any alternative technology that can compete with or supplant Sarcos’ products may materially and adversely affect Sarcos’ business, prospects, financial condition and operating results in ways Sarcos does not currently anticipate.  Any failure by Sarcos to develop new or enhanced technologies or processes, or to react to changes in existing technologies, could materially delay Sarcos’ development and introduction of new and enhanced products, which could result in the loss of competitiveness of Sarcos’ robotic systems, decreased revenue and a loss of market share to competitors.  Sarcos’ research and development efforts may not be sufficient to adapt to changes in artificial intelligence or industrial automation technology.  While Sarcos plans to upgrade and adapt its robotic systems as it develops new technology, its robotic systems may not compete effectively with alternative products if Sarcos is not able to source and integrate the latest technology into its units.  For a discussion of currently available technologies in artificial intelligence and industrial automation, see the subsection entitled “Business—Industry Background—Evolution of Robotics.”

Design flaws, defects, glitches or malfunctions in Sarcos’ products or the software that operates them, failure of its products to perform as expected, connectivity issues or operator errors, result in product recalls, lower than expected return on investment for customers, cause harm to operators and significant safety concerns, each of which could adversely affect Sarcos’ results of operations, financial condition and its reputation.

The design, manufacture and marketing of Sarcos’ products involve certain inherent risks.  Manufacturing or design defects, glitches, malfunctions, connectivity issues between the central processing unit and the robotic system, unanticipated use of Sarcos’ robotic systems, operator errors or inadequate disclosure of risks relating to the use of the robotic systems, among others, can lead to injury, property damage or other adverse events. For example, the absence of redundant sub-systems in the Guardian XO exoskeleton could result in injury to person or property if a sub-system fails while the robot is in use. Sarcos conducts extensive testing of its units, in some instances in collaboration with its customers, to ensure that any such issues can be identified and addressed in advance of commercial launch of the products.  However, there can be no assurance that Sarcos will be able to identify all such issues or that, if identified, efforts to address them will be effective in all cases. There also can be no assurances that Sarcos’ testing will be adequate.  Injuries to operators have occurred during the testing of Sarcos’ products.  In each case, Sarcos conducted thorough investigations to identify the cause or causes of each incident and, when appropriate, implemented changes to testing protocols or to the units to prevent such incidents from reoccurring.  However, there can be no assurance that any implemented improvements will fully prevent similar or other incidents in the future.  Operators of the Guardian XO will be wearing the unit while it is in use, which could worsen the consequences of an accident.  Moreover, because of the size and weight of the units, and the nature and variability of the environments in which Sarcos expects its products to be used, such as manufacturing and assembly lines, construction, field service, and warehouses for the Guardian XO, and hazardous environments and at heights for the Guardian XT, adverse events relating to the use of Sarcos’ products could include significant injuries or even death. To the extent that design defects, glitches, malfunctions, connectivity issues between the central processing unit and the robotic system are discovered during or after the production of beta units and/or commercial products, Sarcos will experience delays in the launch and/or continued production of its commercial products while the issues are resolved.  If the issues cannot be adequately resolved, commercial production may not occur and/or resume.

Although we are designing the Guardian XO to include important safety features and accommodate customer-specialized protective gear and fall-prevention devices, these solutions are not incorporated into the alpha versions of the products and there can be no assurance that Sarcos will be able to successfully incorporate sufficient redundancy or other safety features to avoid such injuries in the beta and/or commercial products.

In addition, Sarcos may not be aware of manufacturing defects that could occur until injury to person or property has occurred.  Such adverse events could lead to recalls or safety alerts relating to Sarcos’ products (either voluntary or required by governmental authorities), and could result, in certain cases, in the removal of its products from the market.  A recall could result in significant costs.  To the extent any manufacturing defect occurs, and such products are manufactured for Sarcos by third parties, Sarcos’ agreement with the third-party manufacturer may contain a limitation on the third-party manufacturer’s liability, and therefore Sarcos could be required to incur the majority of related costs.  Product defects or recalls could also result in negative publicity, damage to Sarcos’ reputation or, in the event of regulatory developments, delays in new product approvals.

Sarcos’ products incorporate sophisticated computer software and firmware.  Complex software and firmware frequently contain errors, especially when first introduced.  Sarcos’ software and/or firmware may experience errors or performance problems in the future.  If any part of Sarcos’ products’ hardware or software were to fail, the user could experience serious injury or even death.  Additionally, users may not use Sarcos’ products in accordance with safety protocols and training, which could amplify the risk of death or injury.  Customers and users also may fail to install updates and fixes to the software for several reasons including poor connectivity, inattention or failure to regularly dock Guardian XO units in the XO Pod.  Any such occurrence could cause delay in market acceptance of Sarcos’ products, damage to its reputation, product recalls, increased service and warranty costs, product liability claims and loss of revenue relating to such hardware or software defects.

Sarcos anticipates that as part of its ordinary course of business it may be subject to product liability claims alleging defects in the design or manufacture of its products.  A product liability claim, regardless of its merit or eventual outcome, could result in significant legal defense costs and high punitive damage payments.  Although Sarcos maintains product liability insurance, the coverage is subject to deductibles and limitations, and may not be adequate to cover future claims.  Additionally, Sarcos may be unable to maintain its existing product liability insurance in the future at satisfactory rates or adequate amounts.

Even if Sarcos’ products perform properly and are used as intended, if operators sustain any injuries while using Sarcos’ products, Sarcos could be exposed to liability and its results of operations, financial condition and its reputation may be adversely affected.

Sarcos’ products contain complex technology and must be used as designed and intended in order to operate safely and effectively.  For example, Sarcos is developing the Guardian XT unit as an augmented or virtual reality-enabled highly dexterous remote-controlled robotic system to perform intricate and even dangerous tasks.  Sarcos expects that users will control the unit at a distance by utilizing augmented reality teleoperation. Sarcos’ units, including the Guardian XT, will need to be used as intended and designed to ensure safety and effectiveness.  While Sarcos expects to develop a training, customer service and maintenance and servicing infrastructure to ensure users are equipped to operate its products in a safe manner, it cannot be sure that the products will ultimately be used as designed and intended.  In addition, Sarcos cannot be sure that it will be able to predict all the ways in which use or misuse of the products can lead to injury or damage to property, and its training resources may not be successful at preventing all incidents. If operators were to sustain any injuries or cause any damage to property while using Sarcos’ products, in a manner consistent with Sarcos’ training and instructions or otherwise, Sarcos could be exposed to liability and its results of operations, financial condition and its reputation may be adversely affected.

Sarcos has no experience maintaining or servicing its products at a large scale.

Under the RaaS subscription model, Sarcos will be responsible for maintenance and servicing of the units.  However, Sarcos has no experience providing maintenance and servicing at a large scale.  Sarcos may elect to partner with one or more third parties to perform some or all of the servicing and maintenance on its products, but there can be no assurance that Sarcos will be able to enter into an acceptable arrangement with any such third-party provider.  Although such servicing partners may have experience in servicing complex machinery, they will initially have limited experience in servicing Sarcos’ robotic systems.  If Sarcos is unable or elects not to enter into a partnership with third parties to perform maintenance and servicing, it would be required to provide such services directly, which would significantly increase Sarcos’ capital expenditures and personnel costs.  Sarcos would also be required to recruit and train employees to provide these services and it may not be able to attract persons with the necessary knowledge or experience to provide these services.  Delays in implementing a maintenance and servicing infrastructure may significantly delay new RaaS subscriptions due to smaller than expected maintenance and servicing capacity.

In addition, there can be no assurance that Sarcos’ service and maintenance arrangements will adequately address the service and maintenance requirements of its customers to their satisfaction, or that Sarcos and its servicing partners will have sufficient resources, experience or inventory to meet these service requirements in a timely manner as the volume of robotic systems Sarcos delivers increases.  Even if Sarcos and its servicing partners have the sufficient resources and experience needed, they still may not adequately service or maintain the units.  If Sarcos is unable to, directly or through third party partners, roll out and establish a widespread service network, including on-site services, customer satisfaction could be adversely affected, which in turn could materially and adversely affect Sarcos’ reputation and thus its sales, results of operations and prospects.

Sarcos’ customers will also depend on Sarcos’ customer support team to resolve technical and operational issues relating to the integrated software underlying Sarcos’ robotic systems.  In addition, the RaaS subscription model will require Sarcos to cover costs relating to servicing and maintenance of the robotic systems.  Customer behavior and usage may result in higher than expected maintenance and repair costs.  Moreover, if RaaS customers do not pay the subscription fee while the units are out of service, there could be an adverse impact on Sarcos’ financial condition and operating results.

As Sarcos continues to grow, additional pressure may be placed on Sarcos’ customer support team or partners, and Sarcos may be unable to respond quickly enough to accommodate short-term increases in customer demand for technical support.  Sarcos also may be unable to modify the future scope and delivery of its technical support to compete with changes in the technical support provided by its competitors.  Increased customer demand for support, without corresponding revenue, could increase costs and negatively affect Sarcos’ operating results.  If Sarcos is unable to successfully address the service requirements of its customers or establish a market perception that Sarcos does not maintain high-quality support, Sarcos may be subject to claims from its customers, including loss of revenue or damages, and Sarcos’ business, prospects, financial condition and operating results may be materially and adversely affected.

Sarcos’ ability to develop and manufacture products of sufficient quality on schedule and on a large scale is unproven, and delays in the design, production and launch of its products could harm its business, prospects, financial condition and operating results.

Sarcos’ future business depends in large part on its ability to execute its plans to design, develop, manufacture, market, deploy and service its products.  Sarcos intends to outsource the manufacturing of its robotic systems to a third-party manufacturing partner.  While this arrangement may lower operating costs, it also reduces Sarcos’ direct control over production and manufacturing.  Such diminished control may have an adverse effect on the quality or quantity of Sarcos’ units, or Sarcos’ flexibility to respond to changing conditions.

Sarcos also plans to retain third-party vendors and service providers to engineer, design and test some of the critical systems and components of Sarcos’ units.  While this allows Sarcos to draw from such third parties’ industry knowledge and expertise, there can be no assurance such systems and components will be successfully developed to Sarcos’ specifications or delivered in a timely manner to meet Sarcos’ program timing requirements.

Sarcos’ continued development and manufacturing of its first commercially available robotic system, the Guardian S, and its future models, including the Guardian XO and Guardian XT, are and will be subject to risks, including with respect to:

•	costs to be incurred by Sarcos and/or any third-party manufacturing partner or partners in meeting Sarcos’ specifications and design tolerances;
•	the ongoing effects of the COVID-19 pandemic or other pandemics, epidemics or outbreaks;
•	hiring and retaining a sufficient number of qualified employees. Sarcos has historically been understaffed due to these challenges;
•	long- and short-term durability of Sarcos’ robotic systems to withstand day-to-day wear and tear;
•	delays in delivery of final systems and components by Sarcos’ suppliers;
•	manufacturing of robotic systems units in excess of demand due to contractual requirements or unexpected changes in demand;
•	shifts in demand for the Guardian XO and XT and future models;
•	quality controls, particularly as Sarcos plans to expand its production capabilities;
•	delays or disruptions in Sarcos’ supply chain, or the need to order supplies in excess of demand due to batch number requirements or price thresholds;
•	work stoppages, labor strikes and other labor disputes affecting Sarcos or its suppliers, third-party manufacturers and other partners; and
•	other delays and cost overruns.

Sarcos is or may be subject to risks associated with strategic alliances or acquisitions and may not be able to identify adequate strategic relationship opportunities, or form strategic relationships, in the future.

Sarcos may seek to enter into strategic alliances, joint ventures, minority equity investments, acquisitions, collaborations and in-license arrangements.  There is no guarantee that any of these partnerships or acquisitions would lead to any binding agreements or lasting or successful business relationships with third parties.  If any of these relationships are established, they may subject Sarcos to a number of risks, including risks associated with sharing proprietary information, non-performance by the third-party and increased expenses in establishing new relationships, any of which may materially and adversely affect Sarcos’ business.  Sarcos may have limited ability to monitor or control the actions of these third parties and, to the extent any of these strategic third parties suffers negative publicity or harm to their reputation from events relating to their business, Sarcos may also suffer negative publicity or harm to its reputation by virtue of its association with any such third-party.

Strategic business relationships will be an important factor in the growth and success of Sarcos’ business.  However, there are no assurances that Sarcos will be able to identify or secure suitable business relationship opportunities in the future or Sarcos’ competitors may capitalize on such opportunities before Sarcos does.  Moreover, identifying such opportunities could require substantial management time and resources, and negotiating and financing relationships involves significant costs and uncertainties.  If Sarcos is unable to successfully source and execute on strategic relationship opportunities in the future, its overall growth could be impaired, and its business, prospects, financial condition and operating results could be materially adversely affected.

When appropriate opportunities arise, Sarcos has in the past, and may in the future acquire additional assets, products, technologies or businesses that are complementary to its existing business.  From time to time, the sellers of these assets, products and technologies or business may retain limited rights to the technology that they sell to us, which in some circumstances could allow the sellers to compete with us in a limited fashion.  In addition to possible stockholder approval, Sarcos may need approvals and licenses from relevant government authorities for the acquisitions and to comply with any applicable laws and regulations, which could result in increased delay and costs, and may disrupt Sarcos’ business strategy if it fails to do so.  Furthermore, acquisitions and the subsequent integration of new assets and businesses into Sarcos’ own require significant attention from Sarcos’ management and could result in a diversion of resources from Sarcos’ existing business, which in turn could have an adverse effect on Sarcos’ operations and financial results. Acquired assets or businesses may not generate the financial results Sarcos expects.  Acquisitions could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities, the occurrence of significant goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of the acquired business.  Moreover, the costs of identifying and consummating acquisitions may be significant.

Sarcos is highly dependent on the services of its senior management and other key employees and, if Sarcos is unable to attract and retain a sufficient number of qualified employees, its ability to design, manufacture and launch its products, operate its business and compete could be harmed.

Sarcos’ success depends, in part, on its ability to retain its key personnel.  Sarcos’ Chief Executive Officer and General Counsel are married, and if one were to depart Sarcos it is possible that the other would do so as well.  The unexpected loss of or failure to retain one or more of Sarcos’ senior managers or other key employees could delay product development and require outsourcing to third parties, each of which in turn could adversely affect Sarcos’ business.  Sarcos’ success also depends, in part, on its continuing ability to identify, hire, attract, train and develop other highly qualified personnel.  Experienced and highly skilled employees are in high demand and competition for these employees can be intense, and Sarcos’ ability to hire, attract and retain them depends on its ability to provide competitive compensation.  Sarcos may not be able to attract, assimilate, develop or retain qualified personnel in the future, and its failure to do so could adversely affect Sarcos’ business, including the execution of its strategy.  Sarcos’ headquarters are in Salt Lake City, Utah, which has fewer highly skilled employees in the robotics field than other major metropolitan areas.  To attract and retain key personnel, Sarcos may need to open offices in other areas of the country, which could increase costs and reduce productivity.  Any failure by Sarcos’ management team and Sarcos’ employees to perform as expected may have a material adverse effect on Sarcos’ business, prospects, financial condition and operating results.

Sarcos’ management as a group has limited experience in operating a public company.

Although some members of Sarcos’ management have public company experience, Sarcos’ management team may not successfully or effectively manage its transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws.  Sarcos’ executive officers as a group have limited experience in the management of a publicly traded company.  Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the post-combination company.  Sarcos will need to recruit additional persons to join its management team in order to handle the increased demands of running a public company, but its efforts may not be successful.  Sarcos may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal control over financial reporting required of public companies.

Any failure by Sarcos’ management team to perform as expected may have a material adverse effect on Sarcos’ business, prospects, financial condition and operating results.

Sarcos will incur significant increased expenses and administrative burdens as a public company, which could have a material adverse effect on its business, prospects, financial condition and operating results.

As a public company, Sarcos expects to incur legal, accounting and other expenses that Old Sarcos did not incur as a private company, and these expenses may increase even more after Sarcos is no longer an emgering growth company, as defined in Section 2(a) of the Securities Act. Sarcos is subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules adopted, and to be adopted, by the SEC and Nasdaq.  Sarcos’ management and other personnel will be devoting a substantial amount of time to these compliance initiatives.  It is possible that Sarcos will be required to expand its employee base and hire additional employees to support its operations as a public company which will increase its operating costs in future periods.  Moreover, Sarcos expects these rules and regulations to substantially increase its legal and financial compliance costs and to make some activities more time-consuming and costly.  The increased costs will increase Sarcos’ net loss.  For example, Sarcos expects it will be more difficult and more expensive for it to obtain director and officer liability insurance and it may be forced to incur substantially higher costs to obtain appropriate coverage.  Sarcos cannot accurately predict or estimate the amount or timing of additional costs it may incur.  The impact of being a public company could also make it more difficult for Sarcos to attract and retain qualified persons to serve on its board of directors, its board committees or as executive officers.  Such increased expenses and administrative burdens involved in operating as a public company could have a material adverse effect on Sarcos’ business, prospects, financial condition and operating results.

Sarcos operates in an industry that is subject to rapid technological change, and it expects competition to increase.

The robotics industry is subject to rapid technological change, and Sarcos expects competition to increase in the future.  Sarcos’ robotics technology may be unable to keep up with changes in robotics technology or its alternatives and, as a result, its competitiveness may suffer.  Developments in alternative technologies, such as artificial intelligence, may materially and adversely affect Sarcos’ business, prospects, financial condition and operating results in ways Sarcos does not currently anticipate.  Any failure by Sarcos to successfully react to changes in existing technologies could materially harm its competitive position and growth prospects.

Ongoing impacts from COVID-19 or another pandemic, epidemic or outbreak of an infectious disease may materially and adversely impact Sarcos’ business, prospects, financial condition and operating results.

The ongoing COVID-19 pandemic as well as other possible health pandemics, epidemics or outbreaks may materially and adversely impact Sarcos’ business, prospects, financial condition and operating results.  Sarcos’ engineering and product development operations, among others, cannot all be conducted in a remote working structure and often require on-site access to materials and equipment.  Sarcos has customers with international operations in varying industries.  It also depends on suppliers and manufacturers worldwide.  Sarcos is currently experiencing disruptions in its supply chain, as discussed in “—Sarcos is dependent on its suppliers, some of which are currently single or limited source suppliers, and the inability of these suppliers to deliver necessary components of Sarcos’ products at prices and volumes, performance and specifications acceptable to Sarcos, could have a material adverse effect on Sarcos’ business, prospects, financial condition and operating results. Sarcos has not yet identified all of the suppliers that it is likely to rely on to support any future commercialization of its core products.”  Depending upon the duration of the ongoing COVID-19 pandemic and the associated business interruptions, its customers, suppliers, manufacturers and partners may suspend or delay their engagement with Sarcos, which could result in a material adverse effect on its financial condition and ability to meet current timelines.  The COVID-19 pandemic has affected and may continue to affect Sarcos’ ability to recruit skilled employees to join its team.  Sarcos’ response to the ongoing COVID-19 pandemic may prove to be inadequate and it may be unable to continue its operations in the manner it had prior to the outbreak, and may endure interruptions, reputational harm, delays in its product development and shipments, all of which could have an adverse effect on its business, prospects, financial condition and operating results.  In addition, when the pandemic subsides, Sarcos cannot assure you as to the timing of any economic recovery, which could continue to have a material adverse effect on its target markets and its business.

Sarcos may become subject to new or changing governmental regulations relating to the design, manufacturing, marketing, distribution, servicing, or use of its products, and a failure to comply with such regulations could lead to withdrawal or recall of Sarcos’ products from the market, delay Sarcos’ projected revenues, increase cost, or make Sarcos’ business unviable if it is unable to modify its products to comply.

Sarcos may become subject to new or changing international, federal, state and local regulations, including laws relating to the design, manufacturing, marketing, distribution, servicing or use of its products.  Such laws and regulations may require Sarcos to pause sales and modify its products, which could result in a material adverse effect on its revenues and financial condition.  Such laws and regulations can also give rise to liability such as fines and penalties, property damage, bodily injury and cleanup costs.  Capital and operating expenses needed to comply with laws and regulations can be significant, and violations may result in substantial fines and penalties, third-party damages, suspension of production or a cessation of Sarcos’ operations.  Any failure to comply with such laws or regulations could lead to withdrawal or recall of Sarcos’ products from the market.

Sarcos may experience significant delays in the design, development, production and launch of its robotic systems, which could harm its business, prospects, financial condition and operating results.

Sarcos’ core products are still in the development and testing phase. Manufacturing of the Guardian XO and Guardian XT is not expected to begin until the end of 2022, and may occur later or not at all.  Such timeline may be delayed, including due to challenges in recruiting skilled employees, difficulties in securing components and materials, design and development delays, difficulties relating to manufacturing of the units and other factors discussed under “—Commercial launch of Sarcos’ core products, the Guardian XO and Guardian XT, may be delayed beyond the end of 2022”.  Any delay in the design, development, production and release of Sarcos’ products could materially damage Sarcos’ brand, business, prospects, financial condition and operating results. Sarcos may experience delays in the design, development, production and release of new products, including due to integration, safety and performance issues.  To the extent Sarcos delays the commercial launch of its robotic systems, its growth prospects and operating results will likely be adversely affected.

Sarcos has no experience to date in high volume manufacture of its products, nor does it have the facility, employees or equipment needed to manufacture its products in high volume.

Sarcos intends to enter into contracts with one or more third-party manufacturers to produce Sarcos’ robotic systems.  Sarcos does not know whether its future third-party manufacturers will be able to develop efficient, automated, low-cost production capabilities and processes and reliable sources of component supply, that will enable Sarcos to meet the quality, price, engineering, design and production standards, as well as the production volumes, required to successfully mass market Sarcos’ robotic systems.  Even if Sarcos and its third-party manufacturers are successful in developing its high volume production capability and processes and reliably source its components, Sarcos does not know whether it will be able to do so in a manner that avoids significant delays and cost overruns, including as a result of factors beyond its control such as problems with suppliers and vendors, or force majeure events, or in time to meet Sarcos’ unit commercialization schedules or to satisfy the requirements of customers and potential customers.

If Sarcos is unable to enter into agreements with third-party manufacturers on acceptable terms, it will need to develop its own manufacturing and production capabilities, significantly increasing Sarcos’ capital expenditures and delaying production of Sarcos’ robotic systems.  If this were to occur, Sarcos would need raise or borrow additional money, which may not be successful, and possibly change the anticipated pricing of its RaaS subscription model, which would adversely affect Sarcos’ margins and cash flows.

Any failure to develop production processes and capabilities within Sarcos’ projected costs and timelines could have a material adverse effect on Sarcos’ business, prospects, financial condition and operating results.

The period of time from initial design of Sarcos’ products to obtaining binding purchase commitments from customers is long and Sarcos is subject to the risk that customers who initially expressed an interest in its products during the design phase will not enter into binding commitments.

Sarcos’ products contain complex technology that requires multiple years of engineering and design.  Therefore, the period of time from initial design of Sarcos’ products to obtaining binding purchase commitments from customers is long and Sarcos is subject to the risk that customers who initially expressed an interest in its products during the design phase will not enter into binding commitments.  Sarcos’ design of its products is significantly influenced by feedback from potential customers and reflect the needs they expressed.  As a result, adapting Sarcos’ products to other industries or customers may require additional design, development, testing, work and expenses.  Sarcos cannot be sure that it will be able to adapt its products to reflect such feedback successfully or at all.  If customers who initially express an interest in Sarcos’ proposed products and influenced their design ultimately decide to not enter into binding commitments or to adopt a competitors’ technology, Sarcos’ business, prospects, financial condition and operating results would be adversely affected.

Sarcos’ ability to control costs and liability is dependent on developing sufficient screening criteria for its RaaS customers.

Sarcos’ ability to realize revenue and reduce liability related to its RaaS subscription model is heavily dependent on its ability to effectively screen customers for high risk activities or environments that could result in higher costs for Sarcos.  Sarcos has limited experience with its RaaS subscription model and may not be able to effectively develop effective customer screening criteria.  Sarcos may need to rely on third-party service providers to develop effective screening criteria, which will result in additional cost to Sarcos.  Sarcos’ screening criteria may also need to be adjusted over time to satisfy requirements under applicable law, from its insurers, lenders or from other third-party service providers.  Sarcos must balance the need to develop effective screening criteria with its need to attract new customers or market to different industry segments.

Sarcos’ business and prospects depend significantly on its ability to build the Sarcos brand.  Sarcos may not succeed in continuing to establish, maintain and strengthen the Sarcos brand, and its brand and reputation could be harmed by negative publicity regarding Sarcos or its products.

Sarcos’ business and prospects are heavily dependent on its ability to develop, maintain and strengthen the Sarcos brand.  If Sarcos does not continue to establish, maintain and strengthen its brand, it may lose the opportunity to build a critical mass of customers.  Promoting and positioning its brand will likely depend significantly on Sarcos’ ability to provide high quality products and engage with its customers as intended.  In addition, Sarcos’ ability to develop, maintain and strengthen the Sarcos brand may depend on the acceptance of its products by employees of its customers.  To promote its brand, Sarcos may be required to change its customer development and branding practices, which could result in substantially increased expenses, including the need to use traditional media including print media.  If Sarcos does not develop and maintain a strong brand, its business, prospects, financial condition and operating results will be materially and adversely impacted.

In addition, if incidents occur or are perceived to have occurred, whether or not such incidents are Sarcos’ fault, Sarcos could be subject to adverse publicity or resistance by employees of its customers or labor unions.  In particular, given the popularity of social media, any negative publicity, whether true or not, could quickly proliferate and harm perceptions and confidence in the Sarcos brand.  Furthermore, there is the risk of potential adverse publicity related to Sarcos’ manufacturing or other partners whether or not such publicity is related to their collaboration with Sarcos.  Sarcos’ ability to successfully position its brand could also be adversely affected by perceptions about the quality of its competitors’ products.

Sarcos is dependent on its suppliers, some of which are currently single or limited source suppliers, and the inability of these suppliers to deliver necessary components of Sarcos’ products at prices and volumes, performance and specifications acceptable to Sarcos, could have a material adverse effect on Sarcos’ business, prospects, financial condition and operating results. Sarcos has not yet identified all of the suppliers that it is likely to rely on to support any future commercialization of its core products.

Sarcos relies on third-party suppliers for the provision and development of many of the key components and materials used in its products.  Sarcos has not yet identified all of the suppliers, contractors and other third parties that it is likely to rely on to support any future commercialization of its core products. While Sarcos plans to obtain components from multiple sources whenever possible, some of the components used in its products may have to be purchased by Sarcos from a single source.  If Sarcos’ third-party suppliers are unable to supply key components and materials at the required volume, Sarcos’ sales, revenues and profitability will likely be adversely affected.  Sarcos’ third-party suppliers may also not be able to meet the specifications and performance characteristics required by Sarcos, which would impact Sarcos’ ability to achieve its product specifications and performance characteristics as well.  Additionally, Sarcos’ third-party suppliers may be unable to obtain required certifications for their products for which Sarcos plans to use or provide warranties that are necessary for Sarcos’ solutions.  If Sarcos is unable to obtain components and materials used in its products from its suppliers, Sarcos’ business would be adversely affected.

Sarcos has less negotiating leverage with suppliers than larger and more established companies and may not be able to obtain favorable pricing and other terms.  For example, agreements with suppliers may include terms that are unfavorable to Sarcos, such as requirements that Sarcos order components and manufacturing units in excess of Sarcos’ demand due to batch number requirements or price thresholds.  While Sarcos believes that it may be able to establish alternate supply relationships and can obtain or engineer replacement components for its single source components, Sarcos may be unable to do so in the short term, or at all, at prices or quality levels that are favorable to Sarcos, which could have a material adverse effect on its business, prospects, financial condition and operating results.

Moreover, Sarcos and its suppliers are currently experiencing increases in the cost of and an interruption in the supply or shortage of materials.  It is unclear how long these challenges will remain.  Due to the complexity of Sarcos’ products, each unit is expected to contain several thousand components. Difficulty securing any components and materials could result in delays in the development of these core products, which delays could be compounded if components or units require redesign or reengineering, as discussed under “—Commercial launch of Sarcos’ core products, the Guardian XO and Guardian XT, may be delayed beyond the end of 2022”. Any sustained increase, supply interruption or shortage could therefore prevent or delay the commercialization of Sarcos’ products and materially and negatively impact Sarcos’ business, prospects, financial condition and operating results.  Sarcos and its suppliers use various materials in their businesses and products, including for example semiconductors, energy storage materials, commodity materials and specialty metal alloys, and the prices for these materials fluctuate.  The available supply of some of these materials and components is currently and may continue to be unstable, depending on market conditions and global demand, and could adversely affect Sarcos’ business and operating results.  Risks relating to Sarcos’ supply chain include:

•	“Buy American” or other similar requirements that may be imposed on government contractors;
•	an increase in the cost, or decrease in the available supply, of semiconductor chips, electrical components, commodity materials and specialty alloys;
•	disruption in the supply of lithium ion batteries due to quality issues or recalls; and
•	fluctuations in the value of any foreign currencies in which manufactured parts, commercial components and related raw material purchases are or may be denominated against the U.S. dollar.

Sarcos’ business is also dependent on the continued supply of lithium ion battery cells.  While Sarcos believes several sources of cells are available, Sarcos has to date not finally sourced or validated a supplier for its commercial production and it may have limited flexibility in changing cell suppliers once contracted.  Any disruption in the supply of battery cells from such suppliers could disrupt production of Sarcos’ products.  Furthermore, fluctuations or shortages in raw materials or components and other economic conditions may cause Sarcos to experience significant increases in freight charges and material costs.  Substantial increases in the prices for Sarcos’ materials or prices charged to it, such as those charged by battery cell suppliers, would increase Sarcos’ operating costs, and could reduce its margins if the increased costs cannot be recouped through increased RaaS subscription offering or unit sales prices.  Any attempts to increase product prices in response to increased material costs could result in cancellations of orders and reservations and therefore materially and adversely affect Sarcos’ brand, image, business, prospects, financial condition and operating results.

Sarcos’ potential transition to an outsourced manufacturing business model may not be successful, which could harm its ability to deliver products and recognize revenue.

Sarcos intends to transition from a manufacturing model in which it primarily manufactured and assembled its products at a smaller scale at its existing Salt Lake City, Utah location, to one where it relies on one or more third-party manufacturers.  Sarcos is in negotiations with third parties to provide contract manufacturing of its products; however, such negotiations are more complicated because the Guardian XO and Guardian XT are still undergoing design changes and improvements. Moreover, Sarcos may not be able to contract with potential counterparties on commercially reasonable terms or at all.  Sarcos believes the use of third-party manufacturers will have benefits, but in the near term, while it is beginning manufacturing with one or more new partners, Sarcos may lose revenue and incur increased costs.

Reliance on third-party manufacturers reduces Sarcos’ control over the manufacturing process, including reduced control over quality, product costs and product supply and timing.  Sarcos may experience delays in shipments or issues concerning product quality from its third-party manufacturers.  If any of Sarcos’ third-party manufacturers experience interruptions, delays or disruptions in supplying its products, including by natural disasters, the global COVID-19 pandemic, other health epidemics and outbreaks, or work stoppages or capacity constraints, Sarcos’ ability to ship products to distributors and customers would be delayed.  In addition, unfavorable economic conditions could result in financial distress among third-party manufacturers upon which Sarcos relies, thereby increasing the risk of disruption of supplies necessary to fulfill Sarcos production requirements and meet customer demands.  While Sarcos takes measures to protect its trade secrets, the use of third-party manufacturers may also risk disclosure of its innovative and proprietary technologies, which could adversely affect Sarcos’ business.

Additionally, if any of Sarcos’ future third-party manufacturers experience quality control problems in their manufacturing operations and Sarcos products do not meet customer requirements, Sarcos could be required to recall the units or cover the cost of repair or replacement of any defective products.  These delays or product quality issues could have an immediate and material adverse effect on Sarcos’ ability to fulfill orders and could have a negative effect on its operating results.  In addition, such delays or issues with product quality could adversely affect Sarcos reputation and its relationship with its customers.

If any third-party manufacturers experience financial, operational, manufacturing capacity or other difficulties, or experience shortages in required components, or if they are otherwise unable or unwilling to continue to manufacture Sarcos’ products in required volumes or at all, Sarcos’ supply may be disrupted, it may be required to seek alternate manufacturers and it may be required to re-design its products.  It would be time-consuming, and could be costly and impracticable, to begin to use new manufacturers and designs, and such changes could cause significant interruptions in supply and could have an adverse effect on Sarcos’ ability to meet its scheduled product deliveries and may subsequently lead to the loss of sales.

If Sarcos is unable to contract with a third-party manufacturing partner, Sarcos would need to develop its own manufacturing facilities, which may not be feasible and, if feasible, would significantly increase its capital expenditures and operating expenditures, and would significantly delay or inhibit production of its robotic systems.

Sarcos does not have a definitive agreement with a third-party manufacturing partner to commercially manufacture its robotic systems and it may be unable to enter into such agreements with third-party manufacturing partners and other key suppliers for manufacturing on terms and conditions acceptable to Sarcos.  Although negotiations are continuing with potential counterparties, such negotiations are more complicated because the Guardian XO and Guardian XT are still undergoing design changes and improvements. Sarcos may not be able to contract with potential counterparties on commercially reasonable terms or at all.  If Sarcos is unable to enter into such definitive agreements or is only able to do so on terms that are less commercially favorable to Sarcos, it may be unable to timely identify adequate strategic relationship opportunities, or form strategic relationships, and consequently, Sarcos may not be able to fully carry out its business plans.  There can be no assurance that Sarcos would be able to partner with other third parties or establish its own production capacity to meet its needs on acceptable terms, or at all.  The expense and time required to complete any transition and to assure that robotic systems manufactured at facilities of new third-party partners comply with Sarcos’ quality standards and regulatory requirements would likely be greater than currently anticipated.  If Sarcos needs to develop its own manufacturing and production capabilities at its new Salt Lake City, Utah facility, which may not be feasible, it would significantly increase Sarcos’ capital and operating expenditures and would significantly delay production of Sarcos’ robotic systems.  This may require Sarcos to attempt to raise or borrow additional money, which may not be successful.  Also, it may require Sarcos to change the anticipated pricing of its RaaS subscription offering, which would adversely affect Sarcos’ margins and cash flows.  Any of the foregoing could adversely affect Sarcos’ business, prospects, financial condition and operating results.  Accordingly, investors should not place undue reliance on Sarcos’ statements about its production plans or their feasibility in the timeframe anticipated, or at all.  Sarcos may not be able to implement its business strategy in the timeframe anticipated, or at all.

Sarcos may be unable to adequately control the costs associated with its operations.

Sarcos will require significant capital to develop and grow its business, including developing and producing its commercial robotic systems and other products, establishing or expanding design, research and development, production, sales and maintenance and service facilities and building Sarcos’ brand.  Sarcos has incurred and expects to continue incurring significant expenses which will impact its profitability, including research and development expenses (including related to developing and commercializing the Guardian XO and Guardian XT), procurement costs, sales, marketing and distribution expenses as Sarcos builds its brand and markets its robotic systems, and general and administrative expenses as Sarcos scales its operations, identifies and commits resources to investigate new areas of demand and incurs costs as a public company.  In addition, Sarcos may incur significant costs servicing, maintaining and refurbishing its robotic systems, and it expects that the cost to repair and service its robotic systems will increase over time as its robotic systems age.  Sarcos’ ability to become profitable in the future will not only depend on its ability to complete the design and development of its robotic systems to meet projected performance metrics, identify and investigate new areas of demand and successfully market its robotic systems and RaaS subscription model, but also to sell, whether outright or through subscriptions, its robotic systems at prices needed to achieve its expected margins and control its costs, including the risks and costs associated with operating, maintaining and financing Sarcos’ robotic systems.  If Sarcos is unable to efficiently design, develop, manufacture, market, deploy, distribute and service its robotic systems in a cost-effective manner, Sarcos’ margins, profitability and prospects would be materially and adversely affected.

Sarcos, any manufacturing partners and suppliers may rely on complex machinery for production, which involves a significant degree of risk and uncertainty in terms of operational performance and costs.

Sarcos, any third-party manufacturing partners and suppliers may rely on complex machinery for the production and assembly of Sarcos’ robotic systems, which will involve a significant degree of uncertainty and risk in terms of operational performance and costs.   Sarcos’ facilities, and those of  any third-party manufacturing partners and suppliers consist or are expected to consist of large-scale machinery combining many components.  These components may suffer unexpected malfunctions from time to time and will depend on repairs and spare parts to resume operations, which may not be available when needed.  Unexpected malfunctions of these components may significantly affect the intended operational efficiency.  Operational performance and costs can be difficult to predict and are often influenced by factors outside of Sarcos’ or any third-party manufacturing partners’ and suppliers’ control, such as, but not limited to, scarcity of natural resources, environmental hazards and remediation, costs associated with decommissioning of machines, labor disputes and strikes, difficulty or delays in obtaining governmental permits, damages or defects in electronic systems, industrial accidents, fire, seismic activity and natural disasters.  Should operational risks materialize, it may result in the personal injury to or death of workers, the loss of production equipment, damage to production facilities, monetary losses, delays and unanticipated fluctuations in production, environmental damage, administrative fines, increased insurance costs and potential legal liabilities, all which could have a material adverse effect on Sarcos’ business, prospects, financial condition and operating results.

Sarcos faces risks related to natural disasters, health epidemics and other outbreaks, which could significantly disrupt its operations.

Sarcos’ facilities or operations or those of any third-party manufacturers or suppliers could be adversely affected by events outside of its or their control, such as natural disasters, wars, health epidemics (as more fully described in the risk factor “Ongoing impacts from COVID-19 or another pandemic, epidemic or outbreak of an infectious disease may materially and adversely impact Sarcos’ business, prospects, financial condition and operating results” located elsewhere in these Risk Factors), and other calamities.  Although Sarcos has servers that are hosted both onsite and at an offsite location, its backup system does not capture data on a real-time basis and it may be unable to recover certain data in the event of a server failure.  Sarcos cannot assure you that any backup systems will be adequate to protect it from the effects of fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks or similar events.  Any of the foregoing events may give rise to interruptions, breakdowns, system failures, technology platform failures or internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect Sarcos’ ability to provide services.

Sarcos currently targets many customers that are large corporations with substantial negotiating power, exacting product standards and potentially competitive internal solutions.  If Sarcos is unable to sell its products to these customers, its prospects and results of operations will be adversely affected.

Sarcos’ expects that many of its potential customers will be large, multinational corporations with substantial negotiating power relative to Sarcos and, in some instances, may have internal solutions that are competitive to Sarcos’ products.  These large, multinational corporations also have significant development resources, which may allow them to acquire or develop independently, or in partnership with others, competitive technologies.  Meeting the technical requirements and securing binding commitments from any of these companies will require a substantial investment of Sarcos’ time and resources.  Sarcos cannot assure you that its products will secure binding commitments from these or other companies or that it will generate meaningful revenue from the sales of its products to these key potential customers.  If Sarcos’ products are not selected by these large corporations or if these corporations develop or acquire competitive technology, it will have an adverse effect on Sarcos’ business.

Sarcos operates in a competitive industry that is subject to rapid technological change, and Sarcos expects competition to increase.

Sarcos’ product offerings compete in a broad competitive landscape that includes robotics and automation companies that have both directly competing as well as alternative solutions ranging from exoskeletons, collaborative robots, industrial robots, traditional lift-assist equipment, and unmanned robotic vehicles.  Sarcos also views its competitive landscape to include rivals who have different but unique product lines in the automation space, like ABB Robotics, Siasun Robot & Automation Co., Ltd., Teradyne, and Berkshire Grey.  Also included in Sarcos’ broader competitive landscape are robotic solution suppliers, like Rockwell Automation, Honeywell, Keyence Corporation, COGNEX Corporation, and Hexagon AB, who may not have a directly competing product today, but could become competitors through inorganic growth; these companies have existing customer relationships and channels that could enable them to emerge as formidable threats in the future.

A breakdown of the competitive landscape by Sarcos product area:

•

Sarcos’ Guardian XO exoskeleton competes with robotics and automation solutions that help workers with heavy materials handling, heavy lift-and-transport-assist, and overhead assembly type jobs.  Principal competitors include Hyundai and Daewoo, who have previously shown powered exoskeleton prototype units, and companies like Cyberdyne, Samsung, Panasonic, Ekso Bionics, Ottobock, Lockheed Martin, SuitX, and Levitate who currently sell powered, partial-body exoskeletons or passively-powered, partial-body variants.

•

The Guardian XT industrial robotic avatar system faces a varied competitive landscape that includes collaborative robotics companies, like RE2, as well as automation companies like Teradyne, ABB Robotics, Siasun Robot & Automation Co., Ltd., Berkshire Grey, Ready Robotics, and OMRON.

•

The Guardian S mobile IOT platform competes with other ground-based unmanned vehicles offered by companies such as Eddyfi Technologies and Waygate Technologies; it also competes with aerial unmanned vehicle companies, like Flyability, in the oil and gas industry.  Other notable adjacent market and other competitors include Gecko Robotics, FLIR, ICM, RedZone Robotics, Clearpath Robotics, and Easysight Technology Co., Ltd.

These companies have products that are commercially available and in development.  Sarcos expects some products currently in development to become commercially available in the next few years.  In addition, Sarcos competes with companies that develop artificial intelligence and industrial automation solutions, such as those offered by Hyundai-Boston Dynamics, Canvas Technology, DroneSense, Intuitive, iRobot, Hahn Robotics, Kuka, Neurala, Ready Robotics, Rethink Robotics, and Yaskawa.

Sarcos’ competitor base may change or expand as Sarcos continues to develop and commercialize its robotic systems in the future.  These or other competitors may develop new technologies or products that provide superior results to customers or are less expensive than Sarcos’ products.  Sarcos’ technologies and products could be rendered obsolete by such developments.

Sarcos’ competitors may respond more quickly to new or emerging technologies, undertake more extensive marketing campaigns, have greater financial, marketing, manufacturing and other resources than Sarcos does, or may be more successful in attracting potential customers, employees and strategic partners.  In addition, potential customers could have long-standing or contractual relationships with competitors.  Potential customers may be reluctant to adopt Sarcos’ products, particularly if they compete with or have the potential to compete with, or diminish the need/utilization of products or technologies supported through these existing relationships.  If Sarcos is not able to compete effectively, its business, prospects, financial condition and operating results will be negatively impacted.

In addition, because Sarcos operates in a new market, the actions of its competitors could adversely affect its business.  Adverse events such as product defects or legal claims with respect to competing or similar products could cause reputational harm to the robotics market on the whole and, accordingly, Sarcos’ business.

Sarcos’ financial results may vary significantly from period to period due to fluctuations in its operating costs, product demand and other factors.

Sarcos expects its period-to-period financial results to vary based on its operating costs and product demand, which Sarcos anticipates will fluctuate as the pace at which it continues to design, develop and manufacture new robotic systems, increase production capacity and establish or expand design, research and development, production, sales and service facilities.  Additionally, Sarcos’ revenues from period to period may fluctuate as it identifies and investigates areas of demand, adjusts volumes and adds new product derivatives based on market demand and margin opportunities, develops and introduces new robotic systems or introduces existing robotic systems to new markets for the first time, as well as the introduction of its RaaS subscription model.  As a result of these factors, Sarcos believes that quarter-to-quarter comparisons of its financial results, especially in the short term, are not necessarily meaningful and that these comparisons cannot be relied upon as indicators of future performance.  Moreover, Sarcos’ financial results may not meet expectations of equity research analysts, ratings agencies or investors, who may be focused only on quarterly financial results.  If any of this occurs, the trading price of our securities could fall substantially, either suddenly or over time.

Our Warrants are accounted for as liabilities and the changes in value of our Warrants could have a material effect on our financial results.

On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the SEC together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies” (“SPACs”) (the “SEC Statement”).  Specifically, the SEC Statement focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the warrant agreement governing our Warrants.  As a result of the SEC Statement, Rotor reevaluated its accounting treatment of our 13,800,000 Public Warrants and 7,270,000 Private Placement Warrants, and determined to classify the Warrants as derivative liabilities measured at fair value, with changes in fair value each period reported in earnings.

Accounting Standards Codification 815, Derivatives and Hedging (“ASC 815”), provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statement of operations.  As a result of the recurring fair value measurement, our financial statements and results of operations may fluctuate quarterly, based on factors which are outside of our control.  Due to the recurring fair value measurement, we expect that we will recognize non-cash gains or losses on our Warrants each reporting period and that the amount of such gains or losses could be material.

Both Old Sarcos and Rotor identified a material weakness in their internal control over financial reporting prior to the Closing of the Business Combination. If we are unable to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.

Sarcos management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external purposes in accordance with GAAP.  Sarcos management is likewise required, on a quarterly basis, to evaluate the effectiveness of its internal controls.  A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of Sarcos’ annual or interim financial statements will not be prevented or detected on a timely basis.

Old Sarcos identified certain accounting errors related to its financial statements.  As a result, Old Sarcos management concluded that a material weakness existed in its internal control over financial reporting related to the identification and review of technical issues associated with certain unique, unusual and nonstandard transactions within Old Sarcos’ equity process.  As a result of this material weakness, Old Sarcos’ management concluded that its internal control over financial reporting was not effective as of December 31, 2020 and 2019.

Following the issuance of the SEC Statement, on April 12, 2021, after consultation with its independent registered public accounting firm, Rotor’s management and its audit committee concluded that, in light of the SEC Statement, it was appropriate to restate the previously issued audited balance sheet as of January 20, 2021 (the “Restatement”).  See “—Our Warrants are accounted for as liabilities and the changes in value of our Warrants could have a material effect on our financial results.” As part of such process, Rotor identified a material weakness in its internal controls over financial reporting.

To respond to these material weaknesses and to mitigate the potential for any future material weakness, the Company plans to continue to devote significant effort and resources to the remediation and improvement of its internal control over financial reporting.  While Sarcos has processes to identify and appropriately apply applicable accounting requirements, Sarcos plans to enhance these processes to better evaluate its research and understanding of the nuances of the complex accounting standards that apply to its consolidated financial statements.  Sarcos’ plans at this time include providing enhanced access to accounting literature, research materials and documents, increased communication among its personnel, hiring additional technical accounting resources, and third-party professionals with whom Sarcos consults regarding complex accounting applications.  The elements of its remediation plan can only be accomplished over time, and Sarcos can offer no assurances that these initiatives will ultimately have the intended effects.

Any failure to maintain such internal control could adversely impact Sarcos’ ability to report its financial position and results from operations on a timely and accurate basis.  If Sarcos’ financial statements are not accurate, investors may not have a complete understanding of its operations.  Likewise, if Sarcos’ financial statements are not filed on a timely basis, Sarcos could be subject to sanctions or investigations by the stock exchange on which its common stock is listed, the SEC or other regulatory authorities.  In either case, that could result in a material adverse effect on Sarcos’ business.  Ineffective internal controls could also cause investors to lose confidence in Sarcos’ reported financial information which could have a negative effect on the trading of Sarcos stock.

Sarcos can give no assurances that the measures it has taken and plans to take in the future will remediate the material weakness identified or that any additional material weaknesses or restatements of financial results will not arise in the future due to failure to implement and maintain adequate control over financial reporting or circumvention of these controls.  In addition, even if Sarcos is successful in strengthening its controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair preparation and presentation of our consolidated financial statements.

We may face litigation and other risks as a result of the material weakness in our internal control over financial reporting.

As a result of the material weakness discussed under “—Both Old Sarcos and Rotor identified a material weakness in their  internal control over financial reporting prior to the Closing of the Business Combination. If we are unable to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.”, the Restatement, the change in accounting for the Warrants, and other matters raised or that may in the future be raised by the SEC, we face potential for litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the Restatement and material weaknesses in our internal control over financial reporting and the preparation of our financial statements.

If Sarcos fails to maintain an effective system of internal controls, its ability to produce timely and accurate financial statements or comply with applicable regulations could be adversely affected.

Sarcos expects that the requirements of the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations of Nasdaq will continue to increase its legal, accounting and financial compliance costs, make some activities more difficult, time-consuming and costly, and place significant strain on personnel, systems and resources.

The Sarbanes-Oxley Act requires, among other things, that Sarcos maintain effective disclosure controls and procedures and internal control over financial reporting.  Sarcos is continuing to develop and refine its disclosure controls, internal control over financial reporting and other procedures that are designed to ensure that information required to be disclosed by it in the reports that it will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms, and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to its principal executive and financial officers.  Sarcos is in the process of upgrading its finance and accounting systems to an enterprise system suitable for a public company, and a delay could impact its ability or prevent it from timely reporting its operating results, timely filing required reports with the SEC and complying with Section 404 of the Sarbanes-Oxley Act.  The development and implementation of the standards and controls necessary for Sarcos to achieve the level of accounting standards required of a public company may require costs greater than expected.

The current controls and any new controls that Sarcos develops may be inadequate because of changes in conditions of Sarcos’ business.  Any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could adversely affect Sarcos’ operating results or cause it to fail to meet its reporting obligations and may result in a restatement of its financial statements for prior periods.  Any failure to implement and maintain effective internal controls also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of Sarcos’ internal control over financial reporting that Sarcos is required to include in its periodic reports that it will file with the SEC under Section 404 of the Sarbanes-Oxley Act.  Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in Sarcos’ reported financial and other information.  For additional information regarding the material weakness in internal controls identified by Sarcos management, please see the risk factor entitled “— Both Old Sarcos and Rotor identified a material weakness in their internal control over financial reporting prior to the Closing of the Business Combination. If we are unable to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.”

In order to maintain and improve the effectiveness of its disclosure controls and procedures and internal control over financial reporting, Sarcos expects to continue to expend significant resources, including accounting-related costs, and provide significant management oversight.  Any failure to maintain the adequacy of its internal controls, or consequent inability to produce accurate financial statements on a timely basis, could increase operating costs and could materially and adversely affect Sarcos’ ability to operate its business.  If Sarcos’ internal controls are perceived as inadequate or if Sarcos is perceived to be unable to produce timely or accurate financial statements, investors may lose confidence in its operating results and the stock price of Sarcos’ securities could decline.

Sarcos’ independent registered public accounting firm is not required to formally attest to the effectiveness of internal control over financial reporting until after Sarcos is no longer an emerging growth company.  At such time, the independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which Sarcos’ controls are documented, designed or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could have a material and adverse effect on Sarcos’ business, prospects, financial condition and operating results.

Sarcos has yet to achieve positive operating cash flow and, given its projected funding needs, its ability to generate positive cash flow is uncertain.

Old Sarcos has had negative cash flow from operating activities of $16.9 million and $16.0 million for the years ended December 31, 2020 and 2019, respectively, and negative cash flow from operating activities of $13.7 million for the first six months ended June 30, 2021.  Sarcos expects to continue to have negative cash flow from operating and investing activities for 2021 as it expects to incur research and development, sales and marketing, and general and administrative expenses and make capital expenditures in its efforts to increase sales, engage in development work and ramp up operations.  Sarcos’ business also will at times require significant amounts of working capital to build inventory and support the growth of additional products.  An inability to generate positive cash flow for the near term may adversely affect Sarcos’ ability to raise needed capital for its business on reasonable terms, diminish supplier or customer willingness to enter into transactions with Sarcos, and have other adverse effects that may decrease its long-term viability.  There can be no assurance that Sarcos will achieve positive cash flow in the near future or at all.

Sarcos’ ability to use net operating loss carryforwards and other tax attributes may be limited in connection with the Business Combination or other ownership changes.

Sarcos has incurred losses during its history and does not expect to become profitable in the near future, and may never achieve profitability.  To the extent that Sarcos continues to generate taxable losses, unused losses will carry forward to offset future taxable income, if any, until such unused losses expire.

Under the Tax Act, as modified by the CARES Act, U.S. federal net operating loss carryforwards generated in taxable periods beginning after December 31, 2017, may be carried forward indefinitely, but the deductibility of such net operating loss carryforwards in taxable years beginning after December 31, 2020, is limited to 80% of taxable income.  It is uncertain if and to what extent various states will conform to the Tax Act or the CARES Act.  Suspensions or other restrictions on the use of net operating losses or tax credits, possibly with retroactive effect, may result in Sarcos’ existing net operating losses or tax credits expiring or otherwise being unavailable to offset future income tax liabilities.

In addition, the net operating loss carryforwards are subject to review and possible adjustment by the Internal Revenue Service and state tax authorities.  Under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (the “Code”), these federal net operating loss carryforwards and other tax attributes may become subject to an annual limitation in the event of certain cumulative changes in the ownership of Sarcos.  An “ownership change” pursuant to Section 382 of the Code generally occurs if one or more stockholders or groups of stockholders who own at least 5% of a company’s stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. The ability of Sarcos to utilize net operating loss carryforwards and other tax attributes to offset future taxable income or tax liabilities may be limited as a result of ownership changes, including changes from the Business Combination or other transactions.  Similar rules may apply under state tax laws.  Sarcos has not yet determined the amount of the cumulative change in its ownership resulting from the Business Combination or other transactions, or any resulting limitations on its ability to utilize its net operating loss carryforwards and other tax attributes.  If Sarcos earns taxable income, such limitations could result in increased future income tax liability to Sarcos and its future cash flows could be adversely affected.  Sarcos has recorded a full valuation allowance related to its net operating loss carryforwards and other deferred tax assets due to the uncertainty of the ultimate realization of the future benefits of those assets.

Sarcos expects to incur substantial R&D costs and devote significant resources to identifying and commercializing new products, which could significantly reduce its profitability and may never result in revenue to Sarcos.

Sarcos’ future growth depends on penetrating new markets, adapting existing products to new applications and customer requirements, and introducing new products that achieve market acceptance.  Sarcos plans to incur substantial, and potentially increasing, R&D costs as part of its efforts to design, develop, manufacture and commercialize new products and enhance existing products.  Old Sarcos’ R&D expenses were $14.1 million and $12.9 million during 2020 and 2019, respectively, and are likely to grow in the future.  Because Sarcos accounts for R&D as an operating expense, these expenditures will adversely affect its results of operations in the future.  Further, Sarcos’ R&D program may not produce successful results, and its new products may not achieve market acceptance, create additional revenue or become profitable.

Sarcos is subject to evolving laws, regulations, standards, policies, and contractual obligations related to data privacy and security laws and regulations, and its actual or perceived failure to comply with such obligations could harm Sarcos’ reputation, subject it to significant fines and liability, or otherwise adversely affect its business, prospects, financial condition and operating results.

Sarcos is subject to or affected by a number of federal, state and local laws and regulations, as well as contractual obligations and industry standards, that impose certain obligations and restrictions with respect to data privacy and security, and govern Sarcos’ collection, storage, retention, protection, use, processing, transmission, sharing and disclosure of personal information, including that of its employees, customers and others.  Most jurisdictions have enacted laws requiring companies to notify individuals, regulatory authorities and others of security breaches involving certain types of data.  Such laws may be inconsistent or may change or additional laws may be adopted.  In addition, Sarcos’ agreements with certain customers may require Sarcos to notify them in the event of a security breach.  Such mandatory disclosures are costly, could lead to negative publicity, result in penalties or fines, result in litigation, may cause Sarcos’ customers to lose confidence in the effectiveness of Sarcos’ security measures and require Sarcos to expend significant capital and other resources to respond to and/or alleviate problems caused by the actual or perceived security breach.

The global data protection landscape is rapidly evolving, and implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future.  Sarcos may not be able to monitor and react to all developments in a timely manner.  For example, California adopted the California Consumer Privacy Act (“CCPA”), which became effective in January 2020.  The CCPA establishes a privacy framework for covered businesses, including an expansive definition of personal information and data privacy rights for California residents.  The CCPA includes a framework with potentially severe statutory damages and private rights of action.  The CCPA requires covered businesses to provide new disclosures to California residents, provide them new ways to opt-out of certain disclosures of personal information, and allow for a new cause of action for data breaches.  Additionally, a new privacy law, the California Privacy Rights Act (“CPRA”), was approved by California voters in the November 3, 2020 election.  The CPRA creates obligations relating to consumer data beginning on January 1, 2022, with implementing regulations expected on or before July 1, 2022, and enforcement beginning July 1, 2023.  The CPRA significantly modifies the CCPA, potentially resulting in further uncertainty.  Some observers have noted that the CCPA could mark the beginning of a trend toward more stringent privacy legislation in the United States.  Other states have begun to propose and enact similar laws.  For example, Virginia has enacted the Virginia Consumer Data Protection Act, which will go into effect January 1, 2023, and Colorado has enacted the Colorado Privacy Act, which takes effect on July 1, 2023.  These laws in Virginia and Colorado share similarities with the CCPA, CPRA, and legislation proposed in other states.  As Sarcos expands its operations, the CCPA, CPRA, and other laws and regulations relating to privacy and data security may increase Sarcos’ compliance costs and potential liability.  Compliance with any applicable privacy and data security laws and regulations is a rigorous and time-intensive process, and Sarcos may be required to put in place additional mechanisms to comply with such laws and regulations.

Additionally, as Sarcos’ international presence expands, it may become subject to or face increasing obligations under laws and regulations in countries outside the United States, many of which, such as the European Union’s General Data Protection Regulation (“GDPR”) and national laws supplementing the GDPR, as well as legislation substantially implementing the GDPR in the United Kingdom, are significantly more stringent than those currently enforced in the United States.  The GDPR requires companies to meet stringent requirements regarding the handling of personal data of individuals located in the European Economic Area (“EEA”).  The GDPR also includes significant penalties for noncompliance, which may result in monetary penalties of up to the higher of €20 million or 4% of a group’s worldwide turnover for the preceding financial year for the most serious violations.  The United Kingdom’s version of the GDPR, the UK GDPR, which it maintains along with its Data Protection Act (collectively, the “UK GDPR”), also provides for substantial penalties that, for the most serious violations, can go up to the greater of £17.5 million or 4% of a group’s worldwide turnover for the preceding financial year.  Many other jurisdictions globally are considering or have enacted legislation providing for local storage of data or otherwise imposing privacy, data protection and data security obligations in connection with the collection, use and other processing of personal data. As a general matter, compliance with laws, regulations, contractual obligations, industry standards, and any rules or guidance from self-regulatory organizations relating to privacy, data protection, and data security that apply, or are asserted to apply, to Sarcos’ operations may result in substantial costs and may necessitate changes to Sarcos’ business practices, which may compromise Sarcos’ growth strategy, adversely affect Sarcos’ ability to acquire customers, and otherwise adversely affect Sarcos’ business, prospects, results of operations, and financial condition.

Sarcos publishes privacy policies and other documentation regarding its collection, processing, use and disclosure of personal information and/or other confidential information.  Although Sarcos endeavors to comply with its published policies and other documentation, Sarcos may at times fail to do so or may be perceived to have failed to comply with such policies and other actual or asserted legal or contractual obligations relating to privacy, data protection, or data security.  Moreover, despite its efforts, Sarcos may not be successful in achieving compliance, including if Sarcos’ employees, contractors, service providers or vendors fail to comply with its published policies and documentation.  Such failures can subject Sarcos to potential action by governmental or regulatory authorities if they are found to be deceptive, unfair, or misrepresentative of its actual practices.  Any actual or perceived inability of Sarcos to adequately address privacy and security concerns or comply with applicable laws, rules and regulations relating to privacy, data protection or data security, or applicable privacy notices, could lead to investigations, claims, and proceedings by governmental entities and private parties, damages for contract breach, and other significant costs, penalties, and other liabilities.  Any such claims or other proceedings could be expensive and time-consuming to defend and could result in adverse publicity.  Any of the foregoing may have an adverse effect on Sarcos’ business, prospects, results of operations, and financial condition.

Sarcos is subject to cybersecurity risks to its operational systems, security systems, infrastructure, integrated software in its products and data processed by Sarcos or third-party vendors.

Sarcos’ business and operations involve the collection, storage, processing, and transmission of personal data and certain other sensitive and proprietary data of collaborators, customers, and others.  Additionally, Sarcos maintains sensitive and proprietary information relating to its business, such as its own proprietary information and personal data relating to its employees.  An increasing number of organizations have disclosed breaches of their information security systems and other information security incidents, some of which have involved sophisticated and highly targeted attacks.  Sarcos may be a target for attacks by state-sponsored actors and others designed to disrupt its operations or to attempt to gain access to its systems or data that is processed or maintained in its business.  The ongoing COVID-19 pandemic has increased security risks due to personnel working remotely.

Sarcos is at risk for interruptions, outages and breaches of its: (a) operational systems, including business, financial, accounting, product development, data processing or production processes, owned by Sarcos or its third-party vendors or suppliers; (b) facility security systems, owned by Sarcos or its third-party vendors or suppliers; (c) transmission control modules or other in-product technology, owned by Sarcos or its third-party vendors or suppliers; (d) the integrated software in Sarcos units; or (e) customer data that Sarcos processes or its third-party vendors or suppliers process on its behalf.  Because techniques used to obtain unauthorized access to or to sabotage information systems change frequently and may not be known until launched against a target, Sarcos may be unable to anticipate or prevent these attacks, react in a timely manner, or implement adequate preventive measures, and may face delays in its detection or remediation of, or other responses to, security breaches and other privacy-and security-related incidents.  Such incidents could: materially disrupt Sarcos’ operational systems; result in loss of intellectual property, trade secrets or other proprietary or competitively sensitive information; compromise certain information of customers, employees, suppliers, or others; jeopardize the security of Sarcos’ facilities; or affect the performance of in-product technology and the integrated software in Sarcos’ units.  Certain efforts may be state-sponsored or supported by significant financial and technological resources, making them even more difficult to detect, remediate, and otherwise respond to.

Sarcos plans to include product services and functionality that utilize data connectivity to monitor performance and timely capture opportunities to enhance performance and for safety and cost-saving preventative maintenance.  The availability and effectiveness of Sarcos’ services depend on the continued operation of information technology and communications systems.  Sarcos’ systems will be vulnerable to damage or interruption from, among others, physical theft, fire, terrorist attacks, natural disasters, power loss, war, telecommunications failures, viruses, denial or degradation of service attacks, ransomware and other malicious code, social engineering schemes, insider theft or misuse or other attempts to harm Sarcos’ systems.  Sarcos intends to use its product services and functionality to log information about each unit’s use in order to aid Sarcos in diagnostics and servicing.  Sarcos’ customers may object to the use of this data, which may require Sarcos to implement new or modified data handling policies and mechanisms, increase Sarcos’ unit maintenance costs and costs associated with data processing and handling, and harm its business prospects.

Although Sarcos is in the process of implementing certain systems and processes that are designed to protect its data and systems within its control, prevent data loss, and prevent other security breaches and security incidents, these security measures cannot guarantee security.  The IT and infrastructure used in Sarcos’ business may be vulnerable to cyberattacks or security breaches, and third parties may be able to access data, including personal data and other sensitive and proprietary data of Sarcos and its customers, collaborators and partners, its employees’ personal data, or other sensitive and proprietary data, accessible through those systems.  Employee error, malfeasance, or other errors in the storage, use, or transmission of any of these types of data could result in an actual or perceived privacy or security breach or other security incident.

Moreover, there are inherent risks associated with developing, improving, expanding and updating Sarcos’ current systems, such as the disruption of Sarcos’ data management, procurement, production execution, finance, supply chain and sales and service processes.  These risks may affect Sarcos’ ability to manage its data and inventory, procure parts or supplies or manufacture, deploy, deliver and service its units, adequately protect its intellectual property or achieve and maintain compliance with, or realize available benefits under, applicable laws, regulations and contracts.  Sarcos cannot be sure that these systems upon which it relies, including those of its third-party vendors or suppliers, will be effectively implemented, maintained or expanded as planned.  If Sarcos does not successfully implement, maintain or expand these systems as planned, its operations may be disrupted, its ability to accurately and timely report its financial results could be impaired, and deficiencies may arise in its internal control over financial reporting, which may impact Sarcos’ ability to certify its financial results.  Moreover, Sarcos’ proprietary information or intellectual property could be compromised or misappropriated and its reputation may be adversely affected.  If these systems do not operate as Sarcos expects them to, Sarcos may be required to expend significant resources to make corrections or find alternative sources for performing these functions.

Any actual or perceived security breach or security incident, or any systems outages or other disruption to systems used in Sarcos’ business, could interrupt Sarcos’ operations, result in loss or improper access to, or acquisition or disclosure of, data or a loss of intellectual property protection, harm Sarcos’ reputation and competitive position, reduce demand for its products, damage Sarcos’ relationships with customers, partners, collaborators, or others, or result in claims, regulatory investigations, and proceedings and significant legal, regulatory, and financial exposure, and any such incidents or any perception that Sarcos’ security measures are inadequate could lead to loss of confidence in Sarcos and harm to its reputation, any of which could adversely affect Sarcos’ business, financial condition, and results of operations.  Any actual or perceived breach of privacy or security, or other security incident, impacting any entities with which Sarcos shares or discloses data (including, for example, its third-party technology providers) could have similar effects.  Sarcos expects to incur significant costs in an effort to detect and prevent privacy and security breaches and other privacy- and security-related incidents, and may face increased costs and requirements to expend substantial resources in the event of an actual or perceived privacy or security breach or other incident.

A substantial portion of Sarcos’ current revenue is generated by sales to government entities, which are subject to a number of uncertainties, challenges, and risks.

Sales to government entities are subject to a number of risks.  Selling to government entities can be highly competitive, expensive, and time-consuming, often requiring significant upfront time and expense without any assurance that these efforts will generate a sale.  In the event that Sarcos is successful in being awarded a government contract, such award may be subject to appeals, disputes, or litigation, including, but not limited to, bid protests by unsuccessful bidders.  Government demand and payment for Sarcos’ solutions may be impacted by public sector budgetary cycles and funding authorizations, with funding reductions or delays adversely affecting public sector demand for Sarcos’ solutions.  Government entities may have statutory, contractual, or other legal rights to terminate Sarcos’ contracts for convenience or default.  For purchases by the U.S. federal government, the government may require certain products to be manufactured in the United States and other high cost manufacturing locations, and  Sarcos or any third-party manufacturers may not manufacture all products in locations that meet government requirements, and as a result, Sarcos’ business and results of operations may suffer.

As a government contractor or subcontractor, Sarcos must comply with laws, regulations, and contractual provisions relating to the formation, administration, and performance of government contracts and inclusion on government contract vehicles, which affect how Sarcos and its partners do business with government agencies.  As a result of actual or perceived noncompliance with government contracting laws, regulations, or contractual provisions, Sarcos may be subject to non-ordinary course audits and internal investigations which may prove costly to its business financially, divert management time, or limit Sarcos’ ability to continue selling its products to its government customers.  These laws and regulations may impose other added costs on Sarcos’ business, and failure to comply with these or other applicable regulations and requirements, including non-compliance in the past, could lead to claims for damages, downward contract price adjustments or refund obligations, civil or criminal penalties, and termination of contracts and suspension or debarment from government contracting for a period of time with government agencies.  Any such damages, penalties, disruption, or limitation in Sarcos’ ability to do business with a government would adversely impact, and could have a material adverse effect on, Sarcos’ business, prospects, financial condition and operating results.

Sarcos is subject to U.S. and foreign anti-corruption and anti-money laundering laws and regulations.  Sarcos can face criminal liability and other serious consequences for violations, which can harm its business, prospects, financial condition and operating results.

Sarcos is subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, and other anti-corruption, anti-bribery and anti-money laundering laws in countries in which Sarcos conducts activities.  Anti-corruption laws are interpreted broadly and prohibit companies and their employees, business partners, third-party intermediaries, representatives, and agents from authorizing, promising, offering or providing, directly or indirectly, improper payments or anything else of value to government officials, political candidates, political parties, or commercial partners for the purpose of obtaining or retaining business or securing an improper business advantage.

Sarcos has direct and indirect interactions with foreign officials, including in furtherance of sales to governmental entities in non-U.S. countries.  Sarcos sometimes leverages third parties to conduct its business abroad, and its third-party business partners, representatives, and agents may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities.  Sarcos can be held liable for the corrupt or other illegal activities of its employees or these third-parties, even if Sarcos does not explicitly authorize or have actual knowledge of such activities.  The FCPA and other applicable laws and regulations laws also require that Sarcos keep accurate books and records and maintain internal controls and compliance procedures designed to prevent any such actions.  While Sarcos has policies and procedures to address compliance with such laws, there can be no assurance that all of Sarcos’ employees, business partners, third-party intermediaries, representatives, and agents will not take actions in violation of its policies and applicable law, for which Sarcos may be ultimately held responsible.  Sarcos’ exposure for violating these laws increases as its international presence expands and as it increases sales and operations in foreign jurisdictions.

Any violations of the laws and regulations described above may result in whistleblower complaints, adverse media coverage, investigations, substantial civil and criminal fines and penalties, damages, settlements, prosecution, enforcement actions, imprisonment, the loss of export or import privileges, suspension or debarment from government contracts, tax reassessments, breach of contract and fraud litigation, reputational harm and other consequences, any of which could adversely affect Sarcos’ business, prospects, financial condition and operating results.  In addition, responding to any investigation or action will likely result in a significant diversion of management’s attention and resources and significant defense costs and other professional fees.

Sarcos is subject to governmental export and import controls and laws that could subject Sarcos to liability if Sarcos is not in compliance with such laws.

Sarcos’ products are subject to export control, import and economic sanctions laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations and various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control. Exports of Sarcos’ robotic systems and technology must be made in compliance with these laws and regulations.  If Sarcos fails to comply with these laws and regulations, Sarcos and certain of its employees could be subject to substantial civil or criminal penalties, including the possible loss of export or import privileges; fines, which may be imposed on Sarcos and responsible employees or managers; and, in extreme cases, the incarceration of responsible employees or managers.

Moreover, international sales of certain of Sarcos’ products are subject to U.S. laws, regulations and policies like the International Traffic in Arms Regulations and other export laws and regulations and may be subject to first obtaining licenses, clearances or authorizations from various regulatory entities.  If Sarcos is not allowed to export its products or the clearance process is burdensome and costly, Sarcos’ ability to generate revenue would be adversely affected.

In addition, changes to Sarcos’ robotic systems, or changes in applicable export control, import, or economic sanctions laws and regulations may create delays in the introduction and sale of Sarcos’ robotic systems and solutions or, in some cases, prevent the export or import of Sarcos’ robotic systems to certain countries, governments, or persons altogether.  Compliance with such laws and regulations may also be costly and require time and attention from Sarcos management.  Any change in export, import, or economic sanctions laws and regulations, shift in the enforcement or scope of existing laws and regulations, or change in the countries, governments, persons, or technologies targeted by such laws and regulations, could also result in decreased use of Sarcos’ robotic systems, as well as Sarcos’ decreased ability to export or market its robotic systems to potential customers.  Any decreased use of Sarcos’ robotic systems or limitation on Sarcos’ ability to export or market its robotic systems would likely adversely affect Sarcos’ business, prospects, financial condition and operating results.

Sarcos’ management team will have broad discretion in making strategic decisions to execute their growth plans, and there can be no assurance that Sarcos’ management’s decisions will result in successful achievement of Sarcos’ business objectives or will not have unintended consequences that negatively impact Sarcos’ growth prospects.

Sarcos’ management will have broad discretion in making strategic decisions to execute their growth plans and may devote time and company resources to new or expanded solution offerings, potential acquisitions, prospective customers or other initiatives that do not necessarily improve Sarcos’ operating results or contribute to its growth.  Management’s failure to make strategic decisions that are ultimately accretive to Sarcos’ growth may result in unfavorable returns and uncertainty about Sarcos’ prospects, each of which could cause the price of the Common Stock to decline.

Risks Related to Our Technology and Intellectual Property

Sarcos’ success depends in part on its ability to obtain and maintain protection for the intellectual property relating to or incorporated into its products.

Sarcos’ success depends in part on its ability to obtain and maintain protection for the intellectual property relating to or incorporated into its products.  Sarcos seeks to protect its intellectual property through a combination of patents, trademarks, confidentiality and assignment agreements with its employees and certain of its contractors, and confidentiality agreements with certain of its consultants, scientific advisors, and other vendors and contractors.  In addition, Sarcos relies on trade secret law to protect its proprietary software and product candidates/products in development.  For more information, see Business—Intellectual Property.

Patent positions covering robotic systems and human-augmented robotic systems (e.g., wearable humanoid or exoskeleton robotic systems) inventions can be highly uncertain and involve many new and evolving complex legal, factual, and technical issues.  Patent laws and interpretations of those laws are subject to change and any such changes may diminish the value of Sarcos’ patents or narrow the scope of Sarcos’ right to exclude others.  In addition, Sarcos may fail to apply for or be unable to obtain patents necessary to protect its technology or products from competition or fail to enforce its patents due to lack of information about the exact use of technology or processes by third parties.  Also, Sarcos cannot be sure that any patents will be granted in a timely manner or at all with respect to any of its patent pending applications or that any patents that are granted will be adequate to exclude others for any significant period of time or at all.  Given the foregoing, and in order to continue reducing operational expenses in the future, Sarcos may invest fewer resources in filing and prosecuting new patents and on maintaining and enforcing various patents, especially in regions where it currently does not focus its market growth strategy.

Litigation to establish or challenge the validity of patents, or to defend against or assert against others’ infringement, unauthorized use, enforceability or invalidity, can be lengthy and expensive and may result in Sarcos’ patents being invalidated or interpreted narrowly and may restrict Sarcos’ ability to be granted new patents related to its pending patent applications.  Even if Sarcos prevails, litigation may be time consuming, force Sarcos to incur significant costs, and could divert management’s attention from managing its business while any damages or other remedies awarded to Sarcos may not be valuable.  In addition, U.S. patents and patent applications may be subject to interference or derivation proceedings, and U.S. patents may be subject to re-examination and inter partes or post grant review proceedings in the U.S. Patent and Trademark Office.  Furthermore, Sarcos’ issued patents may be subject to claims of invalidity based on earlier filed patents or published applications not discovered in any patent searches or by the patent offices that carried out examination of the issued patents.  Foreign patents may also be subject to opposition or comparable proceedings in corresponding foreign patent offices.  Any of these proceedings may be expensive and could result in the loss of a patent or denial of a patent application, or the loss or reduction in the scope of one or more of the claims of a patent or patent application.

In addition, Sarcos seeks to protect its trade secrets, know-how, and confidential information that is not patentable by entering into confidentiality and assignment agreements with its employees and certain of its contractors and confidentiality agreements with certain of its consultants, scientific advisors, and other vendors and contractors.  However, Sarcos may fail to enter into the necessary agreements, and even if entered into, these agreements may be breached or otherwise fail to prevent disclosure, third-party infringement, or misappropriation of Sarcos’ proprietary information, may be limited as to their term and may not provide an adequate remedy in the event of unauthorized disclosure or use of proprietary information.  Enforcing a claim that a third party illegally obtained or is using Sarcos’ trade secrets without authorization may be expensive and time consuming, and the outcome is unpredictable.  Some of Sarcos’ employees or consultants or service providers may own certain technology which they license to Sarcos for a set term.  If these technologies are material to Sarcos’ business after the term of the license, Sarcos’ inability to use them could adversely affect Sarcos’ business and profitability.

Sarcos also has taken and continues to take precautions to initiate reasonable safeguards to protect its information technology systems.  However, these measures may not be adequate to safeguard Sarcos’ proprietary information, which could lead to the loss or impairment thereof or to expensive litigation to defend Sarcos’ rights against competitors who may be better funded and have superior resources.  In addition, unauthorized parties may attempt to copy or reverse engineer certain aspects of Sarcos’ products that it considers proprietary or Sarcos’ proprietary information may otherwise become known or may be independently developed by Sarcos’ competitors or other third parties.  If other parties are able to use Sarcos’ proprietary technology or information, Sarcos’ ability to compete in the market could be harmed.  Further, unauthorized use of Sarcos’ intellectual property may have occurred, or may occur in the future, without Sarcos’ knowledge.

Sarcos also has made reasonable efforts to register and enforce its trademark rights.  However, the area of trademark law and the infringement analysis is complex and notwithstanding its efforts to develop and enforce its trademark portfolio, both outgoing and incoming claims of trademark infringement could lead to limitations, loss or impairment of those trademark rights or to expensive litigation to prosecute or defend Sarcos’ trademark rights against third party infringers who may be better funded and have superior resources.

If Sarcos is unable to obtain or maintain adequate protection for intellectual property, or if any protection is reduced or eliminated, competitors may be able to use Sarcos’ technologies, resulting in harm to Sarcos’ competitive position.

Sarcos is not able to protect its intellectual property rights in all countries.

Filing, prosecuting, maintaining, and defending patents and trademarks on each of Sarcos’ products in all countries throughout the world would be prohibitively expensive and time consuming, and thus its intellectual property rights outside the United States are limited.  In addition, the laws of some foreign countries, especially developing countries, such as China, do not protect intellectual property rights to the same extent as federal and state laws in the United States.  Also, it may not be possible to effectively enforce intellectual property rights in some countries at all or to the same extent as in the United States and other countries.  Consequently, Sarcos is unable to prevent third parties from using its inventions in all countries, or from selling or importing products made using its inventions in the jurisdictions in which Sarcos does not have (or is unable to effectively enforce) patent protection.  Competitors may use Sarcos’ technologies in jurisdictions where they have not obtained patent protection to develop, market or otherwise commercialize their own products, and Sarcos may be unable to prevent those competitors from importing those infringing products into territories where it has patent protection, but enforcement may not be as strong as in the United States.  These products may compete with Sarcos’ products and Sarcos’ patents and other intellectual property rights may not be effective or sufficient to prevent them from competing in those jurisdictions.  Moreover, strategic partners, competitors or others in the chain of commerce may raise legal challenges against Sarcos’ intellectual property rights or may infringe upon Sarcos’ intellectual property rights, including through means that may be difficult to detect or prevent.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions.  Proceedings to enforce Sarcos’ patent rights in the United States or foreign jurisdictions could result in substantial costs and divert Sarcos’ efforts and attention from other aspects of its business, could put Sarcos’ patents at risk of being invalidated or interpreted narrowly and Sarcos patent applications at risk of not issuing, and could provoke third parties to assert patent infringement or other claims against Sarcos.  Sarcos may not prevail in any lawsuits that it initiates and the damages or other remedies awarded, if any, may not be commercially meaningful.  Accordingly, Sarcos’ efforts to enforce its intellectual property rights in the United States and around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that Sarcos develops or licenses from third parties.

Sarcos may be subject to intellectual property infringement claims or misappropriation claims, which may be time consuming and expensive and, if adversely determined, could limit Sarcos’ ability to commercialize its products.

Companies operating in the robotics industry may face difficulty enforcing their patent rights and may become subject to a substantial amount of litigation over patent rights.  In particular, Sarcos’ competitors in both the United States and abroad, many of which have substantially greater resources and have made substantial investments in competing technologies, have been issued patents and filed patent applications with respect to their products and processes and may apply for other patents in the future.  The large number of patents, the rapid rate of new patent issuances, and the complexities of the technology involved increase the risk of patent litigation.

Determining whether a product infringes a patent involves complex legal and factual issues and the outcome of patent litigation is often uncertain.  No assurance can be given that patents containing claims covering Sarcos’ products, technology or methods do not exist, have not been filed or could not be filed or issued.  In addition, because patent applications can take years to issue and because publication schedules for pending applications vary by jurisdiction, there may be applications now pending of which Sarcos is unaware and which may result in issued patents that Sarcos’ current or future products infringe.  Also, because the claims of published patent applications can change between publication and patent grant, published applications that initially do not appear to be problematic may issue with claims that potentially cover Sarcos’ products, technology or methods.  Moreover, there may be pending, published or allowed applications that may disclose, but not claim, subject matter covering Sarcos’ products, technology or methods, where such pending or published applications may be amended, or one or more continuation or divisional applications may be filed, in an attempt to capture, to the extent possible, such products, technology or methods of Sarcos that are in the public domain, and which may result in issued patents that Sarcos’ current or future products infringe.

Infringement actions and other intellectual property claims brought against Sarcos, whether with or without merit, may cause Sarcos to incur substantial costs and could place a significant strain on Sarcos’ financial resources, divert the attention of management, and harm Sarcos’ reputation.  Sarcos cannot be certain that it will successfully defend against any allegations of infringement.  If Sarcos is found to infringe another party’s patents, Sarcos could be required to pay damages.  Sarcos could also be prevented from selling its infringing products, unless Sarcos can obtain a license to use the technology covered by such patents or can redesign its products so that they do not infringe.  A license may not be available on commercially reasonable terms or at all, and Sarcos may not be able to redesign its products to avoid infringement.  In these circumstances, Sarcos may not be able to sell its products at competitive prices or at all, and its business, prospects, financial condition and operating results could be harmed.

Intellectual property discovered through government funded programs may be subject to federal regulations such as “march-in” rights, certain reporting requirements and a preference for U.S.-based companies.  Compliance with such regulations may limit Sarcos’ exclusive rights and limit its ability to contract with non-U.S. manufacturers.

Sarcos may develop, acquire, or license intellectual property rights that have been generated through the use of U.S. government funding or grants.  Pursuant to the Bayh-Dole Act of 1980, the U.S. government has certain rights in inventions developed with government funding.  These U.S. government rights may include a non-exclusive, non-transferable, irrevocable worldwide license to use inventions for any governmental purpose.  In addition, the U.S. government may have the right, under certain limited circumstances, to require Sarcos to grant exclusive, partially exclusive, or non-exclusive licenses to any of these inventions to a third party if the U.S. government determines that: (1) adequate steps have not been taken to commercialize the invention; (2) government action is necessary to meet public health or safety needs; or (3) government action is necessary to meet requirements for public use under federal regulations (also referred to as “march-in rights”).  Such “march-in” rights would apply to new subject matter arising from the use of such government funding or grants and would not extend to pre-existing subject matter or subject matter arising from funds unrelated to the government funding or grants.  If the U.S. government exercised its march-in rights in Sarcos’ future intellectual property rights that are generated through the use of U.S. government funding or grants, Sarcos could be forced to license or sublicense intellectual property developed by Sarcos or that it licenses on terms unfavorable to Sarcos, and there can be no assurance that Sarcos would receive compensation from the U.S. government for the exercise of such rights.  The U.S. government may also have the right to take title to these inventions if the grant recipient fails to disclose the invention to the government or fails to file an application to register the intellectual property within specified time limits.  Intellectual property generated under a government funded program is also subject to certain reporting requirements, compliance with which may require us to expend substantial resources.  In addition, the U.S. government requires that any products embodying any of these inventions or produced through the use of any of these inventions be manufactured substantially in the United States.  This preference for U.S. industry may be waived by the federal agency that provided the funding if the owner or assignee of the intellectual property can show that reasonable but unsuccessful efforts have been made to grant licenses on similar terms to potential licensees that would be likely to manufacture substantially in the United States or that under the circumstances domestic manufacture is not commercially feasible.  This preference for U.S. industry may limit Sarcos’ ability to contract with non-U.S. product manufacturers for products covered by such intellectual property.

Sarcos may be subject to damages resulting from claims that it or its employees have wrongfully used or disclosed alleged trade secrets of its employees’ former employers.

Sarcos may be subject to claims that it or its employees have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of an employee’s former employers.  Litigation may be necessary to defend against these claims.  If Sarcos fails in defending such claims, in addition to paying monetary damages, it may lose valuable intellectual property rights or personnel.  A loss of key personnel or their work product could hamper or prevent Sarcos’ ability to commercialize its products, which could severely harm its business.  Even if Sarcos is successful in defending against these claims, litigation could result in substantial costs and demand on management resources.

Risks Related to Ownership of our Common Stock and Warrants

Resales of the shares of Common Stock issued in connection with the Business Combination could depress the market price of the Common Stock of the post-combination company.

Sales of a substantial number of shares of the Common Stock or Warrants of Sarcos could occur at any time.  These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Common Stock or Warrants.

Common Stock issued to the Sarcos Stockholders are subject to two lock-up obligations.  Pursuant to the Amended and Restated Bylaws of the post-combination company, Sarcos Stockholders are subject to the following lock-up periods.

If the Common Stock is issued from the exchange or conversion of shares of Sarcos preferred stock, then:

1.

fifty percent (50%) of the Common Stock may be transferred beginning at the earlier to occur of (a) the close of business on the 120th day after the Business Combination, provided that the average closing price of the common stock exceeds $13.00 for 20 trading days in any 30 consecutive trading day period prior to the transfer and (ii) the close of business on the six-month anniversary of the Business Combination.

2.	the remaining fifty percent (50%) of the Common Stock may only be transferred beginning on the one year anniversary of the Business Combination.

If the Common Stock is issued from the exchange or conversion of Sarcos Common Stock, Sarcos options, Sarcos restricted stock awards or Sarcos restricted stock unit awards, then:

1.

twenty percent (20%) of the Common Stock may be transferred beginning at the earlier to occur of (a) the close of business on the 120th day after the Business Combination, provided that the average closing price of the common stock exceeds $13.00 for 20 trading days in any 30 consecutive trading day period prior to the transfer and (b) the close of business on the 180th day after the Business Combination; and

2.

the remaining eighty percent (80%) of the Common Stock may only be transferred beginning upon the earlier to occur of (a) such time as the post-combination company or any of its subsidiaries have delivered to one or more customers at least 20 Guardian XO and/or Guardian XT-DX commercial units, but in no event prior to the close of business on the one year anniversary of the Business Combination and (b) the close of business on the two year anniversary of the Business Combination.

In addition to the restrictions set forth in the Amended and Restated Bylaws, certain Sarcos Stockholders entered into Lock-Up Agreements with the Company whereby:

1.

holders of shares of Sarcos preferred stock agreed, among other things, that (a) 50% of their shares may not be transferred, until the earlier to occur of (x) six months following the Business Combination, and (y) 120 days following the Business Combination if the stock price of the Company’s common stock exceeds $13.00 for 20 trading days in any 30 consecutive trading day period, and (b) the remaining 50% of such shares may not be transferred for a period of one year following the Business Combination.

2.

holders of Sarcos’ common stock, options, restricted stock awards and restricted stock unit awards agreed, among other things, that (1) 20% of such securities may not be transferred until the earlier to occur of (a) 120 days after the Business Combination if the stock price of the Company’s common stock exceeds $13.00 for 20 trading days in any 30 consecutive trading day period, and (b) the 180th day after the Business Combination; and (2) the remaining 80% can be transferred at the earlier of (A) delivery to customers of at least twenty Guardian XO and/or Guardian XT commercial units to customers of the Constituent Corporations (but in no event prior to the close of business on the one year anniversary of the date of the Business Combination) and (B) the close of business on the second anniversary of the date of the Business Combination.

Common Stock and Private Placement Warrants of the post-combination company held by the Sarcos Stockholders will be freely tradeable once their applicable lock-up periods expire and such shares are registered by the post-combination company.  Pursuant to the Registration Rights Agreement entered into concurrently with the consummation of the Business Combination by and among the post-combination company, Sponsor and certain Sarcos Stockholders, the post-combination company agreed to register with the SEC the Common Stock and Private Placement Warrants held by such securities holders within 30 days following a request by a majority of the holders.

Following the Business Combination, the Common Stock issued upon conversion of the Founder Shares held by Rotor Restricted Stockholders, including the Sponsor, represent approximately 4.5% of the Common Stock of the Company.  The Rotor Restricted Stockholders are subject to certain transfer restrictions with respect to their converted Founder Shares and Private Placement Warrants.

1.

Common Stock may not be transferred until the earliest of (a) one year after the completion of theBusiness Combination and (b) upon completion of the Business Combination, (x) if the last reported sale price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination or (y) the date on which we complete a liquidation, merger, capital stock exchange or other similar transaction after the Business Combination that results in all of the post-combination company’s stockholders having the right to exchange their Common Stock for cash, securities or other property.

2.

Common Stock held by Messrs. Finn and Howard and other members of the Sponsor with an equity interest in Sarcos may not be transferred until the earlier of (i) a period of one year following the closing of the Business Combination or (ii) the post-combination company’s completion of a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the post-combination company’s stockholders having the right to exchange their equity holdings in the post-combination company for cash, securities or other property.

3.	Private Placement Warrants and the respective Common Stock underlying such Warrants are not transferable or salable until 30 days after the completion of the Business Combination.

Common Stock and Private Placement Warrants of the post-combination company held by the Rotor Restricted Stockholders will be freely tradeable once their applicable lock-up periods expire and such shares are registered by the Company.

Following the Business Combination, PIPE Investors hold approximately 15.4% of the Common Stock of the Company.  These shares are not subject to any lock-up or transfer restrictions, and pursuant to the Subscription

Agreements entered into with Rotor Acquisition Corp., the Company is obligated to file with the SEC a registration statement with respect to the resale of such Common Stock no later than 30 days following the consummation of the Business Combination.

There is no guarantee that the Public Warrants or Private Placement Warrants will ever be in the money, and they may expire worthless and the terms of our Warrants may be amended.

The exercise price for our Warrants is $11.50 per share of Common Stock.  There is no guarantee that the Warrants will ever be in the money prior to their expiration, and as such, the Warrants may expire worthless.

A market for our Securities may not continue, which would adversely affect the liquidity and price of our securities.

The price of our Securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions.  An active trading market for our securities may never develop or, if developed, it may not be sustained.  In addition, the price of our Securities can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports.  Additionally, if our Securities become delisted from Nasdaq for any reason, and are quoted on the OTC Bulletin Board or OTC Pink, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our Securities may be more limited than if we were quoted or listed on Nasdaq or another national securities exchange.  You may be unable to sell your securities unless a market can be established or sustained.

If the Business Combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of our securities may decline.

Following the Business Combination, fluctuations in the price of our securities could contribute to the loss of all or part of your investment.  Immediately prior to the Business Combination, there was no public market for Old Sarcos stock and trading in the shares of Rotor’s Common Stock, public units and Public Warrants had not been active.  Accordingly, the valuation ascribed to Old Sarcos and Rotor’s Common Stock, public units and Public Warrants in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination.  If an active market for our Securities develops and continues, the trading price of our securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control.  Any of the factors listed below could have a material adverse effect on your investment in our Securities and our Securities may trade at prices significantly below the price you paid for them.  In such circumstances, the trading price of our Securities may not recover and may experience a further decline.

Factors affecting the trading price of our Securities may include:

•	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;
•	changes in the market’s expectations about our operating results;
•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;
•	speculation in the press or investment community;
•	success of competitors;
•	our operating results failing to meet the expectation of securities analysts or investors in a particular period;
•	changes in financial estimates and recommendations by securities analysts concerning the post-combination company or the market in general;
•	operating and stock price performance of other companies that investors deem comparable to the post-combination company;
•	our ability to market new and enhanced products on a timely basis;

•	changes in laws and regulations affecting our business;
•	commencement of, or involvement in, litigation involving the post-combination company;
•	changes in the post-combination company’s capital structure, such as future issuances of securities or the incurrence of additional debt;
•	the volume of shares of the Common Stock and Public Warrants available for public sale;
•	any major change in our Board or management;
•	sales of substantial amounts of Common Stock by our directors, officers or significant stockholders or the perception that such sales could occur;
•	the realization of any of the risk factors presented in this prospectus;
•	additions or departures of key personnel;
•	failure to comply with the requirements of our stock exchange;
•	failure to comply with the Sarbanes-Oxley Act of 2002 or other laws or regulations;
•	actual, potential or perceived control, accounting or reporting problems;
•	changes in accounting principles, policies and guidelines; and
•	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance.  The stock market in general and stock exchanges have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected.  The trading prices and valuations of these stocks, and of our Securities, may not be predictable.  A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to us could depress our stock price regardless of our business, prospects, financial conditions or results of operations.  A decline in the market price of our Securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

In the past, securities class action litigation has often been initiated against companies following periods of volatility in their stock price.  This type of litigation could result in substantial costs and divert our management’s attention and resources, and could also require us to make substantial payments to satisfy judgments or to settle litigation.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding our Common Stock, then the price and trading volume of our Common Stock could decline.

The trading market for our Common Stock or Warrants will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors.  Securities and industry analysts do not currently, and may never, publish research on the Company.  If no securities or industry analysts commence coverage of the Company, the stock price and trading volume of the Common Stock and Public Warrants of the Company would likely be negatively impacted.  If any of the analysts who may cover the Company change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, the price of our Common Stock and Public Warrants would likely decline.  If any analyst who may cover the Company were to cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the stock price or trading volume of the Common Stock and Public Warrants to decline.

The exercise price for our Warrants is higher than in many similar blank check company offerings in the past, and, accordingly, the Warrants are more likely to expire worthless.

The exercise price of our Warrants is higher than is typical with many companies that have merged with similar blank check companies in the past.  Historically, with regard to units offered by blank check companies, the exercise price of a Warrant was generally a fraction of the purchase price of the units in the initial public offering.  The exercise price for our Warrants is $11.50 per share, subject to adjustment as provided herein.  As a result, the Warrants are less likely to ever be in the money and more likely to expire worthless.

We may redeem unexpired Warrants prior to their exercise at a time that is disadvantageous to Warrant holders, thereby making their Warrants worthless.

We have the ability to redeem outstanding Warrants at any time after they become exercisable and prior to their expiration, provided that the last reported sales price of our Common Stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalization and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which we give proper notice of such redemption to the Warrant holders and provided certain other conditions are met.  For additional information on the circumstances in which the Public Warrants may be redeemed, please see “Description of Securities—Warrants—Public Stockholders’ Warrants”. If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.  Redemption of the outstanding Warrants could force the Warrant holders (i) to exercise their Warrants and pay the exercise price therefor at a time when it may be disadvantageous for them to do so, (ii) to sell their Warrants at the then-current market price when they might otherwise wish to hold their Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding Warrants are called for redemption, is likely to be substantially less than the market value of their Warrants.  None of the Private Placement Warrants will be redeemable by us so long as they are held by the Sponsor or its permitted transferees.

Warrants will become exercisable for Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

We currently have outstanding Public Warrants to purchase 13,800,000 shares of Common Stock at $11.50 per share and Private Placement Warrants to purchase 6,749,468 shares at $11.50 per share.  The shares of Common Stock issued upon exercise of our Warrants will result in dilution to the then existing holders of Common Stock and increase the number of shares eligible for resale in the public market.  Sales of substantial numbers of such shares in the public market could adversely affect the market price of our Common Stock or Public Warrants.

The Private Placement Warrants are identical to the Public Warrants except that, so long as they are held by the Sponsor or its permitted transferees, (i) they will not be redeemable by us, (ii) they (including the Common Stock issuable upon exercise of these Warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the completion of the Business Combination, (iii) they may be exercised by the holders on a cashless basis and (iv) they are subject to registration rights.

Anti-takeover provisions contained in our Charter and Bylaws, as well as provisions of Delaware law, could impair a takeover attempt, which could limit the price investors might be willing to pay in the future for our common stock.

Our Charter and Bylaws contain provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests.  We are also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control.  Together, these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.  These provisions include:

•	a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;
•	only the Board of Directors (pursuant to a majority vote of the Whole Board), the Chairperson of the Board of Directors, or the Chief Executive Officer may call a special meeting;

•	stockholder vote of at least 66-2/3% required to remove a director for “cause”;
•	stockholder vote of at least 66-2/3% required to approve certain amendments to the Charter and Bylaws; and
•	the designation of Delaware and federal courts as the exclusive forums for certain disputes.

Our Amended and Restated Bylaws provide that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.

Sarcos’s Bylaws provide, to the fullest extent permitted by law, that internal corporate claims may be brought only in the Court of Chancery in the State of Delaware (or, if the Court of Chancery does not have, or declines to accept, jurisdiction, another state court or a federal court located within the State of Delaware).  In addition, our Bylaws provide that the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.  This forum selection provision will not apply to claims brought to enforce a duty or liability created by the Exchange Act.  Any person or entity purchasing or otherwise acquiring or holding any interest in our stock shall be deemed to have notice of and consented to the forum provision in our Amended and Restated Bylaws.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims.  Alternatively, if a court were to find the choice of forum provision contained in our Bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.  For example, under the Securities Act, federal courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.  Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act.

The JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.

We qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).  As such, we take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX”), (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements.  As a result, our stockholders may not have access to certain information they deem important.  We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year (a) following January 20, 2026, the fifth anniversary of Rotor’s IPO, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Common Stock, Public Warrants and public units that is held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.  We cannot predict if investors will find our common stock less attractive if we choose to rely on these exemptions.  If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and the price of our common stock may be more volatile.  Old Sarcos had total revenues during calendar year 2020 of approximately $8.8 million.  If we continue to expand our business through acquisitions and/or continues to grow revenues organically post-Business Combination, we may cease to be an emerging growth company prior to January 20, 2026.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company.  An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.  The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable.  We have elected to avail ourselves of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.  This may make comparison of our financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We cannot predict if investors will find our Common Stock or Public Warrants less attractive because we will rely on these exemptions.  If some investors find our Common Stock or Public Warrants less attractive as a result, there may be a less active trading market for our Common Stock or Public Warrants and more stock price volatility.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheet of Sarcos and Rotor as of June 30, 2021 and the unaudited pro forma condensed combined statements of operations of Sarcos and Rotor for the six months ended June 30, 2021 and for the year ended December 31, 2020 has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” and presents the combination of the financial information of Rotor and Sarcos after giving effect to the Business Combination and related transactions, as described in the accompanying notes.

The following unaudited pro forma condensed combined balance sheet of the combined company as of June 30, 2021 and the unaudited pro forma condensed combined statements of operations of the combined company for the six months ended June 30, 2021 and for the year ended December 31, 2020 present the combination of the historical financial information of Rotor and the historical financial information of Sarcos on a pro forma basis after giving effect to the Business Combination and related transactions, summarized below:

•	the Business Combination;
•	PIPE Financing;
•

the redemption of 23,479,970 shares of Class A common stock of Rotor from Rotor public shareholders who elected to have their shares redeemed in connection with the Business Combination for an aggregate redemption price of $234,799,700;

•	Old Sarcos preferred stockholders exchanged their preferred shares of Old Sarcos for common shares of Old Sarcos utilizing the conversion ratio stipulated in Old Sarcos’ Certificate of Incorporation;
•

all the Old Sarcos common shareholders and restricted stock award (“Old Sarcos RSA”) holders (after above conversions have been effected) received the right to convert their common shares into shares of the combined entity and also received the contingent right to receive their proportionate share of the Earn-out Shares;

•	the Old Sarcos vested and unvested stock option awards and Restricted Stock Units (“Old Sarcos RSUs”) converted into Company stock options and Company RSUs, respectively;
•	all outstanding warrants to purchase common shares of Sarcos were exercised as a closing condition to the Merger Agreement; and
•	the forgiveness of the Sarcos Paycheck Protection Program (“PPP”) Loans, arranged at the closing date of the Business Combination as stipulated by the Merger Agreement.

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 gives pro forma effect to the Business Combination and related transactions as if they were completed on June 30, 2021. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 and for the year ended December 31, 2020 give pro forma effect to the Business Combination and related transactions as if they had occurred on January 1, 2020, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial information is based on and should be read in conjunction with the audited historical financial statements of each of Rotor and Sarcos and the notes thereto, as well as the disclosures contained in the section titled “Old Sarcos’ Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and are not necessarily indicative of the financial condition or results of operations that would have been had the Business Combination and related transactions occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

JUNE 30, 2021

(In thousands)

	Rotor (Historical)	Sarcos (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Assets
Cash and cash equivalents	$15	$19,540	$229,922	4(a)	$249,477
Accounts receivable	—	386	—		386
Unbilled receivable	—	323	—		323
Inventories	—	1,259	—		1,259
Prepaid expenses	434	4,174	(2,799)	4(a)(4)	1,809
Property, plant and equipment, net	—	4,401	—		4,401
Other non-current assets	—	491	—		491
Cash held in Trust Account	276,046	—	(276,046)	4(d)	—
Total assets	$276,495	$30,574	$(48,923)		$258,146
Liabilities and stockholders’ equity
Accounts payable	$—	$2,045	$—		$2,045
Accrued liabilities	4,090	1,830	—		5,920
Promissory note with related parties	270	—	(270)	4(a)(5)	—
Note payable, non-current	—	2,000	(2,000)	4(c)	—
Other non-current liabilities	—	2,044	—		2,044
Warrant liability	25,916	—	(16,974)	4(l)	8,942
Deferred underwriting fee payable	9,660	—	(9,660)	4(b)	—
Total liabilities	39,936	7,919	(28,904)		18,951
Class A common stock subject to possible redemption	276,000	—	(276,000)	4(e)	—
Stockholders’ equity
Sarcos Preferred stock	—	12	(12)	4(f)	—
Rotor Class A common stock	—	—	14	4(g)	14
Rotor Class B common stock	1	—	(1)	4(h)	—
Sarcos Class A common stock	—	—	—	4(f)(i)	—
Sarcos Class B common stock	—	8	(8)	4(i)	—
Additional paid-in capital	24	97,079	223,900	4(j)	321,003
Accumulated deficit	(39,466)	(74,444)	32,088	4(k)	(81,822)
Total stockholders’ equity	(39,441)	22,655	255,981		239,195
Total liabilities and stockholders’ equity	$276,495	$30,574	$(48,923)		$258,146

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2021

(In thousands, Except Share and Per Share Amounts)

	Rotor (Historical)	Sarcos (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Revenue, net	$—	$2,942	$—		$2,942
Operating expenses
Cost of revenue	—	1,878	—		1,878
Research and development	—	6,869	2,000	4(o)	8,869
General and administrative	—	5,235	27,886	4(m)(n) (u)	33,121
Sales and marketing	5,301	1,819	28	4(m)	7,148
Total operating expenses	5,301	15,801	29,914		51,016
Loss from operations	(5,301)	(12,859)	(29,914)		(48,074)
Interest income, net	—	(23)	5	4(r)	(18)
Gain on forgiveness of notes payable	—	2,394	—		2,394
Other income, net	254	28	2,484	4(t)	2,766
Loss before income taxes	(5,047)	(10,460)	(27,425)		(42,932)
Provision for income taxes	—	(1)	—		(1)
Net loss	$(5,047)	$(10,461)	$(27,425)		$(42,933)
Net loss per share:
Weighted average shares outstanding, basic and diluted	8,546,870	8,176,001			137,589,275
Basic and diluted net loss per common share	$(0.59)	$(1.27)			$(0.31)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2020

(In thousands, Except Share and Per Share Amounts)

	Rotor (Adjusted)(1)	Sarcos (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Revenue, net	$—	$8,813	$—		$8,813
Operating expenses
Cost of revenue	—	5,602	—		5,602
Research and development	—	14,117	3,000	4(o)	17,117
General and administrative	—	7,297	64,496	4(m)(n)(p)(q)(u)	71,793
Sales and marketing	1	2,796	749	4(m)	3,546
Total operating expenses	1	29,812	68,245		98,058
Loss from operations	(1)	(20,999)	(68,245)		(89,245)
Interest income, net	—	40	—		40
Other income (expense), net	(3,585)	34	2,000	4(s)	(1,551)
Loss before income taxes	(3,586)	(20,925)	(66,245)		(90,756)
Provision for income taxes	—	(1)	—		(1)
Net loss	$(3,586)	$(20,926)	$(66,245)		$(90,757)
Weighted average shares outstanding, basic and diluted	6,000,000	7,887,760			137,589,275
Basic and diluted net loss per common share	$(0.60)	$(2.65)			$(0.66)

(1)	Refer to Note 3 for adjusted statement of operations of Rotor

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 – Description of the Business Combination (in thousands, except share and per share data)

On April 5, 2021, Rotor, Merger Sub, and Sarcos, entered into a Merger Agreement, with the Business Combination being completed on September 24, 2021.

Upon the Closing of the Merger, subject to the terms and conditions set forth in the Merger Agreement, Merger Sub merged with and into Old Sarcos, the separate corporate existence of Merger Sub ceased and Old Sarcos continued as the surviving corporation and direct, wholly owned subsidiary of the Company. Following the Closing, Rotor changed its name to Sarcos Technology and Robotics Corporation.

At the effective time of the Merger (the “Effective Time”), by virtue of the Merger and without any action on the part of Rotor, Merger Sub, Old Sarcos or the holders of any of Old Sarcos’s securities:

a)

each share of Sarcos Preferred Stock issued and outstanding immediately prior to the Effective Time was automatically converted into a number of shares of Sarcos Common Stock at then-effective conversion rate as calculated pursuant to the terms of the organizational documents of Old Sarcos (the “Preferred Stock Conversion”).

b)	each Sarcos Warrant outstanding at the Effective Time was exercised into shares of Sarcos Common Stock in accordance with the warrant terms (“Warrant Exercise”).
c)

each share of Sarcos Common Stock (including shares of Sarcos Common Stock resulting from the Preferred Stock Conversion and Warrant Exercise) that was issued and outstanding immediately prior to the Effective Time was converted into the right to receive the number of shares of Common Stock of the Company equal to the Exchange Ratio (defined as the Closing Merger Consideration divided by Old Sarcos outstanding shares, including those issued upon the Preferred Stock Conversion and Warrant Exercise, those issuable upon exercise of Old Sarcos Options and those underlying Old Sarcos RSUs and Old Sarcos RSAs), rounded down to the nearest whole share, plus the contingent right to receive the Earn-Out Consideration following the closing of the Merger. Closing Merger Consideration was defined as the sum of (a) 120,000,000 shares of Common Stock of the Company (for the avoidance of doubt, including the shares of Common Stock of the Company allocated in respect of the Old Sarcos Options, the Old Sarcos RSAs, and the Old Sarcos RSUs) in the aggregate (the “Base Merger Consideration”).

d)

22,000,000 shares of Common Stock of the Company were issued and sold for $10.00 per share and an aggregate purchase price of $220.0 million in the PIPE Financing pursuant to the Subscription Agreements, executed concurrently with the Merger Agreement;

e)

the cancellation of 494,040 Founder Shares and conversion of 6,405,960 Founder Shares into 6,405,960 shares of Common Stock of the Company in connection with the Business Combination in accordance with terms of the Merger Agreement;

f)	each issued and outstanding share of common stock of Merger Sub was converted into and become one validly issued, fully paid and nonassessable share of common stock of the surviving corporation;
g)

any shares of Old Sarcos capital stock held in the treasury of Sarcos or owned by Rotor or Merger Sub at the Effective Time were canceled without any conversion thereof and no payment or distribution was made with respect thereto;

h)

at the Effective Time, each outstanding Old Sarcos Option, whether vested or unvested, was assumed and converted into an option (a “Company Option”) with respect to a number of shares of Common Stock of the Company equal to the number of shares of Old Sarcos Common Stock subject to such Old Sarcos Options at the Effective Time multiplied by the Exchange Ratio, and rounded down to the nearest whole share and at an exercise price per share of Common Stock of the Company equal to the exercise price per share of Old Sarcos Common Stock subject to such Old Sarcos Option divided by the Exchange Ratio, and rounded up to the nearest whole cent; provided that the exercise price and the number of shares of Common Stock of the Company subject to the Company Option was determined in a manner consistent with the requirements of Section 409A of the Code;

i)

at the Effective Time, each Old Sarcos RSU outstanding at the Effective Time was converted into the right to receive restricted stock units based on shares of Common Stock of the Company (each, an “Adjusted Restricted Stock Unit Award”) with substantially the same terms and conditions as were applicable to such Old Sarcos RSU at the Effective Time (including with respect to vesting and termination-related provisions and dividend equivalents, as applicable), except that (A) such Adjusted Restricted Stock Unit Award relates to such number of shares of Common Stock of the Company as was equal to the product of (x) the number of shares of Old Sarcos Common Stock subject to such Old Sarcos Restricted Stock Unit Award at the Effective Time, multiplied by (y) the Exchange Ratio, with any fractional shares rounded down to the nearest whole share, and (B) with respect to any Adjusted Restricted Stock Unit Award that was vested and unsettled at the Effective Time, such vested Adjusted Restricted Stock Unit Award will settle on or around the date that is six (6) months following the Closing Date.

j)

if at any time during the period beginning on the first anniversary of the Closing Date and ending on the fourth anniversary of the Closing Date, the closing share price of the Common Stock of the Company is equal to or greater than $15.00 over any twenty (20) trading days within any thirty (30) consecutive trading day period (the “First Level Trading Price Threshold”), a total of 14,062,500 newly issued Earn-out Shares will be payable to Old Sarcos capital stock and Old Sarcos RSA holders as of immediately prior to the Effective Time based on the proportion of each such Old Sarcos Common Stock and Old Sarcos RSA holder’s shares of Old Sarcos Common Stock relative to the aggregate of all shares of Old Sarcos Common Stock held by all such Old Sarcos Stockholders in the aggregate.

k)

if at any time during the period beginning on the first anniversary of the Closing Date and ending on the fifth anniversary of the Closing Date, the closing share price of the Common Stock of the Company is equal to or greater than $20.00 over any twenty (20) trading days within any thirty (30) trading day period (the “Second Level Trading Price Threshold”), a total of 14,062,500 newly issued Earn-out Shares will be payable to Old Sarcos capital stock and Old Sarcos RSA holders as of immediately prior to the Effective Time based on the proportion of each such Old Sarcos Common Stock and Old Sarcos RSA holder’s shares of Old Sarcos Common Stock relative to the aggregate of all shares of Old Sarcos Common Stock held by all such Old Sarcos Stockholders in the aggregate.

The following summarizes consideration:

(in thousands, except per share amounts)
Shares transferred at closing (1)	120,000
Value per share	$10.00
Share consideration (2)	$1,200,000

(1)The following shares were transferred to Sarcos Equity Holders upon consummation of the Business Combination: (i) 109.2 million shares of Common Stock of the Company, (ii) 1.0 million shares of Common Stock of the Company issued for Old Sarcos Common Stock issued upon net exercise of warrants; (iii) 9.8 million shares of Common Stock of the Company underlying vested and unvested options/RSUs for Old Sarcos options and RSUs. The foregoing figures do not include the 28.1 million Earn-Out Shares as the trading price thresholds have not been met.

(2)Share consideration is calculated using a $10.00 reference price. The actual total value of share consideration was be dependent on the value of the common stock at closing; however, no expected change from any change in Rotor Class A Common Stock’s trading price on the pro-forma financial statements as the Business Combination will be accounted for as a reverse recapitalization. The closing share price on the day prior to the consummation of the Business Combination was $10.27. As the Business Combination will be accounted for as a reverse recapitalization, the value per share is disclosed for informational purposes only in order to indicate the fair value of share transferred.

Note 2 – Basis of presentation

The unaudited pro forma condensed combined financial information has been adjusted to include transaction accounting adjustments, which reflect the application of the accounting required by U.S. GAAP, linking the effects of the Business Combination, described above, to the Rotor and Old Sarcos historical financial statements.  The historical financial statements of Rotor for the year ended December 31, 2020 have been adjusted to reflect net proceeds of Rotor’s IPO as if it took place on January 1, 2020, respectively, based on the audited financial statements of Rotor as of January 20, 2021 (Note 3 Adjusted Statement of Operations of Rotor).

The unaudited pro forma condensed combined financial information has been prepared assuming the following methods of accounting in accordance with U.S. GAAP. Notwithstanding the legal form of the Business Combination pursuant to the Merger Agreement, the Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, Rotor will be treated as the acquired company and Old Sarcos will be treated as the acquirer for financial statement reporting purposes. Old Sarcos has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•	The pre-combination shareholders of Old Sarcos hold a majority of the voting rights in the Company;
•	Old Sarcos has the ability to appoint the board of directors and the management of the combined company;
•	Senior management of Old Sarcos will comprise the senior management of the combined company; and
•	The operations of Old Sarcos will comprise the ongoing operations of the combined company.

Accordingly, for accounting purposes, the financial statements of the Company will represent a continuation of the financial statements of Old Sarcos with the acquisition being treated as the equivalent of Old Sarcos issuing stock for the net assets of Rotor, accompanied by a recapitalization. The net assets of Rotor will be stated at historical cost, with no goodwill or other intangible assets recorded.

The following table summarizes the pro forma common stock ownership on the Closing Date on a combined basis:

	Pro Forma Combined
	Number of outstanding shares	Percentage of Outstanding Shares
Old Sarcos Equity Holders(1)	110,192,507	77.2%
Holders of Class A Common Stock	4,120,030	2.9%
PIPE Investors	22,000,000	15.4%
Holders of Founder Shares (2)	6,405,960	4.5%
Total	142,718,497	100%

(1)

The number of outstanding shares held by Old Sarcos Equity Holders excludes shares of common stock issuable upon the exercise of Company options and shares of common stock underlying Company RSUs and 28,125,000 Earn-Out Shares. The Earn-Out Shares would further increase the ownership percentages of Old Sarcos Equity Holders in Common Stock of the combined company and would dilute the ownership of all former shareholders of Rotor Class A Common Stock, as further discussed below;

(2)	Reflects the forfeiture of 494,040 Founder Shares by the Rotor Restricted Stockholders pursuant to the Waiver Agreement.

After the consummation of the Business Combination, holders of Old Sarcos capital stock, including any capital stock subject to Old Sarcos RSAs, immediately prior to consummation of the Business Combination, will have the contingent right to receive Earn-Out Shares. The aggregate number of Earn-Out Shares is 28,125,000 shares of Common Stock of the Company. The Earn-Out Shares will be issued following the Business Combination, as further described below.

The Earn-Out Shares are issuable following the consummation of the Business Combination as follows:(1) 14,062,500 shares of Common Stock of the Company if the closing share price of a share of Common Stock of the Company is equal to or exceeds $15.00 for 20 trading days in any 30 consecutive trading day period at any time during the period beginning on the first anniversary of the closing and ending on the fourth anniversary of the closing, and (2) 14,062,500 shares of Common Stock of the Company if the closing share price of a share of Common Stock of the Company is equal to or exceeds $20.00 for 20 trading days in any 30 consecutive trading day period at any time during the period beginning on the first anniversary of the closing and ending on the fifth anniversary of the closing.

The issuance of such Earn-Out Shares would dilute the value of all shares of Common Stock of the Company outstanding at that time, assuming that the service-based vesting conditions are also met for the Earn-Out Shares related to RSAs. Assuming the current capitalization structure, the approximately 14,062,500 Earn-Out Shares that would be issued upon meeting the $15.00 First Trading Price Threshold, and assuming that the service-based vesting conditions are also met for the Earn-Out Shares related to RSAs, would represent approximately 9.8% of total shares outstanding at Closing. Assuming the current capitalization structure, the total shares of approximately 14,062,500 Earn-Out Shares that would be issued upon meeting the Second Trading Price Threshold, and assuming that the service-based vesting conditions are also met for the Earn-Out Shares related to RSAs, would represent approximately 9.8% of total shares outstanding at Closing.

The Company has preliminarily concluded that the Earn-Out Shares issuable to holders of Old Sarcos capital stock are accounted for as equity-linked instruments under ASC 815-40, and that the Earn-Out Shares issuable to holders of Old Sarcos capital stock subject to restricted stock awards are accounted for as share-based compensation under ASC 718.

At the closing of the Business Combination, each award of Old Sarcos RSUs was converted into an Adjusted Restricted Stock Unit Award and each Sarcos RSA was converted into a right to receive restricted stock awards based on shares of Rotor Class A Common Stock (“Adjusted Restricted Stock Award”).

The unaudited pro forma condensed combined financial information does not reflect the income tax effects of the pro forma adjustments based on the statutory rate in effect for the historical periods presented. Management believes this unaudited pro forma condensed combined financial information to not be meaningful given the combined company has incurred significant losses during the historical periods presented.

Note 3 — Adjusted Statement of Operations of Rotor (in thousands, except share and per share data)

The following table provides the adjusted statement of operations of Rotor for the year ended December 31, 2020 as if Rotor’s IPO took place on January 1, 2020.

	Rotor (Historical)	Adjustments		Rotor (Adjusted)
Revenue	$—	$—		$—
Operating expenses	—	—		—
Cost of revenue	—	—		—
Research and development	—	—		—
General and administrative	—	—		—
Sales and marketing	1	—		1
Total operating expenses	1	—		1
Loss from operations	(1)	—		(1)
Interest income, net	—	—		—
Other income (expense), net	—	(3,585)	3(a)	(3,585)
Loss before income taxes	(1)	(3,585)		(3,586)
Provision for income taxes	—	—		—
Net loss	$(1)	$(3,585)		$(3,586)

3(a) Represents issuance costs and deferred underwriting fees allocated to the derivative warrant liability and impact of valuation of the Private Placement Warrants for $604 thousand and $2,981 thousand, respectively.

Note 4 — Transaction Accounting Adjustments (in thousands, except share and per share data)

Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2021

The transaction accounting adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2021 are as follows:

4(a) Represents transaction accounting adjustments to cash and cash equivalents balance of the Company (in thousands).

		Transaction Accounting Adjustments
Rotor cash held in Trust Account	(1)	$276,046
PIPE Financing	(2)	220,000
Payment of deferred underwriting fees	(3)	(9,660)
Payment of other transaction costs	(4)	(21,394)
Payment of related parties’ promissory notes	(5)	(270)
Payment made to Rotor public shareholders to redeem Rotor common stock	(6)	(234,800)
Total transaction accounting adjustments		$229,922

(1)	Represents the reclassification of cash held in the Trust Account to cash and cash equivalents that became available following the Business Combination (see Note 4(d)).
(2)

Represents the issuance, in a private placement consummated concurrently with the closing of the Business Combination, to PIPE Investors of 22,000,000 shares of Common Stock of the Company at $10.00 per share, for an aggregate purchase price of $220,000,000.

(3)	Represents payment of deferred underwriting fees incurred as part of Rotor’s IPO committed to be paid upon the consummation of the Business Combination (See Note 4(b)).
(4)

Represents payment of other transaction costs of $17,953 thousand incurred by Old Sarcos for legal, financial advisory and other professional fees incurred in consummating the Business Combination. The unaudited pro forma condensed combined balance sheet reflects Old Sarcos costs as a reduction of cash with a corresponding decrease in additional paid-in capital of $17,316 thousand and accumulated deficit of $637 thousand, respectively. Additionally, this includes transaction costs incurred by Rotor in the amount of $6,420 thousand. The unaudited pro forma condensed combined balance sheet reflects payment of these costs as a reduction of cash, with a corresponding increase in accumulated deficit, as these costs are expensed as incurred. As of June 30, 2021, the Company has paid and deferred transaction costs of $2,799 thousand.

(5)	Represents repayment of Rotors’ promissory notes of $270 thousand at the closing of the Business Combination.
(6)

Represents the payment to redeem 23,479,970 shares of Rotor’s public shares at a price of $10.00 per share. The unaudited pro forma condensed balance sheet reflects the redemption with a decrease to cash of $234,800 thousand and corresponding decrease of $234,798 thousand to additional paid in capital, and a decrease of $2 thousand to Rotor Class A Common Stock.

4(b) Represents payment of deferred underwriting commissions incurred by Rotor in the amount of $9,660 thousand (See Note 4(a)(3)). The unaudited pro forma condensed combined balance sheet reflects payment of these costs as a reduction of cash and cash equivalents, with a corresponding decrease in deferred underwriting fee payable.

4(c) Represents the forgiveness of $2,000 thousand of the PPP Loan in accordance with the Merger Agreement conditions to closing. The unaudited pro forma condensed combined balance sheet reflects the forgiveness as a reduction of the loan balance, with a corresponding decrease in accumulated deficit.

4(d) Represents reclassification of the cash held in the Trust Account that became available following the Business Combination.

4(e) Represents the reclassification of $276,000 thousand of Rotor public shares from mezzanine equity to permanent equity. The unaudited pro forma condensed balance sheet reflects the reclassification with a corresponding increase of $275,998 thousand to additional paid in-capital and an increase of $2 thousand to Rotor Class A Common Stock.

4(f) Represents the conversion of Sarcos Preferred Stock into Sarcos Common Stock pursuant to section 4(b) of Article V of Sarcos’ Amended and Restated Articles of Incorporation at closing of the Business Combination, as stipulated by the Merger Agreement. The unaudited pro forma condensed balance sheet reflects the conversion with a corresponding increase of $12 thousand to Rotor Class A Common Stock.

4(g) The following table represents the impact of the Business Combination on Rotor Class A Common Stock:

		Transaction Accounting Adjustments
Reclassification of Rotor’s redeemable shares to Rotor Class A common stock	4(e)	$2
PIPE Financing	4(a)(2)	2
Conversion of Rotor Class B Common stock into Rotor Class A common stock	4(h)	1
Recapitalization of Sarcos Common Stock into Rotor Class A common stock	4(i)	11
Redemption of Rotor Public Stockholders	4(a)(6)	(2)
Total transaction accounting adjustments		$14

4(h) Represents the conversion of Rotor Class B common stock into Rotor Class A Common stock, post-forfeiture of 494,040 Rotor Class B Common Stock shares pursuant to the Waiver Agreement.

4(i) Represents the recapitalization of Sarcos Class A Common Stock, after giving effect to the Preferred Stock Conversion and the Warrant Exercise, and Sarcos Class B Common Stock into Rotor Class A Common Stock.

4(j) The following table represents the impact of the Business Combination on additional paid-in capital:

		Transaction Accounting Adjustments
Payment of Sarcos transaction costs	4(a)(4)	$(17,316)
Capitalized offering costs allocated to Rotor Private Placement Warrants	(1)	1,124
Record nonrecurring stock-based compensation for RSU shares	(2)	7,617
Reclassification of Rotor’s redeemable shares to Rotor Class A Common Stock	4(e)	275,998
Reclassification of Rotor Public Warrants	4(l)	16,974
PIPE Financing	4(a)(2)	219,998
Elimination of historical Rotor accumulated deficit	(3)	(45,706)
Recapitalization of Sarcos Class A and Sarcos Class B Common Stock into Rotor Class A Common Stock	4(i)	9
Redemption of Rotor Public Stockholders	4(a)(6)	(234,798)
Total transaction accounting adjustments		$223,900

(1)	Represents the portion of transaction costs, incurred by Sarcos for the Business Combination, allocated to the derivative warrant liabilities associated with the private placement warrants and recorded in accumulated deficit, and presented through this adjustment to additional paid-in capital. These costs are expensed in the unaudited condensed combined pro forma statement of operations.
(2)

Represents the amount of stock-based compensation expense associated with restricted stock units issued to Sarcos employees. The performance condition is deemed to be probable of being met upon consummation, resulting in Common Stock of the combined company recognizing a one-time nonrecurring expense, which is reflected as an adjustment to accumulated deficit.

(3)

Represents the elimination of Rotor’s historical accumulated deficit after recording the transaction cost to be incurred by Rotor as described in note 4(a)(4) with a corresponding adjustment to accumulated deficit, in connection with the reverse recapitalization.

4(k) Represents pro forma adjustments to accumulated deficit balance to reflect the following:

		Transaction Accounting Adjustments
Elimination of Rotor’s historical accumulated deficit	4(j)(3)	$45,706
Rotor and Sarcos transaction costs	4(a)(4)	(6,877)
Capitalized offering costs allocated to Rotor Private Placement Warrants	4(j)(1)	(1,124)
Record nonrecurring stock-based compensation for RSU shares	4(j)(2)	(7,617)
Forgiveness of PPP loan	4(c)	2,000
Total transaction accounting adjustments		$32,088

4(l) Represents the derecognition of the Rotor public warrant liabilities and the recognition of Sarcos public warrants in permanent equity after consummation of the Business Combination. The unaudited pro forma condensed balance sheet reflects the derecognition with a corresponding increase of $16,974 thousand to additional paid in-capital.

Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations for the six months ended June 30, 2021 and for the year ended December 31, 2020

The transaction accounting adjustments included in the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 and for the year ended December 31, 2020 are as follows:

4(m) Reflects the stock-based compensation expense upon modification (change in vesting condition for the awards to include a de-SPAC transaction) and vesting of Old Sarcos restricted stock units, including the impact of one-time non-recurring expense recognized as discussed in note 4(j)(2) above, resulting in recognition of adjustments of $28 thousand and $28 thousand in general and administrative and sales and marketing expenses, respectively, for the six months ended June 30, 2021; $7,020 thousand and $749 thousand in general and administrative and sales and marketing expenses, respectively, for the year ended December 31, 2020.

4(n) Reflects the incremental stock-based compensation expense upon modification (change in vesting condition to include a de-SPAC transaction) and vesting of an Old Sarcos restricted stock award and Earn-Out shares granted to a holder of Old Sarcos restricted stock award of $27,168 thousand and $54,336 thousand for the six months ended June 30, 2021 and the year ended December 31, 2020, respectively.

4(o) Reflects the expected charges of $2,000 thousand and $3,000 thousand for the six months ended June 30, 2021 and the year ended December 31, 2020, respectively, payable to supplier for long-term cloud subscription arrangement to be used in research and development efforts, entered into in connection with the Business Combination.

4(p) Represents one-time nonrecurring transaction expense adjustment of $637 thousand recorded within general and administrative expenses for non-capitalizable costs incurred by Sarcos related to the Business Combination.

4(q) Represents $1,124 thousand of offering costs, incurred by Old Sarcos for the Business Combination, allocated to the Rotor Private Placement Warrants. These allocated costs are nonrecurring and have been expensed in the unaudited pro forma condensed combined statement of operations.

4(r) Represents the elimination of historical interest expense of $5 thousand for the six months ended June 30, 2021, related to PPP Loan, given expected forgiveness of the loan arranged at closing of the Business Combination.

4(s) Represents the forgiveness of $2,000 thousand, for the year ended December 31, 2020, in accordance with the Merger Agreement conditions to closing. The unaudited pro forma condensed combined balance sheet reflects this forgiveness as a reduction of the loan balance, with a corresponding decrease in accumulated deficit.

4(t) Represents elimination of historical derivative valuation impact of $2,484 thousand related to the Rotor public warrants, given the expected change in classification of the warrants from liability to equity as discussed in note 4(l) above.

4(u) Reflects stock compensation expense recorded to general and administrative expense of $690 thousand and $1,380 thousand for the six months ended June 30, 2021, and for the year ended December 31, 2020, respectively from options that were granted to certain employees of the Company. The grant occurred after the balance sheet date, but before the closing of the Business Combination. Accordingly, the options grant is included within the unaudited Pro Forma Condensed Combined Statement of Operations and is assumed to have been granted simultaneously with the Business Combination on January 1, 2020. The options contain service-based vesting conditions that vest over a period of four years as well as a performance condition requiring the Company to be a public company. Both conditions must be met to vest.

Net loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2020. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented. The unaudited pro forma condensed combined financial information has been prepared after adjusting for actual 23,479,970 Class A common stock redemptions for the six months ended June 30, 2021 and for the year ended December 31, 2020 (amounts in thousands, except share and per share data):

	Six Months Ended June 30, 2021	Year Ended December 31, 2020
	Pro Forma Combined	Pro Forma Combined
Pro Forma Net Loss	$(42,933)	$(90,757)
Basic weighted average shares outstanding- Class A	137,589,275	137,589,275
Net loss per share- Basic and Diluted-Class A (1)	$(0.31)	$(0.66)
Basic weighted average shares outstanding-Class A
Rotor Public Stockholders	4,120,030	4,120,030
PIPE Investors	22,000,000	22,000,000
Rotor Sponsor shares	6,405,960	6,405,960
Sarcos existing shareholders (2)	105,063,285	105,063,285
Total	137,589,275	137,589,275

(1)

The per share pro forma net loss excludes the impact of outstanding and unexercised Rotor public and Private Placement Warrants, options, RSUs and Earn-out Shares as the inclusion of these would have been anti-dilutive.

(2)	Excluded 5,129,222 unvested RSA awards.

USE OF PROCEEDS

All of the Securities offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from the sale of the Securities hereunder. With respect to the registration of all shares of Common Stock and Warrants offered by the selling securityholders pursuant to this prospectus, the selling securityholders will pay any underwriting discounts and commissions and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred by them in disposing of the Securities.

We will receive an aggregate of approximately $236.3 million from the exercise of the Warrants assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants. The amount of cash we would receive from the exercise of Warrants will decrease to the extent that Warrants are exercised on a “cashless” basis.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information and Holders

Our Common Stock is currently listed on The Nasdaq Global Market (“Nasdaq”) under the symbol “STRC.” Prior to the consummation of the Business Consummation, our Common Stock was historically quoted on The New York Stock Exchange under the symbol “ROT.”

As of September 24, there were approximately 142,718,497 shares of Common Stock issued and outstanding held of record by approximately 125 holders.

Dividend Policy

We currently intend to retain all available funds and any future earnings to fund the growth and development of our business. We have never declared or paid any cash dividends on our capital stock. We do not intend to pay cash dividends to our stockholders in the foreseeable future. Investors should not purchase our common stock with the expectation of receiving cash dividends.

Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions, and other factors that our board of directors may deem relevant.

OLD SARCOS’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of Old Sarcos’ financial condition and results of operations should be read together with the information set forth in Old Sarcos’ consolidated financial statements and the related notes appearing elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to Sarcos’ plans and strategy for its business, includes forward-looking statements that involve risks and uncertainties. You should read the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. Unless the context otherwise requires, all references in this subsection to “Sarcos,” the “Company,” “we,” “us” or “our” refer to the business of Old Sarcos and its subsidiaries prior to the consummation of the Business Combination, which will be the business of the Company and its subsidiaries following the consummation of the Business Combination.

Overview

Sarcos is a global technology leader for industrial highly dexterous mobile robotic systems for use in dynamic environments. Our mission is to save lives and prevent injury while helping humans accomplish more than ever before. The robotic systems we are developing are designed to combine human intelligence, instinct, and judgment with the strength, endurance, and precision of machines. This technologically advanced line of products augments, rather than replaces, humans.

To date we have primarily focused our efforts on the development of the technology and design of our Guardian products which include: the Guardian XO, designed to be a full-body, battery powered, highly dexterous exoskeleton; the Guardian XT, designed to be an augmented or virtual reality enabled, highly dexterous, remote controlled robotic system; and the Guardian S, a remote controlled, visual inspection and surveillance robotic system.  The Guardian S is currently our only commercially available robotic system.  We expect beta units of Guardian XO and Guardian XT to be available for customer pilots in mid-2022 and to commence initial commercial production of the Guardian XO and the Guardian XT at the end of 2022. Such timeline may be delayed, including due to challenges in recruiting skilled employees, difficulties in securing components and materials, development delays, difficulties relating to manufacturing of the units and other factors discussed under “Risk Factors—Commercial launch of Sarcos’ core products, the Guardian XO and Guardian XT, may be delayed beyond the end of 2022”. Such challenges may result in delay of the anticipated commercial launch of one or more of our products, which would adversely affect our financial and operating results.  Our research and development expenses were $14.1 million and $12.9 million during 2020 and 2019, respectively, and $6.9 million and $6.6 million for the first six months of 2021 and 2020, respectively.  We expect our research and development expenses to grow in the future.

We plan to offer our Guardian XO and Guardian XT primarily through a Robot-as-a-Service, or RaaS, subscription-based service model that will give customers the convenience of on-going maintenance, support, remote monitoring and software upgrades in addition to use of our products. We currently do not have any RaaS subscription agreements. However, upon commercialization of our Guardian XO and Guardian XT products, we anticipate that the Guardian XO subscription will be priced starting at approximately $9,000 per month per unit, depending on number of units deployed at a single location and the duration of the subscription, and that the Guardian XT subscription will be priced starting at approximately $5,000 per month per unit, excluding the cost of the base to which the Guardian XT is mounted.

To date, we have financed our operations through private placements of our redeemable convertible preferred stock, through research and development services derived mainly from Small Business Innovation Research (“SBIR”) contracts, which are further described below in the sections titled “—Components of Results of Operations—Revenues” and “Critical Accounting Policies & Estimates—Revenue from Contracts with Customers—Research and Development Services,” by the sale of Guardian S product and by providing services as a subcontractor for prime contractors working with the U.S. Department of Defense. From the date of incorporation through March 31, 2021, we raised aggregate gross proceeds in private placements of approximately $86.8 million.  In the year ended December 31, 2020, we incurred a net loss of $20.9 million. In the six months ended June 30, 2021, we incurred a net loss of $10.5 million. We have an accumulated deficit of $74.4 million since our formation on February 5, 2015, following the acquisition of assets from Raytheon. Based upon our current forecasts, we estimate that our existing cash, cash equivalents and investments following the consummation of the Business Combination and the PIPE Financing will be sufficient to fund our operating expenses and capital expenditure requirements for at least 12 months from the date of this prospectus.

We expect both our capital and operating expenditures will increase significantly in connection with our ongoing activities, as we:

•	continue to develop and begin to commercialize our Guardian XO and XT products;
•	develop and collaborate on production systems for manufacturing efforts in-house and by third-parties;
•	continue to invest in our technology, research and development efforts;
•	obtain, maintain, and improve our operational, financial and management information systems;
•	recruit, hire and retain additional personnel to support and sustain our needs in commercializing our products;
•	establish a sales, marketing, and distribution infrastructure to commercialize our robotic systems;
•	implement and administer our maintenance and servicing infrastructure;
•	obtain, maintain and expand our intellectual property portfolio; and
•	operate as a public company.

Response to COVID-19

On January 30, 2020, the World Health Organization declared the COVID-19 outbreak a “Public Health Emergency of International Concern” and on March 11, 2020, declared it to be a pandemic. Actions taken around the world to help mitigate the spread of COVID-19 include restrictions on travel, quarantines in certain areas and forced closures for certain types of public places and businesses. COVID-19 and actions taken to mitigate its spread have had and are expected to continue to have an adverse impact on the economies and financial markets of many countries, including the geographical area in which Sarcos operates.

We have taken several actions in response to the COVID-19 pandemic which have the potential to result in a significant disruption to how we operate our business. We have implemented, among other measures, a temporary work from home policy, new operating guidelines for our office based on local governmental requirements and restrictions on work-related travel. Our customers and partners have adopted similar policies.  We have experienced, and may continue to experience, an adverse impact on certain parts of our business as a result of measures to mitigate the COVID-19 pandemic and their resulting economic effects. The conditions caused by the pandemic have adversely affected or may in the future adversely affect, among other things, demand for our products, the ability to test and assess our robotic systems with our potential customers, our IT and other expenses, our ability to recruit, and the ability of our employees to travel, all of which could adversely affect our business, results of operations, and financial condition. The ultimate duration and extent of the COVID-19 pandemic cannot be accurately predicted at this time, and the direct or indirect impact on our business, results of operations, and financial condition will depend on future developments that are highly uncertain.

We have also experienced, and may continue to experience, certain positive impacts on other aspects of our business, including a reduction in certain operating expenses due to reduced business travel, deferred hiring for some positions, and the virtualization or cancellation of customer and employee events. Additionally, we believe that the COVID-19 pandemic could also enhance customer interest in our Guardian products as a means to assist and protect the current labor force. To the extent that physical distancing among workers continues to be required as a result of the COVID-19 pandemic, we believe that our products will be well-suited to the new working environment.

The global impact of COVID-19 continues to rapidly evolve, and we will continue to monitor the situation and the effects on our business and operations closely. We do not yet know the full extent of potential impacts on our business or operations. In particular, the effect of the COVID-19 pandemic may not be fully reflected in our operating results until future periods. Given the uncertainty, we cannot reasonably estimate the impact on our future results of operations, cash flows, or financial condition.

Key Factors Affecting Operating Results

We believe that our performance and future success depend on several factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and in the section of this prospectus titled “Risk Factors.”

Development, Testing and Commercial Launch of the Guardian XO and Guardian XT products

We currently expect to derive commercial revenue from the commercial launch of our Guardian XO and Guardian XT products beginning at the end of 2022.  Such timeline may be delayed, including due to challenges in recruiting skilled employees, difficulties in securing components and materials, development delays, difficulties relating to manufacturing of the units and other factors discussed under “Risk Factors—Commercial launch of Sarcos’ core products, the Guardian XO and Guardian XT, may be delayed beyond the end of 2022”.  Such challenges may result in further delay of the anticipated commercial launch of one or more of our products, which would adversely affect our financial and operating results.

Prior to commercialization, we must complete the development, testing, and manufacturing requirements with respect to these products. As a result, we will require substantial additional capital to develop our products and fund operations for the foreseeable future. Until we can generate sufficient revenue from our Guardian XO and Guardian XT products, we expect to finance our operations through a combination of proceeds from the Business Combination, PIPE Financing, and continuing research and development services.  The amount and timing of our future funding requirements will depend on many factors, including the pace and results of our development efforts.  Any delays in the successful completion of the development of our Guardian XO and Guardian XT products will impact our ability to generate revenue, our profitability and our overall operating performance.

Customer Demand

Although our Guardian XO and Guardian XT units are not yet commercially available, we have received interest from potential customers that have tested or demonstrated our prototypes and alpha units.  However, because our robotic systems represent a new product category in markets that currently rely on conventional, manual systems, the market demand for our products is unproven, and important assumptions about the characteristics of targeted markets, pricing, and sales cycle may be inaccurate. If customer demand does not develop as expected or we cannot accurately forecast pricing, adoption rates and sales cycle for our products, our business, results of operations and financial condition will be adversely affected.

We expect to offer our Guardian XO and Guardian XT primarily through a RaaS subscription model, which we believe will drive accelerated adoption of our product offerings following their commercial launch. We believe the RaaS subscription model will be attractive to our customers and accelerate market adoption of our robotic systems because it will lower the upfront costs of deployment, shift customers’ capital expenditures to operating expenditures, allow customers to more nimbly scale deployments up or down in response to market conditions, and make our products more accessible to customers of all sizes. However, our RaaS subscription model has yet to be tested and may fail to gain commercial acceptance. Going forward, we expect the volume of our committed RaaS contracts to be an important indicator of our future performance.

Continued Investment and Innovation

We are a pioneer in the robotic systems industry and benefit from lessons learned over 30 years and more than $300 million in research and development investment in our proprietary technologies and our extensive patent portfolio. However, our financial performance is significantly dependent on our ability to maintain this leading position and further dependent on the investments we make in research and development. It is essential that we continually identify and respond to rapidly evolving customer requirements, develop and introduce innovative new products, enhance and service existing products and generate active market demand for our robotic systems. If we fail to do this, our market position and revenue may be adversely affected, and our investments into these technologies will not be recovered.

Basis of Presentation

Currently, we conduct business through one operating segment. All long-lived assets are maintained in, and all losses are attributable to, the United States of America. See Note 11 in the accompanying audited consolidated financial statements and Note 11 in the accompanying unaudited interim condensed consolidated financial statements for more information about our operating segment.

Components of Results of Operations

Revenues

The Company derives its revenue primarily from sale of research and development services in the development of its robots and robot products. The research and development services revenue includes revenue from providing services through different types of arrangements, including cost-type contracts and fixed-price contracts. Revenue from the sales of robot products includes sales of the Company’s Guardian S and Guardian HLS products.

Research and Development Services

Cost-type contracts – Research and development service contracts, including cost-plus-fixed-fee and time and material contracts, relate primarily to the development of technology in the areas of robotics or counter-unmanned aircraft systems.  Cost-type contracts are generally entered into with the U.S. government. These contracts are billed at cost plus a margin as defined by the contract and Federal Acquisition Regulation (“FAR”). The FAR establishes regulations around procurement by the government and provides guidance on the types of costs that are allowable in establishing prices for goods and services delivered under government contracts. Revenue on cost-type contracts is recognized over time as goods and services are provided.

Fixed-price contracts – Fixed-price development contracts relate primarily to the development of technology in the area of robotics. Fixed-price development contracts generally require a significant service of integrating a complex set of tasks and components into a single deliverable. Revenue on fixed-price contracts is generally recognized over time as goods and services are provided.  The Company has not experienced a loss on a fixed-price contract.  To the extent our actual costs vary from the fixed fee, we will generate more or less profit or could incur a loss.  In accordance with ASC 606, for the fixed price contracts, the Company will recognize losses at the contract level in earnings in the period in which they are incurred.

Robotic Product

Robotic product revenues relate to sales of the Company’s Guardian S, Guardian HLS products, and certain miscellaneous parts or accessories. The Company provides a standard one-year warranty on product sales. Product warranties are considered assurance-type warranties and are not considered to be separate performance obligations. Revenue on product sales is recognized at a point in time when goods are shipped to the customer. At the time revenue is recognized, an accrual is established for estimated warranty expenses based on historical experience as well as anticipated product performance.

Cost of Revenue

Our cost of revenue consists of direct and overhead expenses related to either the sale of our products or our research and development services related to SBIR contracts or subcontract support.  Direct expenses may include direct labor used in the production of a product or in our research and development services, benefits expense associated with direct labor, and materials directly tied to our product sale or research and development services.  Overhead expenses may include allocable supervisory labor, benefits expense associated with supervisory labor, allocation of facilities expense including rent and utilities, and allocation of IT labor support and equipment. Overhead expenses not allocated to cost of revenue are expensed across research and development, general and administrative, and sales and marketing expenses as applicable.

Research and Development

Research and development expenses are mainly comprised of costs from the continuing development and refinement of our existing robotic systems and the continuing research and development costs associated with our future products.  These expenses include labor and related benefit expenses, materials and supplies used in our laboratories, patent expenses, and related overhead expenses. Our research and development expenses may fluctuate as a percentage of our revenue from period to period due to the timing and extent of these expenses.

We expect research and development expenses to increase for the foreseeable future as we continue to develop and refine our existing products and further enhance our efforts on our future products, including the Guardian XO and Guardian XT and our CYTAR products. Our research and development expenses may fluctuate as a percentage of our revenue from period to period due to the timing and extent of these expenses.

General and Administrative

Our general and administrative expenses consist primarily of employee-related costs for our finance, legal, people operations, and other administrative teams, as well as certain executives. In addition, general and administrative expenses include outside legal, accounting and other professional fees, facilities and IT expense not allocated to cost of revenue, stock-based compensation expense, and related overhead expense.

We expect to incur additional general and administrative expenses to support our growth as well as our transition to being a publicly traded company. Excluding the impact of equity expense, we expect that general and administrative expenses will increase in absolute dollars in future periods. Our general and administrative expenses may fluctuate as a percentage of our revenue from period to period due to the timing and extent of these expenses.

Sales and Marketing

Our sales and marketing expenses relate to our direct sales activities, as well as expansion efforts with our current and potential customers. The expenses consist primarily of labor, benefits and employee-related costs, marketing programs and events, lead generation fees, product marketing expense, public relations fees and travel associated with sales generation and marketing support, and related overhead expense.  Our sales team may be eligible for bonuses based upon achieving certain sales goals.  We may accrue for these bonuses and the related payroll taxes on a monthly basis based upon estimated success in achievement of annual sales goals.

We plan to continue to invest in sales and marketing to grow our customer base and increase our brand awareness. The trend and timing of sales and marketing expenses will depend in part on the timing and launch of our RaaS offerings.  As our RaaS deployments grow, we expect that sales and marketing expenses will increase in absolute dollars in future periods; however, we expect our sales and marketing expenses to decrease as a percentage of our revenue over the long term, although our sales and marketing expenses may fluctuate as a percentage of our revenue from period to period due to the timing and extent of these expenses.

Interest Income, net

Interest income, net consists primarily of interest received or earned on our cash balances.  Portions of our cash reside in money market investments in U.S. Treasury securities.  Interest expense is primarily due to interest paid on leased equipment used for our software platforms.

Other Income, net

Other income, net consists primarily of other miscellaneous non-operating items such as the sale or disposal of equipment no longer needed for the business.

Provision for Income Taxes

Income taxes consist of taxes currently due plus deferred income taxes related primarily to differences between the tax bases and financial reporting bases of assets and liabilities. The deferred income taxes represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

Results of Operations

Comparison of the Three and Six Months Ended June 30, 2021, and 2020

The following table presents our consolidated statement of operations for the three months and six months ended June 30, 2021, and 2020:

	Three Months Ended June 30,				Six Months Ended June 30,
	2021	2020	Change	%Change	2021	2020	Change	% Change
	(in thousands)				(in thousands)
Revenue, net	$1,143	$1,708	$(565)	(33)%	$2,942	$3,882	$(940)	(24)%
Operating expenses:
Cost of revenue	676	1,083	(407)	(38)%	1,878	2,493	(615)	(25)%
Research and development	4,054	3,340	714	21%	6,869	6,642	227	3%
General and administrative	2,921	1,924	997	52%	5,235	3,706	1,529	41%
Sales and marketing	1,163	593	570	96%	1,819	1,285	534	42%
Total operating expenses	8,814	6,940	1,874	27%	15,801	14,126	1,675	12%

Loss from operations	(7,671)	(5,232)	(2,439)	(47)%	(12,859)	(10,244)	(2,615)	(26)%
Other income
Interest income (expense), net	(13)	9	(22)	(244)%	(23)	57	(80)	(140)%
Gain on forgiveness of notes payable	2,394	—	2,394	100%	2,394	—	2,394	100%
Other income, net	28	18	10	56%	28	31	(3)	(10)%
Total other income	2,409	27	2,382	8,822%	2,399	88	2,311	2,626%
Loss before provision from income taxes	(5,262)	(5,205)	(57)	(1)%	(10,460)	(10,156)	(304)	(3)%
Provision for income taxes	1	—	1	100%	1	—	1	100%
Net loss	$(5,263)	$(5,205)	$(58)	(1)%	$(10,461)	$(10,156)	$(305)	(3)%
Net loss attributable to common stockholders	$(5,263)	$(5,205)	$(58)	(1)%	$(10,461)	$(10,156)	$(305)	(3)%

Revenue, net

Revenue decreased by $0.6 million, or 33%, from $1.7 million in the three months ended June 30, 2020, to $1.1 million in the three months ended June 30, 2021.

Revenue decreased by $0.9 million, or 24%, from $3.9 million in the six months ended June 30, 2020, to $2.9 million in the six months ended June 30, 2021.

Research and Development Services

Revenue derived from research and development services decreased by $0.4 million, or 27%, from $1.4 million for the three months ended June 30, 2020 to $1.0 million for the three months ended June 30, 2021.  The decrease was a result of a net change in work on projects as new projects that began after the first quarter of 2020 and continued through the first quarter of 2021 were offset against projects that existed during the first quarter of 2020 and declined in work as they were near completion or competed prior to the first quarter of 2021.

Revenue derived from research and development services decreased by $0.8 million, or 23%, from $3.4 million for the six months ended June 30, 2020 to $2.6 million for the six months ended June 30, 2021.  The decrease was a result of a net change in work on projects as new projects that began after the first half of 2020 and continued through the first half of 2021 were offset against projects that existed during the first half of 2020 and declined in work as they were near completion or competed prior to the first half of 2021.

Robotic Product

Revenue derived from robotic product sales decreased by less than $0.2 million, or 63%, going from just over $0.3 million during the three months ended June 30, 2020 to just over $0.1 million for the three months ended June 30, 2021.  The decrease was a result in a net decline in sales of our Guardian S product offset with the sale of our Guardian HLS product.

Revenue derived from robotic product sales decreased by $0.1 million, or 30%, going from just over $0.4 million during the first six months ended June 30, 2020 to just over $0.3 million for the six months ended June 30, 2021.  The decrease was a result in a net decline in sales of our Guardian S product.

Operating Expenses

The following table presents our operating expenses for the three months and six months ended June 30, 2021, and 2020:

	Three Months Ended June 30,				Six Months Ended June 30,
	2021	2020	Change	%Change	2021	2020	Change	% Change
	(in thousands)				(in thousands)
Operating expenses:
Cost of revenue	$676	$1,083	$(407)	(38)%	$1,878	$2,493	$(615)	(25)%
Research and development	4,054	3,340	714	21%	6,869	6,642	227	3%
General and administrative	2,921	1,924	997	52%	5,235	3,706	1,529	41%
Sales and marketing	1,163	593	570	96%	1,818	1,285	534	42%
Total operating expenses	$8,814	$6,940	$1,874	27%	$15,800	$14,126	$1,675	12%

Cost of Revenue

Cost of revenue decreased by $0.4 million, or 38%, from $1.1 million for the three months ended June 30, 2020, to $0.7 million for the three months ended June 30, 2021, driven by a decrease in the use of direct labor, materials, overhead expense and third-party contract costs as a result of lower revenue.

Cost of revenue decreased by $0.6 million, or 25%, from $2.5 million for the six months ended June 30, 2020, to $1.9 million for the six months ended June 30, 2021, driven by a decrease in the use of direct labor, materials, overhead expense and third-party contract costs as a result of lower revenue.

Research and Development

Research and development expenses increased by $0.7 million, or 21% from $3.3 million for the three months ended June 30, 2020, to $4.1 million for the three months ended June 30, 2021. The increase was due to an increase of $0.3 million in labor and associated overhead costs, a $0.3 million in the use of third-party services, and an increase of $0.1 million in materials to support the continued development of our Guardian products.

Research and development expenses increased by $0.2 million, or 3% from $6.6 million for the six months ended June 30, 2020, to $6.9 million for the six months ended June 30, 2021. The increase was due to an increase of $0.7 million in the use of third-party services, a $0.3 million increase labor and associated overhead costs, offset by a decrease of $0.8 million in materials to support the continued development of our Guardian products.

General and Administrative

General and administrative expenses increased by $1.0 million, or 52%, from $1.9 million for the three months ended June 30, 2020, to $2.9 million for the three months ended June 30, 2021, due to an increase in professional services of $0.9 million related to an increase in audit expenses and other professional fees associated with the Business Combination, an increase in facilities expense of $0.4 million related to rent from our new facility, and an increase of $0.2 million in labor and recruiting fees to support our growth.  These expense increases were offset by a decrease in stock compensation expense of $0.5 million as a performance measurement agreement expired in the fourth quarter of 2020 related to our founders’ shares with a repurchase option.

General and administrative expenses increased by $1.5 million, or 41%, from $3.7 million for six months ended June 30, 2020, to $5.2 million for the six months ended June 30, 2021, due to an increase in professional services of $1.7 million related to an increase in audit and other professional fees associated with the Business Combination, an increase in facilities expense of $0.6 million related to rent from our new facility, and an increase of $0.2 million in labor and recruiting fees to support our growth.  These expense increases were offset by a decrease in stock compensation expense of $1.0 million as a performance measurement agreement expired in the fourth quarter of 2020 related to our founders’ shares with a repurchase option.

Sales and Marketing

Sales and marketing expenses increased by $0.6 million, or 96%, from $0.6 million for the three months ended June 30, 2020, to just under $1.2 million for the three months ended June 30, 2021.  An increased spend of just over $0.6 million in marketing, professional services used in promoting our business, and travel expense was offset by a decrease in labor expense related to a one-time incentive compensation payment made in 2020.

Sales and marketing expenses increased by $0.5 million, or 42%, from $1.3 million for the six months ended June 30, 2020 to $1.8 million for the six months ended June 30, 2021.  This increase was driven by $0.6 million of professional fees associated with the setup of a data-driven customer support system as well as other professional services. This increase was offset by a decrease in event fees and associated travel costs of $0.1 million.

Other Income

The following table presents other income for the three and six months ended June 30, 2021 and 2020:

	Three Months Ended June 30,				Six Months Ended June 30,
	2021	2020	Change	%Change	2021	2020	Change	% Change
	(in thousands)				(in thousands)
Other income
Interest income (expense), net	$(13)	$9	$(22)	(244)%	$(23)	$57	$(80)	(140)%
Gain on forgiveness of notes payable	2,394	—	2,394	100%	2,394	—	2,394	100%
Other income, net	28	18	10	56%	28	31	(3)	(10)%
Total other income	$2,409	$27	$2,382	8,822%	$2,399	$88	$2,311	2,626%

Gain on forgiveness of notes payable increased by $2.4 million for the three months ended and six months ended June 30, 2021, as compared to the same periods during 2020 as a result of forgiveness of our first draw Paycheck Protection Program loan with the Small Business Administration.

Comparison of the Years Ended December 31, 2020 and 2019

The following table presents our consolidated statement of operations for the years ended December 31, 2020 and 2019, and the dollar and percentage change between the two periods:

	Year Ended December 31,
	2020	2019	$ Change	% Change
	(in thousands)
Revenue, net	$8,813	$10,150	$(1,337)	(13)%
Operating expenses:
Cost of revenue	5,602	5,746	(144)	(3)
Research and development	14,117	12,904	1,213	9
General and administrative	7,297	7,510	(213)	(3)
Sales and marketing	2,796	2,338	458	20
Total operating expenses	29,812	28,498	1,314	5
Loss from operations:	(20,999)	(18,348)	(2,651)	14
Other income
Interest income, net	40	305	(265)	(87)
Other income, net	34	4	30	750
Total other income	74	309	(235)	(76)
Loss before income taxes	(20,925)	(18,039)	(2,886)	16
Provision for income taxes	1	1	—	—
Net loss	$(20,926)	$(18,040)	$(2,886)	16%
Net loss attributable to common stockholders	$(20,926)	$(18,040)	$(2,886)	16%

Revenue, net

Revenue decreased by $1.3 million, or 13%, from $10.2 million for the year ended December 31, 2019 to $8.8 million for the year ended December 31, 2020.

Research and Development Services

Revenue derived from research and development services decreased by $2.4 million, or 26%, from $9.4 million for 2020 to $7.0 million for 2020.  The decrease was a result of certain projects being completed during 2019 and not continuing into 2020.

Robotic Product

Revenue derived from robotic product sales increased by $1.1 million, or 143%, going from $0.8 million during 2019 to $1.9 million for 2020.

Operating Expenses

The following table presents our operating expenses for the years ended December 31, 2020 and 2019, and the dollar and percentage change between the two periods:

	Year Ended December 31,
	2020	2019	$ Change	% Change
	(in thousands)
Operating expenses:
Cost of revenue	$5,602	$5,746	$(144)	(3)%
Research and development	14,117	12,904	1,213	9
General and administrative	7,297	7,510	(213)	(3)
Sales and marketing	2,796	2,338	458	20
Total operating expenses	$29,812	$28,498	$1,314	5%

Cost of Revenue

Cost of revenue decreased by $0.1 million, or 3%, from $5.7 million in 2019 to $5.6 million in 2020, as a result of the completion of certain projects during 2020 that resulted in an overall decrease in costs as compared to 2019.

Direct labor, direct materials, and other expenses consisting mainly of overhead expense and third-party contractor costs make up our cost of revenue, with the mix between the three expense categories varying due to timing throughout the project lifecycle. As a percentage of revenue, our direct labor increased from 26% to 35%, our direct materials decreased from 15% to 11%, and our overhead expense and third-party contractor costs increased from 16% to 18% for the comparable years of 2019 and 2020, respectively. During 2019, a greater amount of materials was purchased for projects that continued into 2020, driving down the direct materials as a percentage of revenue as compared to the prior year. In 2020, a greater portion of projects costs were comprised of direct labor, driving up direct labor as a percentage of revenue as compared to 2019.  Overhead and third-party contractor costs increased as a percentage of revenue driven by labor expense and allocated facilities and IT expense remaining flat year over year while revenue decreased overall.

Research and Development

Research and development expenses increased by $1.2 million, or 9% from $12.9 million in 2019 to $14.1 million in 2020. The increase was primarily due to an increase of $0.7 million in personnel expenses and a $1.6 million increase in professional fees and subcontract support, partially offset by a $0.8 million decrease in materials expense and a $0.3 million decrease in overhead expense.

The increase in personnel costs was primarily driven by our increased engineering and technician headcount as compared to 2019 as we continue to advance the development and design of our Guardian XO and Guardian XT and the continued development of CYTAR program.  Our increased spending on professional fees and subcontract work was driven by our need to use third party expertise and labor for certain parts of our product development for which expertise or resources were not feasible or available in-house.

Our materials expense decreased in 2020 as compared to 2019 primarily because materials needed for the development of our Guardian XO and Guardian XT products were purchased and recorded as an expense in 2019. In addition, reduction in overhead supplies due to decreased needs, certain overhead supervisory personnel leaving the company, and reduced travel allocated to overhead due to COVID reduced the overall overhead expenses.

General and Administrative

General and administrative expenses decreased by $0.2 million, or 3%, from $7.5 million in 2019 to $7.3 million in 2020, primarily due to a decrease in professional fees and travel expense of $0.2 million and a decrease in other expense of $0.1 million, partially offset by an increase in labor expenses of $0.1 million.

The decrease in travel was a result of restrictions associated with the COVID-19 pandemic.  The decrease in professional fees were driven mainly by a reduction in expense associated maintaining our patents.  The decrease in other expense was mainly driven by lower facility and IT spending.

Our labor expenses increased in 2020 as we increased headcount in administrative positions to support our business growth initiatives.  Partially offsetting this increase was a reduction in stock compensation expense driven by the expiration of a performance measurement agreement that expired in the fourth quarter of 2020 related to our founders’ shares with a repurchase option.

Sales and Marketing

Sales and marketing expenses increased by $0.5 million, or 20%, from $2.3 million in 2019 to $2.8 million in 2020, due to increases in labor costs and consulting fees of $0.4 million, demonstration expense of $0.2 million, and general marketing of $0.1 million, partially offset by a reduction in travel expense of just under $0.2 million.

Labor costs increased overall in 2020 as we continued to build our organization to support the future commercialization of our Guardian XO and Guardian XT products.  We supplemented some of our labor with contract resources that drove additional expense in consulting fees.

Our demonstration and general marketing expenses increased driven by an adjustment to the carrying value of our Guardian S demonstration units, and an increase in lead generation and brand support.

The increase in sales and marketing expenses was partially offset by a reduction in travel costs as a result of the restrictions from the COVID-19 pandemic.

Other Income

The following table presents other income for the years ended December 31, 2020 and 2019, and the dollar and percentage change between the two periods:

	Year Ended December 31,
	2020	2019	$ Change	% Change
	(in thousands)
Other income
Interest income, net	$40	$305	$(265)	(87)%
Other income, net	34	4	30	750
Total other income	$74	$309	$(235)	(76)%

Interest Income, net

Interest income, net decreased by approximately $0.3 million or 87%, from $0.3 million in 2019 to a de minimis amount in 2020.  The decrease was primarily driven by a decline in short term interest rates that affected cash balances in our money market investment accounts.  In addition, we incurred interest expense in 2020 of less than $0.1 million as a result of the entry into a long-term lease for equipment supporting one of our software platforms that had not been incurred in 2019.

Other Income, net

Other income, net increased by less than $0.1 million in 2020, or 750%, from a de minimis amount in 2019.  The increase was primarily due to the cash back rewards program from our business credit card and from the sale of equipment no longer in use.

Provision for Income Taxes

Provision for income taxes was de minimis for both 2019 and 2020 due to the losses we incurred.

Liquidity and Capital Resources

Since inception, we have financed our operations through private placements of our redeemable convertible preferred stock, through research and development services derived mainly from SBIR contracts, from the limited sale of our Guardian S units and other commercially available products and by providing services as a subcontractor for prime contractors working with the U.S. Department of Defense. Our ability to successfully develop our products, invest in our sales, marketing and customer service operations and expand our business will depend on many factors, including our working capital needs, the availability of equity or debt financing and, over time, our ability to generate cash flows from operations.

We currently use cash to fund operations and capital expenditures and meet working capital requirements.  As of June 30, 2021, we had $19.5 million in cash and cash equivalents, primarily invested in money market funds and the remaining balance in bank operating accounts.  On a pro forma basis, assuming the closing of the Business Combination and related matters, including the closings of the PIPE Financing, our cash and cash equivalents would have amounted to $252.2 million on June 30, 2021. We believe that our cash and cash equivalents on hand following the consummation of the Business Combination, including the proceeds from the PIPE Financing, will be sufficient to support working capital and capital expenditure requirements for at least 12 months from the date of this prospectus.

Our future capital requirements will depend on many factors, including our revenue growth rate, the timing and extent of commercializing our Guardian XO and Guardian XT products, our decision to outsource manufacturing of our robotic systems or develop high production manufacturing capabilities in-house, unanticipated delays or supply chain challenges in obtaining materials and components, spending to support further infrastructure development and research and development efforts, the timing and extent of additional capital expenditures to invest in existing and new office spaces, the expansion of sales and marketing efforts, and the introduction of new product capabilities and the financial and operating impact of potential acquisitions.

In addition, we may in the future enter into arrangements to acquire or invest in complementary businesses, services, and technologies, including intellectual property rights. We may be required to seek additional equity or debt financing. In the event that additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital when desired, our business, results of operations, and financial condition would be materially and adversely affected.

We expect our operating and capital expenditures to increase as we increase headcount, expand our operations, and grow our customer base. If additional funds are required to support our working capital requirements, acquisitions, or other purposes, we may seek to raise funds through additional debt or equity financings or from other sources. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our equity holders could be significantly diluted, and these newly issued securities may have rights, preferences, or privileges senior to those of existing equity holders. If we raise additional funds by obtaining loans from third parties, the terms of those financing arrangements may include negative covenants or other restrictions on our business that could impair our operating flexibility and would also require us to incur additional interest expense. We can provide no assurance that additional financing will be available at all or, if available, that we would be able to obtain additional financing on terms favorable to us.

Cash Flows

The following table summarizes our cash flow data for the periods presented:

	Six Months Ended June 30,
	2021	2020	Change	% Change
	(in thousands)
Net cash provided by (used in):
Net cash used in operating activities	$(13,660)	$(7,605)	$(6,055)	80%
Net cash used in investing activities	(2,282)	(342)	(1,940)	567%
Net cash provided by financing activities	1,818	42,317	(40,499)	(96)%
Net increase (decrease) in cash and cash equivalents	$(14,124)	$34,370	$(48,494)	(141)%

Net Cash Used in Operating Activities

Our cash flows from operating activities are significantly affected by the growth of our business primarily related to research and development, sales and marketing, and general and administrative activities. Our operating cash flows are also affected by our working capital needs to support growth in personnel-related expenditures and fluctuations in accounts payable and other current assets and liabilities.

Net cash used in operating activities for the six months ended June 30, 2021, was $13.7 million, which was a result from a net loss of $10.5 million, adjustments for non-cash expenses of depreciation and amortization of $0.2 million, stock-based compensation of $0.4 million, and forgiveness of our first draw Paycheck Protection Program loan of $2.4 million.  In addition, our changes in operating assets and liabilities netted a use of cash of $1.4 million.

The net cash used from changes in operating assets and liabilities was driven by a net decrease of $0.6 million in receivables and uncompleted contracts, an increase of $2.8 million in expenditures related to the Business Combination, an increase of $0.6 million spent on inventory for use in our Guardian S and HLS products, and an increase of $0.7 million related to prepaid goods and services.  In addition, we experienced an increase of $1.0 million in our accounts payable due to the timing of payments and reduction in expenses for third party providers used in our research and development of our products, and a net increase of $1.0 million on accrued and other liabilities as a result of timing of payments for professional fees associated with the business as well as expense associated with the leasing of our new facility.

Net cash used in operating activities for the six months ended June 30, 2020, was $7.6 million, which was a result from a net loss of $10.2 million, adjustments for non-cash expenses of depreciation and amortization of $0.2 million and stock-based compensation of $1.4 million.  In addition, our changes in operating assets and liabilities netted a contribution of cash of $0.9 million.

The net cash used from changes in operating assets and liabilities was driven by a net decrease of $0.8 million in receivables and uncompleted contracts, and a decrease of $0.2 million spent on inventory for use in our Guardian S and HLS products.  In addition, we experienced a decrease of $0.3 million in our accounts payable due to the timing of payments and reduction in expenses for third party providers used in our research and development of our products, and a net decrease of $0.2 million on accrued and other liabilities as result of timing of payments for professional fees associated with the business as well as expense associated with the leasing of our new facility.

Net Cash Used in Investing Activities

Our net cash used in investing activities is primarily impacted by the purchase of machinery and equipment, particularly in the use of the development of our Guardian XO and Guardian XT products, new and existing office space, and computer equipment.

Net cash used in investing activities was $2.3 million and $0.3 million for the six months ended June 30, 2021 and 2020, respectively.  The majority of cash outflows for the first six of 2021 went towards the expense for tenant improvements, furniture, and equipment we made for our new facility.  For the first six months of 2020, cash used in investment activities went towards software used in the ongoing support of our business operations and for the construction of a marketing booth used in promoting the company.

Net Cash Used in Financing Activities

Net cash provided by financing activities during the six months ended June 30, 2021, and 2020, was $1.8 million and $42.3 million, respectively. During the first six months of 2021, we received cash of $2.0 million from a Second Draw Paycheck Protection loan.  This was offset with the purchase of the non-controlling interest in our subsidiary ZeptoVision, Inc. (“ZVI”) for $0.2 million.  During the first six months of 2020, we received cash of $39.9 million in net proceeds from the issuance of redeemable convertible Series C preferred stock.  We also received cash of $2.4 million from a First Draw Paycheck Protection Program loan with the U.S. Small Business Administration.

Related Party Transactions

During the years ended December 31, 2020 and 2019, we entered into agreements with Delta Air Lines, Inc. and Microsoft Corporation to provide products and services.  During the three months ended March 31, 2020, we recognized $0.1 million of revenue related to demonstration services provided to Delta Air Lines, Inc.  Additionally, during 2019, we recognized $0.2 million of revenue related to the sale of a Guardian S robot to Microsoft Corporation, along with customer-specific development services.  Both Delta Air Lines, Inc. and Microsoft Corporation are shareholders of Sarcos.

During the years ended December 31, 2020 and 2019, we paid a de minimis amount for both years for rent to the Company’s Chief Innovation Officer, who was the owner of an apartment that was used for temporary employee lodging.

As of December 31, 2020 the Company held controlling interests of 79% in ZVI. The Chief Legal Officer of the Company was the beneficial owner of 21% of ZVI. On February 16, 2021, the Company acquired the non-controlling interest’s shares in ZVI for a purchase price of $200,000 making ZVI a wholly owned subsidiary of the Company.

Emerging Growth Company Status

Section 102(b)(1) of the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable.

The Company is an “emerging growth company” as defined in Section 2(a) of the Securities Act, and has elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. The Company will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of Common Stock that is held by non-affiliates exceeds $700 million as of the end of that year’s second fiscal quarter, (ii) the last day of the fiscal year in which the Company has total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which the Company has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) December 31, 2025, and the Company expects to continue to take advantage of the benefits of the extended transition period, although it may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. This may make it difficult or impossible to compare the Post-Combination Company’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities and related disclosure of contingent assets and liabilities, revenue and expenses at the date of the financial statements. Generally, we base our estimates on historical experience and on various other assumptions in accordance with GAAP that we believe to be reasonable under the circumstances. Actual results may differ from these estimates.

Critical accounting policies and estimates are those that we consider the most important to the portrayal of our financial condition and results of operations because they require our most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Our critical accounting policies and estimates include those related to:

Revenue Recognition

We recognize revenue from the sale of our robotic systems and from contractual arrangements to perform research and development services that are fully funded by our customers. We recognize revenue when promised goods or services are transferred to customers in an amount that reflects the consideration to which we expect to be entitled in exchange for those goods or services.  Revenue from research and development services is recognized over time as products and services are provided.  We measure progress toward satisfaction of performance obligations using costs incurred to date relative to total estimated costs (“cost-to-cost”).  Research and development contracts may last multiple years and estimation of the total transaction price and expected cost requires management’s judgment.  Based on the nature of the Company’s research and development contracts, the work to be performed is often complex and may involve new processes, procedures, and tasks which creates uncertainty in estimating contract costs.  All estimates impacting revenue recognition, including estimates of total expected costs, or Estimates at Completion (EACs), are reviewed on a periodic basis, no less than annually.

For those performance obligations for which revenue is recognized using a cost-to-cost input method, changes in total estimated costs, and related progress towards complete satisfaction of the performance obligation, are recognized on a cumulative catch-up basis in the period in which the revisions to the estimates are made. Changes in judgments with respect to these assumptions and estimates could impact the timing or amount of revenue recognition.

Revenues from Contracts with Customers

The Company derives revenue for research and development services, mainly with U.S. government entities under the Department of Defense, that support the development of its robots and robot products. Our research and development services are provided by SBIR contracts through different types of arrangements, including cost-type contracts and fixed-price contracts. Revenue from the sales of robot products includes sales of the Company’s Guardian S and Guardian HLS products.

Research and Development Services

Cost-type contracts – Research and development service contracts, including cost-plus-fixed-fee and time and material contracts, relate primarily to the development of technology in the areas of robotics or counter-unmanned aircraft systems.  Cost-type contracts are generally entered into with the U.S. government. These contracts are billed at cost plus a margin as defined by the contract and the FAR. The FAR establishes regulations around procurement by the government and provides guidance on the types of costs that are allowable in establishing prices for goods and services delivered under government contracts. Revenue on cost-type contracts is recognized over time as goods and services are provided.

Fixed-price contracts – Fixed-price development contracts relate primarily to the development of technology in the area of robotics. Fixed-price development contracts generally require a significant service of integrating a complex set of tasks and components into a single deliverable. Revenue on fixed-price contracts is generally recognized over time as goods and services are provided.  The Company has not experienced a loss on a fixed-price contract.  To the extent our actual costs vary from the fixed fee, we will generate more or less profit or could incur a loss.  In accordance with ASC 606, for the fixed price contracts, the Company will recognize losses at the contract level in earnings in the period in which they are incurred.

Robotic product

Robotic product revenues relate to sales of the Company’s Guardian S, Guardian HLS products, and certain miscellaneous parts, accessories and repair service. The Company provides a standard one-year warranty on product sales. Product warranties are considered assurance-type warranties and are not considered to be separate performance obligations. Revenue on product sales is recognized at a point in time when goods are shipped to the customer. At the time revenue is recognized, an accrual is established for estimated warranty expenses based on historical experience as well as anticipated product performance.

Stock-based compensation

We calculate the fair value of all stock-based awards, including stock options and restricted stock awards (“RSU”) on the date of grant using the Black-Scholes option-pricing model for stock options, which is impacted by the fair value of the Company’s common stock, as well as changes in assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to, the expected common stock price volatility over the term of the stock options, the expected term of the stock options, risk-free interest rates, and the expected dividend yield.

Off-Balance Sheet Arrangements; Commitments and contractual obligations

We did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K, as of June 30, 2021. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Recent Accounting Pronouncements

See notes to our consolidated financial statements and Note 1 to our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus for recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted as of the date of this prospectus.

BUSINESS

The following discussion should be read in conjunction with the information about Sarcos contained elsewhere in this prospectus, including the information set forth in Sarcos’ consolidated financial statements and the related notes.  Some of the information contained in this section or set forth elsewhere in this prospectus, including information with respect to Sarcos’ plans and strategy for its business, includes forward-looking statements that involve risks and uncertainties.  You should read the sections titled “Risk Factors” and “Special Note Regarding Forward-Looking Statements” for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion.  Unless the context otherwise requires, all references in this subsection to the “Company,” “Sarcos,” “we,” “us” or “our” refer to the business of Sarcos Corp., a Utah corporation, and its subsidiaries.

Overview

Sarcos is a global technology leader for industrial highly dexterous mobile robotic systems for use in dynamic environments.  Our engineering and design efforts are led by a highly experienced robotics team with approximately 500 years of cumulative robotics experience, with our core engineering team working together for over 20 years. We also benefit from $300 million in research and development investment in our proprietary technologies and an extensive patent portfolio. Our technology has received several awards and recognitions, including Sarcos’ recognition as the 2020 Dexterous Robots & Exoskeletons Company of the Year by Frost & Sullivan and the following recognitions for the Guardian XO: 2021 IEEE Robotics and Automation Society Award for Product Innovation, selection as one of the Best Inventions of 2020, Productivity by Time Magazine, 2020 Finalist for the Innovation by Design Awards by Fast Company and 2020 Winner of the Commercial Technologies for Maintenance Activities (CTMA) Technology Competition by the National Center for Manufacturing Sciences.  The Guardian XO also received many top honors at CES in 2020, including being named “Top Emerging Technology” by Digital Trends, “Best Robot” by PCMag.com, “The Best Ideas and Products of CES” by VentureBeat, and was recognized by WIRED Magazine as being one of the smartest technologies on the show floor.

Our mission is to save lives and prevent injury while helping humans accomplish more than ever before.  The robotic systems we are developing are designed to combine human intelligence, instinct, and judgment with the strength, endurance, and precision of machines.  This technologically advanced line of products augments, rather than replaces, humans.

We believe we are in the midst of a fourth industrial revolution, or Industry 4.0, with the application of modern smart technology to traditional manufacturing and industrial practices.  Robotically augmenting the workforce is expected to increase productivity, reduce costly occupational injuries, minimize production downtime by facilitating fast implementation and changeovers, enhance agile manufacturing, broaden the pool of available employees by equalizing workers' physical capabilities and potentially increase the longevity of an aging workforce.  Our products are designed to serve as a key element of an Industry 4.0-ready workforce.  For example, we expect that our Guardian XO and Guardian XT will each allow operators to safely lift a load of up to 200 lbs. (compared to the 35 to 40 lbs. limits typically recommended by OSHA guidelines) with small effort in a wide range of tasks.  Based on use cases that we have explored with potential customers, we estimate that individuals using our Guardian XO unit can improve productivity by three or more times at a cost that is roughly comparable to the fully-burdened expense of a single full-time employee.

Our products are expected to benefit end markets in which people perform physically demanding or hazardous tasks, such as aerospace, automotive, aviation, construction, defense, distribution and warehousing for ecommerce and other industries, industrial manufacturing, maritime, military, and oil and gas.  We believe the total addressable market, or TAM, for our robotic systems is large and mostly unpenetrated.  We estimate that the TAM for our products was approximately $147 billion in 2020 and is expected to grow to approximately $165 billion in 2026.  In addition, we believe that our Serviceable Obtainable Market, or SOM, calculated to be initially 10% of our TAM, was $14.7 billion as of 2020 and is projected to grow to $24.8 billion as of 2026, with the SOM as a percentage of TAM gradually increasing year by year to a 15% adoption rate as of 2026. For more information regarding underlying assumptions regarding TAM and SOM, see the section below entitled “Business—Market Opportunity.”

Our portfolio of mobile industrial robotics systems includes:

•

Guardian XO. The Guardian XO is designed to be a full-body, battery-powered, highly dexterous exoskeleton that augments operator strength, endurance and precision without materially restricting freedom of movement.  The Guardian XO is designed to boost productivity and reduce injuries.  After years of development and multiple prototypes, in 2019 we manufactured the first alpha version of the Guardian XO for customer testing.  We are in the process of designing and building the beta version of the Guardian XO, based on the learnings from alpha unit testing.

•

Guardian XT. The Guardian XT is designed to be an augmented or virtual reality-enabled highly dexterous remote-controlled, mobile robotic system that performs intricate, and sometimes dangerous, tasks that require human-like dexterity.  Based on the upper body of the Guardian XO, the Guardian XT industrial robotic avatar system is designed to be platform-agnostic and attach to various mobile bases, including wheeled or tracked vehicles such as boom lifts, scissor lifts and bucket trucks, to address construction, maintenance, installation, assembly, and logistics needs.  We are also developing a variant called the Guardian DX, funded in part by the U.S. military, for defense logistics and maintenance applications.  We have demonstrated a Guardian XT experimental prototype and are in the process of developing our first beta units.

•

Guardian S. The Guardian S is a remote-controlled visual inspection and surveillance robotic system that can traverse challenging terrain and facilitate two-way, real-time video, voice and data communication.  The Guardian S is small, lightweight and adaptable for a variety of wirelessly connected sensors.  In addition, a magnetic variant of the Guardian S is able to scale ferrous surfaces.  The Guardian S was the first robotic system to be commercialized by Sarcos and has been purchased by both industrial and defense customers.

As of the date of this prospectus, we expect beta units of Guardian XO and Guardian XT to be available for customer pilots in mid-2022 and to commence initial commercial production of the Guardian XO and the Guardian XT at the end of 2022.  Such timeline may be delayed, including due to challenges in recruiting skilled employees, difficulties in securing components and materials, development delays, difficulties relating to manufacturing of the units and other factors discussed under “Risk Factors—Commercial launch of Sarcos’ core products, the Guardian XO and Guardian XT, may be delayed beyond the end of 2022”.  If commercial launch is delayed, our projections previously delivered to shareholders and others for 2022 revenue will be, and revenue for other periods may be, adversely affected.

We plan to offer our Guardian XO and Guardian XT robotic systems primarily through a Robot-as-a-Service, or RaaS, subscription-based service model that will give customers the convenience of included on-going maintenance, support, remote monitoring and software upgrades in addition to use of our products.  We believe the RaaS subscription model will be attractive to our customers and accelerate market adoption of our robotic systems because it will lower the upfront costs of deployment, shift capital expenditures to operating expenditures, allow customers to more nimbly scale deployments up or down in response to market conditions, and make our products more accessible to customers of all sizes.  We currently sell our Guardian S through a hybrid model of direct sales and distribution channel.

We have a proven and experienced team with deep operational expertise in bringing emerging technologies to market.  Our engineering and design efforts are led by a highly experienced robotics team with approximately 500 years of cumulative robotics experience, with our core engineering team working together for over 20 years.  Our current solutions have been developed over 20 years with an investment of approximately $300 million, and we have 142 patents issued worldwide, with an additional 88 patents applications.

Sarcos is the result of a decades-long history in research and development of highly dexterous robotic systems. Our original predecessor was spun-out of the University of Utah in 1983.  In 2007, our predecessor was acquired by Raytheon and was operated until 2014 as a division of Raytheon known as Raytheon Sarcos.  During this period, Raytheon Sarcos was focused primarily on developing cutting edge technologies for use by U.S. Governmental agencies. In December 2014, the assets of Raytheon Sarcos were acquired by a consortium led by former Raytheon Sarcos President Dr. Fraser Smith and technology and telecom entrepreneur Benjamin Wolff, our current CEO.  Sarcos was incorporated in Utah in February 2015.  Our principal executive offices are located at 360 Wakara Way, Salt Lake City, Utah, 84108.  Our telephone number is 888-927-7296.

Industry Background

Evolution of Robotics

Industrial robots have been commercially available and used in industrial and manufacturing environments since the 1970s.  They are typically large, stationary machines designed to automate repetitive tasks that require speed and strength greater than what a human can accomplish.  For manufacturing tasks, industrial robots generally execute plans by rote programming – functions that are programmed in advance by a human engineer.

Over time, industrial robots have become more sophisticated.  Industrial robots have seen widespread adoption in a host of applications and have gained acceptance across many industries.  However, these heavy industrial robots generally require workspaces be configured around them, large safety cages to protect workers on the factory floor, consume significant amounts of power and space, are substantially less agile and versatile than humans and are difficult and costly to move from one location to another.  These characteristics limit the number of use cases to highly routinized tasks.  As a result, two new categories of products, called collaborative robots, or cobots, and automated mobile robots, or AMRs, are gaining market traction.

Advances in tangential technologies such as grippers, vision systems, cloud computing, augmented reality, or AR, and artificial intelligence, or AI, have led to the broader adoption and commercial viability of cobots and AMRs.  These advances have offered increased safety and operational flexibility, allowing robots to be deployed safely alongside humans, disrupting the historical industrial robotics industry and labor markets while offering more advanced capabilities than earlier models.  However, neither cobots nor AMRs are designed to perform tasks in dynamic or unstructured environments.  As with their predecessors, they are tools of automation, designed and programmed to perform routinized tasks.  They also lack human-like dexterity and the ability to lift and manipulate heavy objects.  As a result, there is a gap in current capabilities of industrial robotics.

Evolution of Wearable Robotics

Robotic exoskeletons are not a new concept.  They have been a staple of science fiction since 1959 when Robert Heinlein first wrote about augmenting humans with wearable robotic suits in “Starship Troopers.”  General Electric was the first to try to move the concept from fiction to reality with its experimental Hardiman exoskeleton debuting in the 1960s.

Early versions of full-body, powered exoskeletons were reliant on hydraulic power supplies connected via a cord or hydraulic lines, which greatly restricted the mobility and the number of use cases.  They also consumed large amounts of power, making it impractical to use these early versions on an untethered basis.  More recently, partial-body, powered exoskeletons have primarily been deployed for healthcare and rehabilitative uses.  Partial-body, non-powered devices (called passive exoskeletons) have been adopted for passive support functions such as assisting parts-assembly workers when performing repetitive, overhead manual labor.  Unlike these commercial predecessors, powered, full-body industrial robotic exoskeletons will combine human intelligence and mobility with the strength, endurance and precision of traditional industrial robots.  These powered exoskeletons will allow humans and robots to operate as a single unit, substantially augmenting a typical workers' capabilities while reducing the risk of occupational injuries.

Traditional Labor Market

Historically, many industries have been dependent on manual human labor and heavy equipment (such as forklifts or cranes) for numerous physically demanding tasks.  Human limitations and equipment inflexibility, such as size constraints and power needs, create costly inefficiencies.

Relying on human labor sources also has considerable financial and safety costs, which impact the business and the labor pool alike.  Workplace accidents and fatigue caused by heavy lifting and working from heights have significant detrimental effects on a workforce’s productivity and can cause extensive bodily harm to human workers.  According to a 2018 U.S. Bone and Joint Initiative study, experts estimate that back pain accounts for more than 264 million lost workdays a year in the United States alone—the equivalent of two workdays for every full-time worker in the country.  Additionally, healthcare costs, lost wages and decreased productivity associated with lower back pain can easily cost more than $100 billion annually, according to the Spine Research Institute and OSHA.

Challenges to the labor market include:

•

Rising average age of the labor force in developed nations. According to European Commission data, as of 2015, 22% of the United States labor force was over the age of 65.  By 2050, that percentage is expected to rise to 36%.  Worldwide, as of 2015, 13% of the labor force was over the age of 65.  By 2050, that number is expected to rise to 25%.

•

Shrinking pool of manual laborers. Long term trends suggest workers may avoid manual labor due to occupational hazards, resulting in labor shortages.  Moreover, although the long term effects of COVID-19 are largely unknown, there is a chance they will further negatively affect the availability of the labor force.  According to an industry study, there will be a shortage of approximately 2.4 million workers in U.S. manufacturing by 2028 resulting in a $2.5 trillion negative impact on the U.S. economy.

•

Costs associated with physically taxing occupations. The Spine Research Institute & OSHA report that approximately $100 billion is spent annually on back injuries in the United States alone.  Falls from heights are the fourth most disabling and costly injury after overexertion and falling from the same level according to the 2019 Liberty Mutual Workplace Safety Index.  OSHA reports that approximately $136 billion is lost annually due to worker fatigue.

•

Equipment that is not ideal for complex environments or the task at hand. Common equipment, such as cranes, forklifts and lift-assist devices often lack the flexibility needed to address the dynamic needs of a worksite.  Larger equipment sizes and the inflexibility in the range of tasks they can perform often do little to address some of the common issues faced by the labor force.

Market Opportunity

The technological advancements provided by our industrial highly dexterous mobile robotic systems can have broad-ranging implications and benefits to workers and employers alike.  Based on our testing and initial trials, we expect each unit to increase productivity across a variety of use cases, while significantly reducing the risk, and associated costs, of employee injuries. We believe our products will help to address labor shortages faced or expected in many industries.  We also see an opportunity for our product outside the United States in industrialized countries experiencing labor shortages where wages are relatively high.  We expect to offer the Guardian XO and Guardian XT primarily through the RaaS subscription model. With respect to the Guardian XO, the monthly service fee is expected to be roughly equivalent to a single fully burdened employee earning $25 per hour.  As a result, we believe that our products will be well received by our customers, the labor force and the labor unions representing them.

We believe the TAM for our robotic systems is large and mostly unpenetrated.  We estimate that the TAM for our products was approximately $147 billion in 2020 and will grow to grow to approximately $165 billion in 2026.  Our TAM is driven by the total number of workers in the occupations we expect to be candidates for adoption of the Guardian XO and Guardian XT and assumes that one in ten workers would adopt a unit.  The annual cost to customers of each unit is considered to be the blended cost of the Guardian XO and Guardian XT, or $88,560, and assumes that unit costs to customers are the same for both distributors and direct sales channels.  For the Guardian XO and Guardian XT, assumed unit costs to customers are $108,000 and $59,400, respectively, and assumed percentage of total units are 60% and 40%, respectively.  Our assumptions regarding the number of workers in each occupation is based on data from the Bureau of Labor Statistics, or BLS, and our forecast assumes that the TAM would grow at the same rate as GDP, estimated to be 2% per year.

In addition, we believe that our SOM, calculated to be initially 10% of our TAM, was $14.7 billion as of 2020 and will grow to $24.8 billion as of 2026, with the SOM as a percentage of TAM gradually increasing year by year to a 15% adoption rate as of 2026. Our SOM is estimated based on the expected technology adoption life cycle of our products.  We assume that our initial customer base will be comprised of innovators and early adopters in the industries we are targeting.  Following successful deployment with these early adopters, we believe that there will be many potential customers that are fast followers.  Our management believes the SOM is based on reasonable assumptions given our technology’s leadership position in the category of industrial highly dexterous mobile robotic systems, the lack of competitive products in this new category and our interactions with leading industrial companies across a number of verticals.  However, it is possible that these assumptions will prove incorrect. For additional discussion of risks relating to operational and financial projections, please see “Risk Factors—Sarcos’ operating and financial projections rely on management assumptions and analyses. If these assumptions or analyses prove to be incorrect, Sarcos’ actual operating results may be materially different from its forecasted results.”

This represents a significant market opportunity for Sarcos to disrupt traditional labor markets, especially given the lack of comparable products.

The Sarcos Solution

We are developing a portfolio of industrial highly dexterous mobile robotic systems that are designed to combine human intelligence, instinct, and judgment with the strength, endurance, and precision of machines.  Our robotic systems can overcome many of the labor market’s challenges and provide benefits to customers and their employees, including increased workforce safety and productivity.

Our technological innovations, coupled with significant improvements in the size, weight, power, performance and cost of components, have enabled us to advance the development of our robotic systems.  Our technological innovations include:

•	Kinematic Equivalency. Our robotic systems are modeled after human movement and designed for a robot-to-human-body ratio with intuitive controls and integrated feedback.
•

Remote Control. Our future remote-controlled units, the Guardian XT and Guardian GT, are expected to provide high fidelity force feedback to enable precision work, platform-agnostic design for diverse environments.

•

Human-like Dexterity with Augmented Strength. We are designing our robotic systems to provide human-like ability to operate in dynamic, unstructured environments and augment humans with the strength, stamina, precision, and speed of robotics.

•	Energetic Autonomy. We expect that our products will offer reduced power consumption via optimized power utilization.
•

Safety. Our robotic systems are being developed to include advanced controls and comprehensive system recovery which will allow the system to be safely operated. However, these solutions may not be adequate.

We believe the primary drivers towards the adoption of Sarcos’ products include:

•	Increased productivity gained through increased strength and endurance, and reduced errors caused by worker fatigue.
•	Reduced costly occupational injuries, days missed, and medical or legal expenses.
•	Ability to hire employees who would otherwise have been physically unable to perform the required tasks.
•	Potential to extend the number of years that aging workers can continue to perform physically demanding work.
•	Compatibility of objectives between employers and employees because our products are intended to empower, and not replace, the labor force, and enhance employee safety.
•	Less production downtime as a result of fast implementation and changeovers.
•	Enhanced agile manufacturing.

We believe the benefits of our robotic systems will have clear implications across many industries where humans perform labor-intensive or hazardous tasks.  Such markets include aerospace, automotive, aviation, construction, defense, distribution and warehousing for ecommerce and other industries, industrial manufacturing, maritime, military, and oil and gas.

Competitive Strengths

Differentiated and Proprietary Technology

We believe our technology distinguishes us from others in the industrial robotics space because our technology seeks to enhance, rather than replace, humans, by combining human intelligence, instinct and judgment with the strength, endurance, and precision of machines.  We are a pioneer in the robotic systems industry and benefit from lessons learned over 30 years, $300 million in research and development investment in our proprietary technologies and our extensive patent portfolio.  Our innovations include advances in energetic autonomy, kinematic equivalency, human like dexterity and that have enabled us to produce machines that are intuitive to use and relatively quick and easy for ingress and egress.  Worldwide, as of September 27, 2021, we had 164 issued patents, with an additional 100 filed patent applications.

Early Mover Across Wide Range of Industries

We believe we are creating an entirely new category of industrial highly dexterous mobile robotic systems that augment, rather than replace, humans.  While developing our products in recent years we have engaged in frequent dialogue with leaders in the industries we expect to target, including through our Sarcos XO Technical Advisory Group, which includes executive level participants from Fortune 500 companies.  We believe our efforts and position as a pioneer in industrial highly dexterous mobile robotic systems and head start in developing relationships with potential customers position us well to further develop and expand our product portfolio to address a significant market opportunity and additional use cases.

Visionary and Experienced Management

We have a proven and experienced team with deep operational expertise in bringing emerging technologies to market.  Our team is led by Ben Wolff, our Chairman and Chief Executive Officer, who has led two publicly traded companies and was co-founder and chief executive officer of Clearwire, a leading mobile communications company.  Our engineering and design efforts are led by a highly experienced robotics team with approximately 500 years of cumulative robotics experience, with our core engineering team working together for over 20 years.

Our board of directors have extensive experience across a wide array of disciplines including the industries that Sarcos intends to serve, the production and delivery of complex hardware and software solutions.

Strategic Collaborators

We collaborate with the Sarcos XO Technical Advisory Group, comprised of more than a dozen Fortune 500 companies, including Delta Air Lines, GE, Microsoft, Schlumberger, The Boeing Company.  Some of our collaborators are also investors in Sarcos.  We are advised on our defense and public safety strategy by a Strategic Advisory Board made up of U.S. flag and general officers and public safety experts as well as members of the government agencies with which we work.  Our collaborations with high profile industry leaders provide valuable feedback that we believe will enhance our early mover advantage.  We also expect that these relationships will provide us enhanced credibility and better lead generation and conversion of additional potential customers.

Growth Strategy

The key elements of our growth strategy include:

Continue to Develop our Robotic Systems

We will continue to develop our robotic systems, with design and assembly of the beta versions of the Guardian XO and Guardian XT currently underway.  Such timeline may be delayed, including due to challenges in recruiting skilled employees, difficulties in securing components and materials, development delays, difficulties relating to manufacturing of the units and other factors discussed under “Risk Factors—Commercial launch of Sarcos’ core products, the Guardian XO and Guardian XT, may be delayed beyond the end of 2022”. If commercial launch is  delayed, our projections previously delivered to shareholders and others for 2022 revenue will be, and revenue for other periods may be, adversely affected.

Continued Investment in Innovation

We will continue to invest significant resources in developing proprietary technologies across hardware, firmware, software, and controls to commercialize our robotic systems.  We expect our research and development activities to focus on areas such as kinematic equivalency, remote-operation, operating in unstructured environments, energetic autonomy and safety of robotic systems.  In addition, we will maintain and build our intellectual property portfolio and our design and engineering expertise to facilitate the development of our minimum viable product (“MVP”) units ahead of commercialization.

Establish RaaS Subscription Model to Accelerate Adoption of our Robotic Systems

We expect to offer our Guardian XO and Guardian XT primarily through a RaaS subscription model where customers pay a monthly subscription fee for the use of our robotic systems as well as maintenance, servicing and software upgrades.  We believe the RaaS subscription model will be attractive to our customers and accelerate market adoption of our robotic systems because it will lower the upfront costs of deployment, shift capital expenditures to operating expenditures, allow customers to more nimbly scale deployments up or down in response to market conditions, and make our products more accessible to customers of all sizes.  Our RaaS subscription model will also allow us to generate recurring revenue which would improve the visibility into future results.

Capital Efficient Manufacturing

We intend to explore different options for manufacturing of our products and select the most capital efficient manufacturing process, with a focus also on speed to market, quality and scalability.  One available option is outsourced manufacturing by established third-party contract manufacturers.  This approach would reduce our up-front capital investment and eliminate the recurring fixed costs and overhead that would be required for us to own and operate a manufacturing facility.  Outsourced manufacturing would also allow us to focus on our core competencies while significantly reducing overall risk and give us the flexibility to quickly scale volumes up or down to match demand levels since we can leverage an established manufacturing operation and supply chain.

Another available option is in-house manufacturing of our products.  Although this approach would require a more significant capital investment at the start, it would introduce efficiencies such as reduced management costs associated with outsourcing and the ability to react to changing conditions without regard to batch size requirements frequently imposed by contract manufacturers.  In-house manufacturing may also allow for more flexibility in customizing our products when requested by customers and provide more direct control over quality, product costs and product supply and timing.

We may also elect to pursue a blend of contract and in-house manufacturing.  We estimate that the new facility that we are in the process of moving into will have the capacity to produce 300 to 500 units per year.

Although we currently expect to favor an outsourced manufacturing model, we have not yet entered into an agreement with a third-party contract manufacturer and may ultimately determine that in-house manufacturing is the better alternative for our products.

Expand Target Markets

Currently, we are engaging with development partners in various industries in the United States, including aerospace, automotive, aviation, construction, defense, distribution and warehousing, industrial manufacturing, maritime, military, and oil and gas.  We believe working with these partners will allow us to accelerate our brand awareness within various industries and provide complementary capabilities and differentiation that will attract new customers while helping us expand our customer base.  Additionally, while our focus up to now has been in the U.S. domestic market, we aim to expand our presence in selected non-U.S. markets, most likely focusing on areas such as South Korea, Japan and Western Europe, in the future through relationships with a network of distributors.  We believe this diversified approach will allow us to identify new applications for our robotic platforms and provide us with customer feedback to assist our product development efforts while ensuring that we are addressing a broad range of markets.

Pursue Selective Strategic Acquisitions and Partnerships

We plan to pursue strategic acquisitions from time to time that we believe will be complementary to our existing offering, enhance our technology, and increase the value proposition we deliver to our customers.  For example, we may pursue acquisitions that we believe will help us add new or enhanced capabilities, accelerate customer growth, enter new markets, and add talent and expertise to our organization.

We may also enter into partnerships from time to time to combine our product offerings with those of our partners.  For example, we may partner with companies whose products may serve as a mobile base for the Guardian XT or Guardian DX and offer the combined unit as a standalone product.  Among other benefits, these partnerships would allow us to leverage the partner’s existing sales and distribution channels and may provide lead generation and conversion of additional potential customers for our other product offerings.

Our Product Platforms

We expect to offer a range of robotic systems that draw on our intellectual property, years of expertise, and innovative core technologies.

Guardian XO

The Guardian XO is designed to be a full-body powered exoskeleton that augments operator strength, endurance and precision without materially restricting freedom of movement.  We expect that the Guardian XO will enable the operator to safely lift a load of up to 200 lbs. with small effort in a wide range of use cases, addressing the “lift gap” between 35 lbs. – 200 lbs. (15 kg to 90 kg) across a wide range of industrial processes.  The unit's advanced sensing and control system is designed to provide both responsiveness and fluidity of movement, making it user-friendly and intuitive to operate.  The Guardian XO units will also include an XO Pod expected to facilitate battery charging, donning and doffing and data management.

The Guardian XO is intended to enhance productivity, mitigate worker fatigue, reduce the risk of workplace injuries, and democratize the labor force by augmenting the capabilities of individuals otherwise physically unable to perform the required tasks.  We believe the Guardian XO has the potential to revolutionize the way work gets done in industry sectors such as aerospace, automotive, aviation, construction, defense, distribution and warehousing for ecommerce and other industries, industrial manufacturing, maritime, military, and oil and gas.

We believe the following to be the key capabilities of the MVP Guardian XO:

•

Added Strength and Endurance. The exoskeleton is expected to carry a maximum load of up to 200 lbs., offload the unit’s weight and the weight of the load being carried.  It is also designed to enable a smoother lifting motion by dynamically compensating for gravity and inertia for up to 100 lbs. per arm (or 50 lbs. per arm when lifting at full extension).  According to initial customer testing feedback, the Guardian XO can provide the capabilities of three or more human workers.

•

Battery-powered for Mobile Performance and Near-continuous Use. The Guardian XO will be powered by onboard hot-swappable batteries intended to provide near-continuous operation.  Additionally, the XO Pod docking station is expected to facilitate battery charging, donning and doffing and data management.

•

Sensors and Advanced Control Systems for Enhanced Maneuverability and Mobility. Integrated sensors in the Guardian XO are expected to enable the unit’s advanced controls system to detect movement (position, force, angular rate, orientation, torque and speed) in milliseconds to eliminate perceived latency.  Maneuverability and mobility are intended to be provided through gravity compensation, which will cause the robot to feel almost weightless to the operator, and 24 motorized joints, or degrees of freedom, which will allow the operator to move freely and naturally in unstructured environments.  The Guardian XO is also expected to include a “hands-free” mode in which the operator can lock the suit’s arms while carrying a heavy load and simultaneously complete dexterous tasks requiring human hands.  Each unit will be equipped with a user-friendly operator control interface for user controls and diagnostics notification display.

•

Ergonomic, Safety-first Features for Operator Comfort and Injury Prevention. We are designing the Guardian XO to include important safety features and accommodate customer-specialized protective gear and fall-prevention devices.  In the event of a sudden power loss, redundant hardware and software are expected to enable “passive braking” to prevent operator injury.  In addition, the units are expected to include a highly responsive control system to enable the operator to execute fall-prevention motions such as stumble-recovery.  We anticipate that units will be donned and doffed unassisted in less than 30 seconds, with additional provisions for sudden egress.

The Guardian XO units that we intend to make available under our RaaS subscription model are expected to include these MVP benefits.  We anticipate that the Guardian XO subscription will be priced starting at approximately $9,000 per month per unit, depending on number of units deployed at a single location and the duration of the subscription, which we estimate is roughly equivalent to the fully burdened cost of a single employee, including general and administrative expenses and overhead.

We manufactured the first alpha version of the Guardian XO in 2019 and are in the process of designing and building the first beta version.  We anticipate that multiple beta units will be piloted by customers when they become available, with initial commercial production currently expected to begin at the end of 2022.  The Guardian XO is expected to have a six-year service life, with refurbishment after three years in service, and an approximately eight-month payback period once we achieve significant scale in production.  We define significant scale in production as production runs of 2,000 units at a time.

Guardian XT

The Guardian XT is designed to be an augmented or virtual reality-enabled highly dexterous remote-controlled, mobile robotic system that performs intricate, and sometimes dangerous, tasks that require human-like dexterity.  Based on the upper body of the Guardian XO, the Guardian XT is designed to be a one- or two-armed system that is platform-agnostic and attachable to various mobile bases.  We expect that the two-armed Guardian XT system will be able to lift and manipulate up to 200 lbs. and accomplish precision tasks at height, overhead and at ground level.

The Guardian XT will be controlled via a wearable input device and a head-mounted display worn by the user to guide the robotic system’s arm movements in its workspace.  Users will be able to control the unit by utilizing their natural movement, reflexes, instincts, and judgment to perform complex and precise tasks in unstructured, often hazardous environments both indoors and outdoors, all while keeping the operator a safe distance and out of harm’s way.

The Guardian XT is designed to provide several efficiency benefits through its remote lifting and dexterous manipulation capabilities.  For an at-height powerline maintenance task, for example, one of our customers concluded, based on their initial use of one of our early prototypes, that the Guardian XT has the ability to reduce the size of a crew by 50% and complete tasks 20% faster.  More importantly, the Guardian XT is able to mitigate hazardous work condition risks including falling from height and worker fatigue due to repetitive motion tasks at-height.  We believe the Guardian XT will be capable of reducing both direct and indirect costs associated with at-height work, including insurance premiums, at-height safety crew costs, hazard-pay and more.

We believe the following to be the key capabilities of the MVP Guardian XT:

•

Tremendous Dexterity from a Distance. The Guardian XT’s remote-operation system is designed to provide force feedback and allow for the tremendous precision and control necessary to perform dexterous tasks and manipulate off-the-shelf and user-specified trade tools.

•

Base Agnostic. We expect the Guardian XT to be platform-agnostic and attach to various mobile or fixed bases including wheeled or tracked vehicles such as boom lifts, scissor lifts and bucket trucks, to address construction, maintenance, installation, assembly, and logistics needs.

The Guardian XT units that we intend to make available under our RaaS subscription model are expected to include these benefits.  We anticipate that the Guardian XT subscription will be priced starting at approximately $5,000 per month per unit, excluding the cost of the base to which the Guardian XT is mounted, and depending on number of units deployed at a single location and the duration of the subscription.  The Guardian XT is expected to have a six-year service life, with refurbishment after three years in service, with an approximately eight-month payback period once we achieve significant scale in production.  We are also developing a variant of the Guardian XT for the U.S. military, the Guardian DX, for defense logistics and maintenance applications.

We have demonstrated a Guardian XT experimental prototype and are in the process of developing our first beta units.  We currently expect to begin initial commercial production of the Guardian XT at the end of 2022.

Guardian GT

The Guardian GT is designed to be similar to the Guardian XT but much larger in size.  We expect it to be a remote operated force-multiplying robotic system that amplifies human strength and replicates human dexterity, while keeping the operator at a safe distance.  The robot’s highly dexterous 7-foot long arms have the ability to lift up to 500 lb each and mount on a variety of mobile bases, allowing the operator to complete hazardous tasks such as decommissioning, public safety, disaster recovery, construction, ship building, and maintenance and repair activities.  An experimental prototype of the Guardian GT was manufactured during Raytheon’s ownership of Sarcos and has been in use since that time.  No alpha versions of the Guardian GT have been developed as of this date.

CYTAR

Built on the existing Guardian XO and Guardian XT technology roadmap, the Sarcos Cybernetic Training for Autonomous Robots, or CYTAR, program aims to develop a trainable and semi-autonomous fleet of industrial highly dexterous mobile robotic systems.  Fueled by the belief that a “human-in-the-loop” approach delivers the optimal flexibility needed for complex tasks and dynamic environments in which robotic systems will need to interact, the training platform is expected to allow users to effectively and rapidly teach robotic systems to perform complex tasks.

We expect the CYTAR platform to use inputs gathered from a human operator wearing a kinematically equivalent controller to teach robotic systems to perform tasks in unstructured, dynamic, and uncertain environments.  These inputs will be used to generate machine learning control policies that can be replicated and repeated with variations in the complexity and durations of tasks.  Additionally, the CYTAR program is expected to offer a fleet-accessible database of successful task completion strategies to scale teaching across numerous robotic systems saving time and resources.

The CYTAR solution is currently under development and is expected to be deployed commercially after 2026.  Initial funding for the CYTAR platform was received from the U.S. Airforce.

Guardian S

The Guardian S is a remote-controlled visual inspection and surveillance robotic system that can traverse challenging terrain and facilitate two-way, real-time video, voice and data communication.  The man-portable robot is controlled via an easy-to-use, ruggedized tablet, helping keep the user safely out of harm's way.  The system’s two-way communication facilitates video, sensor, and still-image data capture by the Guardian S, allowing operators to gain vital first-look and situational awareness data of the inspection target before a human-based inspection is required.

The Guardian S is small, lightweight and deployable in less than 2 minutes.  The robotic system’s ability to traverse difficult terrain and climb ferromagnetic surfaces makes it ideally suited for commercial, industrial, public safety, and defense applications.

We believe the following to be the key capabilities of the Guardian S:

•

Multi-Purpose Mobile IoT Platform. The Guardian S includes a built-in sensor module that gathers real-time information and has the flexibility to add task-specific sensors via its payload bracket.  Additionally, the Guardian S is capable of transporting a 10-pound sensor payload while transversing a horizontal surface.

•

Two-Way, Real-Time Video, Voice, and Data Communication. The Guardian S includes enhanced wi-fi and two-way radio connection between the operator control unit and the robotic system.  It also comes with built-in LTE capability (at 700 MHz operation) for cloud-based services.  Audio and video are encrypted using 256-bit AES encryption.

•

All-Terrain, State-of-the-Art Visual Surveillance. The Guardian S is capable of traversing challenging terrain, including stairs, pipes, tanks, culverts, and vertical ferromagnetic surfaces, and is IP65-rated to be dustproof and water protected.  The unit’s slim form factor enables access to confined spaces, beginning with seven inch diameter openings.  The Guardian S provides high-resolution visual inspection enabled by six 4k cameras with digital zoom and autofocus, providing 360-degree video coverage with both daytime and nighttime vision.  Surveillance capabilities last up to 12 hours of stationary surveillance time or a three-mile mobile inspection travel range.

The Guardian S robot was rolled out commercially in 2018 and is available today as a one-time upfront equipment purchase.  It was the first robotic system to be commercialized by Sarcos and has been purchased by both industrial and defense customers.  We do not expect the Guardian S to comprise a material part of our revenues after we release our commercial Guardian XO and Guardian XT products.

Competition

We believe we are developing a new category of industrial robotic systems that augment, rather than replace, humans.  In many cases, our primary competition will be traditional modes of human labor, sometimes assisted with material handling products such as overhead cranes, forklifts, and pallet jacks.  To overcome the inertia, we must demonstrate to customers the value proposition of our products, including increased productivity, reduced costly occupational injuries, and a broadened pool of available employees by equalizing workers' physical capabilities including older and less physically strong workers.

Additionally, our product offerings compete in a broad competitive landscape that includes robotics and automation companies that have both directly competing as well as alternative solutions ranging from exoskeletons, collaborative robots, industrial robots, traditional lift-assist equipment, and unmanned robotic vehicles.  We also view our competitive landscape to include rivals who have different but unique product lines in the automation space, like ABB Robotics, Siasun Robot & Automation Co., Ltd., Teradyne, and Berkshire Grey.  Also included in our broader competitive landscape are robotic solution suppliers, like Rockwell Automation, Honeywell, Keyence Corporation, COGNEX Corporation, and Hexagon AB, who may not have a directly competing product today, but could become competitors through inorganic growth; these companies have existing customer relationships and channels that could enable them to emerge as formidable threats in the future.

The following is a breakdown of the competitive landscape by product area:

•

Sarcos’ Guardian XO exoskeleton competes with robotics and automation solutions that help workers with heavy materials handling, heavy lift-and-transport-assist, and overhead assembly type jobs.  Principal competitors include Hyundai and Daewoo, who have previously shown powered exoskeleton prototype units, and companies like Cyberdyne, Samsung, Panasonic, Ekso Bionics, Ottobock, Lockheed

Martin, SuitX, and Levitate who currently sell powered, partial-body exoskeletons or passively-powered, partial-body variants.
•

The Guardian XT dexterous teleoperated robot faces a varied competitive landscape that includes collaborative robotics companies, like RE2, as well as automation companies like Teradyne, ABB Robotics, Siasun Robot & Automation Co., Ltd., Berkshire Grey, Ready Robotics, and OMRON.

•

The Guardian S mobile IOT platform competes with other ground-based unmanned vehicles offered by companies such as Eddyfi Technologies and Waygate Technologies; it also competes with aerial unmanned vehicle companies, like Flyability, in the oil and gas industry.  Other notable adjacent market and other competitors include Gecko Robotics, FLIR, ICM, RedZone Robotics, Clearpath Robotics, and Easysight Technology Co., Ltd.

These companies have products that are commercially available and in development.  We expect some products currently in development to become commercially available in the next few years.  In addition, we compete with companies that develop artificial intelligence and industrial automation solutions, such as those offered by Hyundai-Boston Dynamics, Canvas Technology, DroneSense, Intuitive, iRobot, Hahn Robotics, Kuka, Neurala, Ready Robotics, Rethink Robotics, and Yaskawa.

Our competitor base may change or expand as we continue to develop and commercialize our robotic systems in the future.  These or other competitors may develop new technologies or products that provide superior results to customers or are less expensive than our products.  Our technologies and products could be rendered obsolete by such developments.

We expect that we will compete on bases of the following:

•	technological innovation;
•	product quality, reliability and safety;
•	product features and performance;
•	product pricing;
•	manufacturing efficiency;
•	manufacturing resources;
•	brand;
•	customer experience, including support; and
•	existing customer relationships.

We believe we do and will compete favorably on the basis of these factors; however, our potential competitors may have greater financial, technical, manufacturing and other resources than us.  Our competitors may be able to deploy greater resources to the design, development, manufacturing, distribution, promotion, sales, marketing and support of their industrial robotics programs.  Additionally, our competitors may have greater name recognition, longer operating histories, larger sales forces, broader customer and industry relationships and other tangible and intangible resources, than us.  Furthermore, our competitors may decide to operate solely with a traditional sales model for robotic systems that may be viewed more favorably by potential customers.  These competitors also compete with us in recruiting and retaining qualified research and development, sales, marketing and management personnel, as well as in acquiring technologies complementary to, or necessary for, our products.  Additional mergers and acquisitions in the industrial robotics market may result in even more resources being concentrated in our competitors.

Customers and Partners

Our customers and development partners include some of the largest enterprises in our target markets (aerospace, automotive, aviation, construction, defense, distribution and warehousing, industrial manufacturing, maritime, military, and oil and gas), including Delta Air Lines, General Electric, Schlumberger, The Boeing Company, other Fortune 500 companies, as well as the U.S. Department of Defense.  We also have significant engagement with small and medium-sized potential customers across the aerospace, automotive, construction, defense, manufacturing, oil and gas, power and utilities and warehouse and logistics end markets.

With our core products, the Guardian XO and Guardian XT, still under development, we have no binding customer commitments for the commercial production version of the core products.  We have numerous ongoing discussions with prospective customers who have collectively expressed interest in thousands of units. However, there is no assurance that these discussions will result in binding orders or sales.  Additionally, we hold current development contracts with the Department of Defense and other government entities, covering both the Guardian XO and Guardian DX.

Research and Development

Our research and development team is comprised of technology experts from fields including mechanical and electrical engineering, systems engineering, software/firmware/controls engineering, artificial intelligence and machine learning, finite element analysis, human factors and design, and applications engineering.  Our primary areas of focus in research and development include, for the Guardian XO, kinematic equivalency to provide human-like dexterity and enable intuitive use and energetic autonomy; and, for the Guardian XT, remote operation and force feedback.

Our research and development efforts also include our DFX work, including comprehensive design for manufacturing, design for cost and procurement, design for testing and design for assembly.  These efforts are aimed at ensuring manufacturability, serviceability, and robustness of our products.

Our research and development expenses were $14.1 million and $12.9 million during 2020 and 2019, respectively, and are likely to grow in the future.  Our customer first, collaborative approach is a cornerstone of our research and development processes.

Sales and Marketing

We currently sell our Guardian S through a hybrid model of direct sales and distribution channel.  We expect to offer the Guardian XO and Guardian XT through a similar model.  Currently, we focus our resources on the Sarcos XO Technical Advisory Group and other leading companies in key vertical markets.  Due to their size, the potential opportunity and willingness to be early adopters, we believe these customers have the ability to serve as referenceable customers and drive additional sales.  We intend to continue to invest in our sales and marketing efforts as we approach commercial launch.

We intend to pursue strategic relationships with systems integrators, companies with complementary technologies, software application providers, distributors and consulting firms to expand the channels in which our solutions are marketed.  We believe working with these partners will allow us to accelerate our brand awareness within various industries and provide complementary capabilities and differentiation that will attract new customers while helping us expand our customer base.

We expect to operate a RaaS subscription model for the Guardian XO and the Guardian XT, which we believe will drive accelerated adoption following commercial launch.  We believe the RaaS subscription model will be attractive to our customers and accelerate market adoption of our robotic systems because it will lower the upfront costs of deployment, shift capital expenditures to operating expenditures, allow customers to more nimbly scale deployments up or down in response to market conditions, and make our products more accessible to customers of all sizes.

Manufacturing and Suppliers

We intend to explore different options for manufacturing of our products and select the most capital efficient manufacturing process, with a focus also on speed to market and scalability.  Although we currently expect to favor an outsourced manufacturing model, we have not yet entered into an agreement with a third-party contract manufacturer and may ultimately determine that in-house manufacturing is the better alternative for our products.

If selected, an outsourced manufacturing model is expected to be executed in two steps.  First, develop our products internally, test process development, and internally manufacture our beta units.  Then, prior to commercial launch, outsource volume production to one or more contract manufacturers, which we expect would mitigate capacity and production risks.  Certain lower-volume products may not be outsourced and continue to be manufactured in-house.

We maintain a diverse set of suppliers.  However, as we scale production, we expect the identity and magnitude of our suppliers to change materially.

Government Regulation

We are subject to requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 that will require us to diligence, disclose and report whether our products contain conflict minerals.  The implementation of these requirements could adversely affect the sourcing, availability and pricing of the materials used in the manufacture of components used in our products.

In addition, our operations are subject to various federal, state and local laws and regulations governing the occupational health and safety of our employees and wage regulations.  We are subject to the requirements of the federal Occupational Safety and Health Act, as amended, or OSHA, and comparable state laws that protect and regulate employee health and safety.

We are subject to U.S. laws and regulations that limit and restrict the export of some of our products and services and may restrict our transactions with certain customers, business partners and other persons.  In certain circumstances, export control and economic sanctions regulations may prohibit the export of certain products, services, and technologies, and in other circumstances we may be required to obtain an export license before exporting the controlled item.  We must also comply with export restrictions and laws imposed by other countries affecting trade and investments.  We maintain an export compliance program but there are risks that the compliance controls could be circumvented, exposing us to legal liabilities.  Compliance with these laws has not significantly limited our sales but could significantly limit them in the future.  Changes in, and responses to, U.S. trade policy could reduce the competitiveness of our products and cause our sales to drop, which could have a material adverse effect on our business, financial condition or results of operations.

Our robotic platforms must comply with the rules of the Federal Communications Commission (“FCC”) with respect to: any radio frequency (“RF”) spectrum utilized for such components as the remote control; the power level and frequency of any RF energy emitted (intentionally or otherwise); and any conditions imposed by the FCC on the device certification(s) issued to us or to third parties for any modular transmitters installed in any Sarcos devices.  Such rules require, among other things, specific consumer disclosures with respect to RF emissions, and proper installation and operation of the device components and any modular transmitters in the robotic devices.

Intellectual Property

Our ability to obtain and maintain patent, trademark and other material intellectual property is important to our business.  We rely upon a combination of protections afforded to owners of patents, copyrights, trade secrets, and trademarks, along with employee and third-party non-disclosure agreements and other contractual restrictions to establish and protect our intellectual property rights.

We pursue patent protection at times when we believe we have developed a patentable invention and the benefits of obtaining a patent outweigh the risks of making the invention public through patent filings.  Our patents and patent applications stem from our many years of innovation in the field of electro-mechanical and biologically-

inspired engineered robotics systems.  Our patents and patent applications are focused primarily on robots and robotic systems, including, but not limited to, wearable exoskeletons to enhance human operations, humanoid robots, remote controlled robots, mobile platform-based robotic arms, teleoperated robots, unmanned ground robots and end effectors.  We also have patents and patent applications covering technology in the fields of counter-attack unmanned aerial vehicles (drones) for enemy drone neutralization, various micro-camera and other medical devices, augmented reality, sensors, valves, motors, actuators, and others.

As of September 27, 2021, we had 78 issued U.S. patents; 3 allowed U.S. patents; 35 pending U.S. patent applications; 86 issued International patents; 4 allowed International patents; and, 58 pending PCT and non-U.S. national patent applications.

Many of our previous patents have expired, with others set to expire on dates ranging from 2022 to 2039, exclusive of any patent term adjustment or patent term extension.  We do not know whether all of our pending patent applications will result in issued/granted patents, or whether the examination process will require a narrowing of claimed subject matter.  Furthermore, in light of the highly active fields of technology we are involved in, particularly the field of robotics, there is no assurance that our patents and pending patent applications will provide us with broad-level protection.

In an effort to protect our brand, we also pursue the registration of our domain names and material trademarks and service marks in the United States and in select international locations.

As of September 28, 2021, we had 22 issued U.S. trademarks, 4 allowed U.S. trademarks, 7 pending U.S. trademark applications, 33 issued international trademarks and 4 pending international trademark applications.

We regularly secure confidentiality agreements from our consultants, scientific advisors, and other vendors and contractors.  In addition, we rely on trade secret law to protect our proprietary software, product candidates/products in development, and other information and intellectual property.

Legal Proceedings

On July 1, 2021, certain former employees of Sarcos filed suit in Utah state court against Sarcos.  The complaint alleges that in 2021, Sarcos wrongfully suspended the exercise of the plaintiffs’ stock options.  The complaint asserts claims for breach of contract, breach of the covenant of good faith and fair dealing and seeks declaratory judgment in favor of plaintiffs and injunctive relief from option expiration.  The complaint seeks damages in an amount to be determined at trial, but in no event less than $1,500,000.  On the same day they filed the complaint, plaintiffs also filed a motion for preliminary injunction to enjoin the expiration of the stock options.  The Company filed a motion to compel arbitration under an arbitration clause in the plaintiffs’ employment agreements and to stay the litigation pending arbitration. On August 26, 2021, the district court issued an order compelling arbitration and staying the litigation without reaching the question of injunctive relief. On October 8, 2021, the parties entered into a settlement agreement by which plaintiffs would dismiss their claims against Sarcos in return for Sarcos granting an extension of time in which to exercise up to one-half of the disputed options by October 18, 2021.  There is no monetary component to the settlement.

From time to time, we may be subject to legal proceedings.  We are not currently a party to or aware of any proceedings that we believe will have, individually or in the aggregate, a material adverse effect on our business, financial condition or results of operations.  Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources, and other factors.

Human Capital

Our employees are critical to our success.  As of September 24, 2021, we had approximately 140 full-time and part-time employees with the majority of our employees based in the Salt Lake City, Utah area.  We also engage consultants and contractors to supplement our permanent workforce on an as-needed basis.  A majority of our employees are involved in engineering, research and development, and related functions.  To date, we have not experienced any organized work stoppages and consider our relationship with our employees to be in good standing.  None of our employees is subject to a collective bargaining agreement or represented by a labor union.

Facilities

We operate in a corporate and manufacturing facility in Salt Lake City, Utah. We currently occupy a facility that has approximately 27,000 square feet of office, development and manufacturing space pursuant to a lease that, under options to extend, expired in July 2021 and has continued on a month-to-month basis until our move to a new facility is completed. In the fourth quarter of 2021, we expect to begin our move to a facility consisting of approximately 60,000 square feet, with a 12-year lease from the commencement date and two options to extend the lease for a three-year period each. We believe that this new facility, which includes office, development, testing and light manufacturing space, will adequately serve our current needs. Should we need additional space, we believe we will be able to obtain additional space on commercially reasonable terms.

.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information regarding our executive officers, key employees, and directors as of September 24, 2021:

Name	Age	Position
Executive Officers
Benjamin G. Wolff	52	Chairman and Chief Executive Officer
Steven Hansen	56	Chief Financial Officer
Marian Joh	51	Chief Operating Officer
Kristi Martindale	55	EVP, Chief Product & Marketing Officer
Dr. Fraser Smith	62	Chief Innovation Officer

Other Key Employees
Dr. Marc Olivier	64	Chief Architect
Tom Jackson	55	President, Sarcos Defense
Dr. Denis Garagić	52	Chief Scientist, Advanced Systems & AI

Non-Employee Directors
Brian D. Finn(1)(3)	61	Director
Peter Klein(2)	59	Director
Laura J. Peterson(1)	62	Director
Admiral Eric T. Olson (Ret)(2)(3)	69	Director
Dennis Weibling (1)(3)	70	Director
Matthew Shigenobu Muta(2)	52	Director
Priya Balasubramaniam(3)	47	Director

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

(3) Member of the Nominating and Governance Committee.

Information about Executive Officers and Directors

Executive Officers

Benjamin G. Wolff serves as our Chief Executive Officer and as a member (and Chairman) of the board of directors. Mr. Wolff served as Old Sarcos’ Chief Executive Officer since September 2015, its President since December 2020 and as a member of its board of directors since February 2015. Prior to joining Old Sarcos, Mr. Wolff served as Chief Executive Officer, President and Chairman at Pendrell Corporation from December 2009 to November 2014. In April 2004, Mr. Wolff co-founded Clearwire Corporation, where he served as President, CEO and Co-Chairman until October 2011. Mr. Wolff has also served as President of Eagle River Investments, an investment fund focused on telecom and technology investments. Mr. Wolff previously served on the board of the Cellular Telecommunications Industry Association (CTIA), and is currently a member of the Board of Visitors of Northwestern School of Law at Lewis & Clark College in Portland, Oregon. Mr. Wolff also serves on the board of directors of Globalstar, Inc. and is a member of its audit committee and compensation committee, and serves as the chairman of its strategic review committee. Mr. Wolff earned his law degree from Northwestern School of Law, Lewis & Clark College in Portland, Oregon, and his Bachelor of Science degree from California Polytechnic State University. We believe Mr. Wolff’s perspective, experience and institutional knowledge as Sarcos’ Chief Executive Officer qualify him to serve on the board of directors of the post-combination company.

Steven Hansen serves as our Chief Financial Officer. Mr. Hansen served as Old Sarcos’ Chief Financial Officer since September 2019. From May 2017 to September 2019, Mr. Hansen served as Executive Advisor to the University of Utah Health. From October 2015 to November 2016, Mr. Hansen served as Chief Financial Officer of Global Access, an international shipping company. Also, during most of 2015 Mr. Hansen served as Chief Financial Officer of CustomersFirst Now, a customer experience consulting firm.  Mr. Hansen recently served as an advisor to the board of directors and management of Vaporsens, a nanofibril-based sensor company located in Utah, and assisted in the merger of the business with publicly traded tech company. He holds a Bachelor of Science in International Finance from Brigham Young University in Utah and a Master in Business Administration from California State University in Fresno.

Marian Joh serves as our Chief Operating. Ms. Joh served as Old Sarcos’ Chief Strategy Officer since February 2021 and as Chief Operating Officer since May 2021. Prior to joining Old Sarcos, from July 1999 to February 2021, Ms. Joh was President of Spaceflight Systems Inc., an aerospace company producing high-performance imaging spacecraft. From July 1999 to February 2015, Ms. Joh served as Co-Founder, Chair, President, and chief financial officer of Andrews Space, Inc., which pioneered an imaging microsatellite. Earlier in her career, Ms. Joh also served as Vice President of Finance and Strategy for Tornado Development and as Lead Financial Analyst for Kistler Aerospace. She was named an Ernst & Young Entrepreneur of the Year for the Manufacturing Industry in 2006. Ms. Joh currently serves on the Board of Directors for Voyager Space Holdings and the Seattle Academy of Arts and Science. Ms. Joh holds a Bachelor of Arts in Accounting and Economics from Western Washington University.

Kristi Martindale serves as our Chief Product & Marketing Officer. Ms. Martindale served as Old Sarcos’ Executive Vice President and Chief Product & Marketing Officer since September 2020 and joined Old Sarcos in November 2016. Prior to serving as Old Sarcos’ Executive Vice President and Chief Product & Marketing Officer, Ms. Martindale served as Old Sarcos’ Chief Marketing Officer. From 2011 to 2015, Ms. Martindale served as Vice President, Global Marketing of Qualcomm Incorporated (Qualcomm). In this role, she led marketing for many of Qualcomm’s business units, including software, services, emerging technology, and licensing worldwide. Ms. Martindale currently serves as an Advisory Board Member for 5P Consulting and also serves on the board of directors for Walden Family Services. Ms. Martindale holds a Bachelor of Science in Business Administration and Management from the University of La Verne.

Dr. Fraser Smith serves as our Chief Innovation Officer. Dr. Smith served as Old Sarcos’ Chief Innovation Officer since July 2019 and as a member of Old Sarcos’ board of directors since February 2015, and has been with the Old Sarcos team since 1988, including serving as President from March 2015 to July 2019, and as Chief Executive Officer from March 2015 to September 2015. Dr. Smith also served as President and Mission Center Executive for Raytheon Sarcos from January 2011 to December 2014, at which time the assets of Raytheon Sarcos were acquired by a consortium led by Dr. Smith and Benjamin Wolff, Sarcos’ current Chief Executive Officer. Prior to joining Old Sarcos, Dr. Smith’s early work dealt with issues in fracture mechanics, damage tolerance, fatigue testing, and design, failure analysis, life prediction, and component and material testing. Dr. Smith currently serves on the board of directors of TaskEasy Inc., a private company. Dr. Smith received his Bachelor of Science and Master of Science degrees in Mechanical Engineering from the University of Toronto and his Ph.D. from the University of Utah.

Other Key Employees

Dr. Marc Olivier serves as our Chief Architect. Dr. Olivier served as Old Sarcos’ Chief Architect since June 2019 and as a member of Old Sarcos’ Board since February 2015, and has been with Old Sarcos since January 1995. Prior to serving as Old Sarcos’ Chief Architect, Dr. Olivier served as Executive Vice President of Technology from November 2018 to June 2019 and as Vice President of Technology from December 2014 to November 2018. Dr. Olivier has served as Vice President of Advanced Systems at Raytheon Sarcos, part of Raytheon’s Integrated Defense Systems from November 2007 to December 2014, where he led all technical business development and capture activities, while also playing key roles as Principal Investigator (PI), Co-PI and innovator on numerous technically challenging projects. Earlier in his career, Dr. Olivier led the development of systems including electromagnetically levitated robots, systems for biological research, crystal growth and laser material processing in space, and electromagnetic motors. He also completed extensive work in the areas of low-temperature physics and laser-plasma physics. Dr. Olivier received his Ph.D. in Physics from McGill University in 1985, a Master of Science in Physics from McMaster University in 1980, and a Bachelor of Science in Physics from Montreal University in 1978.

Tom Jackson serves as President of the Sarcos Defense business unit. Mr. Jackson served as President of the Sarcos Defense business unit since February 2020, and has been with Old Sarcos since March 2019, also serving as Vice President of Sarcos Defense from March 2019 to February 2020. Prior to joining Old Sarcos, Mr. Jackson served as Vice President and General Manager of Aeryon Defense USA, Inc., a US defense Unmanned Aircraft Systems (UAS) subsidiary in the Vertical Take-Off & Landing (VTOL) market, from January 2017 to February 2019 which he established from the ground up and grew into one of the Department of Defense’s most respected Group 1 UAS suppliers. Mr. Jackson has also worked for the Sierra Nevada Corporation as Senior Director of International Military Business from December 2011 to January 2017 and US Defense Systems Engineering Program Manager from July 2009 to December 2011. He began his career in the U.S. Marine Corps, serving as Lieutenant Colonel and an AH-1W SuperCobra Attack Helicopter pilot. Mr. Jackson is a graduate of The Citadel, the Military College of South Carolina, and also holds a Master of Business Administration in International Business from Regis University.

Dr. Denis Garagić serves as our Chief Scientist, Advanced Systems & AI. Dr. Garagić  served as Old Sarcos’ Chief Scientist, Advanced Systems and AI since June 2020. Prior to joining Old Sarcos, he served as Chief Scientist at BAE Systems FAST Labs, guiding the creation of cognitive computing solutions that provide machine intelligence and anticipatory intelligence to solve challenges across the Department of Defense and intelligence community. Dr. Garagić has been a Technical Review Authority, Principal Investigator, or Research Lead on numerous programs, including DARPA and Air Force Research Labs research programs. Dr. Garagić is also a regular speaker at international meetings and conferences on AI & machine learning. Dr. Garagić received his B.S. and M.S. degrees in Mechanical Engineering and Technical Cybernetics from The Czech Technical University in Prague and received his Ph.D. in Mechanical Engineering from The Ohio State University.

Non-Employee Directors

Brian D. Finn serves as a member of the board of directors. Mr. Finn has over 35 years of experience in the financial services industry as well as a variety of corporate and philanthropic board roles. From 2008 until he retired in 2013, Mr. Finn served as Chairman and Chief Executive Officer of Asset Management Finance Corp (AMF) and as a Senior Advisor to Credit Suisse. From 2004 to 2008, Mr. Finn was Chairman and Head of Alternative Investments (AI) at Credit Suisse. From 2002 to 2005, Mr. Finn held senior managements positions within Credit Suisse, including President of Credit Suisse First Boston (CSFB), President of Investment Banking, Co-President of Institutional Securities, CEO of Credit Suisse USA and a member of the Office of the Chairman of CSFB. He was also a member of the Executive Board of Credit Suisse Group. Mr. Finn began his career in 1982 as a member of the Mergers & Acquisitions Group (M&A) at The First Boston Corporation, ultimately becoming Co-Head of M&A in 1993. He has advised on dozens of transactions worth well over $100 billion. In 1997, he joined the private equity firm Clayton, Dubilier & Rice as a partner and then later rejoined Credit Suisse in 2002. Mr. Finn is a member of the boards of The Scotts Miracle-Gro Company (NYSE:SMG) and Owl Rock Capital Corp (NYSE:ORCC). He is currently Chairman of Star Mountain Capital, Chairman of Covr Financial Technologies, an Investment Partner at Nyca Partners (fintech VC) as well as a board member of a number of early stage companies. He has previously been a Strategic Advisor to KKR, member of the boards of Baxter International, Telemundo, MGM Pictures, and a number of other public and private companies. Mr. Finn is a past Chairman of the Undergraduate Executive Board of The Wharton School of the University of Pennsylvania, Vice Chairman of the Board of the City Kids Foundation and a member of the Boards of the Intrepid Fallen Heroes Fund, the Gordon A. Rich Memorial Foundation and the Starmar Foundation. Mr. Finn received a Bachelor of Science Degree in Economics from The Wharton School of the University of Pennsylvania. We believe Mr. Finn is well-qualified to serve as a member of our Board due to his extensive experience, relationships and contacts.

Peter Klein serves as a member of the board of directors. Mr. Klein joined the board of directors of Old Sarcos in September 2016.  Mr. Klein served as Chief Financial Officer of WME, a global leader in sports and entertainment marketing, from December 2013 to July 2014, and as Chief Financial Officer of Microsoft Corporation from November 2009 to June 2013. During his 11 years at Microsoft, Mr. Klein held various other roles, including Chief Financial Officer of the Server and Tools and Microsoft Business Divisions. Before joining Microsoft, Mr. Klein spent 13 years in corporate finance at high-growth companies. He held senior finance roles with McCaw Cellular

Communications, Orca Bay Capital, Asta Networks and Homegrocer.com.  Mr. Klein currently serves on the board of directors of F5 Networks and Apptio Inc. Mr. Klein holds a B.A. from Yale University and an MBA from the University of Washington. We believe Mr. Klein’s leadership experience at some of the world’s largest technology companies, in addition to his experience as a director of Old Sarcos, qualifies him to serve on the board of directors of the post-combination company.

Laura J. Peterson, serves as a member of the board of directors. Ms. Peterson previously served as Vice President, China Business Development, for Boeing Commercial Airplanes, from 2012 to 2016. Prior to that, Ms. Peterson held a series of executive positions at Boeing in aircraft sales, international business development, global strategy, government relations and homeland security from 1994 to 2012. She served on the Executive Leadership Team of Boeing Commercial Airplanes (BCA), as well as on the Executive Leadership Teams of BCA Airplane Production and Supplier Management, BCA Strategy and Boeing International. Ms. Peterson has served on the board of directors of Air Transport Services Group, Inc. (Nasdaq:ATSG) since June 2018, and is a member of its audit committee and nominating and governance committee. Ms. Peterson holds a B.S. in Industrial Engineering from Stanford University and an M.B.A. from The Wharton School at the University of Pennsylvania and is a Fellow of the Stanford Distinguished Careers Institute. We believe Ms. Peterson’s leadership experience at some of the world’s largest companies, in addition to her experience as a director of public companies, qualifies her to serve on the board of directors of the post-combination company.

Admiral Eric T. Olson (Ret.), serves as a member of the board of directors. He has been President and Managing Member of ETO Group, LLC since September 2011, where he acts as an independent national security consultant supporting a wide range of private and public sector organizations. Since June 2019, Admiral Olson has served as Chief Executive Officer of Hans Premium Water, a privately held company. Admiral Olson retired from the United States Navy in 2011 as a full Admiral after 38 years of military service. He served in special operations units throughout his career, during which he was awarded several decorations for leadership and valor, including the Defense Distinguished Service Medal and the Silver Star. Admiral Olson was the first Navy SEAL officer to be promoted to three- and four-star ranks. Admiral Olson’s career culminated as the head of the United States Special Operations Command from July 2007 to August 2011, where he was responsible for the mission readiness of all Army, Navy, Air Force and Marine Corps special operations forces. Admiral Olson serves on the board of directors of Under Armour, Inc. (NYSE:UAA) and is a member of its nominating and corporate governance committee. Admiral Olson also serves on the board of directors of Iridium Communications Inc. (Nasdaq:IRDM) and is a member of its nominating and corporate governance committee. He also serves on the board of directors of Cyber Reliant Corporation, Newlight Technologies, Ocean Aero, Inc. and IP3. Admiral Olson has served as a director of the non-profit Special Operations Warrior Foundation. Admiral Olson has also served on the Old Sarcos Advisory Board since December 2016. Admiral Olson graduated from the United States Naval Academy in 1973 and earned a Master of Arts degree in National Security Affairs at the Naval Postgraduate School. He is an Adjunct Professor in the School of International and Public Affairs at Columbia University. We believe Admiral Olson’s leadership experience as an Admiral in the United States Navy, including his leadership and management of a large and complex organization as head of the United States Special Operations Command, in addition to his experience as a director of various companies, qualifies him to serve on the board of directors of the post-combination company.

Dennis Weibling serves as a member of the board of directors.  Mr. Weibling joined the board of directors of Old Sarcos in September 2016 and has served as chairman of the audit committee since that time. Mr. Weibling has served as the Managing Director of Rally Capital LLC since 2004 He has served as a director of Holicity Inc. (Nasdaq:HOL) since August 2020 and of Colicity Inc. (Nasdaq:COLI) since February 2021. Mr. Weibling also served on the Sotheby’s board as a Director and as Chairman of its audit and finance committees, from 2006 until October 2019. Mr. Weibling also served as Sotheby’s interim CFO from January 2016 until March 2016. He also serves as Trustee for the estate of Keith W. McCaw and associated family trusts. Mr. Weibling has also served on the boards of private companies including Telesphere Communications Networks, Rise Communities LLC, Telecom Transport Management, Wireless Services Corporation, Worldwide Packets, Inc., Teledesic Corporation, Geopass, Inc. d/b/a Pirq, and SeaMobile, Inc. Mr. Weibling served as President of Eagle River, Inc., from October 1993 through December 2001, and as Vice Chairman of Eagle River Investments from January 2002 through November 2004. He served as CEO of Nextel Communications Inc. from October 1995 to March 1996, and as a Director of Nextel from July 1995 until April 1, 2004. At Nextel, Mr. Weibling was a Member and Chairman of the operations, audit, finance, and compensation committees at various times during that period. Mr. Weibling served as a board member of Nextel Partners from 1998 to 2006 and chaired the audit committee. His other public board was XO Communications, Inc., where he served from 1996 to 2003.  Mr. Weibling holds a Bachelor of Arts Degree from Wittenberg University, a Master of Arts Degree from the University of Nebraska, and a J.D. from the University of Nebraska. We believe Mr. Weibling’s experience as a venture capitalist investing in technology companies, in addition to his experience as a director of various companies, qualifies him to serve on the board of directors of the post-combination company.

Matthew Shigenobu Muta serves as a member of the board of directors. Mr. Muta has held various leadership roles at Delta Air Lines Inc., including serving as their Vice President, Innovation and Operations Technology from 2016 to the present, and as Vice President, Innovation & Commercial Technologies from 2014 to 2016. Mr. Muta previously held various positions at Microsoft, Inc., including Global Managing Director, Hospitality & Travel. Mr. Muta holds a Bachelor of Arts Degree in Communications from Boise State University. We believe Mr. Muta’s leadership experience at some of the world’s largest companies qualifies him to serve on the board of directors of the post-combination company.

Priya Balasubramaniam serves as a member of the board of directors. Ms. Balasubramaniam has served as the Vice President, Operations at Apple Inc. since October 2014, overseeing core technologies operations and iPhone operations. Priya has worked in a number of senior operations and procurement roles, and in 2013 took on leadership of the worldwide iPhone Operations team. Prior to Apple she worked at Asea Brown Boveri in India for 3 years as a design engineer. Ms. Balasubramaniam holds a bachelor’s degree in Mechanical Engineering from Bangalore University and an MBA in Supply Chain and Marketing from Michigan State University. In 2017, she received an honorary doctorate of engineering from Michigan State University and also has a diploma in Software Technology & Systems Management.

Family Relationships

Julie Wolff, spouse of Benjamin Wolff, Sarcos’ Chairman and Chief Executive Officer, serves as our Chief Legal Officer and Secretary.

There are no other family relationships among any of the proposed executive officers or directors of the Company.

Classified Board of Directors

Our Charter provides that the board of directors of the Company is divided into three classes with staggered three-year terms. Only one class of directors is elected at each annual meeting of the post-combination company’s stockholders, with the other classes continuing for the remainder of their respective three-year terms. The directors are divided among the three classes as follows:

•

the Class I directors are Benjamin G. Wolff and Admiral Eric T. Olson (Ret.), and their terms will expire at the annual meeting of stockholders to be held in the year that Class I director term will expire;

•

the Class II directors are Dennis Weibling, Matthew Shigenobu Muta and Laura J. Peterson, and their terms will expire at the annual meeting of stockholders to be held in the year that Class II director term will expire; and

•

the Class III directors are Brian D. Finn, Peter Klein and Priya Balasubramaniam, and their terms will expire at the annual meeting of stockholders to be held in the year that Class III director term will expire.

There is no limit on the number of terms a director may serve on the board of directors.

Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The classification of the board of directors with staggered three-year terms may have the effect of delaying or preventing changes in control of the post-combination company. See the section titled “Description of Securities—Certain Anti-Takeover Provisions of Delaware Law, the Company’s Certificate of Incorporation and Bylaws.”

Under our Charter, directors are elected by a plurality voting standard, whereby each of our stockholders may not give more than one vote per share towards any one director nominee. There are no cumulative voting rights.

Director Independence

Nasdaq listing standards require that a majority of our Board be independent.  An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The Board undertook a review of the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, the Board determined that Mr. Finn, Mr. Klein, Ms. Peterson, Admiral Olson, Mr. Weibling, Mr. Muta, and Ms. Balasubramaniam, representing seven of the Company’s eight directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under the listing standards of Nasdaq. The majority of our audit committee is composed of independent directors meeting Nasdaq’s additional requirements applicable to members of the audit committee.

Committees of the Board of Directors

Audit Committee

The members of our audit committee are Brian D. Finn, Laura J. Peterson and Dennis Weibling, with Dennis Weibling serving as chairperson.  Our Board has determined that each of Ms. Peterson and Mr. Weibling meets the requirements for independence under the rules and regulations of the SEC and the listing standards of Nasdaq applicable to audit committee members and will also meet the financial literacy requirements of the listing standards of Nasdaq.  Mr. Finn is not independent under the listing standard of Nasdaq applicable to audit committee members.

Under applicable Nasdaq rules, we are permitted to phase in our compliance with the independence requirements for our audit committee. The phase-in periods with respect to director independence allow us to have only one independent member on our audit committee upon the listing date of our common stock in connection with our predecessor’s IPO, a majority of independent members on our audit committee within 90 days of such date and a fully independent audit committee within one year of such date. We are taking advantage of these phase-in rules with respect to Mr. Finn’s service on our audit committee, and we expect that by the first anniversary of our predecessor’s listing in connection with its IPO, our audit committee will comply with the applicable independence requirements.

In addition, our Board has determined that Mr. Finn is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act. Our audit committee, among other things:

•	selects, retains, compensates, evaluates, oversees and, where appropriate, terminates our independent registered public accounting firm;
•	reviews and approves the scope and plans for the audits and the audit fees and approves all non-audit and tax services to be performed by our independent auditor;
•	evaluates the independence and qualifications of our independent registered public accounting firm;
•	reviews the Company’s financial statements, and discusses with management and our independent registered public accounting firm the results of the annual audit and the quarterly reviews;
•	reviews and discusses with management and our independent registered public accounting firm the quality and adequacy of our internal controls and our disclosure controls and procedures;
•	discusses with management our procedures regarding the presentation of our financial information, and reviews earnings press releases and guidance;
•	oversees the design, implementation and performance of our internal audit function, if any;

•	sets hiring policies with regard to the hiring of employees and former employees of our independent registered public accounting firm and oversees compliance with such policies;
•	reviews, approves and monitors and reviews conflicts of interest of our Board members and officers and related party transactions;
•

adopts and oversees procedures to address complaints regarding accounting, internal accounting controls and auditing matters, including confidential, anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters;

•	reviews and discusses with management and our independent registered public accounting firm the adequacy and effectiveness of our legal, regulatory and ethical compliance programs;
•	reviews and discusses with management and our independent registered public accounting firm our guidelines and policies to identify, monitor and address enterprise risks; and
•	oversees, assists in the exploration and evaluation of, negotiates and, if appropriate, recommends to the Board for approval strategic alternatives.

Our audit committee operates under a written charter that satisfies the applicable listing standards of Nasdaq.

Compensation Committee

The members of our compensation committee are Peter Klein, Matthew Shigenobu Muta and Admiral Eric T. Olson (Ret.), with Peter Klein serving as chairperson.  Our Board has determined that each member of the compensation committee meets the requirements for independence under the rules and regulations of the SEC and the listing standards of Nasdaq applicable to compensation committee members, and that each member of the compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act. Our compensation committee, among other things:

•	reviews and approves the compensation for the Company’s executive officers, including the Company’s chief executive officer;
•	reviews, approves and administers the Company’s employee benefit and equity incentive plans;
•	establishes and reviews the compensation plans and programs of our employees, and ensures that they are consistent with our general compensation strategy;
•	monitors compliance with any stock ownership guidelines;
•	approves or make recommendations to our Board regarding the creation or revision of any clawback policy; and
•	determines non-employee director compensation.

Our compensation committee operates under a written charter that satisfies the applicable listing standards of Nasdaq.

Nominating and Corporate Governance Committee

The members of our nominating and corporate governance committee are Priya Balasubramaniam, Brian D. Finn, Admiral Eric T. Olson (Ret.) and Dennis Weibling, with Brian D. Finn serving as chairperson. The Board has determined that each member of the nominating and corporate governance committee meets the requirements for independence under the listing standards of Nasdaq. Our nominating and corporate governance committee, among other things:

•	reviews and assesses and makes recommendations to our Board regarding desired qualifications, expertise and characteristics sought of Board members;
•	identifies, evaluates, selects or makes recommendations to our Board regarding nominees for election to our Board;
•	develops policies and procedures for considering stockholder nominees for election to our Board;
•	reviews the succession planning process for our chief executive officer and any other members of our executive management team;
•	reviews and makes recommendations to our Board regarding the composition, organization and governance of our Board and its committees;
•	reviews and makes recommendations to the Board regarding our corporate governance guidelines and corporate governance framework;
•	oversees director orientation for new directors and continuing education for our directors;
•	oversees the evaluation of the performance of the Board and its committees;
•	reviews and monitors compliance with our code of business conduct and ethics; and
•	administers policies and procedures for communications with the non-management members of the Board.

Our nominating and corporate governance committee operates under a written charter that satisfies the applicable listing standards of Nasdaq.

Compensation Committee Interlocks and Insider Participation

The members of our compensation committee are Peter Klein, Matthew Shigenobu Muta and Admiral Eric T. Olson (Ret.). None of the members of our compensation committee is or has been an officer or employee of Sarcos. None of our executive officers currently serves, or in the past year has served, as a member of the Board or compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board) of any entity that has one or more executive officers that will serve on our Board or compensation committee.

Limitation of Liability and Indemnification of Officers and Directors

Our Charter contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the Delaware General Corporate Law (“DGCL”). In addition, if the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the DGCL.

In addition, our Bylaws provide that we will indemnify our directors and officers, and may indemnify our employees, agents and any other persons, to the fullest extent permitted by the DGCL.  Our Bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.

Further, we have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses reasonably and actually incurred by our directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

We also maintain insurance policies under which our directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits, or proceedings to which they are parties by reason of being or having been our’s directors or officers. The coverage provided by these policies may apply whether or not we would have the power to indemnify such person against such liability under the provisions of the DGCL.  At present, we are not aware of any pending litigation or proceeding involving any person who will be one of our’s directors or officers or was one of Old Sarcos’ directors or officers, or was one of Old Sarcos’ directors or officers serving at Old Sarcos’ request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

Code of Ethics

We have adopted a Code of Ethics applicable to our directors, executive officers and employees. The Code of Ethics codifies the business and ethical principles that govern all aspects of our business. The full text of our code of business conduct and ethics is posted on the investor relations page on our website at https://investor.sarcos.com/governance/documents-charters. In addition, a copy of the Code of Ethics will be provided without charge upon request to us in writing at 360 Wakara Way, Salt Lake City, Utah, 84108 or by telephone at 888-927-7296. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Director Compensation

No compensation was provided by Old Sarcos to the Company’s non-employee directors for the year ended December 31, 2020. Mr. Wolff, the only Company director who was also an Old Sarcos employee for the year ended December 31, 2020 received no additional compensation for his service as a director. The compensation received by Mr. Wolff as an employee of Old Sarcos is set forth in the section titled “Executive Compensation.”

 The following table lists all outstanding equity awards held by non-employee directors as of December 31, 2020:

Name	Number of Shares of Stock or Units (#)	Number of Securities Underlying Options (#)
Priya Balasubramaniam	—	—
Brian D. Finn	—	—
Peter Klein	—	256,460
Matthew Shigenobu Muta	—	—
Admiral Eric T. Olson	—	102,584
Laura J. Peterson	—	—
Dennis Weibling	—	11,756

Outside Director Compensation

In October 2021, our compensation committee adopted a new outside director compensation policy for our non-employee directors. This director compensation policy is designed to attract, retain, and reward non-employee directors.

Under the director compensation policy, each non-employee director will receive the cash and equity compensation for board services described below. We also will reimburse our non-employee directors for reasonable, customary, and documented travel expenses to meetings of our board of directors or its committee and other expenses.

Cash Compensation

Non-employee directors are entitled to receive the following cash compensation for their service under the director compensation policy:

•	$50,000 per year for service as a board member;
•	$15,000 per year for service as chair of the audit committee;
•	$7,500 per year for service as member of the audit committee;
•	$7,500 per year for service as chair of the compensation committee;
•	$3,750 per year for service as member of the compensation committee;
•	$3,000 per year for service as chair of the nominating and corporate governance committee; and
•	$1,500 per year for service as chair of the nominating and corporate governance committee.

All cash payments to non-employee directors are paid quarterly in arrears on a pro-rated basis.

Equity Compensation

Initial Award

Upon the first trading day on which we file an S-8 Registration Statement with the U.S. Securities and Exchange Commission, each individual who serves as a non-employee director on the effective date of the director compensation will be granted an initial award of restricted stock units (the “Initial Award”), with a grant date fair value (determined in accordance with U.S. generally accepted accounting principles) equal to $100,000, rounded to the nearest whole share.  The Initial Award will vest on the earlier of: (i) the first anniversary of the date the Initial Award is granted or (ii) the day prior to the date of the annual meeting of our stockholders (the “Annual Meeting”) next following the date the Initial Award was granted, in each case, subject to the non-employee continuing to provide services to us through the applicable vesting date.

New Director Award

Each individual who becomes a non-employee director on or after the effective date of the director compensation policy will automatically be granted on the date of the director’s appointment a new director award of restricted stock units (the “New Director Award”), with a grant date fair value (determined in accordance with U.S. generally accepted accounting principles) of $150,000 multiplied by a fraction (i) the numerator of which is (x) 12 minus (y) the number of months between the date of the last annual meeting of stockholders and the date the non-employee directors becomes a member of the board of directors and (ii) the denominator of which is 12. The New Director Award will vest on the earlier of (i) the one-year anniversary of the date the New Director Award is granted or (ii) the day of the annual meeting next following the date the New Director Award is granted, in each case, subject to the non-employee director continuing to be a service provider through the applicable vesting date.

Annual Award

Each non-employee director will automatically receive, on the date of each annual meeting of our stockholders following the effective date of the policy, an annual award of restricted stock units (an “Annual Award”), with a grant date fair value (determined in accordance with GAAP) of $150,000, rounded to the nearest whole share. The Annual Award will vest on the earlier of (i) the one-year anniversary of the date the Annual Award is granted or (ii) the day prior to the date of the annual meeting next following the date the Annual Award is granted, in each case, subject to the non-employee director continuing to be a service provider through the applicable vesting date.

In the event of a “change in control” (as defined in the 2021 Plan), each non-employee director’s outstanding awards will become fully vested.

EXECUTIVE COMPENSATION

To achieve Sarcos’ goals, Sarcos has designed, and intends to modify as necessary, its compensation and benefits program to attract, retain, incentivize and reward deeply talented and qualified executives who share its philosophy and desire to work towards achieving these goals.

Sarcos believes its compensation program should promote the success of the Company and align executive incentives with the long-term interests of its stockholders. Sarcos’ current compensation programs primarily consist of salary and equity compensation awards. As Sarcos’ needs evolve, Sarcos intends to continue to evaluate its philosophy and compensation programs as circumstances require.

This section provides an overview of Sarcos’ executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below, and in conjunction with Old Sarcos’ financial statements and related notes appearing elsewhere in the registration statement of which this prospectus forms a part. In general, compensation information included in the following discussion is presented in actual dollar amounts.

Old Sarcos’ named executive officers, consisting of Old Sarcos’ principal executive officer and the two most highly compensated executive officers (other than Old Sarcos’ principal executive officer), as of December 31, 2020 were:

•	Benjamin Wolff, Sarcos’ Chief Executive Officer;
•	Kristi Martindale, Sarcos’ Executive Vice President and Chief Product & Marketing Officer; and
•	Fraser Smith, Sarcos’ Chief Innovation Officer.

Summary Compensation Table

The following table presents information regarding the compensation of Old Sarcos’ named executive officers for services rendered during the fiscal year ended December 31, 2020 (the “2020 Fiscal Year”):

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Total ($)
Benjamin Wolff	2020	$163,561	(2)	—	$354,442	$—	$518,003
Chief Executive Officer
Kristi Martindale	2020	$164,873	(3)	$10,000(5)	$80,689	$36,100	$291,662
Executive Vice President and Chief Product & Marketing Officer
Fraser Smith	2020	$285,005	(4)	—	$161,985	$—	$446,990
Chief Innovation Officer

(1)  The amounts in this column represent the aggregate grant-date fair value of awards granted to each named executive officer, computed in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. See Note 7 to Old Sarcos’ audited consolidated financial statements included elsewhere in the registration statement of which this prospectus forms a part for a discussion of the assumptions made by Old Sarcos in determining the grant-date fair value of Old Sarcos’ equity awards.

(2)	This amount reflects the period between September 29, 2019 and September 28, 2020, during which Mr. Wolff’s salary was reduced to $83,047.71.

(3)  This amount reflects the period between September 29, 2019 and September 28, 2020, during which Ms. Martindale’s salary was reduced to $144,115.59.

(4)  This amount reflects the period between September 29, 2019 and January 31, 2020, during which Mr. Smith’s salary was reduced to $7,528.73.

(5)	Represents a special bonus awarded for performance.

Outstanding Equity Awards at Fiscal 2020 Year-End

The following table sets forth information regarding outstanding equity awards held by Sarcos’ named executive officers as of December 31, 2020.

		Stock Awards			Option Awards
Name	Grant Date (1)	Number of Securities Underlying Restricted Stock Units (#)		Market Value of Units of Stock that Have Not Vested (2) ($)	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unxercisable Unearned Options		Option Exercise Price	Option Expiration Date
Benjamin Wolff	4/1/2020	55,994	(3)(4)	$354,442
Kristi Martindale	4/1/2020	12,747	(3)(5)	$80,689
Kristi Martindale	3/6/2020	5,000	(3)(6)	$31,650
Kristi Martindale	10/24/2016				30,000	(7)			$2.12	10/23/2026
Kristi Martindale	8/9/2018				8,750	(8)	6,250		$5.44	8/8/2028
Kristi Martindale	3/6/2020						10,000	(9)	$6.33	3/5/2030
Fraser Smith	8/1/2020	25,590	(3)(10)	$161,985

(1)	Represents grant dates of the stock option and RSU awards.
(2)	The amounts in this column represent the grant date fair value calculated in accordance with FASB ASC Topic 718.
(3)

The shares of Sarcos Common Stock underlying this RSU vest upon the satisfaction of both a service-based vesting condition and a liquidity event-related performance vesting condition before the award’s expiration date. As a result of the amendment of these awards in 2021, the liquidity event-related performance vesting condition was satisfied on the closing of the Business Combination.

(4)	The service-based vesting condition was fully satisfied as of September 8, 2020.
(5)	The service-based vesting condition was fully satisfied as of September 8, 2020.
(6)

The service-based vesting condition is as follows: 25% of the shares of Sarcos Common Stock underlying this RSU vested on March 6, 2021 and 1/48th of the total shares of Sarcos Common Stock underlying this RSU vest monthly thereafter, subject to the grantee’s continued service through each vesting date.

(7)	100% of the shares subject to the option are now vested.
(8)

25% of the shares subject to the option vested on September 9, 2019 and 1/48th of the total shares subject to the option vest monthly thereafter, subject to the optionee’s continued service through each vesting date. In addition, the grant is subject to vesting acceleration as described in the “Named Executive Officer Employment Arrangements” section below.

(9)

25% of the shares subject to the option vested on March 6, 2021 and 1/48th of the total shares subject to the option vest monthly thereafter, subject to the optionee’s continued service through each vesting date. In addition, the grant is subject to vesting acceleration as described in the “Named Executive Officer Employment Arrangements” section below.

(10)	The service-based vesting condition was fully satisfied as of August 1, 2020.

2021 Equity Compensation Decisions

2021 Wolff Equity Awards

In February 2021, the Old Sarcos Board granted to Mr. Wolff an award of shares of Old Sarcos Common Stock which, following the consummation of the Business Combination, represents 5,129,222 shares of Common Stock (the “2021 Wolff RSA”). In May 2021, Old Sarcos granted to Mr. Wolff an option to purchase shares of Old Sarcos Common Stock with an exercise price equal to the fair market value of Old Sarcos’ Common Stock, as determined by Old Sarcos’ Board on the grant date (the “2021 Wolff Option” and together with the 2021 Wolff RSA, the “2021 Wolff Equity Awards”). Following the consummation of the Business Combination, the 2021 Wolff Option represents options to purchase 1,025,844 shares of Common Stock at an exercise price per share equal to $8.79.

The Old Sarcos’ Board, in consultation with an outside compensation consultant, considered many factors in determining the size and terms of the 2021 Wolff Equity Awards, including Mr. Wolff’s percentage ownership in Old Sarcos, the estimated value of his Old Sarcos ownership interests, market data for similarly situated executives at comparable companies with an emphasis on the ownership percentage, Mr. Wolff’s past and expected future contributions to Old Sarcos, and the potential dilutive effect of these grants if Old Sarcos consummated a transaction with Rotor or any other qualifying transaction.

The 2021 Wolff RSA vests in four, equal quarterly installments beginning on the date that is six months following the Closing Date, subject to Mr. Wolff’s continued service, provided that 100% of the 2021 Wolff RSA will immediately vest upon the earlier of (i) a change of control following the Closing Date, (ii) a termination of Mr. Wolff’s service for reason other than a voluntary termination by Mr. Wolff that is not for “good reason” or a termination by Sarcos for “cause”, in either case, on or within the twelve (12) month period following the consummation of a “change of control” that occurs before a qualifying merger transaction (which transaction would include the closing of the Business Combination) or (iii) Mr. Wolff’s death.

The 2021 Wolff Option vests and becomes exercisable as to 25% of the grant on the one-year anniversary of the Closing Date, and as to 1/36th of the remaining portion of the grant at the end of each month thereafter, provided that 100% of the 2021 Wolff Option immediately vests and becomes exercisable upon the earlier of (i) a termination of Mr. Wolff’s service for reason other than a voluntary termination by Mr. Wolff that is not for “good reason” or a termination by Sarcos for “cause”, in either case, on or within the twelve (12) month period following the consummation of a “change of control” or (ii) Mr. Wolff’s death.  The 2021 Wolff Option has a term of 10 years, subject to earlier termination upon his termination.

2021 RSU Amendment

In April 2021, the Old Sarcos Board approved an amendment to awards of restricted stock units held by each of the named executive officers.  This amendment resulted in the satisfaction of the liquidity-event performance condition on the Closing Date.

Named Executive Officer Employment Arrangements

Sarcos’ named executive officers are at-will employees. The key terms of employment with respect to Sarcos’ named executive officers are discussed below. In addition, each of Sarcos’ named executive officers has executed Sarcos’ standard form of confidential information, invention assignment, nonsolicitation and noncompetition agreement, or confidentiality agreement.

Benjamin Wolff

In September 2021, Old Sarcos entered into an employment agreement with Mr. Wolff, Sarcos’ president and chief executive officer, that provides for the severance and change in control benefits described below and supersedes any then-existing employment agreement or arrangement Mr. Wolff may have had with Sarcos, other than the agreements memorializing the 2021 Wolff Equity Awards and the agreement memorializing his award of restricted stock units outstanding immediately prior to the Closing Date. The employment does not have a specific term and provides that Mr. Wolff is an at-will employee. Under the employment agreement, Mr. Wolff receives an initial base salary of $450,000 per year and is eligible to receive an annual target bonus of 50% of Mr. Wolff’s annual base salary.

If, within the period beginning three months before and ending twelve months after a change in control, or the change in control period, Mr. Wolff’s employment is terminated by Sarcos without “cause” (excluding by reason of death, or “disability”) or he resigns for “good reason” (as such terms are defined in his employment agreement), Mr. Wolff will become entitled to the following benefits:

•

a lump-sum payment equal to twelve months of his annual base salary as of immediately before his termination (or if the termination is due to a resignation for good reason based on a material reduction in base salary, then as of immediately before such reduction) or, if such amount is greater, as of immediately before the change in control;

•

a lump-sum payment equal to 100% of his target annual bonus as in effect for the fiscal year in which his termination of employment occurs or, if such amount is greater, as in effect immediately before the change in control;

•

reimbursement for the premium costs to continue health coverage under the Consolidated Omnibus Reconciliation Act of 1985 as amended, or COBRA, or taxable monthly payments in lieu thereof equal to such premium costs, in either case, for up to twelve months following his termination date; and

•

100% accelerated vesting of all outstanding equity awards, and, with respect to equity awards with performance-based vesting, unless otherwise specified in the award agreements governing such equity awards, all performance goals or other vesting criteria will be deemed achieved at target levels.

If, outside the change in control period, Mr. Wolff’s employment is terminated by Sarcos without cause (excluding by reason of death or disability) or he resigns for good reason, Mr. Wolff will become entitled to the following benefits:

•

continued payment of his annual base salary as of immediately before his termination (or if the termination is due to a resignation for good reason based on a material reduction in base salary, then as of immediately before such reduction) for twelve months following his termination date; and

•

reimbursement for the premium costs to continue health coverage under COBRA, or taxable monthly payments in lieu thereof equal to such premium costs, in either case, for up to twelve months following his termination date.

The receipt of the payments and benefits above is conditioned on Mr. Wolff timely signing and not revoking a release of claims, complying with his confidentiality agreement, and resigning from all officer and director positions with us.

In addition, if any of the payments or benefits provided for under Mr. Wolff’s employment agreement or otherwise payable to Mr. Wolff would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, or the Code, and would be subject to the related excise tax, he would be entitled to receive either full payment of such payments and benefits or such lesser amount that would result in no portion of the payments and benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to him. Mr. Wolff’s employment agreement does not require us to provide any tax gross-up payments to him.

Kristi Martindale

In September 2021, Old Sarcos entered into an employment agreement with Ms. Martindale, Sarcos’ Executive Vice President and Chief Product & Marketing Officer, that provides for the severance and change in control benefits described below and supersedes any then-existing employment agreement or arrangement Ms. Martindale may have had with Sarcos other than agreement memorializing her award of restricted stock units outstanding immediately prior to the Closing Date. The employment agreement does not have a specific term and provides that Ms. Martindale is an at-will employee. Under the employment agreement, Ms. Martindale receives an initial base salary of $300,000 per year and is eligible to receive an annual target bonus of 35% of Ms. Martindale’s annual base salary.

If, within the period beginning three months before and ending twelve months after a change in control, or the change in control period, Ms. Martindale’s employment is terminated by Sarcos without “cause” (excluding by reason of death, or “disability”) or she resigns for “good reason” (as such terms are defined in her employment agreement), Ms. Martindale will become entitled to the following benefits:

•

a lump-sum payment equal to six months of her annual base salary as of immediately before her termination (or if the termination is due to a resignation for good reason based on a material reduction in base salary, then as of immediately before such reduction) or, if such amount is greater, as of immediately before the change in control;

•

a lump-sum payment equal to 100% of her target annual bonus as in effect for the fiscal year in which her termination of employment occurs or, if such amount is greater, as in effect immediately before the change in control;

•

reimbursement for the premium costs to continue health coverage under COBRA, or taxable monthly payments in lieu thereof equal to such premium costs, in either case, for up to six months following her termination date; and

•

100% accelerated vesting of all outstanding equity awards, and, with respect to equity awards with performance-based vesting, unless otherwise specified in the award agreements governing such equity awards, all performance goals or other vesting criteria will be deemed achieved at target levels.

If, outside the change in control period, Ms. Martindale’s employment is terminated by Sarcos without cause (excluding by reason of death or disability) or she resigns for good reason, Ms. Martindale will become entitled to the following benefits:

•

continued payment of her annual base salary as of immediately before her termination (or if the termination is due to a resignation for good reason based on a material reduction in base salary, then as of immediately before such reduction) for six months following her termination date; and

•

reimbursement for the premium costs to continue health coverage under COBRA, or taxable monthly payments in lieu thereof equal to such premium costs, in either case, for up to six months following her termination date.

The receipt of the payments and benefits above is expected to be conditioned on Ms. Martindale timely signing and not revoking a release of claims, complying with her confidentiality agreement, and resigning from all officer and director positions with us.

In addition, if any of the payments or benefits provided for under Ms. Martindale’s employment agreement or otherwise payable to Ms. Martindale would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, or the Code, and would be subject to the related excise tax, she would be entitled to receive either full payment of such payments and benefits or such lesser amount that would result in no portion of the payments and benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to her. Ms. Martindale’s employment agreement does not require us to provide any tax gross-up payments to her.

Fraser Smith

In September 2021, Old Sarcos entered into an employment agreement with Dr. Smith, Sarcos’ Chief Innovation Officer, that provides for the severance and change in control benefits described below and supersedes any then-existing employment agreement or arrangement Dr. Smith may have had with Sarcos other than the agreement memorializing his award of restricted stock units outstanding immediately prior to the Closing Date. The employment agreement does not have a specific term and provides that Dr. Smith is an at-will employee. Under the employment agreement, Dr. Smith receives an initial base salary of $350,000 per year and is eligible to receive an annual target bonus of 35% of Dr. Smith’s annual base salary.

If, within the period beginning three months before and ending twelve months after a change in control, or the change in control period, Dr. Smith’s employment is terminated by Sarcos without “cause” (excluding by reason of death, or “disability”) or he resigns for “good reason” (as such terms are defined in his employment agreement), Dr. Smith will become entitled to the following benefits:

•

a lump-sum payment equal to six months of his annual base salary as of immediately before his termination (or if the termination is due to a resignation for good reason based on a material reduction in base salary, then as of immediately before such reduction) or, if such amount is greater, as of immediately before the change in control;

•

a lump-sum payment equal to 100% of his target annual bonus as in effect for the fiscal year in which his termination of employment occurs or, if such amount is greater, as in effect immediately before the change in control;

•

reimbursement for the premium costs to continue health coverage under the Consolidated Omnibus Reconciliation Act of 1985 as amended, or COBRA, or taxable monthly payments in lieu thereof equal to such premium costs, in either case, for up to six months following his termination date; and

•

100% accelerated vesting of all outstanding equity awards, and, with respect to equity awards with performance-based vesting, unless otherwise specified in the award agreements governing such equity awards, all performance goals or other vesting criteria will be deemed achieved at target levels.

If, outside the change in control period, Dr. Smith’s employment is terminated by Sarcos without cause (excluding by reason of death or disability) or he resigns for good reason, Dr. Smith will become entitled to the following benefits:

•

continued payment of his annual base salary as of immediately before his termination (or if the termination is due to a resignation for good reason based on a material reduction in base salary, then as of immediately before such reduction) for six months following his termination date; and

•

reimbursement for the premium costs to continue health coverage under COBRA, or taxable monthly payments in lieu thereof equal to such premium costs, in either case, for up to six months following his termination date.

The receipt of the payments and benefits above is expected to be conditioned on Dr. Smith timely signing and not revoking a release of claims, complying with his confidentiality agreement, and resigning from all officer and director positions with us.

In addition, if any of the payments or benefits provided for under Dr. Smith’s employment agreement or otherwise payable to Dr. Smith would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, or the Code, and would be subject to the related excise tax, he would be entitled to receive either full payment of such payments and benefits or such lesser amount that would result in no portion of the payments and benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to him. Dr. Smith’s employment agreement does not require us to provide any tax gross-up payments to him.

Employee Benefit and Stock Plans

2021 Plan

The following paragraphs provide a summary of the principal features of the 2021 Plan and its operation. However, this summary is not a complete description of all of the provisions of the 2021 Plan and is qualified in its entirety by the specific language of the 2021 Plan.

As of September 24, 2021, no stock options covering shares of Common Stock were outstanding under the 2021 Plan.

Purposes of the 2021 Plan

The purposes of the 2021 Plan are to attract and retain personnel for positions with the Company, any parent or subsidiary, and any entity that is in control of, is controlled by or is under common control with the Company (such entities are referred to herein as the company group); to provide additional incentive to employees, directors, and consultants; and to promote the success of the Company’s business. These incentives will be provided through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, and performance awards as the administrator of the 2021 Plan may determine.

Authorized Shares

Subject to the adjustment provisions contained in the 2021 Plan, the maximum number of shares of Common Stock that may be issued pursuant to awards under the 2021 Plan is (i) 30,000,000 shares of Common Stock, plus (ii) any shares of Common Stock subject to stock options other awards that were assumed in the Business Combination and expire or otherwise terminate without having been exercised in full, are tendered to or withheld by the Company for payment of an exercise price or for tax withholding obligations, or are forfeited to or repurchased by the Company due to failure to vest, with the maximum number of shares to be added to the 2021 Plan pursuant to clause (ii) equal to 12,760,600 shares of Common Stock.

Generally, if an award expires or becomes unexercisable without having been exercised in full, is surrendered under an exchange program described below, or, with respect to restricted stock, restricted stock units or performance awards, is forfeited to or reacquired by us due to the failure to vest, the unpurchased shares (or for awards other than options or stock appreciation rights, the forfeited or repurchased shares) that were subject to such awards will become available for future grant or sale under the 2021 Plan (unless it has terminated). With respect to stock appreciation rights, only shares actually issued will cease to be available. Shares that actually have been issued under the 2021 Plan under any award will not be returned to the 2021 Plan and will not become available for future distribution under the 2021 Plan. Shares used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award will become available for future grant or sale. To the extent an award is paid out in cash rather than shares, such cash payment will not reduce the number of shares available for issuance.

If any extraordinary dividend or other extraordinary distribution (whether in cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of shares or other securities of the Company, other change in the corporate structure of the Company affecting the shares, or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any of its successors) affecting the shares occurs (including a change in control of the Company), the administrator, to prevent diminution or enlargement of the benefits or potential benefits intended to be provided under the 2021 Plan, will adjust the number and class of shares that may be delivered under the 2021 Plan and/or the number, class, and price of shares covered by each outstanding award, and the numerical share limits contained in the 2021 Plan.

Plan Administration

The Board or a committee appointed by the Board will administer the 2021 Plan and are referred to as the administrator. Different administrators may administer the 2021 Plan with respect to different groups of service providers. The Board may retain the authority to concurrently administer the 2021 Plan and revoke the delegation of some or all authority previously delegated.

Subject to the terms of the 2021 Plan and applicable laws, the administrator generally will have the power, in its sole discretion, to make any determinations and perform any actions deemed necessary or advisable for administering the 2021 Plan. The administrator will have the power to administer the 2021 Plan, including but not limited to the power to construe and interpret the 2021 Plan and awards granted under the 2021 Plan, and determine the terms of awards, including but not limited to the exercise price (if any), the number of shares of Common Stock subject to each award, the time when awards may vest or be exercised (including the ability to accelerate the vesting and exercisability of awards), and the form of consideration payable upon exercise, if applicable. The administrator may select the service providers to whom awards may be granted and approve forms of awards agreements under the 2021 Plan. The administrator will also have the authority to amend awards (including but not limited to the discretionary authority to extend the post-termination exercisability period of awards and to extend the maximum term of an option) and to temporarily suspend the exercisability of an award if the administrator deems such suspension to be necessary or appropriate for administrative purposes, subject to the provisions of the 2021 Plan. The administrator may institute and determine the terms and conditions of an exchange program under which (i) outstanding awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (ii) participants have the opportunity to transfer any outstanding awards to a financial institution or other person or entity selected by the administrator, and/or (iii) the exercise price of an outstanding award is increased or reduced. Unless a participant is on an approved leave of absence, the administrator will have sole discretion to determine the date on which a participant stops actively providing services to the Company or the company group. The administrator’s decisions, determinations, and interpretations are final and binding on all participants and any other holders of awards.

Eligibility

Persons eligible to receive awards under the 2021 Plan include our officers and other employees, non-employee directors and consultants of the Company.  Approximately 141 of our employees, each of our seven non-employee directors and approximately 18 other individuals who provide services to us as consultants, are considered eligible under the 2021 Plan.

Stock Options

Options may be granted under the 2021 Plan. Subject to the provisions of the 2021 Plan, the administrator will determine the terms and conditions of options, including when such options vest and become exercisable (and the administrator will have the discretion to accelerate the time at which such options will vest or become exercisable). The per share exercise price of any option generally must be at least 100% of the fair market value of a share on the date of grant, and the term of an incentive stock option may not be more than 10 years. However, with respect to any incentive stock option granted to an individual who owns 10% of the voting power of all classes of stock of the Company or any of its parent or subsidiary corporations, the term of such option must not exceed 5 years, and the per share exercise price of such incentive stock option must be at least 110% of the fair market value of a share on the grant date. After a participant’s service terminates, he or she generally may exercise the vested portion of his or her option for the period of time stated in his or her option agreement. In no event may an option be exercised later than the expiration of its term, except in certain circumstances where the expiration occurs during a period where exercise is not permitted under applicable law, as described more fully in the 2021 Plan. Subject to the provisions of the 2021 Plan, the administrator will determine the other terms of options, including but not limited to the acceptable forms of consideration for exercising an option.

Stock Appreciation Rights

Stock appreciation rights may be granted under the 2021 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of Common Stock between the exercise date and the date of grant. Subject to the provisions of the 2021 Plan, the administrator will determine the terms and conditions of stock appreciation rights, including when such rights vest and become exercisable (and the administrator will have the discretion to accelerate the time at which such rights will vest or become exercisable) and whether to pay any increased appreciation in cash, shares, or a combination of both. The per share exercise price of a stock appreciation right must be at least 100% of the fair market value a share on the date of grant with respect to United States taxpayers, and the term of a stock appreciation right will be 10 years. After a participant’s service terminates, he or she generally may exercise the vested portion of his or her stock appreciation right for the period of time stated in his or her option agreement. However, in no event may a stock appreciation right be exercised later than the expiration of its terms, except in certain circumstances where the expiration occurs during a period where exercise is not permitted under applicable law, as described more fully in the 2021 Plan.

Restricted Stock

Restricted stock may be granted under the 2021 Plan. Restricted stock awards are grants of shares that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director or consultant. The administrator may impose whatever conditions to vesting it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to us or members of the company group), and the administrator will have the discretion to accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally will have voting but will not have dividend rights with respect to such shares upon grant without regard to the restriction, unless the administrator provides otherwise. Shares of restricted stock as to which the restrictions have not lapsed are subject to our right of repurchase or forfeiture.

Restricted Stock Units

Restricted stock units may be granted under the 2021 Plan. Restricted stock units are bookkeeping entries representing an amount equal to the fair market value of one Share. The administrator will determine the terms and conditions of restricted stock units including the vesting criteria (which may include accomplishing specified performance criteria or continued service to us) and the form and timing of payment. The administrator will have the discretion to accelerate the time at which any restrictions will lapse or be removed and to settle earned restricted stock units in cash, shares, or a combination of both.

Performance Awards

Performance awards may be granted under the 2021 Plan. Performance awards are awards that will result in a payment to a participant only if objectives established by the administrator are achieved or the awards otherwise vest. The administrator will establish organizational or individual performance objectives in its discretion, which, depending on the extent to which they are met, will determine the value of the payout for the performance awards to be paid out to participants. The administrator will have the discretion to reduce or waive any performance objectives or other vesting provisions for performance awards. Performance awards will have a threshold, target, and maximum payout value established by the administrator on or before to the grant date. The administrator will have the discretion to pay earned performance awards in the form of cash, shares, or in some combination of both.

Non-Employee Directors

The 2021 Plan provides that any non-employee director, in any fiscal year, may not be paid, issued or granted cash retainer fees and equity awards (including awards under the 2021 Plan) with an aggregate value of more than $500,000, increased to $750,000 in connection with the non-employee director’s initial service, with the value of each equity award based on its grant date fair value. For purposes of this limitation, the grant date fair value is determined in accordance with U.S. generally accepted accounting principles. Any cash compensation or equity awards granted under the 2021 Plan to a non-employee director for his or her services as an employee, or for his or her services as a consultant (other than as a non-employee director), will not count for purposes of the limitation. The maximum limit does not reflect the intended size of any potential compensation or equity awards to our non-employee directors.

Non-Transferability of Awards

Unless the administrator provides otherwise, the 2021 Plan generally does not allow for the transfer or disposal of awards and only the recipient of an award may exercise an award during his or her lifetime. Any unauthorized transfer will be void.

Dissolution or Liquidation

If there is a proposed liquidation or dissolution of the Company, the administrator will notify participants at such time before the effective date of such event as the administrator determines and all awards, to the extent that they have not been previously exercised, will terminate immediately before the consummation of such event.

Merger or Change in Control

The 2021 Plan provides that if there is a merger or a “change in control” (as defined under the 2021 Plan) of the Company, each outstanding award will be treated as the administrator determines (subject to the following paragraph) without a participant’s consent, including that an award be continued by the successor corporation or that vesting of awards may accelerate automatically upon consummation of the transaction. The administrator will not be required to treat all awards, portions of awards or participants similarly and may modify awards, subject to the provisions of the 2021 Plan.

If the successor corporation does not continue an award (or some portion of such award), the participant will fully vest in (and have the right to exercise) 100% of the then-unvested shares subject to his or her outstanding options and stock appreciation rights, all restrictions on 100% of the participant’s outstanding restricted stock and restricted stock units will lapse, and, regarding 100% of participant’s outstanding awards with performance-based vesting, all performance goals or other vesting criteria will be treated as achieved at 100% of target levels and all other terms and conditions met. In no event will vesting of an award accelerate as to more than 100% of the award. If options or stock appreciation rights are not continued when a change in control or a merger of the Company with or into another corporation or other entity occurs, the administrator will notify the participant in writing or electronically that the participant’s vested options or stock appreciation rights (after considering the foregoing vesting acceleration, if any) will be exercisable for a period of time determined by the administrator in its sole discretion and all of the participant’s options or stock appreciation rights will terminate upon the expiration of such period (whether vested or unvested).

With respect to awards held by a non-employee director, in the event of a change in control, the non-employee director will fully vest in and have the right to exercise his or her options and/or stock appreciation rights, all restrictions on his or her restricted stock and restricted stock units will lapse, and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, unless specifically provided otherwise under the applicable award agreement or other written agreement with the participant.

Forfeiture and Clawback

All awards granted under the 2021 Plan will be subject to recoupment under any clawback policy that we are required to adopt under applicable law or listing standards. In addition, the administrator may impose such other clawback, recovery or recoupment provisions in an award agreement as the administrator determines necessary or appropriate, including without limitation to any reacquisition right regarding previously acquired shares or other cash or property. In addition, the administrator may provide in an award agreement that the recipient’s rights, payments, and benefits with respect to such award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of an award.

Amendment or Termination

The 2021 Plan became effective upon the Closing and will continue in effect until terminated by the administrator, but no incentive stock options may be granted after ten (10) years from the earlier of the Board or stockholder approval of the 2021 Plan. In addition, the Board will have the authority to amend, suspend, or terminate the 2021 Plan, but such action generally may not materially impair the rights of any participant without his or her written consent.

2021 Employee Stock Purchase Plan

The following paragraphs provide a summary of the principal features of the ESPP and its operation. However, this summary is not a complete description of all of the provisions of the ESPP and is qualified in its entirety by the specific language of the ESPP.

Purpose

The purpose of the ESPP is to provide eligible employees of the Company with an opportunity to purchase shares of Common Stock through accumulated contributions, which generally will be made through payroll deductions. The ESPP permits the administrator (as discussed below) to grant purchase rights that qualify for preferential tax treatment under Section 423 of the Code. In addition, the ESPP authorizes the grant of purchase rights that do not qualify under Code Section 423 pursuant to rules, procedures or sub-plans adopted by the administrator that are designed to achieve desired tax or other objectives.

Shares Available for Issuance

Subject to adjustment upon certain changes in the Company’s capitalization as described in the ESPP, the maximum number of shares of Common Stock that will be available for issuance under the ESPP will be 3,000,000 shares. The shares may be authorized, but unissued, or reacquired Common Stock. We currently are unable to determine how long this share reserve may last because the number of shares that will be issued in any year or offering period depends on a variety of factors that cannot be predicted with certainty, including, for example, the number of employees who elect to participate in the ESPP, the level of contributions made by participants and the future price of shares of Common Stock.

Administration

The ESPP is administered by the Board or a committee appointed by the Board that is constituted to comply with applicable laws. The compensation committee is the administrator of the ESPP. Subject to the terms of the ESPP, the administrator has full and exclusive discretionary authority to construe, interpret and apply the terms of the ESPP, to delegate ministerial duties to any of our employees, to designate separate offerings under the ESPP, to designate subsidiaries and affiliates as participating in the Section 423 Component and the Non-Section 423 Component, to determine eligibility, to adjudicate all disputed claims filed under the ESPP and to establish such procedures that it deems necessary or advisable for the administration of the ESPP. The administrator is authorized to adopt rules and procedures in order to: determine eligibility to participate, determine the definition of compensation for the purposes of contributions to the ESPP, handle contributions to the ESPP, coordinate the making of contributions to the ESPP, establish bank or trust accounts to hold contributions to the ESPP, effect the payment of interest, effect the conversion of local currency, satisfy obligations to pay payroll tax, determine beneficiary designation requirements, implement and determine withholding procedures and determine procedures for the handling of stock certificates that vary with applicable local requirements. The administrator also is authorized to determine that, to the extent permitted by applicable law, the terms of a purchase right granted under the ESPP or an offering to citizens or residents of a non-U.S. jurisdiction will be less favorable than the terms of options granted under the ESPP or the same offering to employees resident solely in the U.S. Every finding, decision and determination made by the administrator will, to the full extent permitted by law, be final and binding upon all parties.

Eligibility

Generally, all of our employees will be eligible to participate if they are customarily employed by the Company, or any participating subsidiary or affiliate of the Company, for at least 20 hours per week and more than five months in any calendar year.  Following the closing of the Business Combination, approximately 141 of our employees are considered eligible under the ESPP.  The administrator, in its discretion, may, prior to an enrollment date, for all options to be granted on such enrollment date in an offering, determine that an employee who (i) has not completed at least two years of service (or a lesser period of time determined by the administrator) since his or her last hire date, (ii) customarily works not more than 20 hours per week (or a lesser period of time determined by the administrator), (iii) customarily works not more than five months per calendar year (or a lesser period of time determined by the administrator), (iv) is a highly compensated employee within the meaning of Section 414(q) of the Code, or (v) is a highly compensated employee within the meaning of Section 414(q) of the Code with compensation above a certain level or is an officer or subject to disclosure requirements under Section 16(a) of the U.S. Securities Exchange Act of 1934, as amended, is or is not eligible to participate in such offering period.

However, an employee may not be granted rights to purchase shares under the ESPP if such employee:

•

immediately after the grant would own capital stock and/or hold outstanding options to purchase such stock possessing 5% or more of the total combined voting power or value of all classes of capital stock of the Company or of any parent or subsidiary of the Company; or

•

holds rights to purchase shares under all employee stock purchase plans of the Company or any parent or subsidiary of the Company that accrue at a rate that exceeds $25,000 worth of shares for each calendar year in which such rights are outstanding at any time.

Offering Periods

The ESPP includes a component that allows us to make offerings intended to qualify under Section 423 of the Code and a component that allows the Company to make offerings not intended to qualify under Section 423 of the Code to designated companies, as described in the ESPP.  Offering periods will begin and end on such dates as may be determined by the administrator in its discretion, in each case on a uniform and nondiscriminatory basis, and may contain one or more purchase periods.  The administrator may change the duration of offering periods (including commencement dates) with respect to future offerings so long as such change is announced prior to the scheduled beginning of the first offering period affected.   No offering period may last more than twenty-seven (27) months.

Contributions

The ESPP permits participants to purchase shares of Common Stock through contributions (in the form of payroll deductions or otherwise to the extent permitted by the administrator) of up to 15% of their eligible compensation, which includes a participant’s base straight time gross earnings but excludes payments for commissions, incentive compensation, bonuses, payments for overtime and shift premium, equity compensation income and other similar compensation. Unless otherwise determined by the administrator, a participant may not change the rate of his or her contributions during an offering period.

Exercise of Purchase Right

Amounts contributed and accumulated by the participant are used to purchase shares of Common Stock at the end of each purchase period. A participant may purchase a maximum number of shares of during a purchase period as determined by the administrator in its discretion and on a uniform and nondiscriminatory basis. The purchase price of the shares will be 85% of the lower of the fair market value of Common Stock on the first trading day of the offering period or on the exercise date, which is generally the last trading day of a purchase period. Participants may end their participation at any time during an offering period and will be paid their accrued contributions that have not yet been used to purchase shares. Participation ends automatically upon termination of employment with us.

Termination of Participation

Participation in the ESPP generally terminates when a participating employee’s employment with us or a designated company ceases for any reason, the employee withdraws from the ESPP or the Company terminates or amends the ESPP such that the employee no longer is eligible to participate. An employee may withdraw his or her participation in the ESPP at any time in accordance with procedures, and prior to any applicable deadline, specified by the administrator. Upon withdrawal from the ESPP, in general the employee will receive all amounts credited to his or her account without interest (unless otherwise required under applicable law) and his or her payroll withholdings or contributions under the ESPP will cease.

Non-Transferability

Neither contributions credited to a participant’s account nor rights to purchase shares of Common Stock and any other rights and interests under the ESPP may be assigned, transferred, pledged or otherwise disposed of (other than by will, the laws of descent and distribution or beneficiary designation in the event of death). Any attempt at such prohibited disposition will be without effect, except that we may treat such act as an election to withdraw participation.

Certain Transactions

In the event that any dividend or other distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of shares of Common Stock or our other securities, or other change in the Company’s corporate structure affecting the Common Stock occurs (other than any ordinary dividends or other ordinary distributions), the administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the ESPP in such manner it may deem equitable, will adjust the number and class of shares that may be delivered under the ESPP, the purchase price per share, the class and the number of shares covered by each purchase right under the ESPP that has not yet been exercised, and the numerical limits of the ESPP.

In the event of the Company’s proposed dissolution or liquidation, any ongoing offering periods will be shortened and will terminate immediately before completion of the proposed dissolution or liquidation following the purchase of shares under the shortened offering periods, unless provided otherwise by the administrator. Prior to the new exercise date, the administrator will notify participants regarding the new exercise date and the exercise to occur on such date.

In the event of our merger or “change in control” (as defined in the ESPP), each outstanding option under the ESPP will be assumed or substituted for by the successor corporation or its parent or subsidiary. In the event that options are not assumed or substituted for, the offering period will be shortened by setting a new exercise date on which the offering period will end, which will occur prior to the closing of the merger or change in control.  Prior to the new exercise date, the administrator will notify participants regarding the new exercise date and the exercise to occur on such date.

Amendment; Termination

The administrator has the authority to amend, suspend or terminate the ESPP. The ESPP automatically will terminate in 2041, unless it is terminated sooner. If the administrator determines that the ongoing operation of the ESPP may result in unfavorable financial accounting consequences, the administrator may modify, amend or terminate the ESPP to reduce or eliminate such accounting consequence. If the ESPP is terminated, the administrator in its discretion may terminate all outstanding offering periods either immediately or after completion of the purchase of shares under the ESPP (which may be adjusted to occur sooner than originally scheduled), or in accordance with their terms. If options are terminated prior to their expiration, then all amounts credited to participants that have not been used to purchase shares will be returned, without interest (unless otherwise required under applicable law), as soon as administratively practicable.

Sarcos Corp. 2015 Equity Incentive Plan

The Sarcos 2015 Equity Incentive Plan, or the 2015 Plan, was adopted by the Board of Sarcos on June 22, 2015 and approved by Old Sarcos’ stockholders on June 22, 2015. The shareholders of Old Sarcos last amended the 2015 Plan on January 5, 2020.

The 2015 Plan terminated in connection with the closing of the Business Combination and Sarcos will not grant any additional awards under the 2015 Plan.The 2015 Plan will, however, continue to govern the terms and conditions of the outstanding awards granted under the 2015 Plan prior to the termination of the 2015 Plan.

Authorized Shares

As of December 31, 2020, the maximum aggregate number of shares (subject to adjustment) of Sarcos’ common stock, which may be subject to awards and sold under the 2015 Plan, was 3,180,714 shares.

As of December 31, 2020, options to purchase 1,536,897 shares of Sarcos Common Stock, restricted stock units covering 175,703 shares of Sarcos Common Stock, and no shares of restricted Sarcos Common Stock were outstanding under the 2015 Plan.

Plan Administration

The Board of Sarcos currently administers the 2015 Plan. The administrator is authorized to interpret the provisions of the 2015 Plan and individual award agreements and generally to take any other actions that are contemplated by the 2015 Plan or necessary or desirable in the administration of the 2015 Plan and individual award agreements. Any decision made or action taken by the administrator or in connection with the administration of the 2015 Plan will be final and conclusive on all persons.

Stock Options

Prior to the Closing, the administrator granted nonstatutory stock options under the 2015 Plan. The exercise price of such options must equal at least the fair market value of Sarcos’ common stock on the date of grant. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, check, bank draft, money order, promissory note, delivery of shares, “net exercise” or other property acceptable to the administrator. Subject to the provisions of the 2015 Plan, the administrator determines the remaining terms of the options (e.g., vesting).

Restricted Stock

Prior to the Closing, restricted stock may be granted under the 2015 Plan. Shares of restricted stock  vest, and the restrictions on such shares will lapse, in accordance with terms and conditions established by the administrator. The administrator, in its sole discretion, may accelerate the time at which any restrictions lapse or be removed. Recipients of restricted stock awards have voting and dividend rights with respect to such shares upon grant without regard to vesting, unless the administrator provides otherwise. The specific terms will be set forth in an award agreement.

Restricted Stock Units

Prior to the Closing, restricted stock units granted under the 2015 Plan. The administrator determines the terms and conditions of restricted stock units including the vesting criteria, which may include achievement of specified performance criteria or continued service to Sarcos, and the form and timing of payment. The administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout. The administrator determines in its sole discretion whether an award will be settled in stock, cash or a combination of both. Restricted stock units that do not vest will be forfeited by the recipient and will revert to Sarcos and again become available for issuance under the 2015 Plan. Specific terms are set forth in specific award agreements.

Non-Transferability of Awards

Unless the administrator provides otherwise, the 2015 Plan generally does not allow for the transfer of awards (except by will or by the laws of descent and distribution), and only the recipient of an award may exercise an award during his or her lifetime.

Certain Adjustments

In the event of certain changes in the capitalization of Sarcos, the administrator will appropriately and proportionally adjust the number and class of shares that may be delivered under the 2015 Plan or the number, class, and price of shares covered by each outstanding award.

Corporate Transaction

The 2015 Plan generally provides that in the event of a Corporate Transaction (such as a merger or change in control), as defined under the 2015 Plan, each outstanding award will be treated as the administrator determines without a participant’s consent, including that awards may be assumed, substituted, or continued, the vesting of awards may be accelerated and remain exercisable for a period of time, and terminate on the closing of the closing of the corporate transaction if unexercised, assign any reacquisition or repurchase rights, arrange for the termination of any reacquisition or repurchase right, cancel or arrange for the cancellation of any stock award, to the extent not vested or not exercised in exchange for such cash consideration, or make a payment equal to the excess, if any, of (A) the value of the property that would have received upon the exercise of the award over (B) any exercise price payable with respect to such award. The administrator does not need to treat similarly all the awards, all the awards held by the same participant, or all awards of the same type.

Under the terms of certain stock options granted to participants under the 2015 Plan, if the participant’s employment is terminated, other than voluntary termination by the participant or termination for Cause (as defined above) in connection with or within 12 months after a change of control, 100% of the then unvested and outstanding Sarcos option awards held by such participant shall immediately vest. Certain other stock options granted to participants under the 2015 Plan provide that in the event of a change in control, the unvested portion of options granted to certain participants under the 2015 Plan will immediately vest upon the consummation of such change of control.

Amendment

The Board of Sarcos has the authority to amend, alter, suspend or terminate the 2015 Plan, provided such action does not impair the existing rights of any participant.

401(k) Plan

Sarcos maintains a 401(k) retirement savings plan for the benefit of Sarcos’ employees, including Sarcos’ named executive officers, who satisfy certain eligibility requirements. Under the 401(k) plan, eligible employees may elect to defer a portion of their compensation, within the limits prescribed by the Code, on a pre-tax or after-tax (Roth) basis, through contributions to the 401(k) plan. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As a tax-qualified retirement plan, pre-tax contributions to the 401(k) plan and earnings on those pre-tax contributions are not taxable to the employees until distributed from the 401(k) plan, and earnings on Roth contributions are not taxable when distributed from the 401(k) plan.

CERTAIN RELATIONSHIPS, RELATED PARTY AND OTHER TRANSACTIONS

In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements, discussed in the sections titled “Management” and “Executive Compensation,” the following is a description of each transaction since January 1, 2019, and each currently proposed transaction, in which:

•	we or either Rotor or Old Sarcos was a participant;
•	the amount involved exceeded or exceeds $120,000;
•

any of our, Old Sarcos or Rotor directors, executive officers, or beneficial holders of more than 5% of any class of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Certain Relationships and Related Person Transactions – Rotor

Founder Shares and Private Placement Warrants

In September 2020, the Sponsor paid an aggregate of $25,000, or approximately $0.004 per share, in exchange for the issuance of 5,750,000 Founder Shares. The number of Founder Shares issued was determined based on the expectation that such Founder Shares would represent 20% of the outstanding shares upon completion of Rotor’s Initial Public Offering. In January 2021, Rotor effectuated a stock dividend of 0.2 Founder Shares for each outstanding Founder Share, resulting in there being an aggregate of 6,900,000 Founder Shares outstanding. Of the 6,900,000 Founder Shares, the Sponsor had agreed to forfeit an aggregate of up to 900,000 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters. As of January 20, 2021, the underwriter exercised its over-allotment option in full. As a result, these 900,000 Founder Shares are no longer subject to forfeiture.  Simultaneously with the closing of the Initial Public Offering, Rotor issued 790,384 Founder Shares to the BlackRock and Millennium Holders pursuant to the BlackRock Letter Agreement and Millennium Letter Agreement and cancelled a like number of shares of Founder Shares owned by the Sponsor.

Simultaneously with the closing of the Initial Public Offering, the Rotor Restricted Stockholders purchased an aggregate of 7,270,000 Private Placement Warrants, each exercisable to purchase one share of Class A Common Stock at a price of $11.50 per share, and the BlackRock and Millennium Holders purchased Founder Shares, in each case in a private placement. The Company received an aggregate of $7,270,000 from the sale of Private Placement Warrants to the Rotor Restricted Stockholders and sale of Founder Shares to the BlackRock and Millennium Holders.  The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company did not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants would have been used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants would have expired worthless.  At the closing of the Private Placement, on January 20, 2021, $212,308 of excess funding was due to be repaid to the Sponsor.

Founders Letter Agreement

In connection with our Initial Public Offering, the Sponsor and Rotor’s directors and officers (collectively, the “Original Founders”) entered into a letter agreement with Rotor, whereby the Original Founders agreed to vote their shares of Common Stock in favor of an initial business combination, including the Business Combination and proposals set forth in our proxy statement, filed with the Commission on August 6, 2021, as supplemented by the proxy supplement filed on August 30, 2021 (the “proxy statement”).  In addition to voting obligations, the Original Founders agreed to certain lock-up and transfer restrictions with respect to their Founder Shares and Private Placement Warrants.  They agreed that Founder shares may not be transferred until the earlier of (i) one year after the completion of Rotor’s initial business combination or (ii) the date on which Rotor completes a liquidation, merger, capital stock exchange or other similar transaction after its initial business combination that results in all of Rotor’s stockholders having the right to exchange their Class A Common Stock for cash, securities or other property; except to certain permitted transferees as set forth in the letter agreement entered into by the Sponsor, Rotor and its directors and officers in connection with the Rotor IPO (the “Founders Letter Agreement”).  Notwithstanding the foregoing, if the last reported sale price of our Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, the converted Founder Shares will be released from the lock-up.  Private Placement Warrants (including underlying shares of Common Stock) are subject to a 30 day lock-up period following the Business Combination.  Those Original Founders who are also Specified Sarcos Equity Holders are subject to the restrictions set forth in the Other Lock-Up Agreements upon distribution of any Common Stock of the Company or Private Placement Warrants by the Sponsor to such persons.

Additionally, the Sponsor agreed to be liable to Rotor if and to the extent any claims by a third party (other than Rotor’s independent registered public accounting firm) for services rendered or products sold to Rotor, or a prospective target business with which Rotor has discussed entering into a transaction agreement, reduce the amounts in the trust account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per share held in the trust account as of the date of the liquidation of the trust account if less than $10.00 per share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay Rotor taxes, if any, provided that such liability would not apply to any claims by a third party or prospective target business that executed a waiver of any and all rights to seek access to the trust account nor would it apply to any claims under Rotor’s indemnity of the underwriters of its Initial Public Offering against certain liabilities, including liabilities under the Securities Act.

For more information, including certain lock-ups with respect to the BlackRock and Millennium Holders, see the section entitled “Description of Securities—Restrictions on Transfers of Founder Shares and Private Placement Warrants.”

Founder Registration Rights Agreement

Rotor entered into the Registration Rights Agreement with respect to the Private Placement Warrants and the shares of Class A Common Stock issuable upon exercise of the foregoing and upon conversion of the Founder Shares. Pursuant to the Registration Rights Agreement, the Rotor Restricted Stockholders and their permitted transferees are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our completion of our initial business combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Subscription Agreements

Messrs. Finn, Howard and Selig, each directors of Rotor prior to the Business Combination, were participants in the PIPE Financing and executed Subscription Agreements with Rotor.  Mr. Finn, who also serves as a director of the Company following the Business Combination, through an investment vehicle held indirectly by family trusts (to which he is not a beneficiary), subscribed for 130,000 shares of Common Stock of the Company for an aggregate purchase price of $1.3 million.  Mr. Finn also subscribed for 12,500 shares of Common Stock of the Company through a separate investment vehicle of which he is a trustee. Mr. Howard subscribed for 100,000 shares of Common Stock of the Company for an aggregate purchase price of $1 million.  Mr. Selig subscribed for 25,000 shares of Common Stock of the Company for an aggregate purchase price of $250,000.

Related Party Loans

In order to finance transaction costs in connection with the Business Combination, Rotor’s Sponsor, officers, directors or their affiliates were permitted, but were not obligated to, loan Rotor funds (collectively, the “Working Capital Loans”).  Pursuant to the Merger Agreement, Rotor was permitted to incur up to $1,500,000 in working capital loans, provided that such loans were non-interest bearing and did not have any prepayment or repayment premiums, penalties, breakage or similar costs if it were to be prepaid or repaid in full.

In the event that the Business Combination did not close, the Company was permitted to use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans, but no proceeds from our Trust Account would have been used to repay the Working Capital Loans. Up to $1,500,000 of the Working Capital Loans was convertible into warrants at a price of $1.00 per warrant at the option of the lender. The warrants would have been identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period.

On September 14, 2020, the Sponsor agreed to loan Rotor an aggregate of up to $150,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Promissory Note”). The Promissory Note was non-interest bearing and was payable on the earlier of (i) June 30, 2021, (ii) the consummation of the Initial Public Offering or (iii) the date on which Rotor determined not to proceed with the Initial Public Offering. As of December 31, 2020, there was $105,336 in borrowings outstanding under the Promissory Note, which was due on demand, and which were subsequently repaid at the closing of Rotor’s Initial Public Offering.

On May 11, 2021, the Sponsor loaned to Rotor an aggregate of $145,000 for working capital purposes. On June 9, 2021, the Sponsor agreed to loan Rotor up to an additional $300,000 for working capital purposes. Each of the foregoing is evidenced by a separate promissory note (the “Notes”, each a “Note”) which was non-interest bearing and payable upon the consummation by Rotor of a merger, share exchange, asset acquisition, or other similar business combination with one or more businesses or entities. Upon consummation of the Business Combination, the Sponsor had the option, but not the obligation, to convert the outstanding principal balance of the Notes, in whole or in part, into warrants of the Company, identical to the Private Placement Warrants (the “Note Warrants”), at a price of $1.00 per Note Warrant. Each Note Warrant would have been exercisable into one share of Rotor Class A common stock at a price of $11.50 per share, subject to adjustment. The Warrants (i) would not be redeemable by the Company, (ii) would be exercised for cash or on a cashless basis so long as they are held by the initial holder or its permitted transferees, and (iii) would not be transferable, assignable or salable until 30 days after the completion of the Business Combination except in limited circumstances.

If the Company did not consummate a Business Combination, the Notes would not have been repaid and all amounts owed under the Notes would have been forgiven except to the extent that Rotor had funds available to it outside of its trust account established in connection with the initial public offering.

Certain Relationships and Related Person Transactions – Old Sarcos

Series C Preferred Stock Financing

Between January and March 2020, Old Sarcos sold an aggregate of 3,552,228 shares of Old Sarcos’ Series C Preferred Stock at a purchase price of $11.3243 per share to accredited investors for an aggregate purchase price of approximately $40 million (the “Series C Financing”). Each share of Old Sarcos’ Series C Preferred Stock was converted automatically into shares of common stock of the Company in connection with the completion of the Business Combination, as provided in the Merger Agreement.

The following table summarizes purchases of Old Sarcos’ Series C Preferred Stock by related parties (in each case before giving effect to the exchange upon the consummation of the Business Combination):

Shareholder	Shares of Series C Preferred Stock	Total Purchase Price
Caterpillar Venture Capital Inc. (1)	220,764	$2,499,997.77
Dennis Weibling (2)	88,305	$999,992.32
DIG Investments XVIII AB (3)	203,104	$2,300,010.63
Rotor-Sarcos, LLC (4)	1,743,531	$19,744,268.12
Schlumberger Technology Corporation (5)	44,152	$499,990.50

(1)	Michael Young was a member of the Old Sarcos Board and was a member of the Old Sarcos Board at the time of the Series C Financing. Mr. Young is affiliated with Caterpillar Venture Capital Inc.
(2)	Dennis Weibling was a member of the Old Sarcos Board and is a member of the Board of the Company.
(3)

Michael Young was a member of the Old Sarcos Board and was a member of the Old Sarcos Board at the time of the Series C Financing. Mr. Young was appointed to the Old Sarcos Board on behalf of DIG Investments XVIII AB.

(4)

Brian D. Finn, an investor in Rotor-Sarcos, LLC together with the other Specified Sarcos Equity Holders, joined the Board of Old Sarcos after the Series C Financing and resigned from the Board of Old Sarcos in January 2021. Mr. Finn serves on the Board of the Company.

(5)	Iain Cooper was a member of the Old Sarcos Board at the time of the Series C Financing and was an employee of Schlumberger Technology Corporation.

Compensation Arrangements

Old Sarcos is party to offer letters, restricted stock unit award agreements and stock option agreements with Old Sarcos’ executive officers that, among other things, provide for certain change of control benefits. Old Sarcos has also granted stock options to Old Sarcos’ executive officers and Peter Klein and Dennis Weibling, each a member of the Company’s Board. For additional information, please see “Executive Compensation.”

Employment Arrangements with Immediate Family Members of Sarcos’ Executive Officers and Directors

Julie Wolff, spouse of Benjamin Wolff, Sarcos’ Chairman and Chief Executive Officer, has served as Sarcos’ and Old Sarcos’ Chief Legal Officer since September 2016 and was a member of Old Sarcos’ Board since September 2016 until the consummation of the Business Combination. As Sarcos’ Chief Legal Officer, Ms. Wolff is responsible for legal and regulatory matters. During the years ended December 31, 2019 and December 31, 2020, Ms. Wolff received total compensation, including base salary, bonus and other compensation, of $189,615.59 and $197,231.05, respectively.

Investors’ Rights Agreement

Old Sarcos was party to an Amended and Restated Investors’ Rights Agreement, dated January 31, 2020, pursuant to which, among other things, certain holders of Old Sarcos’ capital stock were entitled to certain rights with respect to the registration of their shares. These holders included all of the holders of preferred stock of Old Sarcos, including Mare’s Leg Capital, LLC, which is 100% owned by Benjamin Wolff, Sarcos’ Chairman and Chief Executive Officer and Julie Wolff, Sarcos’ Chief Legal Officer and spouse of Benjamin Wolff, Dennis Weibling, a member of Sarcos’ Board, DIG Investments XVIII AB, Rotor-Sarcos, LLC, Caterpillar Venture Capital Inc., GE Ventures LLC and Schlumberger Technology Corporation. The Amended and Restated Investors’ Rights Agreement was terminated in connection with the Business Combination.

Voting Agreement

Old Sarcos was party to an Amended and Restated Voting Agreement, dated January 31, 2020, pursuant to which, among other things, certain holders of Old Sarcos’ capital stock were entitled to certain rights with respect to election of the members of the Board of Sarcos (prior to the consummation of the Business Combination). These holders included all of the holders of preferred stock of Old Sarcos, including Mare’s Leg Capital, LLC, which is 100% owned by Benjamin Wolff, Sarcos’ Chairman and Chief Executive Officer and Julie Wolff, Sarcos’ Chief Legal Officer and spouse of Benjamin Wolff, Dennis Weibling, a member of Sarcos’ Board, DIG Investments XVIII AB, Rotor-Sarcos, LLC, Caterpillar Venture Capital Inc., GE Ventures LLC and Schlumberger Technology Corporation. Per the terms of the Amended and Restated Voting Agreement, Rotor-Sarcos, LLC, DIG Investments XVIII AB, Schlumberger Technology Corporation and JVSV, LLC (which is affiliated with Dennis Weibling) were each entitled to designate one director to the Board of Old Sarcos. The Amended and Restated Voting Agreement was terminated in connection with the Business Combination.

Right of First Refusal and Co-Sale Agreement

Old Sarcos was a party to an Amended and Restated Right of First Refusal and Co-Sale Agreement, as amended January 31, 2020, pursuant to which certain holders of preferred stock had  right of first refusal and co-sale in respect of certain sales of securities by Old Sarcos’ common shareholders. These holders included all of the holders of preferred stock of Sarcos, including Mare’s Leg Capital, LLC, which is 100% owned by Benjamin Wolff, Sarcos’ Chairman and Chief Executive Officer and Julie Wolff, Sarcos’ Chief Legal Officer and spouse of Benjamin Wolff, Dennis Weibling, a member of Sarcos’ Board, DIG Investments XVIII AB, Rotor-Sarcos, LLC, Caterpillar Venture

Capital Inc., GE Ventures LLC and Schlumberger Technology Corporation. The Amended and Restated Right of First Refusal and Co-Sale Agreement was terminated in connection with the Business Combination.

Rotor-Sarcos, LLC Agreements

In connection with the Series C Financing, Old Sarcos and Rotor-Sarcos, LLC, the investment vehicle in which the Specified Sarcos Equity Holders hold their shares of preferred stock in Old Sarcos, entered into (i): a letter agreement, dated January 31, 2020, pursuant to which Rotor-Sarcos, LLC is entitled to certain information and observer rights (the “Side Letter”); (ii) warrants to purchase common shares of Old Sarcos’ Class A Common Stock, dated January 31, 2020 (the “Sarcos Warrants”, which have subsequently been distributed to certain Specified Sarcos Equity Holders by Rotor-Sarcos, LLC); and (iii) a consulting agreement, dated January 31, 2020, pursuant to which Rotor-Sarcos, LLC provides consulting services to Old Sarcos (the “Consulting Agreement”). Each of the Side Letter and the Consulting Agreement was terminated in connection with the Business Combination. Rotor-Sarcos, LLC transferred all of its rights under the Warrant to its members.

Prior to the signing of the Merger Agreement, the holders of the Old Sarcos Warrants provided notice to Old Sarcos that they would net exercise the Old Sarcos Warrants in connection with the closing of the Business Combination, effective immediately prior to the closing of the Business Combination.

PIPE Financing

In connection with the Business Combination, Rotor entered into Subscription Agreements with the PIPE Investors to consummate the PIPE Financing, pursuant to which the PIPE Investors agreed to subscribe for and purchase, and Rotor agreed to issue and sell to the PIPE Investors, an aggregate of 22,000,000 shares of Common Stock at a price of $10.00 per share. Mare’s Leg Capital entered into a Subscription Agreement for 50,000 shares of Common Stock at a total purchase price of $500,000. Schlumberger Technology Corporation has entered into a Subscription Agreement for 100,000 shares of Common Stock at a total purchase price of $1,000,000. Affiliates of DIG Investments XVIII AB have entered into a Subscription Agreement for 1,500,000 shares of Common Stock at a total purchase price of 15,000,000. Brian D. Finn and John D. Howard, members of Rotor-Sarcos, LLC, have entered into Subscription Agreements (directly or indirectly) for an aggregate of 230,000 shares of Common Stock, for an aggregate purchase price of $2,300,000.

Group Delphi Services Agreement

Old Sarcos was and, following the consummation of the Business Combination the Surviving Company is party to a Services Agreement with Group Delphi, dated December 18, 2019, pursuant to which Group Delphi provided certain products and services, including building a booth for Sarcos’ use in trade shows. During the fiscal year ended December 31, 2020, Old Sarcos paid Group Delphi $168,654.60 for such services. $1,062.75 in fees have been paid by Old Sarcos to Group Delphi thus far in 2021. Byrne Sanford, the brother-in-law of Benjamin Wolff, worked for Group Delphi as an Account Executive. Group Delphi is not providing any ongoing services to Sarcos, and Sarcos does not currently expect to request additional services pursuant to the Services Agreement.

Sparks Marketing Group Services Agreement

Following the acquisition of Group Delphi’s trade group and events division by Sparks Marketing Group Corp. (“Sparks Group”), Old Sarcos entered into a Master Services Agreement with Sparks Group, dated May 16, 2021, pursuant to which Sparks Group will provide certain goods and services, including buildout, branding, operations and maintenance of the Sarcos product roadshow. Sarcos expects to pay Sparks Group approximately $890,000 during fiscal years 2021 and 2022 for such services. Byrne Sanford, the brother-in-law of Benjamin Wolff, works for Sparks Group as Vice President Strategic Accounts.

Indemnification Agreements

Old Sarcos was, and following the consummation of the Business Combination the Surviving Company is currently party to indemnification agreements with Old Sarcos’ directors and executive officers. The Company has entered into separate indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in the Charter and Bylaws. For more information, please see “Management—Limitation of Liability and Indemnification of Officers and Directors.” We believe that these Charter and Bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. The limitation of liability and indemnification provisions in the Charter and the  Bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit the post-combination company and its shareholders. A shareholder’s investment may decline in value to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Policies and Procedures for Related Person Transactions

We ahve adopted a formal, written policy regarding related person transactions, which became effective upon the completion of the Business Combination. This written policy regarding related person transactions provides that a related person transaction is a transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships, in which we are a participant and in which a related person has, had or will have a direct or indirect material interest and in which the aggregate amount involved exceeds $120,000. Our policy also provides that a related person means any of the company’s executive officers and directors (including director nominees), in each case at any time since the beginning of the company’s last fiscal year, or holders of more than 5% of any class of the company’s voting securities and any member of the immediate family of, or person sharing the household with, any of the foregoing persons. Our audit committee has the primary responsibility for reviewing and approving or disapproving related person transactions. In addition to the policy, our audit committee charter provides that the company’s audit committee shall review and approve or disapprove any related person transactions.

PRINCIPAL SECURITYHOLDERS

The following table sets forth information regarding the actual beneficial ownership of Common Stock as of September 24, 2021 by:

•	each person who is the beneficial owner of more than five percent (5%) of the outstanding shares of Common Stock;
•	each of the Company’s named executive officers and directors; and
•	all officers and directors of the Company, as a group.

Beneficial ownership is determined according to SEC rules, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Except as described in the footnotes below and subject to applicable community property laws and similar laws, we believe that each person listed below has sole voting and investment power with respect to such shares.

The beneficial ownership of Company Common Stock is based on 142,718,497 shares of Company Common Stock issued and outstanding as of the record date. For purposes of calculating the ownership percentages in the table below, the number of shares outstanding for each person assumes full exercise of only such person’s outstanding options and warrants that are exercisable within 60 days of September 24, 2021.

Name and Address of Beneficial Owners(1)	Number of Shares	%
Directors and Named Executive Officers of the Company
Benjamin G. Wolff(2)	20,132,682	14.1%
Brian D. Finn(3)(4)	14,999,098	10.5%
Peter Klein(5)	51,292	*
Laura J. Peterson	―	―
Admiral Eric T. Olson (Ret.)(6)	102,584	*
Dennis Weibling(7)	2,272,439	1.6%
Matthew Shigenobu Muta	―	―
Priya Balasubramaniam	―	―
Kristi Martindale(8)	328,781	*
Dr. Fraser Smith(9)	14,147,276	9.9%
All Directors and Executive Officers as a Group (12 individuals)	52,153,292	36.2%
5% Holders
BlackRock, Inc.(10)	16,905,357	11.8%
Rotor-Sarcos, LLC(11)	8,942,957	6.3%
Mare’s Leg Capital LLC(12)	14,598,714	10.2%
Marc Olivier(13)	14,456,768	10.1%
DIG Investments XVIII AB(14)	11,365,442	8.0%
Schlumberger Technology Corporation(15)	7,939,764	5.6%

* Represents less than 1%

(1)	Unless otherwise noted, the business address of each of our stockholders is c/o Sarcos Robotics and Technology Corporation, 360 Wakara Way, Salt Lake City, Utah 84108.
(2)

Consists of (a) 14,598,714 shares of Common Stock held by Mare’s Leg Capital, LLC (“MLC”) an entity wholly owned by Mr. Wolff and his spouse, Julie Wolff; (b) 5,129,222 shares of Common Stock held by Mr. Wolff; (c) 117,541 shares of Common Stock underlying options held by Julie Wolff scheduled to vest within

60 days of September 24, 2021; and (d) 287,205 shares of Common Stock underlying restricted stock units held by Mr. Wolff scheduled to vest within 60 days of September 24, 2021.
(3)

Brian D. Finn is the managing member of Rotor Sponsor LLC. As such, he has sole voting and dispositive power over the shares of Common Stock owned by Rotor Sponsor LLC. Mr. Finn disclaims beneficial ownership of these shares except to the extent of any pecuniary interest therein.

(4)

Brian D. Finn is the administrator of Marstar Investments LLC (“Marstar”), which (a) held a Sarcos Warrant that was net exercised for 60,417 shares of Sarcos Common Stock in connection with the consummation of the Busines Combination, whereby Marstar was issued 241,473 shares of Common Stock of the Company in consideration thereof , (b) is a member of Rotor Sponsor LLC, (c) is a member of Rotor-Sarcos, LLC, and (d) pursuant to a Subscription Agreement with the Company, purchased 130,000 shares of Common Stock of the Company in the PIPE Financing. Mr. Finn is also the managing member of Rotor Sponsor LLC and has shared control of Rotor-Sarcos, LLC.  As such, he has sole voting and dispositive power over the shares of Common Stock owned by Rotor Sponsor LLC, has shared voting and dispositive power over the Common Stock of the Company that is held by Rotor-Sarcos, LLC, and has sole voting and dispositive power over the Common Stock of the Company that is directly held by Marstar (including the Sarcos Warrants held by Marstar that were net exercised in connection with the consummation of the Business Combination and converted into the right to receive 241,473 shares of Common Stock of the Company). Mr. Finn disclaims beneficial ownership of these shares except to the extent of any pecuniary interest therein.

(5)	Consists of 51,292 shares of Common Stock underlying options held by Mr. Klein scheduled to vest within 60 days of September 24, 2021.
(6)	Consists of 102,584 shares of Common Stock underlying options held by Adm. Olson scheduled to vest within 60 days of September 24, 2021.
(7)

Consists of (a) 708,108 shares of Common Stock held by Mr. Weibling; (b) 2,260,683 shares of Common Stock held by the Weibling Living Trust; and (c) 11,756 shares of Common Stock underlying options scheduled to vest within 60 days of September 24, 2021. Mr. Weibling has sole voting and dispositive power over the shares held by the Weibling Living Trust. The address of the Weibling Living Trust is 2205 Carillon Point, Kirkland, WA 98033.

(8)

Consists of (a) 237,753 shares of Common Stock underlying options held by Ms. Martindale scheduled to vest within 60 days of September 24, 2021 and (b) 91,028 shares of Common Stock underlying restricted stock units held by Ms. Martindale scheduled to vest within 60 days of September 24, 2021.

(9)	Consists of (a) 14,016,020 shares of Common Stock held by Dr. Smith and (b) 131,256 shares of Common Stock underlying restricted stock units scheduled to vest within 60 days of September 24, 2021.
(10)

Consists of 16,905,357 shares of Common Stock held by funds and accounts under management by subsidiaries of BlackRock, Inc. The registered holders of the referenced shares to be registered are the following funds and accounts under management by subsidiaries of BlackRock, Inc.: BlackRock Global Allocation Fund, Inc.; BlackRock Global Allocation V.I. Fund of BlackRock Variable Series Funds, Inc.; BlackRock Global Allocation Portfolio of BlackRock Series Fund, Inc.; BlackRock Global Allocation Collective Fund; BlackRock Capital Allocation Trust; BlackRock Strategic Income Opportunities Portfolio of BlackRock Funds V; Strategic Income Opportunities Bond Fund; Master Total Return Portfolio of Master Bond LLC; BlackRock Total Return Bond Fund; and BlackRock Global Long/Short Credit Fund of BlackRock Funds IV. BlackRock, Inc. is the ultimate parent holding company of such subsidiaries. On behalf of such subsidiaries, the applicable portfolio managers, as managing directors (or in other capacities) of such entities, and/or the applicable investment committee members of such funds and accounts, have voting and investment power over the shares held by the funds and accounts which are the registered holders of the referenced shares.  Such portfolio managers and/or investment committee members expressly disclaim beneficial ownership of all shares held by such funds and accounts. The address of such funds and accounts, such subsidiaries and such portfolio managers and/or investment committee members is 55 East 52nd Street, New York, NY 10055.

(11)

Brian D. Finn has shared control of Rotor-Sarcos, LLC. As such, he has shared voting and dispositive power over the shares of Common Stock owned by Rotor-Sarcos, LLC.  Mr. Finn disclaims beneficial ownership of these shares except to the extent of any pecuniary interest therein.

(12)	Consists of 14,598,714 shares of Common Stock held by MLC. Ben Wolff and Julie Wolff have voting and investment control over the shares held by MLC.
(13)

Consists of (a) 14,325,512 shares of Common Stock to held by Dr. Olivier and (b) 131,256 shares of Common Stock underlying restricted stock units scheduled to vest within 60 days of September 24, 2021.

(14)

Consists of 11,365,442 shares of Common Stock held by DIG Investments XVIII AB (“DIG”). Martin HP Söderström has voting or investment control over the shares held by DIG. The business address of DIG and Mr. Söderström is Box 55998, 102 16 Stockholm, Sweden.

(15)

Consists of 7,939,764 shares of Common Stock held by Schlumberger  Technology Corporation (“Schlumberger”). Schlumberger Holdings Corporation is the sole stockholder of Schlumberger. Schlumberger B.V. is the sole stockholder of Schlumberger Holdings Corporation. Schlumberger N.V. (Schlumberger Limited) is the sole stockholder of Schlumberger B.V. Schlumberger N.V. (Schlumberger Limited) owns, directly or indirectly, all of the equity interests of Schlumberger. Schlumberger N.V. (Schlumberger Limited) has voting or investment control over the shares held by Schlumberger. The business address for Schlumberger and Schlumberger Holdings Corporation is 300 Schlumberger Drive, Sugar Land, Texas 77478. The business address for Schlumberger BV is Parkstraat 83, 2514 JG The Hague, NL. The business address for Schlumberger N.V. (Schlumberger Limited) is 5599 San Felipe, 17th Floor, Houston, Texas 77056.

Please see the sections titled “Management,” “Executive Compensation” and “Certain Relationships, Related Party and Other Transactions” appearing elsewhere in this prospectus for information regarding material relationships with our principal securityholders within the past two years.

SELLING SECURITYHOLDERS

This prospectus relates to the resale by the selling securityholders from time to time of up to an aggregate of 6,749,468 Private Placement Warrants and up to an aggregate of 174,531,127 shares of Common Stock, consisting of up to an aggregate of

•	22,000,000 shares of our Common Stock that were issued to the PIPE Investors in the PIPE Financing;
•	104,752,916 shares of Common Stock issued in connection with the Business Combination;
•	5,129,222 shares of Common Stock underlying certain Company RSAs issued in connection with the Business Combination;
•	341,485 shares of Common Stock issuable upon the exercise of certain Company Options issued in connection with the Business Combination;
•	1,106,384 shares of Common Stock underlying certain Company RSUs issued in connection with the Business Combination;
•	28,045,692 Earn-Out Shares;
•	6,405,960 shares of Common Stock resulting from the conversion of Founder Shares in connection with the Business Combination; and
•	6,749,468 shares of Common Stock issuable upon the exercise of the Private Placement Warrants.

The selling securityholders may from time to time offer and sell any or all of the shares of Common Stock set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “selling securityholders” in this prospectus, we mean the persons listed in the table below and their permitted transferees who later come to hold any of the selling securityholders’ interest in the Common Stock in accordance with the terms of the applicable agreements governing their respective registration rights, other than through a public sale.

The following table sets forth, as of September 24, 2021, the names of the selling securityholders, the aggregate number of shares of Common Stock beneficially owned by the selling securityholders, the aggregate number of shares of Common Stock that the selling securityholders may offer pursuant to this prospectus and the number of shares of Common Stock that would be beneficially owned by the selling securityholders after the sale of the shares of Common Stock offered hereby assuming that the selling securityholders sell all of the shares of Common Stock covered by this prospectus. The percentage of beneficial ownership after the offered shares of Common Stock are sold is calculated based on 142,718,497 shares of Common Stock outstanding as of September 24, 2021.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to the shares of Common Stock set forth below, subject to community property laws where applicable.

We cannot advise you as to whether the selling securityholders will in fact sell any or all of such Common Stock. In addition, the selling securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the Common Stock in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the selling securityholders will have sold all of the shares of Common Stock covered by this prospectus upon the completion of the offering.

Selling securityholder information for each additional selling securityholder, if any, will be set forth by a prospectus supplement to the extent required prior to the time of any offer or sale of such selling securityholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each selling securityholder and the number of shares registered on its behalf. A selling securityholder may sell or otherwise transfer all, some or none of such shares in this offering. See “Plan of Distribution.”

Selling Securityholders

Selling Securityholder	Shares of Class A Common Stock Beneficially Owned Prior to Offering	Private Placement Warrants Beneficially Owned Prior to Offering	Shares of Class A Common Stock Offered	Private Placement Warrants Offered	Shares of Class A Common Stock Beneficially Owned After the Offered Shares are Sold	%	Private Placement Warrants Beneficially Owned After the Offered Private Placement Warrants are Sold	%
PIPE Investors
Adebayo & Amelia Ogunlesi (JTWROS) (1)	100,000	—	100,000	—	—	—	—	—
Benvolio Ventures LLC – Series Sarcos II (2)	100,000	—	100,000	—	—	—	—	—
BlackRock, Inc. (3)	16,905,357	389,392	15,756,288	389,392	1,149,069	0.81%	—	—
Caterpillar Venture Capital Inc. (4)	7,747,915	—	7,747,915	—	—	—	—	—
David G. Heller Investment Trust (5)	30,000	—	30,000	—	—	—	—	—
Flow State Group II (6)	57,500	—	57,500	—	—	—	—	—
FRB Trust II (7)	25,000	—	25,000	—	—	—	—	—
Gee Jay LLC (8)	12,500	—	12,500	—	—	—	—	—
Ghisallo Master Fund LP (9)	100,000	—	100,000	—	—	—	—	—
Iridian Eagle Fund, LP (10)	100,000	—	100,000	—	—	—	—	—
Barry S. Sternlicht (11)	500,000	—	500,000	—	—	—	—	—
John D. Howard (12)	403,105	—	403,105	—	—	—	—	—
Jon Blattmachr (13)	25,000	—	25,000	—	—	—	—	—
Kyle Veenstra (14)	25,000	—	25,000	—	—	—	—	—
The Lauren Belfer 2020 GST Trust (15)	10,000	—	10,000	—	—	—	—	—
Louis Kreisberg (16)	100,000	—	100,000	—	—	—	—	—
Marc Pasquale (17)	50,000	—	50,000	—	—	—	—	—
Mare’s Leg Capital, LLC (18)	18,312,052	—	18,312,052	—	—	—	—	—
Marstar Investments LLC (19)	433,105	—	433,105	—	—	—	—	—
MFP Partners, L.P. (20)	1,000,000	—	1,000,000	—	—	—	—	—
Michael C. Buenzou (21)	30,000	—	30,000	—	—	—	—	—
Midland Trust (Stamborski) (22)	50,000	—	50,000	—	—	—	—	—
Entities affiliated with Millennium Management LLC (23)	2,729,647	389,392	1,756,288	389,392	973,359	0.68%	—	—
Monsees Living Trust (24)	50,000	—	50,000	—	—	—	—	—
Monsees Living Trust Community Property (25)	25,000	—	25,000	—	—	—	—	—
MTMF Ventures II, LLC (26)	40,000	—	40,000	—	—	—	—	—
Nicholas Monsees (27)	25,000	—	25,000	—	—	—	—	—
The Ogunlesi 2011 Investment Trust (28)	100,000	—	100,000	—	—	—	—	—
Old Blue and Green Associates LLC (29)	15,000	—	15,000	—	—	—	—	—
Palantir Technologies Inc. (30)	2,100,000	—	2,100,000	—	—	—	—	—

Philip Beck (31)	25,000	—	25,000	—	—	—	—	—
Schlumberger Technology Corporation (32)	9,940,744	—	9,940,744	—	—	—	—	—
Scoby Investments, LLC (33)	17,500	—	17,500	—	—	—	—	—
Stefan Selig (34)	25,000	—	25,000	—	—	—	—	—
Taylor Family LLC (35)	300,000	—	300,000	—	—	—	—	—
Vernal Bay Capital Group, LLC (36)	250,000	—	250,000	—	—	—	—	—
Walleye Opportunities Master Fund Ltd (37)	150,000	—	150,000	—	—	—	—	—
Weibling Living Trust (38)	2,824,927	—	2,824,927	—	—	—	—	—
Weisman Family Associates, LLC (39)	22,500	—	22,500	—	—	—	—	—
YK Family Art LLC (40)	10,000	—	10,000	—	—	—	—	—
Other Holders of Former Founder Shares							—	—
Rotor Sponsor, LLC (41)	11,642,852	5,970,684	11,642,852	5,970,684	—	—	—	—
Other Former Sarcos Holders							—	—
ACJH LLC (42)	1,137,094	—	1,137,094	—	—	—	—	—
Andrew Langsam and Robin Langsam (43)	56,849	—	56,849	—	—	—	—	—
Andrew Whittaker (44)	142,139	—	142,139	—	—	—	—	—
Art Mahoney (45)	9,180	—	9,180	—	—	—	—	—
Ashley Guinan (46)	13,304	—	13,304	—	—	—	—	—
Benjamin Wolff (47)	6,725,583	—	6,725,583	—	—	—	—	—
Blue Marlin AB (48)	67,666	—	67,666	—	—	—	—	—
Brad Kell (49)	56,334	—	56,334	—	—	—	—	—
Brian Klein (50)	284,265	—	284,265	—	—	—	—	—
Bryan Rutberg (51)	67,666	—	67,666	—	—	—	—	—
Cameron Falkenburg (52)	23,235	—	23,235	—	—	—	—	—
Carol Marsh (53)	11,588	—	11,588	—	—	—	—	—
Carrie Misleh (54)	9,655	—	9,655	—	—	—	—	—
CCP/Sarcos, L.P. (55)	3,566,756	—	3,566,756	—	—	—	—	—
Chris Beaufait (56)	255,038	—	255,038	—	—	—	—	—
Chris Stuart Beaufait and Fung Yun Bernice Cheng (57)	67,666	—	67,666	—	—	—	—	—
Clear Stream Advisors, LLC (58)	219,483	—	219,483	—	—	—	—	—
Darwin Mitchel Hanks (59)	16,095	—	16,095	—	—	—	—	—
Delta Air Lines, Inc. (60)	2,842,723	—	2,842,723	—	—	—	—	—
Dennis Weibling (61)	888,840	—	888,840	—	—	—	—	—
DIG Investments XVIII AB (62)	14,266,298	—	14,266,298	—	—	—	—	—
Dusty Argyle (63)	6,142	—	6,142	—	—	—	—	—
Edward Lee (64)	94,063	—	94,063	—	—	—	—	—
Elevation Capital Holdings, LLC (65)	28,423	—	28,423	—	—	—	—	—
Ellen Davenport (66)	29,646	—	29,646	—	—	—	—	—
Evan Brown (67)	256	—	256	—	—	—	—	—
FBO Microsoft Global Finance Booth & Co. (68)	2,219,946	—	2,219,946	—	—	—	—	—
F-CO Management LLC (69)	303,105	—	303,105	—	—	—	—	—
Ferheen Mahomed (70)	361,356	—	361,356	—	—	—	—	—
Fraser Smith (71)	17,724,654	—	17,724,654	—	—	—	—	—
GE Ventures LLC (72)	7,336,532	—	7,336,532	—	—	—	—	—
Glenn E. Colvin Jr. (73)	102,584	—	102,584	—	—	—	—	—
IAG Fund II, LP (74)	1,705,636	—	1,705,636	—	—	—	—	—

James Michael Johnston and Marybeth Johnston (75)	284,265	—	284,265	—	—	—	—	—
Jason Wicklund (76)	3,472	—	3,472	—	—	—	—	—
Jennifer Doogan (77)	78,463	—	78,463	—	—	—	—	—
Jim Hansen (78)	32,190	—	32,190	—	—	—	—	—
Jonas Alder (79)	6,139	—	6,139	—	—	—	—	—
Karma Sok-Choekore (80)	4,055	—	4,055	—	—	—	—	—
Kathryn Ludlow (81)	152,940	—	152,940	—	—	—	—	—
Kendra Kamholtz (82)	27,361	—	27,361	—	—	—	—	—
Kristi Craft-Martindale (83)	91,028	—	91,028	—	—	—	—	—
Kyle Myers (84)	2,086	—	2,086	—	—	—	—	—
Lawrence R. Stevens (85)	102,661	—	102,661	—	—	—	—	—
Lisandro Leon (86)	650	—	650	—	—	—	—	—
LCP International Limited (87)	101,507	—	101,507	—	—	—	—	—
Marc Olivier (88)	18,113,138	—	18,113,138	—	—	—	—	—
Marian Joh (89)	205,168	—	205,168	—	—	—	—	—
Mark Gerberding (90)	2,573	—	2,573	—	—	—	—	—
Melinda Sistins (91)	7,478	—	7,478	—	—	—	—	—
Michael F. Price (92)	284,265	—	284,265	—	—	—	—	—
Michael Louviere (93)	9,348	—	9,348	—	—	—	—	—
Microsoft Global Finance (94)	338,341	—	338,341	—	—	—	—	—
Miranda Leung (95)	711,914	—	711,914	—	—	—	—	—
Preston Woo (96)	321,917	—	321,917	—	—	—	—	—
Raptor Holdco LLC (97)	847,250	—	847,250	—	—	—	—	—
Richard Lyons (98)	8,047	—	8,047	—	—	—	—	—
Robert Mechaley (99)	25,481	—	25,481	—	—	—	—	—
Robotic ODM Investment PTE. LTD (100)	622,606	—	622,606	—	—	—	—	—
Rotor-Sarcos, LLC (101)	11,225,511	—	11,225,511	—	—	—	—	—
Sarcos WDF LLC (102)	3,668,255	—	3,668,255	—	—	—	—	—
Sarcos WDF Series C, LLC (103)	170,558	—	170,558	—	—	—	—	—
Scott Hopper (104)	121,429	—	121,429	—	—	—	—	—
Sidney King (105)	5,606	—	5,606	—	—	—	—	—
Steven Finn (106)	31,348	—	31,348	—	—	—	—	—
Steven Hansen (107)	25,646	—	25,646	—	—	—	—	—
Troy Arbuckle (108)	16,095	—	16,095	—	—	—	—	—
Vivek Vijayaraghavan (109)	32,800	—	32,800	—	—	—	—	—
WISE Ventures Sarcos SPV, LLC (110)	1,922,460	—	1,922,460	—	—	—	—	—
								—

Please see the sections titled “Management,” “Executive Compensation” and “Certain Relationships, Related Party and Other Transactions” appearing elsewhere in this prospectus for information regarding material relationships with our selling securityholders within the past two years.

(1)	Adebayo O. Ogunlesi exercises voting and investment power over the shares. The address is 1000 Park Avenue #8A, New York, NY 10028.
(2)	Lew Frankfort, Sam Frankfor and Ernest Odinec share voting and investment power over the shares. The address is 3 Columbus Circle, Suite 2120, New York, NY 10019.
(3)

Consists of (a) 16,905,357 shares of Common Stock, of which (i) 1,149,069 are former shares of Class A Common Stock which converted into Common Stock at the Closing; (ii) 366,896 are former Founder Shares which converted into Common Stock at the Closing; (iii) 389,392 shares are underlying Private Placement Warrants; and (iv) 15,000,000 are shares purchased in the PIPE Financing; and (b) 389,392 Private Placement

Warrants. The registered holders of the referenced shares to be registered are the following funds and accounts under management by subsidiaries of BlackRock, Inc.: BlackRock Global Allocation Fund, Inc.; BlackRock Global Allocation V.I. Fund of BlackRock Variable Series Funds, Inc.; BlackRock Global Allocation Portfolio of BlackRock Series Fund, Inc.; BlackRock Global Allocation Collective Fund; BlackRock Capital Allocation Trust; BlackRock Strategic Income Opportunities Portfolio of BlackRock Funds V; Strategic Income Opportunities Bond Fund; Master Total Return Portfolio of Master Bond LLC; BlackRock Total Return Bond Fund; and BlackRock Global Long/Short Credit Fund of BlackRock Funds IV. BlackRock, Inc. is the ultimate parent holding company of such subsidiaries.  On behalf of such subsidiaries, the applicable portfolio managers, as managing directors (or in other capacities) of such entities, and/or the applicable investment committee members of such funds and accounts, have voting and investment power over the shares held by the funds and accounts which are the registered holders of the referenced shares.  Such portfolio managers and/or investment committee members expressly disclaim beneficial ownership of all shares held by such funds and accounts. The address of such funds and accounts, such subsidiaries and such portfolio managers and/or investment committee members is 55 East 52nd Street, New York, New York 10055. Shares shown include only the securities being registered for resale and may not incorporate all shares deemed to be beneficially held by the registered holders or BlackRock, Inc.

(4)

Consists of 7,747,915 shares of Common Stock, of which (i) 6,092,817 are shares of Common Stock received at the Closing, (ii) 1,555,098 are Earn-Out Shares receivable upon the satisfaction of the conditions set forth in the Merger Agreement and (iii) 100,000 are shares purchased in the PIPE Financing.  Caterpillar Inc. (a publicly held company which wholly-owns all equity of Caterpillar Venture Capital Inc.) exercises voting and investment power over the shares. Michael Young, Vice President of Caterpillar Venture Capital Inc., is a former director of Old Sarcos since February of 2019 until immediately prior to the Closing. The address is 510 Lake Cook Road, Suite 100, Deerfield, Illinois 60015.

(5)	David G. Heller is the trustee of David G. Heller Investment Trust and exercises voting and investment power over the shares. The address is 3 Elliott Drive, Simsbury, CT 06070.
(6)	The address is 155 N Wacker Drive, Ste 1760, Chicago, IL 60606
(7)	Chris Limbach exercises voting and investment power over the shares. The address is 1201 N. Market Street, Suite 1002, Wilmington, DE 19801.
(8)	Brian D. Finn exercises voting and investment power over the shares. Brian D. Finn is a director of the Company. The address is 5 Hemlock Drive Brookville, NY 11545.
(9)	Michael Germino exercises voting and investment power over the shares. Address is c/o Walkers Corporate, 190 Elgin Avenue, George Town, Grand Cayman, Cayman Islands KY 1-9008.
(10)

Iridian Asset Management LLC exercises control over Iridian Eagle Fund, LP. Harold Levy and David Cohen exercise control over Iridian Asset Management LLC and share voting and investment power over the shares. Address is 276 Post Road West, Westport, CT 06880.

(11)	The address is 1601 Washington Avenue, Miami Beach, FL 33139.
(12)

Consists of 403,105 shares of Common Stock, of which (i) 241,473 are shares of Common Stock received at the Closing, (ii) 61,632 are Earn-Out Shares receivable upon the satisfaction of the conditions set forth in the Merger Agreement and (iii) 100,000 are shares purchased in the PIPE Financing. Address is 80 Irving Place, New York, NY 10003.

(13)	The address is 77 Hampton Road, Garden City, NY 11530
(14)	Address is PO Box 676145, Rancho Santa Fe, California, 92067.
(15)	Andrew Belfer exercises voting and investment power over the shares. The address is 7 Colonial Drive, Upper Brookvile, NY 11545.
(16)	Address is 505 S. Atlantic Drive, Lantana, FL 33462.

(17)	The address is 333 W. Wacker Dr., Suite 1705, Chicago IL 60606.
(18)

Consists of 18,312,052 shares of Common Stock, of which (a) 14,548,714 are shares of Common Stock received at the Closing, (b) 3,713,338 are Earn-Out Shares receivable upon the satisfaction of the conditions set forth in the Merger Agreement and (c) 50,000 are shares purchased in the PIPE Financing. Benjamin G. Wolff and Julie Wolff are the sole owners of Mare’s Leg Capital, LLC and share investment and voting control over the shares. Mare’s Leg Capital, LLC is a greater than 10% holder of the Company. Benjamin G. Wolff is Chief Executive Officer and Chairman of the Company and Julie Wolff is the Chief Legal Officer officer of the Company. The address is 360 Wakara Way, Salt Lake City, Utah 84108.

(19)

Consists of 433,105 shares of Common Stock, of which (a) 241,473 are shares of Common Stock received at the Closing, (b) 61,632 are Earn-Out Shares receivable upon the satisfaction of the conditions set forth in the Merger Agreement and (c) 130,000 are shares purchased in the PIPE Financing. Brian D. Finn is the administrator of Marstar Investments LLC and exercises investment and voting control over the shares. Brian D. Finn is a director of the Company and the former chief executive officer of the predecessor of the Company. The business address is 38 Evans Drive, Brookville, NY 11545.

(20)	Michael F. Price exercises voting and investment power over the shares. The address is 909 Third Ave, 33rd Fl, New York, NY 10022.
(21)	The address is 2869 NE 28th St., Fort Lauderdale, FL 33306.
(22)	Matthew Stamborski exercises voting and investment power over the shares. The address is S74 W16853 Janesville Road, Muskego, WI 53150.
(23)

Integrated Core Strategies (US) LLC, a Delaware limited liability company ("Integrated Core Strategies"), beneficially owns 1,701,850 shares of Common Stock, consisting of: (i) 1,000,000 shares purchased in the PIPE Financing and (ii) 701,850 shares of former Class A Common Stock which converted into Common Stock at the Closing. Riverview Group LLC, a Delaware limited liability company ("Riverview Group"), beneficially owns 756,288 shares of Common Stock, consisting of: (i) 366,896 former Founder Shares which converted into Common Stock at the Closing; and (ii) 389,392 shares of Common Stock issuable upon exercise of Private Placement Warrants. ICS Opportunities, Ltd., an exempted company organized under the laws of the Cayman Islands ("ICS Opportunities"), beneficially owns 69,780 shares of former Class A Common Stock which converted into Common Stock at the Closing. ICS Opportunities II LLC, a Cayman Islands limited liability company ("ICS Opportunities II"), beneficially owns 201,729 shares of former Class A Common Stock which converted into Common Stock at the Closing. The information regarding shares of Common Stock issued upon conversion of former shares of Class A Common Stock is provided as of September 22, 2021. ICS Opportunities and ICS Opportunities II are affiliates of Integrated Core Strategies and Riverview Group. Millennium International Management LP, a Delaware limited partnership ("Millennium International Management"), is the investment manager to ICS Opportunities and ICS Opportunities II and may be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities and ICS Opportunities II. Millennium Management LLC, a Delaware limited liability company ("Millennium Management"), is the general partner of the managing member of Integrated Core Strategies and Riverview Group and may be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies and Riverview Group. Millennium Management is also the general partner of the 100% owner of ICS Opportunities and ICS Opportunities II and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities and ICS Opportunities II. Millennium Group Management LLC, a Delaware limited liability company ("Millennium Group Management"), is the managing member of Millennium Management and may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies and Riverview Group. Millennium Group Management is also the general partner of Millennium International Management and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities and ICS Opportunities II. The managing member of Millennium Group Management is a trust of which Israel A. Englander, a United States citizen ("Mr. Englander"), currently serves as the sole voting trustee. Therefore, Mr. Englander may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies, Riverview Group, ICS Opportunities and ICS Opportunities II. The foregoing should not be construed in and of itself as an admission by Millennium International Management, Millennium Management, Millennium Group Management or Mr. Englander as to beneficial ownership of the securities owned by Integrated Core Strategies, Riverview Group, ICS Opportunities or ICS Opportunities II, as the case may be. The address for the entities and person listed above is 399 Park Avenue, New York, NY 10022.

(24)	James Monsees exercises voting and investment power over the shares. The address is 820 Manhattan Avenue, Suite 102, Manhattan Beach, CA 90266.
(25)	James Monsees exercises voting and investment power over the shares. The address is 820 Manhattan Avenue, Suite 102, Manhattan Beach, CA 90266.
(26)	Mario Michael Tricoci exercises voting and investment power over the shares. The address is 1956 N. Dayton St. Chicago, IL 60614.
(27)	Address is 2021 Fillmore St #2208, San Francisco, CA 94115.
(28)	Adebayo O. Ogunlesi exercises voting and investment power over the shares. The address is 1000 Park Avenue #8A, New York, NY 10028.
(29)	Gerald P. Kaminsky is a managing director of Neuberger Berman LLC and exercises voting and investment power over the shares. The address is 136 Harold Road, Woodmere, NY 11598.
(30)

Palantir Technologies Inc. is currently controlled by its seven-member board of directors. For more information, please see Palantir’s public filings with the SEC. The address is 1555 Blake Street, Suite 250, Denver CO 80202.

(31)	The address is 735 Sheridan RD., Winnetka, IL 60093.
(32)

Consists of 9,940,744 shares of Common Stock, of which (a) 7,839,764 are shares of Common Stock received at the Closing, (b) 2,000,980 are Earn-Out Shares receivable upon the satisfaction of the conditions set forth in the Merger Agreement and (c) 100,000 are shares purchased in the PIPE Financing. Schlumberger Holdings Corporation is the sole stockholder of the beneficial owner. Schlumberger B.V. is the sole stockholder of Schlumberger Holdings Corporation. Schlumberger N.V. (Schlumberger Limited) is the sole stockholder of Schlumberger B.V. Schlumberger N.V. (Schlumberger Limited) owns, directly or indirectly, all of the equity interests of, and has voting or investment control over the shares held by, the beneficial owner. For a list of officers of Schlumberger N.V. (Schlumberger Limited), please refer to Schlumberger N.V. (Schlumberger Limited)'s public filings. The address is 5599 San Felipe Street, 16th Floor, Houston, TX 77056.

(33)	Joseph Scoby exercises voting and investment power over the shares. The address is 1204 Westview Rd, Glenview, IL 60025
(34)	The address is 2 East 70th Street, New York, NY 10021, USA.
(35)	Robert Taylor exercises voting and investment power over the shares. Address is 7825 Falcon Court, Park City, UT 84060.
(36)	Robert E. Boyer and Anthony J. Jacobson share voting and investment power over the shares. The address is 1601 Dove Street, Suite 250, Newport Beach, CA 92660.
(37)

Chris Fahy is a portfoilio manager at Seven Grand Managers, LLC (“Seven Grand”) and  exercises voting and investment power over the shares pursuant to an Investment Management Agreement among Seven Grand, Walleye Capital LLC, Walleye Opportunities Master Fund Ltd, Walleye Opportunities Fund Ltd and Walleye Opportunities Fund Ltd.  Walleye Capital LLC’s address is 2800 Niagara Lane N. Plymouth, MN 55447.  Seven Grand’s address is 81 Pondfield Road, Suite C302, Bronxville NY 10708.

(38)

Consists of (a) 2,210,683 shares of Common Stock received at the Closing, (b) 564,244 Earn-Out Shares receivable upon the satisfaction of the conditions set forth in the Merger Agreement and (c) 50,000 shares purchased in the PIPE Financing. Dennis Weibling has sole voting and dispositive power over the shares held by the Weibling Living Trust  and is a director of the Company. The address is 2205 Carillon Pt. Kirkland, WA 98033.

(39)	Marc Weisman is the natural control person of these shares. The address is 170 East End Avenue, Apt 12A, New York, NY 10128
(40)	Andrew Belfer exercises voting and investment power over the shares. The address is 7 Colonial Drive, Upper Brookvile, NY 11545.
(41)

Consists of (a) 11,642,852 shares of Common Stock, of which (i) 5,672,168 are former Founder Shares which converted to Common Stock at the Closing and (ii) 5,970,684 are shares underlying Private Placement Warrants and (b) 5,970,684 Private Placement Warrants. Brian D. Finn exercises voting and investment power over the shares.

(42)

Consists of (a) 905,882 shares of Common Stock received at the Closing and (b) 231,212 Earn-Out Shares receivable upon the satisfaction of the conditions set forth in the Merger Agreement. Address is 55 Hudson Yards, 20th Floor, New York, NY 10001.

(43)

Consists of (a) 45,291 shares of Common Stock received at the Closing and (b) 11,558 Earn-Out Shares receivable upon the satisfaction of the conditions set forth in the Merger Agreement.  Address is 28 Limestone Road, Armonk, NY 10504.

(44)

Consists of (a) 113,237 shares of Common Stock received at the Closing and (b) 28,902 Earn-Out Shares receivable upon the satisfaction of the conditions set forth in the Merger Agreement. Address is 245 Brambley Hedge Circle, Fairfield, CT 06824.

(45)

Consists of (a) 7,314 shares of Common Stock received at the Closing and (b) 1,866 Earn-Out Shares receivable upon the satisfaction of the conditions set forth in the Merger Agreement. Address is 1995 E. Gyrfalcon Dr., Sandy, UT 84092.

(46)

Consists of (a) 640 shares of Common Stock received at the Closing, (b) 162 Earn-Out Shares receivable upon the satisfaction of the conditions set forth in the Merger Agreement and (c) 12,502 shares underlying New Sarcos Options exercisable by a former employee of the Company.

(47)

Consists of (a) 6,725,583 shares of Common Stock, of which (i) 5,129,222 are shares received at the Closing, (ii) 287,205 are shares underlying restricted stock units and (iii) 1,309,156 are Earn-Out Shares receivable upon the satisfaction of the conditions set forth in the Merger Agreement. Benjamin Wolff is the Chief Executive Officer and Chairman of the Company. Address is 360 Wakara Way, Salt Lake City, UT 84108.

(48)

Consists of (a) 53,908 shares of Common Stock received at the Closing and (b) 13,758 Earn-Out Shares receivable upon the satisfaction of the conditions set forth in the Merger Agreement. Address is P.O. Box 7030, Stockholm, SE-10386.

(49)

Consists of (a) 44,880 shares of Common Stock received at the Closing and (b) 11,454 Earn-Out Shares receivable upon the satisfaction of the conditions set forth in the Merger Agreement. Address is 360 Wakara Way, Salt Lake City, UT 84108.

(50)

Consists of (a) 226,465 shares of Common Stock received at the Closing and (b) 57,800 Earn-Out Shares receivable upon the satisfaction of the conditions set forth in the Merger Agreement. Address is 400 Capital Park Ave. E., #105, Salt Lake City, UT 84103.

(51)

Consists of (a) 53,908 shares of Common Stock received at the Closing and (b) 13,758 Earn-Out Shares receivable upon the satisfaction of the conditions set forth in the Merger Agreement. Address is 733 Front Street, #509, San Francisco, CA 94111.

(52)	Consists of shares underlying New Sarcos Options exercisable by a former employee of the Company.

(53)

Consists of (a) 9,232 shares of Common Stock received at the Closing and (b) 2,356 Earn-Out Shares receivable upon the satisfaction of the conditions set forth in the Merger Agreement. Address is 360 Wakara Way, Salt Lake City, UT 84108.

(54)

Consists of (a) 7,693 shares of Common Stock received at the Closing and (b) 1,962 Earn-Out Shares receivable upon the satisfaction of the conditions set forth in the Merger Agreement. Address is 6239 Branting Street, San Diego, CA 92122.

(55)

Consists of (a) 2,841,506 shares of Common Stock received at the Closing and (b) 752,250 Earn-Out Shares receivable upon the satisfaction of the conditions set forth in the Merger Agreement. Address is 422 Old Santa Fe Trail, Santa Fe, NM 87501.

(56)

Consists of 255,038 shares of Common Stock, of which (a) 112,842 are shares received at the Closing, (b) 113,396 are shares underlying restricted stock units and (c) 28,800 are Earn-Out Shares receivable upon the satisfaction of the conditions set forth in the Merger Agreement. Address is 360 Wakara Way, Salt Lake City, UT 84108.

(57)

Consists of (a) 53,908 shares of Common Stock received at the Closing and (b) 13,758 Earn-Out Shares receivable upon the satisfaction of the conditions set forth in the Merger Agreement. Address is 2026 Shore Avenue, Freeland, WA 98249.

(58)

Consists of (a) 174,855 shares of Common Stock received at the Closing and (b) 44,628 Earn-Out Shares receivable upon the satisfaction of the conditions set forth in the Merger Agreement. Address is 15 Echo Lane, Greenwich, CT 06830.

(59)

Consists of (a) 12,823 shares of Common Stock received at the Closing and (b) 3,272 Earn-Out Shares receivable upon the satisfaction of the conditions set forth in the Merger Agreement. Address is 360 Wakara Way, Salt Lake City, UT 84108.

(60)

Consists of (a) 2,264,695 shares of Common Stock received at the Closing and (b) 578,028 Earn-Out Shares receivable upon the satisfaction of the conditions set forth in the Merger Agreement. Address is 1030 Delta Boulevard, Atlanta, GA 30354.

(61)

Consists of (a) 708,108 shares of Common Stock received at the Closing and (b) 180,732 Earn-Out Shares receivable upon the satisfaction of the conditions set forth in the Merger Agreement. Dennis Weibling is a director of the Company. The address is 2205 Carillon Pt. Kirkland, WA 98033.

(62)

Consists of (a) 11,365,442 shares of Common Stock received at the Closing and (b) 2,900,856 Earn-Out Shares receivable upon the satisfaction of the conditions set forth in the Merger Agreement. Address is Box 55998, Stockholm.

(63)	Consists of shares underlying New Sarcos Options exercisable by a former employee of the Company.
(64)

Consists of (a) 74,937 shares of Common Stock received at the Closing and (b) 19,126 Earn-Out Shares receivable upon the satisfaction of the conditions set forth in the Merger Agreement. Address is 5206 Harbor Town Drive, Dallas, TX 75287.

(65)

Consists of (a) 22,645 shares of Common Stock received at the Closing and (b) 5,778 Earn-Out Shares receivable upon the satisfaction of the conditions set forth in the Merger Agreement. Address is 211 West Canton Street, Unit 2, Boston, MA 02116.

(66)	Consists of shares underlying New Sarcos Options exercisable by a former employee of the Company.
(67)

Consists of (a) 204 shares of Common Stock received at the Closing and (b) 52 Earn-Out Shares receivable upon the satisfaction of the conditions set forth in the Merger Agreement. Address is 4857 W. 2500 W., Roy, UT 84067.

(68)

Consists of (a) 1,768,550 shares of Common Stock received at the Closing and (b) 451,396 Earn-Out Shares receivable upon the satisfaction of the conditions set forth in the Merger Agreement. Address is One Microsoft Way, Redmond, WA 98033.

(69)

Consists of (a) 241,473 shares of Common Stock received at the Closing and (b) 61,632 Earn-Out Shares receivable upon the satisfaction of the conditions set forth in the Merger Agreement. 7 West 81st St., Apt. 19B, New York, NY 10024.

(70)

Consists of (a) 287,882 shares of Common Stock received at the Closing and (b) 73,474 Earn-Out Shares receivable upon the satisfaction of the conditions set forth in the Merger Agreement. Address is 12th floor, unit one, BlockD, Yue Yan mansion, 96 pokfulam road.

(71)

Consists of (a) 14,016,020 shares of Common Stock received at the Closing, (b) 131,256 shares underlying restricted stock units and (c) 3,577,378 Earn-Out Shares receivable upon the satisfaction of the conditions set forth in the Merger Agreement. Fraser Smith is an officer of the Company and a greater than 5% shareholder of the Company. Address is 2458 So. Promontory Dr., Salt Lake City, UT 84109.

(72)

Consists of (a) 5,844,748 shares of Common Stock received at the Closing and (b) 1,491,784 Earn-Out Shares receivable upon the satisfaction of the conditions set forth in the Merger Agreement. Address is 2882 Sand Hill Road, Menlo Park, CA 94025.

(73)	Consists of shares underlying New Sarcos Options exercisable by a former employee of the Company.
(74)

Consists of (a) 1,358,818 shares of Common Stock received at the Closing and (b) 346,818 Earn-Out Shares receivable upon the satisfaction of the conditions set forth in the Merger Agreement. Address is 200 Meeting Street, Suite 403, Charleston, SC 29401.

(75)

Consists of (a) 226,465 shares of Common Stock received at the Closing and (b) 57,800 Earn-Out Shares receivable upon the satisfaction of the conditions set forth in the Merger Agreement. Address is 28 Limestone Road, Armonk, NY 10504.

(76)	Consists of shares underlying New Sarcos Options exercisable by a former employee of the Company.
(77)

Consists of (a) 62,509 shares of Common Stock received at the Closing and (b) 15,954 Earn-Out Shares receivable upon the satisfaction of the conditions set forth in the Merger Agreement. Address is 360 Wakara Way, Salt Lake City, UT 84108.

(78)

Consists of (a) 25,646 shares of Common Stock received at the Closing and (b) 6,544 Earn-Out Shares receivable upon the satisfaction of the conditions set forth in the Merger Agreement. Address is 11414 53rd Ave NE, Marysville, WA 98271.

(79)	Consists of shares underlying New Sarcos Options exercisable by a former employee of the Company.
(80)

Consists of (a) 3,231 shares of Common Stock received at the Closing and (b) 824 Earn-Out Shares receivable upon the satisfaction of the conditions set forth in the Merger Agreement. Address is 1192 W. Primavera Way, West Jordan, UT 84084.

(81)

Consists of (a) 121,844 shares of Common Stock received at the Closing and (b) 31,096 Earn-Out Shares receivable upon the satisfaction of the conditions set forth in the Merger Agreement. Address is 10 Sussex Mews West, London W22SE.

(82)

Consists of (a) 21,799 shares of Common Stock received at the Closing and (b) 5,562 Earn-Out Shares receivable upon the satisfaction of the conditions set forth in the Merger Agreement. Address is 4544 Columbua Street, Apt. 1008, Virginia Beach, VA 23462.

(83)	Consists of 91,028 shares of Common Stock underlying New Sarcos RSUs. Kristi Martindale is an executive officer of the Company. Address is 360 Wakara Way, Salt Lake City, UT 84108.

(84)

Consists of (a) 1,664 shares of Common Stock received at the Closing and (b) 422 Earn-Out Shares receivable upon the satisfaction of the conditions set forth in the Merger Agreement. Address is 360 Wakara Way, Salt Lake City, UT 84108.

(85)

Consists of (a) 102 shares of Common Stock received at the Closing, (b) 26 Earn-Out Shares receivable upon the satisfaction of the conditions set forth in the Merger Agreement and (c) 102,533 shares underlying New Sarcos Options exercisable by a former employee of the Company.

(86)

Consists of (a) 518 shares of Common Stock received at the Closing and (b) 132 Earn-Out Shares receivable upon the satisfaction of the conditions set forth in the Merger Agreement. Address is 360 Wakara Way, Salt Lake City, UT 84108.

(87)

Consists of (a) 80,867 shares of Common Stock received at the Closing and (b) 20,640 Earn-Out Shares receivable upon the satisfaction of the conditions set forth in the Merger Agreement. Address is OMC Chambers, Wickhams Cay 1 Road Town Tortola, British Virgin Islands.

(88)

Consists of (a) 14,325,512 shares of Common Stock received at the Closing, (b) 131,256 shares underlying New Sarcos RSUs and (c) 3,656,370 Earn-Out Shares receivable upon the satisfaction of the conditions set forth in the Merger Agreement. Marc Olivier is an officer of the Company and a greater than 10% stockholder. Address is 1941 Wasatch Drive, Salt Lake City, UT, 84108.

(89)	Consists of 205,168 shares of Common Stock underlying New Sarcos RSUs. Marian Joh is an executive officer of the Company. Address is 360 Wakara Way, Salt Lake City, UT 84108.
(90)

Consists of (a) 2,051 shares of Common Stock received at the Closing and (b) 522 Earn-Out Shares receivable upon the satisfaction of the conditions set forth in the Merger Agreement. Address is 360 Wakara Way, Salt Lake City, UT 84108.

(91)	Consists of shares underlying New Sarcos Options exercisable by a former employee of the Company.
(92)

Consists of (a) 226,465 shares of Common Stock received at the Closing and (b) 57,800 Earn-Out Shares receivable upon the satisfaction of the conditions set forth in the Merger Agreement. Address is Attn: MFP Investors LLC, 909 Third Ave., 33 Floor, New York, NY 10022.

(93)	Consists of shares underlying New Sarcos Options exercisable by a former employee of the Company.
(94)

Consists of (a) 269,545 shares of Common Stock received at the Closing and (b) 68,796 Earn-Out Shares receivable upon the satisfaction of the conditions set forth in the Merger Agreement. Address is One Microsoft Way, Redmond, WA 98033.

(95)

Consists of (a) 567,158 shares of Common Stock received at the Closing and (b) 144,756 Earn-Out Shares receivable upon the satisfaction of the conditions set forth in the Merger Agreement. Address is 105 Westbourne Terrace, Flat 2, London W2 6QT.

(96)

Consists of (a) 256,461 shares of Common Stock received at the Closing and (b) 65,456 Earn-Out Shares receivable upon the satisfaction of the conditions set forth in the Merger Agreement. Address is 3424 97th Ave SE, Mercer Island, WA 98040.

(97)

Consists of (a) 674,974 shares of Common Stock received at the Closing and (b) 172,276 Earn-Out Shares receivable upon the satisfaction of the conditions set forth in the Merger Agreement. Address is 280 Congress Street 12th Fl, Boston, MA 2210.

(98)

Consists of (a) 6,411 shares of Common Stock received at the Closing and (b) 1,636 Earn-Out Shares receivable upon the satisfaction of the conditions set forth in the Merger Agreement. Address is 1454 NE Orenco Station Pkwy, Hillsboro UT 97124.

(99)

Consists of (a) 20,301 shares of Common Stock received at the Closing and (b) 5,180 Earn-Out Shares receivable upon the satisfaction of the conditions set forth in the Merger Agreement. 6903 Ainsdale Ct., Rapid City SD 57702.

(100)

Consists of (a) shares of 496,010 Common Stock received at the Closing and (b) 126,596 Earn-Out Shares receivable upon the satisfaction of the conditions set forth in the Merger Agreement. Address is 1 Sophia Road, #05-03 Peace Centre, Singapore.

(101)

Consists of (a) 8,942,957 shares of Common Stock received at the Closing and (b) 2,282,554 Earn-Out Shares receivable upon the satisfaction of the conditions set forth in the Merger Agreement. Brian D. Finn has shared control of Rotor-Sarcos, LLC. As such, has shared voting and dispositive power over the shares owned by Rotor-Sarcos, LLC. Brian D. Finn is a director of the Company and the former chief executive officer of the predecessor of the Company. Address is 515 Madison Ave., 29th Floor, New York, NY 10022.

(102)

Consists of (a) 2,922,367 shares of Common Stock received at the Closing and (b) 745,888 Earn-Out Shares receivable upon the satisfaction of the conditions set forth in the Merger Agreement. Address is c/o Tower Three Partners, Two Sound View Drive, Greenwich, CT 6830.

(103)

Consists of (a) 135,878 shares of Common Stock received at the Closing and (b) 34,680 Earn-Out Shares receivable upon the satisfaction of the conditions set forth in the Merger Agreement. Address is c/o Tower Three Partners, Two Sound View Drive, Greenwich, CT 6830.

(104)	Consists of 121,429 shares of Common Stock underlying New Sarcos RSUs. Address is 360 Wakara Way, Salt Lake City, UT 84108.
(105)	Consists of shares underlying New Sarcos Options exercisable by a former employee of the Company.
(106)

Consists of (a) 24,974 shares of Common Stock received at the Closing and (b) 6,374 Earn-Out Shares receivable upon the satisfaction of the conditions set forth in the Merger Agreement. 1132 Winding Drive, Cherry Hill NJ 08003.

(107)	Consists of 25,646 shares of Common Stock underlying New Sarcos RSUs. Steven Hansen is the Chief Financial Officer of the Company. Address is 360 Wakara Way, Salt Lake City, UT 84108.
(108)	Consists of (a) 12,823 shares of Common Stock received at the Closing and (b) 3,272 Earn-Out Shares receivable upon the satisfaction of the conditions set forth in the Merger Agreement.
(109)	Consists of shares underlying New Sarcos Options exercisable by a former employee of the Company.
(110)

Consists of (a) 1,531,554 shares of Common Stock received at the Closing and (b) 390,906 Earn-Out Shares receivable upon the satisfaction of the conditions set forth in the Merger Agreement. Address is 13-15 West 54th Street, New York NY 10019.

DESCRIPTION OF SECURITIES

The following sets forth a summary of the material terms of the Company’s securities, including certain provisions of Delaware law and the material provisions of the Second Amended and Restated Certificate of Incorporation (the “Charter) and the Amended and Restated Bylaws (the “Bylaws”).  This summary is not intended to be a complete summary of the rights and preferences of such securities.  The full texts of the proposed Charter and Bylaws are attached as exhibits to the registration statement of which this prospectus forms a part. We urge you to read our Charter and Bylaws in their entirety, as well as the applicable provisions of Delaware law, for a complete description of the rights and preferences of the Company’s securities.

Authorized Capitalization

The Charter authorizes the issuance of 1,000,000,000 shares of capital stock, of which

•	990,000,000 shares are designated as Common Stock, par value $0.0001 per share, and
•	10,000,000 shares are designated as preferred stock, par value $0.0001 per share.

As of September 24, 2021, there were approximately 142,718,497 shares of Common Stock outstanding, held of record by approximately 125 holders of Common Stock, no shares of preferred stock outstanding and approximately 20,549,468 Warrants outstanding held of record by approximately 13 holders of Warrants.  Such numbers do not include DTC participants or beneficial owners holding shares through nominee names.

Common Stock

Dividend rights

Subject to preferences that may be applicable to then-outstanding preferred stock, holders of Common Stock are entitled to receive dividends, if any, as may be declared from time to time by our board out of legally available funds. See the section titled “Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters” for more information.

We have never declared or paid any cash dividends on our capital stock, and we do not currently intend to pay any cash dividends on our capital stock in the foreseeable future. We currently intend to retain all available funds and any future earnings to support operations and to finance the growth and development of our business. On January 14, 2021, Rotor effected a stock dividend of 0.2 shares for each outstanding share of Class B common stock (the “Founder Shares”, which, for the avoidance of doubt, were converted into Common Stock of the Company at Closing), resulting in an aggregate of 6,900,000 Founder Shares outstanding, in order to maintain the number of Founder Shares at 20% of the issued and outstanding shares of our Common Stock upon the consummation of Rotor’s initial public offering (the “Rotor IPO”).

No Preemptive or Other Rights

Holders of Common Stock are not entitled to preemptive rights and are not subject to redemption or sinking fund provisions.

Voting Rights

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of Common Stock possess or will possess, as applicable, all voting power for the election of our directors and all other matters requiring stockholder action and are entitled or will be entitled, as applicable, to one vote per share on matters to be voted on by stockholders.  Subject to certain limited exceptions, the holders of Common Stock shall at all times vote together as one class on all matters submitted to a vote of the holders of Common Stock.

Our stockholders do not have the ability to cumulate votes for the election of directors. As a result, the holders of a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors can elect all of the directors standing for election, if they should so choose. With respect to matters other than the election of directors, at any meeting of the stockholders at which a quorum is present or represented, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders, except as otherwise required by law, the Charter, the Bylaws, or the rules of the stock exchange on which the Company’s securities are listed. The holders of a majority of the voting power of the capital stock of the Company issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders

Liquidation Rights

If we become subject to a liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Preferred Stock

Our Board has the authority, without further action by the stockholders, to issue shares of preferred stock in one or more series and to fix the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof. These designations, powers, preferences and rights could include dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, any or all of which may be greater than the rights of our Common Stock. The issuance of preferred stock could adversely affect the voting power of holders of our Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of the Company or other corporate action. As of September 24, 2021, there are no shares of preferred stock outstanding, and we have no present plan to issue any shares of preferred stock.

Options

As of September 24, 2021, we had no outstanding options to purchase shares of our Common Stock under the 2021 Plan and outstanding options to purchase an aggregate of 8,701,011 shares of our Common Stock, with a weighted average exercise price of $2.26 per share, under our 2015 Plan.

Warrants

Public Stockholders’ Warrants

Each whole Warrant entitles the registered holder to purchase one share of our Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on January 20, 2022, provided that we have an effective registration statement under the Securities Act covering the shares of the Common Stock issuable upon exercise of the Warrants and a current prospectus relating to them is available (or we permit holders to exercise their Warrants on a cashless basis under the circumstances specified in the warrant agreement entered into between Continental Stock Transfer & Trust Company and Rotor (the “Warrant Agreement”)) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder.  Pursuant to the Warrant Agreement, a Warrant holder may exercise its Warrants only for a whole number of shares of our Common Stock.  This means only a whole Warrant may be exercised at a given time by a Warrant holder.  The Warrants will expire five years after the completion of the Business Combination, or September 24, 2026, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any Common Stock pursuant to the exercise of a Warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the shares of our Common Stock underlying the Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available.  No Warrant will be exercisable and we will not be obligated to issue a share of our Common Stock upon exercise of a Warrant unless the share of our Common Stock issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants.  In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless.  In no event will we be required to net cash settle any Warrant.  In the event that a registration statement is not effective for the exercised Warrants, the purchaser in the Rotor IPO of a unit containing such Warrant will have paid the full purchase price for the unit solely for the share of our Common Stock underlying such unit.

We have agreed that as soon as practicable, but in no event later than twenty business days after the Closing, we will use our commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of our Common Stock issuable upon exercise of the Warrants.  We will use our commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the Warrants in accordance with the provisions of the Warrant Agreement.  If a registration statement covering the issuance of the shares of our Common Stock issuable upon exercise of the Warrants is not effective by the 60th business day after the Closing, Warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.  In addition, if our Common Stock is at the time of any exercise of a Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of our Public Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we elect to do so, we will not be required to file or maintain in effect a registration statement, but we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.  In such event, each holder would pay the exercise price by surrendering each such Warrant for that number of shares of our Common Stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of our Common Stock underlying the Warrants, multiplied the excess of the “fair market value” less the exercise price of the Warrants by (y) the fair market value and (B) 0.361.  The “fair market value” shall mean the volume weighted average price of the shares of our Common Stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the Warrant Agent.

Redemption of Warrants When the Price per Share of Our Common Stock Equals or Exceeds $18.00

Once the Warrants become exercisable, we may call the Warrants for redemption:

•	in whole and not in part;
•	at a price of $0.01 per Warrant;
•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each Warrant holder; and
•

if, and only if, the last reported sale price of the shares of our Common Stock for any 20 trading days within a 30-trading day period commencing after the Warrants become exercisable and ending three business days before we send the notice of redemption to the Warrant holders (which we refer to as the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like).

If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.  However, we will not redeem the Warrants unless an effective registration statement under the Securities Act covering the shares of our Common Stock issuable upon exercise of the Warrants is effective and a current prospectus relating to those shares of our Common Stock is available throughout the 30-day redemption period.

We have established the last redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Warrant exercise price.  If the foregoing conditions are satisfied and we issue a notice of redemption of the Warrants, each Warrant holder will be entitled to exercise his, her or its Warrant prior to the scheduled redemption date.  Any such exercise would not be done on a “cashless” basis and would require the exercising Warrant holder to pay the exercise price for each Warrant being exercised.  However, the price of the shares of our Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) Warrant exercise price after the redemption notice is issued.

Redemption of Warrants When the Price per Share of Our Common Stock Equals or Exceeds $10.00

Once the Warrants become exercisable, we may redeem the outstanding Warrants (except as described herein with respect to the Private Placement Warrants if we do not utilize this redemption provision):

•	in whole and not in part;
•

at $0.10 per Warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their Warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our Common Stock (as defined below);

•	if, and only if, the Reference Value (as defined above) equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like); and
•

if the Reference Value is less than $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) the Private Placement Warrants must also be concurrently called for redemption on the same terms (except as described above with respect to a holder’s ability to cashless exercise its Warrants) as the outstanding Public Warrants, as described above.

The numbers in the table below represent the number of shares of our Common Stock that a Warrant holder will receive upon exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our Common Stock on the corresponding redemption date (assuming holders elect to exercise their Warrants and such Warrants are not redeemed for $0.10 per Warrant), determined based on the volume-weighted average price of our Common Stock as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Warrants, each as set forth in the table below.  We will provide our Warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Warrant or the exercise price of the Warrant is adjusted as set forth under the heading “—Anti-dilution Adjustments” below.  If the number of shares issuable upon exercise of a Warrant is adjusted, the adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exercise price of the Warrant after such adjustment and the denominator of which is the exercise price of the Warrant immediately after to such adjustment. In such an event, the number of shares in the table below shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Warrant as so adjusted.

	Fair Market Value of Our Common stock
Redemption Date (period to expiration of Warrants)	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of our Common Stock to be issued for each Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable.  For example, if the volume-weighted average price of our Common Stock as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Warrants is $11.00 per share, and at such time there are 57 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.277 Common Stock for each whole Warrant.  For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume-weighted average price of our A Common Stock as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.298 Common Stock for each whole Warrant.  In no event will the Warrants be exercisable in connection with this redemption feature for more than 0.361 Common Stock per Warrant (subject to adjustment).

This redemption feature differs from the typical warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of warrants (other than the Private Placement Warrants) when the trading price for the shares of Common Stock exceeds $18.00 per share for a specified period of time.  This redemption feature is structured to allow for all of the outstanding Warrants to be redeemed when the shares of our Common Stock are trading at or above $10.00 per share, which may be at a time when the trading price of our shares of Common Stock is below the exercise price of the Warrants. We have established this redemption feature to provide us with the flexibility to redeem the Warrants without the Warrants having to reach the $18.00 per share threshold set forth above under “—Redemption of Warrants When the Price per Share of Our Common Stock Equals or Exceeds $18.00.”  Holders choosing to exercise their Warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their Warrants based on an option pricing model with a fixed volatility input as of January 14, 2021.  This redemption right provides us with an additional mechanism by which to redeem all of the outstanding Warrants, and therefore have certainty as to our capital structure.

As stated above, we can redeem the Warrants when the shares of our Common Stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing Warrant holders with the opportunity to exercise their Warrants on a cashless basis for the applicable number of shares.  If we choose to redeem the Warrants when the shares of our Common Stock are trading at a price below the exercise price of the Warrants, this could result in the Warrant holders receiving fewer shares of Common Stock than they would have received if they had chosen to wait to exercise their Warrants for Common Stock if and when such shares of Common Stock were trading at a price higher than the exercise price of $11.50.

No fractional shares of our Common Stock will be issued upon exercise.  If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of our Common Stock to be issued to the holder.  If, at the time of redemption, the Warrants are exercisable for a security other than the shares of our Common Stock pursuant to the Warrant Agreement, the Warrants may be exercised for such security.  At such time as the Warrants become exercisable for a security other than the shares of our Common Stock, the Company will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the Warrants.

Maximum Percentage.  A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of our Common Stock issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments.  If the number of outstanding shares of our Common Stock is increased by a stock capitalization or stock dividend payable in shares of our Common Stock, or by a split-up of common stock or other similar event, then, on the effective date of such stock capitalization or stock dividend, split-up or similar event, the number of shares of our Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of common stock.  A rights offering to holders of common stock entitling holders to purchase Common Stock at a price less than the “historical fair market value” (as defined below) will be deemed a stock dividend of a number of shares of our Common Stock equal to the product of (i) the number of shares of our Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Common Stock) and (ii) one minus the quotient of (x) the price per share of our Common Stock paid in such rights offering and (y) the historical fair market value.  For these purposes, (i) if the rights offering is for securities convertible into or exercisable for shares of our Common Stock, in determining the price payable for Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume-weighted average price of shares of our Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of our Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of shares of our Common Stock on account of such Common Stock (or other securities into which the Warrants are convertible), other than (a) as described above and (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of our Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of our Common Stock issuable on exercise of each Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, , then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of our Common Stock in respect of such event.

If the number of outstanding shares of our Common Stock is decreased by a consolidation, combination, reverse share split or reclassification of our Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of our Common Stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding shares of our Common Stock.

Whenever the number of shares of our Common Stock purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of our Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of our Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Common Stock (other than those described above or that solely affects the par value of such Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of our Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of our Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event.  If less than 70% of the consideration receivable by the holders of our Common Stock in such a transaction is payable in the form of our Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within thirty days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the Warrant.  The purpose of such exercise price reduction is to provide additional value to holders of the Warrants when an extraordinary transaction occurs during the exercise period of the Warrants pursuant to which the holders of the Warrants otherwise do not receive the full potential value of the Warrants.

The Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as Warrant Agent, and Rotor.  The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision or mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the Warrants and the Warrant Agreement , but requires the approval by the holders of at least 65% of the then-outstanding Public Warrants to make any change that adversely affects the interests of the registered holders.

The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Warrants being exercised.  The Warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their Warrants and receive Common Stock.  After the issuance of our Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Warrants.  If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number, the number of shares of our Common Stock to be issued to the Warrant holder.

Private Placement Warrants

The Private Placement Warrants (including the shares of our Common Stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business Combination (except pursuant to limited exceptions as described under “—Restrictions on Transfers of Founder Shares and Private Placement Warrants,” to our officers and directors and other persons or entities affiliated with the initial purchasers of the Private Placement Warrants) and they will not be redeemable by us so long as they are held by the Sponsor or its permitted transferees (except as otherwise set forth herein).  The Sponsor, or its permitted transferees, have the option to exercise the Private Placement Warrants on a cashless basis.  Except as described herein, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants.  If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the Public Warrants.

The redemption rights described under “—Redemption of Warrants When the Price per Share of Our Common Stock Equals or Exceeds $10.00,” will not apply to the Private Placement Warrants if at the time of redemption the Private Placement Warrants continue to be held by the initial purchasers or their permitted transferees under the Warrant Agreement.  If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its Warrants for that number of shares of our Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of our Common Stock underlying the Warrants, multiplied by the excess of the “historical fair market value” (defined below) over the exercise price of the Warrants by (y) the historical fair market value.  For these purposes, the “historical fair market value” shall mean the volume-weighted average sale price of the shares of our Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of Warrant exercise is received by the Warrant Agent.

Restrictions on Transfers of Founder Shares and Private Placement Warrants

The Founder Shares, Private Placement Warrants and any shares of our Common Stock issued upon conversion or exercise thereof are each subject to transfer restrictions pursuant to lock-up provisions pursuant to the Founders Letter Agreement.  The Sponsor and each member of our management team have agreed not to transfer, assign or sell any of their Founder Shares until the earliest of (a) one year after the completion of the Business Combination and (b) upon completion of the Business Combination, (x) if the last reported sale price of our Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our Business Combination or (y) the date on which we complete a liquidation, merger, capital stock exchange or other similar transaction after the Business Combination that results in all of our stockholders having the right to exchange their Common Stock for cash, securities or other property.  The Private Placement Warrants and the respective Common Stock underlying such Warrants are not transferable or salable until 30 days after the completion of the Business Combination.  The foregoing restrictions are not applicable to transfers (a) to Rotor’s initial officers or directors, any affiliates or family members of any of our initial stockholders, officers or directors, any members of the Sponsor or its affiliates, any affiliates of the Sponsor, or any employees of such affiliates; (b) in the case of an individual, by gift to a member of one of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with the completion of the Business Combination at prices no greater than the price at which the Founder Shares, Private Placement Warrants or Common Stock, as applicable, were originally purchased; (f) by virtue of the limited partnership agreements or other applicable organizational documents of the Sponsor upon dissolution of the Sponsor; (g) as distributions to limited partners or members of the Sponsor; (h) by virtue of the laws of the State of Delaware or of the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor; (i) to the Company for no value for cancellation in connection with the completion of the Business Combination; or (j) in the event of our completion of a liquidation, merger, capital stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their Common Stock for cash, securities or other property subsequent to our completion of the Business Combination; provided, however, that in the case of clauses (a) through (h), or with our prior written consent, these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions and the other restrictions contained in the letter agreements.

On January 14, 2021, each of the Millennium and BlackRock Holders entered into a letter agreement (the “Millennium Letter Agreement” and “BlackRock Letter Agreement,” respectively), whereby the Millennium Holder, among other things agreed to purchase from the Company 395,192 Founder Shares for $436,731 and 419,423 Private Placement Warrants for $419,423 and the BlackRock Holders agreed to purchase from the Company 395,192 Founder Shares for $436,727 and 419,423 Private Placement Warrants for $419,423.  Pursuant to the Millennium Letter Agreement and the BlackRock Letter Agreement, the Founder Shares and Private Placement Warrants are subject to the same lock-up and transfer restrictions as set forth in the Founders Letter Agreement (with substantially similar provisions with respect to permitted transferees) and Millennium shall have the same registration rights as set forth in the Founder Registration Rights Agreement, dated as of January 14, 2021, entered into by and among Rotor and certain Rotor stockholders.

Transfer Agent and Warrant Agent

The transfer agent for our Common Stock and Warrant Agent for our Warrants is Continental Stock Transfer & Trust Company.  We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and Warrant Agent, its agents and each of its stockholders, directors, officers and employees against such claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any claims and losses due to any gross negligence or intentional misconduct of the indemnified person or entity.

Certain Anti-Takeover Provisions of Delaware Law, the Company’s Certificate of Incorporation and Bylaws

Certain provisions of our Charter and Bylaws which are summarized below may have the effect of delaying, deferring or discouraging another person from acquiring control of us.  They are also designed, in part, to encourage persons seeking to acquire control of the Company to negotiate first with the Board.  We believe that the benefits of increased protection of our ability to negotiate with an unfriendly or unsolicited acquirer will outweigh the disadvantages of discouraging a proposal to acquire the post-combination company because negotiation of these proposals could result in an improvement of their terms.  We are also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control.  Together, these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

Delaware Law

We are governed by the provisions of Section 203 of the DGCL.  Section 203 generally prohibits a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•

the business combination or transaction which resulted in the stockholder becoming an interested stockholder was approved by the Board prior to the time that the stockholder became an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•

mergers or consolidations involving the corporation, or any direct or indirect majority-owned subsidiary of the corporation, and the interested stockholder or any other entity if the merger or consolidation is caused by the interested stockholder;

•

any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation or any direct or indirect majority-owned subsidiary of the corporation;

•

subject to exceptions, any transaction that results in the issuance or transfer by the corporation, or any direct or indirect majority-owned subsidiary of the corporation, of any stock of the corporation or such subsidiary to the interested stockholder;

•

any transaction involving the corporation, or any direct or indirect majority-owned subsidiary of the corporation, that has the effect of increasing the proportionate share of the stock or any class or series of the corporation or such subsidiary beneficially owned by the interested stockholder; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

These provisions may have the effect of delaying, deferring or preventing changes in control of the Company.

Certificate of Incorporation and Bylaws Provisions

Provisions of the Charter and the Bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our Board or management.  Among other things, the Charter and the Bylaws:

•	permit our Board to issue shares of preferred stock, with any powers, rights, preferences and privileges as they may designate;
•	provide that the authorized number of directors may be changed only by resolution of the Board;
•

provide that all vacancies and newly created directorships, may, except as otherwise required by law, our governing documents or resolution of our Board, and subject to the rights of holders of our preferred stock, only be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum, or by a sole remaining director;

•	divide our Board into three classes, each of which stands for election once every three years;
•

for so long as our Board is classified, and subject to the rights of holders of our preferred stock, provide that a director may only be removed from the Board by the stockholders for cause, and only by the affirmative vote of the holders of at least a 66⅔% of the voting power of the issued and outstanding capital stock of the Company entitled to vote in the election of directors;

•	require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent;
•

provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also meet specific requirements as to the form and content of a stockholder’s notice;

•

do not provide for cumulative voting rights (therefore allowing the holders of a plurality of the shares of Common Stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose);

•	provide that special meetings of our stockholders may be called only by the Board, the chairperson of our Board or our chief executive officer;

•

provide that stockholders will be permitted to amend certain provisions of the Charter and the Bylaws only upon receiving at least two-thirds of the voting power of the then outstanding voting securities, voting together as a single class; and

•	designate the Delaware and federal district courts as the exclusive forums for certain disputes.

Forum Selection Clause

Our Bylaws provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum, to the fullest extent permitted by law, for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a breach of a fiduciary duty owed by any director, stockholder, officer or other employee to us or our stockholders, (3) any action arising pursuant to any provision of the DGCL or our Charter and Bylaws (as either may be amended from time to time), or (4) any other action asserting a claim that is governed by the internal affairs doctrine, shall be the Court of Chancery of the State of Delaware (or another state court or the federal court located within the State of Delaware if the Court of Chancery does not have or declines to accept jurisdiction), in all cases subject to the court’s having jurisdiction over indispensable parties named as defendants.  In addition, our Bylaws provide that the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act but that the forum selection provision will not apply to claims brought to enforce a duty or liability created by the Exchange Act.  Any person or entity purchasing or otherwise acquiring or holding or owning (or continuing to hold or own) any interest in any of our securities shall be deemed to have notice of and consented to the foregoing Bylaw provisions. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder as a result of our exclusive forum provisions.

Advance Notice of Director Nominations and New Business

Our Bylaws include advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as director.  In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with such advance notice procedures and provide us with certain information.  Our Bylaws allow the presiding officer at a meeting of stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if such rules and regulations are not followed.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation of the Company.  Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in the Company’s name to procure a judgment in the Company’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of the Company’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Registration Rights

PIPE Financing

We have provided the PIPE Investors with certain customary registration rights with respect to the Common Stock issued pursuant to the PIPE Financing.  Pursuant to the Subscription Agreements, we are obligated, at our sole expense, to register with the SEC such Common Stock for resale no later than 30 days following the consummation of the Business Combination and to use commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof.

Registration Rights Agreement

Prior to the consummation of the Business Combination, Rotor, Old Sarcos, the Sponsor and certain Old Sarcos equity holders entered into a registration rights agreement with respect to the Company’s securities (the “Registration Rights Agreement”).  The Registration Rights Agreement provides for the registration of the Common Stock and Private Placement Warrants (and the Common Stock underlying such Warrants) held by such security holders with the SEC on Form S-1 or, when available, Form S-3, as well as certain piggy-back registration rights.  The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Listing of Securities

Our Common Stock and Warrants are listed on Nasdaq under the symbols “STRC” and “STRCW,” respectively.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations of the acquisition, ownership, and disposition of our common stock and warrants acquired in this offering, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated thereunder, administrative rulings, and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought, and do not intend to seek, any ruling from the U.S. Internal Revenue Service, or IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary also does not address the tax considerations arising under the laws of any non-U.S., state, or local jurisdiction, under U.S. federal gift and estate tax rules, or under any applicable tax treaty. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•banks, insurance companies, or other financial institutions;

•persons subject to the alternative minimum tax or the Medicare contribution tax on net investment income;

•tax-exempt accounts, organizations, or governmental organizations;

•pension plans and tax-qualified retirement plans;

•controlled foreign corporations, passive foreign investment companies, and corporations that accumulate earnings to avoid U.S. federal income tax;

•brokers or dealers in securities or currencies;

•traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•persons that own, or are deemed to own, more than 5% of our common stock (except to the extent specifically set forth below);

•certain former citizens or long-term residents of the United States;

•partnerships (or entities or arrangements classified as such for U.S. federal income tax purposes), other pass-through entities, and investors therein;

•persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction,” or other risk reduction transaction;

•persons who hold or receive our common stock or warrants pursuant to the exercise of any option or otherwise as compensation;

•persons subject to special tax accounting rules as a result of any item of gross income with respect to our common stock or warrants being taken into account in an “applicable financial statement” as defined in Section 451(b) of the Code;

•persons who do not hold our common stock or warrants as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment); or

•persons deemed to sell our common stock or warrants under the constructive sale provisions of the Code.

In addition, if a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) or other flow-through entity holds our common stock or warrants, the tax treatment of a partner in the partnership or owner of other such entity generally will depend on the status of the partner or owner and upon the activities of the partnership or other such entity. A partner in a partnership, or owner of other such entity, that will hold our common stock or warrants should consult his, her, or its own tax advisor regarding the tax consequences of the ownership and disposition of our common stock or warrants through the partnership or other such entity, as applicable.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership, and disposition of our common stock or warrants arising under the U.S. federal gift or estate tax rules or under the laws of any state, local, non-U.S., or other taxing jurisdiction or under any applicable tax treaty.

For purposes of this discussion, you are a “U.S. holder” if you are a beneficial owner of our common stock or warrants that, for U.S. federal income tax purposes, is not a partnership (including any entity or arrangement treated as a partnership and the equity holders therein) and is:

•an individual who is a citizen or resident of the United States;

•a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or any political subdivision thereof, or otherwise treated as such for U.S. federal income tax purposes;

•an estate whose income is subject to U.S. federal income tax regardless of its source; or

•a trust (1) whose administration is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (2) that has made a valid election under applicable Treasury Regulations to be treated as a “United States person” within the meaning of the Code.

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of our securities that is neither a U.S. holder nor a partnership (including any entity or arrangement treated as a partnership and the equity holders therein) for U.S. federal income tax purposes.

Tax Considerations Applicable to U.S. Holders

Distributions

As described in “Dividend policy,” we have never declared or paid cash dividends on our capital stock, and we do not anticipate paying any cash dividends following the completion of this offering. However, if we do make distributions on our common stock, those payments will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, the excess will constitute a return of capital and will first reduce your basis in our common stock (determined separately with respect to each share of our common stock), but not below zero, and then will be treated as gain from the sale of stock as described below in “—Tax Considerations Applicable to U.S. Holders—Gain on Disposition of Common Stock.”

Dividends we pay to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividends” that under current law will be subject to tax at long-term capital gains rates. If the holding period requirements are not satisfied, a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at ordinary income tax rates instead of the preferential rates that apply to qualified dividend income.

Gain on Disposition of Common Stock

You generally will recognize gain or loss on the sale, taxable exchange or other taxable disposition of our common stock. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if your holding period for the common stock so disposed of exceeds one year. The amount of gain or loss recognized generally will be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) your adjusted tax basis in its common stock so disposed of. Your adjusted tax basis in its common stock generally will equal your acquisition cost for such common stock (or, in the case of common stock received upon exercise of a warrant, your initial basis for such common stock, as discussed below), less any prior distributions treated as a return of capital. Long-term capital gains recognized by non-corporate U.S. holders generally are eligible under current law for reduced rates of tax. If your holding period for the common stock so disposed of is one year or less, any gain on a sale or other taxable disposition of the shares would be subject to short-term capital gain treatment and would be taxed at ordinary income tax rates. The deductibility of capital losses is subject to limitations.

Exercise of a Warrant

Except as discussed below with respect to the cashless exercise of a warrant, you generally will not recognize taxable gain or loss upon the exercise of a warrant for cash. Your initial tax basis in the share of our common stock received upon exercise of the warrant generally will be an amount equal to the sum of your acquisition cost of the warrant and the exercise price of such warrant. It is unclear whether your holding period for the common stock received upon exercise of the warrant would commence on the date of exercise of the warrant or the day following the date of exercise of the warrant; however, in either case the holding period will not include the period during which you held the warrants.

In certain circumstances, the warrants may be exercised on a cashless basis. The U.S. federal income tax treatment of an exercise of a warrant on a cashless basis is not clear, and could differ from the consequences described above. It is possible that a cashless exercise could be a taxable event, a non-realization event, or a tax-free recapitalization. You are urged to consult their tax advisors as to the consequences of an exercise of a warrant on a cashless basis, including with respect to your holding period and tax basis in the common stock received upon exercise of the warrant.

Sale or other Disposition of a Warrant

Upon a sale, exchange (other than by exercise), redemption, or expiration of a warrant, you will recognize taxable gain or loss in an amount equal to the difference between (1) the amount realized upon such disposition or expiration and (2) your adjusted tax basis in the warrant. Your adjusted tax basis in its warrants generally will equal your acquisition cost of the warrant, increased by the amount of any constructive distributions included in income by you (as described below under “Tax Considerations Applicable to U.S. Holders—Possible Constructive Distributions”). Such gain or loss generally will be treated as long-term capital gain or loss if the warrant is held by the U.S. holder for more than one year at the time of such disposition or expiration.

If a warrant is allowed to lapse unexercised, you generally will recognize a capital loss equal to your adjusted tax basis in the warrant. Any such loss generally will be a capital loss and will be long-term capital loss if the warrant is held for more than one year. The deductibility of capital losses is subject to certain limitations.

Possible Constructive Distributions

The terms of each warrant provide for an adjustment to the number of shares of common stock for which the warrant may be exercised or to the exercise price of the warrant in certain events, as discussed in the section of this prospectus captioned “Description of Securities—Warrants.” An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a U.S. holder of warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of common stock that would be obtained upon exercise or an adjustment to the exercise price of the warrant) as a result of a distribution of cash to the holders of shares of our common stock that is taxable to such holders as a distribution. Such constructive distribution would be subject to tax as described above under “Tax Considerations Applicable to U.S. Holders—Distributions” in the same manner as if such U.S. holder received a cash distribution from us on common stock equal to the fair market value of such increased interest.

Tax Considerations Applicable to Non-U.S. Holders

Distributions

As described in “Dividend policy,” we have never declared or paid cash dividends on our capital stock, and we do not anticipate paying any cash dividends following the completion of this offering. However, if we do make distributions on our common stock, those payments will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, the excess will constitute a return of capital and will first reduce your basis in our common stock (determined separately with respect to each share of our common stock), but not below zero, and then will be treated as gain from the sale of stock as described below in “—Tax Considerations Applicable to Non-U.S. Holders—Gain on Disposition of Common Stock and Warrants.”

Subject to the discussions below on effectively connected income and in “—Backup Withholding and Information Reporting” and “—Tax Considerations Applicable to Non-U.S. Holders—Foreign Account Tax Compliance Act (FATCA),” any dividend paid to you generally will be subject to U.S. federal withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty between the United States and your country of residence. Under applicable Treasury Regulations, the applicable withholding agent may withhold up to 30% of the gross amount of the entire distribution even if the amount constituting a dividend, as described above, is less than the gross amount. In order to receive a reduced treaty rate, you must provide the applicable withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate. If you hold our common stock through a financial institution or other agent acting on your behalf, you generally will be required to provide appropriate documentation to the agent, which then may be required to provide certification to us or our paying agent, either directly or through other intermediaries. If you are eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. You should consult your tax advisor regarding your entitlement to benefits under any applicable tax treaty.

Dividends received by you that are treated as effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by you in the United States) are generally exempt from the 30% U.S. federal withholding tax, subject to the discussions below in “—Backup Withholding and Information Reporting” and “—Tax Considerations Applicable to Non-U.S. Holders—Foreign Account Tax Compliance Act (FATCA).” In order to obtain this exemption, you must provide the applicable withholding agent with a properly executed IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to U.S. federal withholding tax, are taxed at the same rates applicable to U.S. persons, net of certain deductions and credits and subject to an applicable income tax treaty providing otherwise. In addition, if you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by you in the United States) may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty between the United States and your country of residence. You should consult your tax advisor regarding any applicable tax treaties that may provide for different rules.

Exercise of a Warrant

The U.S. federal income tax treatment of your exercise of a warrant generally will correspond to the U.S. federal income tax treatment of the exercise of a warrant by a U.S. holder, as described under “—Tax Considerations Applicable to U.S. Holders—Exercise of a Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the tax consequences to you would be the same as those described below in “—Tax Considerations Applicable to Non-U.S. Holders—Gain on Disposition of Common Stock and Warrants.”

Gain on Disposition of Common Stock and Warrants

Subject to the discussions in “—Backup Withholding and Information Reporting” and “—Tax Considerations Applicable to U.S. Holders —Foreign Account Tax Compliance Act (FATCA),” you generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock or warrants unless:

•the gain is effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment or fixed base maintained by you in the United States);

•you are an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

•our common stock constitutes a United States real property interest by reason of our status as a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding your disposition of our common stock or warrants or your holding period for our common stock or warrants, or the applicable testing period.

If you are a non-U.S. holder described in the first bullet above, you will be required to pay tax on the gain derived from the sale or other disposition of our common stock or warrants (net of certain deductions and credits) under regular U.S. federal income tax rates, and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. If you are an individual non-U.S. holder described in the second bullet above, you will be subject to tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale or other disposition of our common stock or warrants, which gain may be offset by U.S. source capital losses for the year, provided you have timely filed U.S. federal income tax returns with respect to such losses. You should consult your tax advisor regarding any applicable income tax or other treaties that may provide for different rules.

We believe that we are not currently and will not become a USRPHC for U.S. federal income tax purposes, and the remainder of this discussion so assumes.  However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our U.S. and worldwide real property interests plus our other business assets, there can be no assurance that we will not become a USRPHC in the future. However, even if we are or become a USRPHC, our common stock and warrants will not constitute a United States real property interest if (i) our common stock is regularly traded on an established securities market and you hold no more than 5% of our outstanding common stock, directly, indirectly, or constructively, at all times during the applicable testing period or (ii) provided that our warrants are regularly traded on an established securities market, you have owned, actually or constructively, more than 5% of our warrants at any time within the within the relevant period. It is unclear how your ownership of warrants will affect the determination of whether you own more than 5% of our common stock. In addition, special rules may apply in the case of a disposition of warrants if our common stock is considered to be regularly traded, but our warrants are not considered to be publicly traded. If we are a USRPHC at any time within the applicable testing period and either our common stock and/or warrants are not regularly traded on an established securities market or you hold more than 5% of our outstanding common stock and/or warrants, directly, indirectly, or constructively, at any time during the applicable testing period, you will generally be taxed on any gain realized upon the sale or other disposition of our common stock and/or warrants in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business, except that the branch profits tax generally will not apply. If we are a USRPHC at any time within the applicable testing period and our common stock and/or warrants are not regularly traded on an established securities market, your proceeds received on the disposition of shares will also generally be subject to withholding at a rate of 15%. You are encouraged to consult your own tax advisors regarding the possible consequences to you if we are, or were to become, a URSPHC.

Possible Constructive Distributions

The terms of each warrant provide for an adjustment to the number of shares of common stock for which the warrant may be exercised or to the exercise price of the warrant in certain events, as discussed in the section of this prospectus captioned “Description of Securities—Warrants.” An adjustment that has the effect of preventing dilution generally should not be a taxable event. Nevertheless, you would be treated as receiving a constructive distribution from us if, for example, the adjustment increases your proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of common stock that would be obtained upon exercise or an adjustment to the exercise price of the warrant) as a result of a distribution of cash to the holders of shares of our common stock that is taxable to such holders as a distribution. You would be subject to U.S. federal income tax withholding as described above under “Tax Considerations Applicable to Non-U.S. Holders—Distributions” under that section in the same manner as if you received a cash distribution from us on common stock equal to the fair market value of such increased interest.

Foreign Account Tax Compliance Act (FATCA)

Subject to the following paragraph, the Foreign Account Tax Compliance Act, Treasury Regulations issued thereunder and official IRS guidance with respect thereto, or, collectively, FATCA, generally impose a U.S. federal withholding tax of 30% on dividends on and the gross proceeds from a sale or other disposition of our common stock or warrants paid to a “foreign financial institution” (as specially defined under these rules), unless otherwise provided by the Treasury Secretary or such institution (i) enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or (ii) otherwise establishes an exemption. Subject to the following paragraph, FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends on and the gross proceeds from a sale or other disposition of our common stock or warrants paid to a “non-financial foreign entity” (as specially defined under these rules), unless otherwise provided by the Treasury Secretary or such entity provides the withholding agent with a certification identifying the substantial direct and indirect U.S. owners of the entity, certifies that it does not have any substantial U.S. owners, or otherwise establishes an exemption. The withholding tax will apply regardless of whether the payment otherwise would be exempt from U.S. nonresident and backup withholding tax, including under the other exemptions described above. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this section. Prospective investors should consult with their own tax advisors regarding the application of FATCA withholding to their investment in, and ownership and disposition of, our common stock or warrants.

The U.S. Treasury Department has issued proposed Treasury Regulations that, if finalized in their present form, would eliminate withholding under FATCA with respect to payments of gross proceeds from a sale or other disposition of our common stock or warrants. In the preamble to such proposed Treasury Regulations, the Treasury Secretary stated that taxpayers may generally rely on the proposed Treasury Regulations until final regulations are issued.

The preceding discussion of U.S. federal tax considerations is for general information only. It is not tax advice to investors in their particular circumstances. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local, and non-U.S. tax considerations of purchasing, holding, and disposing of our common stock or warrants, including the consequences of any proposed change in applicable laws.

Backup Withholding and Information Reporting

Generally, we or the applicable agent must report annually to the IRS the amount of dividends paid to you, your name, and address and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

Payments of dividends on or of proceeds from the disposition of our common stock or warrants made to you may also be subject to backup withholding at a current rate of 24% and additional information reporting unless you establish an exemption, for example, by providing a properly completed IRS W-9 certifying your exemption from backup withholding or by certifying your non-U.S. status on a properly completed IRS Form W-8BEN or W-8BEN-E or another appropriate version of IRS Form W-8.

Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

SECURITIES ACT RESTRICTIONS ON RESALE OF OUR SECURITIES

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Common Stock or restricted Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of ours at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted Common Stock shares or restricted Warrants for at least six months but who are affiliates of ours at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of the then outstanding equity shares of the same class; or
•	the average weekly reported trading volume of our Common Stock or Warrants, as applicable, during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also subject to certain requirements relating to manner of sale, notice and availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, holders of former Founder Shares will be able to sell their Common Stock and Private Placement Warrants, as applicable, pursuant to Rule 144 without registration one year after the filing of our “Super” Form 8-K with Form 10 type information, which was filed on September 30, 2021 (the “Super 8-K”).

We are no longer a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Rule 145

The shares of Common Stock to be issued to certain persons or entities pursuant to the registration statement of which this prospectus forms a part will be subject to the provisions of Rule 145 under the Securities Act (“Rule 145”). Under Rule 145, a person or entity that is an affiliate of a party to a merger, acquisition or reclassification

(a “merger”) at the time they are submitted for vote or consent is deemed to be an underwriter in connection with any transaction to publicly offer or sell securities acquired in the merger unless the following conditions are met:

•	the conditions set forth under “Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies” are met; and
•

either (i) the sale occurs at least 90 days after the securities were acquired in the merger and the conditions applicable to resales under Rule 144(b)(2), other than the notice requirement, are satisfied or (ii) for a person who is not an affiliate of ours on the date of sale (and has not been an affiliate of ours within three months prior to the date of sale), either (A) at least one year has elapsed since the securities were acquired in the merger or (B) if we satisfy the current public information requirements set forth in Rule 144, at least six months have elapsed since the securities were acquired in the merger.

Securities subject to Rule 145 may be resold pursuant to a registration statement registering their resale which is also registering the resales of the securities acquired in the merger.

Lock-Up  Restrictions

Founder Shares and Private Placement Warrants

The Rotor Restricted Stockholders are subject to certain transfer restrictions with respect to their converted Founder Shares and Private Placement Warrants, subject to certain exceptions.

•

Common Stock may not be transferred until the earliest of (a) one year after the Closing Date and (b) upon completion of the Business Combination, (x) if the last reported sale price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination or (y) the date on which we complete a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their Common Stock for cash, securities or other property.

•

Common Stock held by Messrs. Finn and Howard and other members of the Sponsor that held an equity interest in Old Sarcos prior to the closing of the Business Combination may not be transferred until the earlier of (i) a period of one year following the closing of the Business Combination or (ii) the Company’s completion of a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their equity holdings in the Company for cash, securities or other property.

•	Private Placement Warrants and the respective Common Stock underlying such warrants are not transferable or salable until 30 days after the completion of the Business Combination.

Former Old Sarcos Equity Holders

Pursuant to the Bylaws of the Company and lock-up agreements entered into with certain securityholders, former Old Sarcos Equity Holders and certain equity award recipients will be subject to the following lock-up periods.

If the Common Stock is issued from the exchange or conversion of shares of Sarcos preferred stock, then:

•

fifty percent (50%) of the Common Stock may be transferred beginning at the earlier to occur of (a) the close of business on the 120th day after the Closing, provided that the average closing price of the

Common Stock exceeds $13.00 for 20 trading days in any 30 consecutive trading day period prior to the transfer and (ii) the close of business on the six-month anniversary of the closing.
•	the remaining fifty percent (50%) of the Common Stock may only be transferred beginning on the one year anniversary of the Closing.

If the Common Stock is issued from the exchange or conversion of Old Sarcos Common Stock, Old Sarcos options, Old Sarcos restricted stock awards or Old Sarcos restricted stock unit awards, then:

•

twenty percent (20%) of the Common Stock may be transferred beginning at the earlier to occur of (a) the close of business on the 120th day after the closing, provided that the average closing price of the common stock exceeds $13.00 for 20 trading days in any 30 consecutive trading day period prior to the transfer and (b) the close of business on the 180th day after the closing; and

•

the remaining eighty percent (80%) of the Common Stock may only be transferred beginning upon the earlier to occur of (a) such time as the post-combination company or any of its subsidiaries have delivered to one or more customers at least 20 Guardian XO and/or Guardian XT-DX commercial units, but in no event prior to the close of business on the one year anniversary of the closing and (b) the close of business on the two year anniversary of the closing.

Form S-8 Registration Statement

We intend to file one or more registration statements on Form S-8 under the Securities Act to register the shares of Common Stock issued or issuable under our 2021 Plan and our ESPP. Any such Form S-8 registration statement will become effective automatically upon filing. We expect that the initial registration statement on Form S-8 will cover shares of our common stock underlying the 2021 Plan and our ESPP. Once these shares are registered, they can be sold in the public market upon issuance, subject to Rule 144 limitations applicable to affiliates and vesting restrictions.

PLAN OF DISTRIBUTION

We are registering the issuance by us of up to 6,749,468 shares of our Common Stock issuable upon the exercise of the Private Placement Warrants and up to 13,800,000 shares of our Common Stock issuable upon the exercise of the Public Warrants. We are also registering the resale by the selling securityholders of up to 174,531,127 additional shares of our Common Stock and 6,749,468 Private Placement Warrants. We are registering the Securities covered by this prospectus to permit the selling securityholders to conduct public secondary trading of these Securities from time to time after the date of this prospectus. As used herein, references to “selling securityholders” includes donees, pledgees, transferees, distributees or other successors-in-interest selling shares of Common Stock or Warrants or interests in the Securities received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other transfer.

We will not receive any of the proceeds of the sale of the Securities offered by this prospectus. We will receive an aggregate of approximately $236.3 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. The aggregate proceeds to the selling securityholders from the sale of the Securities will be the purchase price of the Securities less any discounts and commissions. We will not pay any brokers’ or underwriters’ discounts and commissions in connection with the registration and sale of the Securities covered by this prospectus. The selling securityholders reserve the right to accept and, together with their respective agents, to reject, any proposed purchases of Securities to be made directly or through agents.

The Securities offered by this prospectus may be sold from time to time to purchasers:

•	directly by the selling securityholders, or
•

through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the selling securityholders or the purchasers of the Securities.

Any underwriters, broker-dealers or agents who participate in the sale or distribution of the Securities may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any discounts, commissions or concessions received by any such broker-dealer or agents who are deemed to be underwriters will be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters are subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities under the Securities Act and the Exchange Act. We will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. To our knowledge, there are currently no plans, arrangements or understandings between the selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the Securities by the selling securityholders.

The Securities may be sold in one or more transactions at:

•	fixed prices;
•	prevailing market prices at the time of sale;
•	prices related to such prevailing market prices;
•	varying prices determined at the time of sale; or
•	negotiated prices.

These sales may be effected in one or more transactions:

•	through one or more underwritten offerings on a firm commitment or best efforts basis;
•	settlement of short sales entered into after the date of this prospectus;
•	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	in privately negotiated transactions;
•	in options or other hedging transactions, whether through an options exchange or otherwise;
•	in distributions to members, limited partners or stockholders of Selling Securityholders;
•	on any national securities exchange or quotation service on which the Securities may be listed or quoted at the time of sale, including Nasdaq;
•	in the over-the-counter market;
•	in transactions otherwise than on such exchanges or services or in the over-the-counter market;
•	any other method permitted by applicable law; or
•	through any combination of the foregoing.

In connection with distributions of the Securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the Securities in the course of hedging transactions, broker-dealers or other financial institutions may engage in short sales of the Securities in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell the Securities short and redeliver the Securities to close out such short positions. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the Securities offered by this prospectus, which Securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling securityholders may also pledge the Securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged Securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

A selling securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell the Securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any selling securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any selling securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any selling securityholder may otherwise loan or pledge the Securities to a financial institution or other third party that in turn may sell the Securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

At the time a particular offering of the Securities is made, a prospectus supplement, if required, will be distributed, which will set forth the name of the selling securityholders, the aggregate amount of Securities being offered and the terms of the offering, including, to the extent required, (1) the name or names of any underwriters, broker-dealers or agents, (2) any discounts, commissions and other terms constituting compensation from the selling securityholders and (3) any discounts, commissions or concessions allowed or reallowed to be paid to broker-dealers. We may suspend the sale of Securities by the selling securityholders pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

The selling securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a selling securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our Securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling securityholder.

The selling securityholders will act independently of us in making decisions with respect to the timing, manner, and size of each resale or other transfer. There can be no assurance that the selling securityholders will sell any or all of the Securities under this prospectus. Further, we cannot assure you that the selling securityholders will not transfer, distribute, devise or gift the Securities by other means not described in this prospectus. In addition, any Securities covered by this prospectus that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. The Securities may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the Securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

The selling securityholders and any other person participating in the sale of the Securities will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Securities by the selling securityholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in making activities with respect to the particular Securities being distributed. This may affect the marketability of the Securities and the ability of any person or entity to engage in market-making activities with respect to the Securities.

The selling securityholders may, from time to time, pledge or grant a security interest in some shares of the Securities owned by them and, if a selling securityholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such shares of the Securities, from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the selling securityholders to include the pledgee, transferee or other successors in interest as the selling securityholders under this prospectus. The selling securityholders also may transfer shares of the Securities in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

A selling securityholder that is an entity may elect to make an in-kind distribution of the Securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or shareholders are not affiliates of ours, such members, partners or stockholders would thereby receive freely tradable shares of the Securities pursuant to the distribution through a registration statement.

With respect to securities being registered pursuant to the Registration Rights Agreement and the Founder Registration Rights Agreement, we have agreed to indemnify or provide contribution to each selling securityholder and each of their officers, employees, affiliates, directors, partners, members, attorneys and agents, and each person, if any, who controls a selling securityholder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) from and against certain liabilities, including liabilities under the Securities Act. The selling securityholders have agreed to indemnify us in certain circumstances against certain liabilities, including certain liabilities under the Securities Act.

With respect to those securities being registered pursuant to a Subscription Agreement, we have agreed to indemnify or provide contribution to each selling securityholder and each of their officers, directors, employees, advisors and agents of the selling securityholder and each person who controls the selling securityholder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) from and against certain liabilities, including liabilities under the Securities Act. The selling securityholders have agreed to indemnify us in certain circumstances against certain liabilities, including certain liabilities under the Securities Act.

The selling securityholders may indemnify any broker or underwriter that participates in transactions involving the sale of the Securities against certain liabilities, including liabilities arising under the Securities Act.

For additional information regarding expenses of registration, see the section titled “Use of Proceeds” appearing elsewhere in this prospectus.

LEGAL MATTERS

The validity of the Securities offered hereby has been passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Seattle, Washington, which has acted as our counsel in connection with this offering.

EXPERTS

The consolidated financial statements of Sarcos Corp. as of December 31, 2020 and 2019, and for each of the years then ended, appearing in this prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Rotor Acquisition Corp. as of December 31, 2020 and for the period from August 27, 2020 (inception) through December 31, 2020, have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of Rotor Acquisition Corp. to continue as a going concern as described in Note 1 to the financial statements), appearing elsewhere in this prospectus, and are included in reliance on the report of such firm given upon their authority as experts in auditing and accounting.

CHANGE IN CERTIFYING ACCOUNTANT

Company

On September 24, 2021, the Board, including all the members of the audit committee, approved a resolution appointing Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2021. EY served as the independent registered public accounting firm of Old Sarcos prior to the Business Combination. Accordingly, Marcum LLP (“Marcum”), Rotor’s independent registered public accounting firm prior to the Business Combination, was informed on September 24, 2021 that it was dismissed as the Company’ independent registered public accounting firm.

The audit report of Marcum on Rotor’s financial statements for the fiscal year ending December 31, 2020, its year of formation and sole reporting fiscal year, did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainties, audit scope or accounting principles.

During the period from August 27, 2020 (inception) through December 31, 2020 and the subsequent interim period through September 24, 2021, there were no disagreements between Rotor and Marcum on any matter of accounting principles or practices, financial disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Marcum, would have caused it to make reference to the subject matter of the disagreements in its reports on Rotor’s financial statements for such year.

During the period from August 27, 2020 (inception) through December 31, 2020 and the subsequent interim period through September 24, 2021, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act), except for a material weakness in Rotor’s pre-Transaction internal control over financial reporting related to the accounting for warrants issued by Rotor.

The Company provided Marcum with a copy of the foregoing disclosures prior to the filing of the Super 8-K and requested that Marcum furnish the Company with a letter addressed to the SEC stating whether it agrees with the statements made by the Company set forth above. A copy of Marcum’s letter, dated September 24, 2021, was filed as Exhibit 16.1 to the Super 8-K.

During the fiscal year ending December 31, 2020 and the subsequent interim period through September 24, 2021, neither the Company, nor any party on behalf of the Company, consulted with EY with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of the audit opinion that might be rendered with respect to the Company’s consolidated financial statements, and no written report or oral advice was provided to the Company by EY that was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was subject to any disagreement (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

Sarcos Corp.

On December 18, 2020, the Sarcos Corp. Finance Committee, representing its Board, approved Sarcos Corp.’s officers’ engagement of Ernst & Young LLP to serve as its independent registered public accounting firm and determination not to re-engage Tanner, LLC (“Tanner”) as its independent auditors. Tanner previously audited Sarcos Corp.’s consolidated financial statements for the years ended December 31, 2019 and 2018 in accordance with auditing standards generally accepted in the United States of America. Following its engagement, Ernst & Young LLP reaudited in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB) and Sarcos Corp. reissued its consolidated financial statements as of and for the year ended December 31, 2019, which are included in this prospectus.

Tanner did not audit Sarcos Corp.’s consolidated financial statements for any period subsequent to the year ended December 31, 2019. The Independent Auditors’ Report on Sarcos Corp.’s consolidated financial statements for the years ended December 31, 2019 and 2018 did not contain an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles.

During the two fiscal years ended December 31, 2019 and 2018, there were (i) no disagreements with Tanner on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Tanner, would have caused them to make reference to the subject matter of the disagreements in their audit reports, and (ii) no “reportable events” as such term is defined in Item 304(a)(1)(v) of Regulation S-K.

Sarcos Corp. provided Tanner with a copy of these disclosures and Tanner has furnished a letter addressed to the SEC stating that it agrees with the statements made herein.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act that registers the shares of our Common Stock to be sold in this offering. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and our capital stock. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement. For further information about us and the Securities, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. With respect to the statements contained in this prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement.

We are subject to the informational reporting requirements of the Exchange Act. We file reports, proxy statements and other information with the SEC under the Exchange Act. Our SEC filings are available over the Internet at the SEC’s website at http://www.sec.gov. Our website address is www.sarcos.com. The information on, or that can be accessed through, our website is not part of this prospectus.

INDEX TO CONSOLIDATED FINANCIAL INFORMATION

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of Sarcos Corp. and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Sarcos Corp. and subsidiaries (the Company) as of December 31, 2020 and 2019, the related consolidated statements of operations, shareholders' equity and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2020.

Salt Lake City, Utah

April 15, 2021, except as to the fifth paragraph of Note 14 (Equity Grant), as to which the date is May 14, 2021

SARCOS CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$33,664	$9,195
Accounts receivable	1,051	916
Unbilled receivable	219	868
Contract assets	93	195
Inventories	707	1,148
Prepaid expenses and other current assets	600	354
Total current assets	36,334	12,676
Property and equipment, net	1,425	911
Other non-current assets	292	129
Total assets	$38,051	$13,716
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$972	$1,264
Accrued liabilities	1,198	771
Notes payable, current portion	1,328	—
Deferred revenue	57	200
Total current liabilities	3,555	2,235
Notes payable, net of current portion	1,066	—
Other non-current liabilities	526	8
Total liabilities	5,147	2,243
Commitments and contingencies (Note 10)
Stockholders’ equity:
Convertible preferred stock, $0.001 par value:
Series A preferred stock, 5,421,446 shares authorized, issued and outstanding; aggregate liquidation preference of $15,723 as of December 31, 2020 and 2019	5	5
Series B preferred stock, 3,158,338 shares authorized, issued and outstanding; aggregate liquidation preference of $30,050 as of December 31, 2020 and 2019	3	3
Series C preferred stock, 3,532,228 shares authorized, issued and outstanding; aggregate liquidation preference of $40,000 as of December 31, 2020 and nil as of December 31, 2019	4	—
Common stock, $0.001 par value:
Class A, 25,990,765 shares authorized; 171,645 and 109,536 shares issued and outstanding as of December 31, 2020 and 2019, respectively	—	—
Class B, 8,000,001 shares authorized; 8,000,001 and 7,250,000 shares issued and outstanding as of December 31, 2020 and 2019, respectively	8	7
Additional paid-in capital	96,870	54,518
Accumulated deficit	(63,983)	(43,057)
Total Sarcos stockholders’ equity	32,907	11,476
Non-controlling interests	(3)	(3)
Total stockholders’ equity	32,904	11,473
Total liabilities and stockholders’ equity	$38,051	$13,716

See accompanying notes to consolidated financial statements.

SARCOS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share data)

	Year Ended December 31,
	2020	2019
Revenue, net	$8,813	$10,150
Operating expenses:
Cost of revenue	5,602	5,746
Research and development	14,117	12,904
General and administrative	7,297	7,510
Sales and marketing	2,796	2,338
Total operating expenses	29,812	28,498
Loss from operations	(20,999)	(18,348)
Interest income, net	40	305
Other income, net	34	4
Loss before income taxes	(20,925)	(18,039)
Provision for income taxes	1	1
Net loss and comprehensive loss	$(20,926)	$(18,040)
Net loss attributable to non-controlling interests	—	—
Net loss attributable to common stockholders	$(20,926)	$(18,040)
Net loss per share attributable to common stockholders:
Basic and diluted	$(2.65)	$(2.62)
Weighted-average shares used in computing net loss per share attributable to common stockholders
Basic and diluted	7,887,760	6,896,258

See accompanying notes to consolidated financial statements.

SARCOS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands, except share data)

	Convertible Preferred Stock
	Series A		Series B		Series C		Class A Common Stock		Class B Common Stock		Additional Paid-In	Accumulated	Non- Controlling	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	(Deficit)	Interests	Equity
Balance at January 1, 2019	5,421,446	$5	3,158,338	$3	—	$—	104,250	$—	6,250,001	$6	$51,741	$(25,017)	$(3)	$26,735
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	2,662	—	—	2,662
Vesting of founder shares subject to repurchase	—	—	—	—	—	—	—	—	1,000,000	1	99	—	—	100
Exercise of stock options	—	—	—	—	—	—	5,286	—	—	—	16	—	—	16
Net loss and comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	(18,040)	—	(18,040)
Balance at December 31, 2019	5,421,446	5	3,158,338	3	—	—	109,536	—	7,250,001	7	54,518	(43,057)	(3)	11,473
Issuance of convertible preferred stock, net of issuance costs	—	—	—	—	3,532,228	4	—	—	—	—	38,643	—	—	38,647
Vesting of founder shares subject to repurchase	—	—	—	—	—	—	—	—	750,000	1	74	—	—	75
Issuance of common stock warrants	—	—	—	—	—	—	—	—	—	—	1,220	—	—	1,220
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	2,291	—	—	2,291
Exercise of stock options	—	—	—	—	—	—	62,109	—	—	—	124	—	—	124
Net loss and comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	(20,926)	—	(20,926)
Balance at December 31, 2020	5,421,446	$5	3,158,338	$3	3,532,228	$4	171,645	$—	8,000,001	$8	$96,870	$(63,983)	$(3)	$32,904

See accompanying notes to consolidated financial statements.

SARCOS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(20,926)	$(18,040)
Adjustments to reconcile net loss to cash used in operating activities:
Stock-based compensation	2,291	2,662
Depreciation and amortization	458	297
Changes in operating assets and liabilities:
Accounts receivable	(135)	(503)
Unbilled receivable	649	(648)
Contract assets	102	(222)
Inventories	441	(432)
Prepaid expenses and other current assets	(246)	(107)
Other non-current assets	(163)	—
Accounts payable	(320)	620
Accrued liabilities	592	128
Deferred revenue	(143)	200
Other non-current liabilities	518	3
Net cash used in operating activities	(16,882)	(16,042)
Cash flows from investing activities:
Purchases of property and equipment	(950)	(639)
Net cash used in investing activities	(950)	(639)
Cash flows from financing activities:
Proceeds from issuance of convertible preferred stock, net of issuance costs	39,867	—
Proceeds from exercise of stock options	124	16
Proceeds from notes payable	2,394	—
Payment of obligations under capital leases	(84)	—
Net cash provided by financing activities	42,301	16
Net increase (decrease) in cash and cash equivalents	24,469	(16,665)
Cash and cash equivalents at beginning of period	9,195	25,860
Cash and cash equivalents at end of period	$33,664	$9,195
Supplemental disclosures of cash flow information
Cash paid for interest	$1	$—
Cash paid for income taxes	$1	$1
Supplemental disclosure of non-cash activities
Issuance of common stock warrants	$1,220	$—
Purchase of property and equipment included in accounts payable at period-end	$28	$83
Purchase of property and equipment under capital leases	$303	$—
Vesting of founder shares subject to repurchase	$75	$100

See accompanying notes to consolidated financial statements.

SARCOS CORP. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share and per share data)

1. Basis of Presentation and Summary of Significant Accounting Policies

Description of the business

Sarcos Corp. and its wholly owned subsidiaries, Sarcos LC and Rememdia LC, as well as its 79% majority-owned subsidiary, ZeptoVision, Inc. (the “Company” or “Sarcos” or “We” or “Our”), designs and produces dexterous robotic systems for military and public safety applications. Sarcos also develops and deploys teleoperated robots to perform dangerous and complex tasks in areas where human safety is at risk. The Company was founded on February 5, 2015, is incorporated and headquartered in Salt Lake City, Utah and has offices located in California, Colorado, Massachusetts, Oregon, Texas and Washington.

Basis of Presentation and Consolidation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the U.S.A. (“GAAP”). The consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries and majority owned subsidiary. All intercompany accounts and transactions have been eliminated in consolidation. The Company’s fiscal year begins on January 1 and ends of December 31.

COVID-19 Pandemic

In March 2020, the World Health Organization declared the outbreak of COVID-19 a pandemic. We have made modifications to our normal operations because of the COVID-19 pandemic and continue to monitor our operations and government recommendations. To date, travel restrictions and capacity limits at customer locations imposed in response to the COVID-19 pandemic have caused delays in the assessment and deployment of our products. The pandemic has also caused delays in the planned demonstration services of our products, and as a result, certain related assets have been impaired. We cannot predict the future extent or duration of the impact that the COVID-19 pandemic will have on our financial condition and operations. The impact of the COVID-19 pandemic on our financial performance will depend on future developments, including the duration and spread of the outbreak and related governmental advisories and restrictions. If the financial markets and/or the overall economy continue to be impacted for an extended period, Sarcos operations and financial results may be adversely affected.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the balance sheet date, as well as reported amounts of revenue and expenses during the reporting period. The Company's most significant estimates and judgments involve contract revenue recognized based on estimates of total contract costs and cost to complete uncompleted contracts, estimates of potential losses on uncompleted contracts, impairment evaluation of contract assets and property and equipment,  useful lives of property and equipment, valuation allowance for net deferred income taxes, valuation of the Company's stock-based compensation and valuation of common stock, preferred stock, and warrants. Management bases its estimates on historical experience and on various other assumptions believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could differ from those estimates.

Liquidity and Capital Resources

Cash and cash equivalents were $33,664 as of December 31, 2020, compared to $9,195 as of December 31, 2019. The Company has historically incurred losses and negative cash flows from operations. As of December 31, 2020, the Company also had an accumulated deficit of approximately $63,983 and working capital of $32,779. As of the date of this report, the Company’s existing cash resources are sufficient to support planned operations for the next 12 months from the date of the issuance of the consolidated financial statements.

These financial statements have been prepared in accordance with GAAP and this basis assumes that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company’s main sources of liquidity were cash generated by equity offerings and debt. The Company’s primary use of cash is for operations and administrative activities including employee-related expenses, and general, operating and overhead expenses. Future capital requirements will depend on many factors, including the Company’s customer growth rate, customer retention, timing and extent of development efforts, the expansion of sales and marketing activities, the introduction of new and enhanced product offerings and the continuing market acceptance of the Company’s products.

The Company considers that there are no conditions or events in the aggregate, including impact of the COVID-19 pandemic, that raise substantial doubt about the entity’s ability to continue as a going concern for a period of at least one year from the date the consolidated financial statements are issued.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash, cash equivalents, accounts receivable and unbilled receivables. The Company's cash is placed with high-credit-quality financial institutions and issuers, and at times exceed federally insured limits. The Company limits its concentration of risk in cash equivalents by diversifying its investments in cash equivalents among a variety of industries and issuers. The Company has not experienced any losses relating to its cash equivalents.

The Company’s accounts receivable and unbilled receivables are derived from customers located in the United States. The Company performs periodic credit evaluations of its customers and maintains allowances. The Company does not require collateral.

Accounts receivable

As of December 31, 2020, five customers each accounted for more than 10% of the Company’s account receivable, which in total represented 97% of the accounts receivable as of the end of the year. As of December 31, 2019, two customers each accounted for more than 10% of the Company’s account receivable, which in total represented 73% of the accounts receivable.

Revenue

Three customers accounted for more than 10% of the Company’s revenue for each of the years ended December 31, 2020 and 2019. These concentrations accounted for 64% and 86% of the revenue for the years ended December 31, 2020 and 2019, respectively. The total amount of revenue for each such customer was as follows:

	2020	2019
Customer A	$2,222	$4,419
Customer B	2,156	—
Customer C	1,066	2,296
Customer D	—	2,018

Cash and Cash Equivalents

The Company considers cash as deposits held in bank accounts and undeposited funds. All highly liquid investments with an original maturity of three months or less at the time of purchase are considered to be cash equivalents. The Company’s cash equivalents are comprised of money market funds, certificates of deposit of major financial institutions, and U.S. Treasury bills.

Accounts Receivable

Receivables are recorded at the amount the Company expects to collect.  Management determines the need for an allowance for doubtful receivables using a specific identification method after taking into account all of its remedies for collection. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. Recoveries of receivables previously written off are recorded when payment is received as other income. Management determined no allowance for doubtful receivables was necessary as of December 31, 2020 and 2019. Receivables are comprised of amounts invoiced for completed contracts and contracts in progress. As of December 31, 2020, and 2019, no amounts have been written off or provided for recoverability.

Inventories

Inventories primarily consist of raw materials, work-in-process and finish goods. Inventories are stated at the lower of cost or estimated net realizable value. Costs are computed on the first-in, first-out basis (“FIFO”) and include material, labor and manufacturing overhead. Adjustments are also made to reduce the cost of inventory for estimated excess or obsolete balance by evaluating inventory against forecasted production requirements.

Property and Equipment

Property and equipment is carried at acquisition cost less accumulated depreciation. Depreciation is computed using the straight-line method based on the estimated useful lives of the related assets. The estimated useful lives by asset classification are generally as follows:

Useful life
Robotics and manufacturing equipment	1 – 10 years
Computer equipment	3 years
Software	3 years
Furnitures and fixtures	3 years
Leasehold improvements	Lesser of the useful life or the remaining term of the lease

Expenditures for maintenance and repairs are expensed when incurred and betterments that extend the useful lives of property and equipment are capitalized. When assets are retired or disposed, the asset’s original cost and related accumulated depreciation are eliminated from the accounts and any gain or loss is reflected in the statements of operations.

Impairment of Property and Equipment

The Company evaluates on an annual basis, its property and equipment for indicators of possible impairment when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Impairment exists if the carrying amounts of such assets exceed the estimates of future net undiscounted cash flows expected to be generated by such assets. No impairment loss was recognized during the years ended December 31, 2020 and 2019.

Revenue Recognition

Effective January 1, 2019, the Company adopted Accounting Standards Codification Topic 606 (“ASC 606”), “Revenue from Contracts with Customers”, using the full retrospective approach. There was no material impact to the Company’s consolidated financial statements as a result of this adoption. The reported results for the years ended December 31, 2020 and 2019 reflect the application of the new revenue standard, which replaced the existing revenue recognition guidance, ASC 605.

The Company recognizes revenue from the sale of its robot products and from its contractual arrangements to perform research and development services that are fully funded by the customer. The Company recognizes revenue when promised goods or services are transferred to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services by following a five-step process:

1) Identify the contract with a customer: A contract with a customer exists when (i) the Company enters into an enforceable contract with a customer that defines each party’s rights and obligations regarding the products and services to be transferred and identifies the payment terms related to these products and services, (ii) the contract has commercial substance and, (iii) the Company determines that collection of substantially all consideration for products and services that are transferred is probable based on the customer’s intent and ability to pay the promised consideration. Contract modifications may include changes in scope of work, and/or the period of completion of the project. The Company analyzes contract modifications to determine if they should be accounted for as a modification to an existing contract or a new stand-alone contract.

2) Identify the performance obligations in the contract: The Company enters into contracts that can include combinations of products and services, which are either capable of being distinct and accounted for as separate performance obligations or as one performance obligation, if the majority of tasks and services form a single project or capability. However, determining whether products or services are considered distinct performance obligations that should be accounted for separately versus together may require significant judgment.

3) Determine the transaction price: The transaction price is determined based on the consideration to which the Company will be entitled in exchange for transferring services to the customer. Such amounts are typically stated in the customer contract and to the extent that the Company identifies variable consideration, the Company estimates the variable consideration at the onset of the arrangement as long as it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. The Company’s current contracts do not include any significant financing components because the timing of the transfer of the underlying products and services under contract are at the customers’ discretion.  Additionally, the Company does not adjust the promised amount of consideration for the effects of a significant financing component if the Company expects, at contract inception, that the period between when the entity transfers a promised good or service to a customer and when the customer pays for that good or service will be one year or less. Taxes collected from customers and remitted to governmental authorities are not included in revenue.

4) Allocate the transaction price to performance obligations in the contract: Once the Company has determined the transaction price, the total transaction price is allocated to each performance obligation in a manner depicting the amount of consideration to which the Company expects to be entitled in exchange for transferring the good(s) or service(s) to the customer. If applicable, the Company allocates the transaction price to each performance obligation identified in the contract on a relative standalone selling price basis. The standalone selling price represents the amount we would sell the good(s) or service(s) to a customer on a standalone basis. For the government contracts, the Company uses expected cost plus a margin as standalone selling price. Because our contract pricing with the government customer is based on expected cost plus margin the standalone selling price of the good(s) or service(s) in our contracts with the government customer are typically equal to the selling price stated in the contract. When we sell standard good(s) or service(s) with observable standalone sale transaction, the observable standalone sales transactions are used to determine the standalone selling price.

5) Recognize revenue when or as the Company satisfies a performance obligation: For each performance obligation identified, we determine at contract inception whether we satisfy the performance obligation over time or at a point in time. Revenue is recognized over time as work progresses when the Company is entitled to the reimbursement of costs plus a reasonable profit for work performed for which the Company has no alternate use. For these performance obligations that are satisfied over time, the Company generally recognizes revenue using an input method with revenue amounts being recognized proportionately as costs are incurred relative to the total expected costs to satisfy the performance obligation. The Company believes that costs incurred as a portion of total estimated costs is an appropriate measure of progress towards satisfaction of the performance obligation since this measure reasonably depicts the progress of the work effort.  Revenue for performance obligations that are not recognized over time are recognized at the point in time when control transfers to the customer (which is generally upon delivery).  For performance obligations that are satisfied at a point in time, the Company evaluates the point in time when the customer can direct the use of, and obtain the benefits from, the products and services. Shipping and handling costs are recorded at the time of product shipment to the customer and are included within revenue.

Revenues from Contracts with Customers

The Company derives its revenue primarily from sale of research and development services in the development of its robots and robot products. The research and development services revenue includes revenue from providing services through different types of arrangements, including cost-type contracts and fixed-price contracts. Revenue from the sales of robot products includes sales of the Company’s Guardian S and Guardian HLS products.

Research and Development Services

Cost-type contracts – Research and development service contracts, including cost-plus-fixed-fee and time and material contracts, relate primarily to the development of technology in the areas of robotics or counter-unmanned aircraft systems.  Cost-type contracts are generally entered into with the U.S. government.  These contracts are billed at cost plus a margin as defined by the contract and Federal Acquisition Regulation (“FAR”).  The FAR establishes regulations around procurement by the government and provides guidance on the types of costs that are allowable in establishing prices for goods and services delivered under government contracts.  Revenue on cost-type contracts is recognized over time as goods and services are provided.

Fixed-price contracts – Fixed-price development contracts relate primarily to the development of technology in the area of robotics. Fixed-price development contracts generally require a significant service of integrating a complex set of tasks and components into a single deliverable. Revenue on fixed-price contracts is generally recognized over time as goods and services are provided.  The Company has not experienced a loss on a fixed-price contract.  To the extent our actual costs vary from the fixed fee, we will generate more or less profit or could incur a loss.  In accordance with ASC 606, for the fixed price contracts, the Company will recognize losses at the contract level in earnings in the period in which they are incurred.

Robotic Product

Robotic product revenues relate to sales of the Company’s Guardian S, Guardian HLS products, and certain miscellaneous parts or accessories. The Company provides a standard one-year warranty on product sales. Product warranties are considered assurance-type warranties and are not considered to be separate performance obligations. Revenue on product sales is recognized at a point in time when goods are shipped to the customer. At the time revenue is recognized, an accrual is established for estimated warranty expenses based on historical experience as well as anticipated product performance.

Disaggregation of revenue

Revenue, disaggregated by type, is as follows:

	As of December 31,
	2020	2019
Research and Development Services	$6,811	$9,315
Robotic Product	2,002	835
Total Revenue	$8,813	$10,150

Information about Contract Balances

The timing of revenue recognition, billing, and cash collection results in the recognition of accounts receivable, unbilled receivables, contract assets, and contract liabilities in the Consolidated Balance Sheet.

Contract liabilities, discussed below, are also referenced as “deferred revenue” on the consolidated financial statements and related disclosures. Cash received that is in excess of revenues recognized and are contingent upon the satisfaction of performance obligations are accounted for as deferred revenue.

Contract assets include unbilled amounts resulting from contracts in which revenue is recognized over time, revenue recognized exceeds the amount billed, and right to payment is not only subject to the passage of time and further performance.

The opening and closing balances of our accounts receivable, unbilled receivables, contract assets and deferred revenues are as follows:

	Accounts receivable	Unbilled receivable	Contract assets (current)	Contract assets (long- term)	Deferred revenue (current)
Opening Balance as of December 31, 2018	$413	$220	$82	$—	$—
Increase	503	648	113	110	200
Opening Balance as of December 31, 2019	916	868	195	110	200
Increase/(decrease), net	135	(649)	(102)	(17)	(143)
Ending Balance as of December 31, 2020	$1,051	$219	$93	$93	$57

Remaining performance obligations

As of December 31, 2020, the Company had backlog, or revenue related to remaining performance obligations, of $3,179.  We expect approximately 81% of this backlog to be recognized in 2021 and the remainder to be recognized in 2022.

Research and Development Costs

Research and development expenses consist of costs incurred for experimentation, design, and testing that are expensed as incurred.

Sales and Marketing

The Company expenses advertising costs as incurred. Marketing costs include product demonstration, lead generation, public relations, market research and internal labor in the consolidated statements of operations. For the years ended December 31, 2020 and 2019, advertising costs were $1,555 and $1,140, respectively.

Stock-Based Compensation

The Company calculates the fair value of all stock-based awards, including stock options and restricted stock awards on the date of grant using the Black-Scholes option-pricing model for stock options, which is impacted by the fair value of the Company’s common stock, as well as changes in assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to, the expected common stock price volatility over the term of the stock options, the expected term of the stock options, risk-free interest rates, and the expected dividend yield. The stock-based compensation expense is recognized using a straight-line basis over the requisite service periods of the awards, which is generally four years. The Company records forfeitures as they occur.

Upon the adoption of ASU 2018-07, the Company accounts for stock options issued to non-employees in the same manner as employees, as described above. See Recently Adopted Accounting Standard Pronouncements below for details of the adoption of ASU 2018-07.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the consolidated financial statements and consist of taxes currently due plus deferred income taxes related primarily to differences between the tax bases and financial reporting bases of assets and liabilities. The deferred income taxes represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. The Company determines its valuation allowance on deferred tax assets by considering both positive and negative evidence, including its operating results, ongoing tax planning, and forecasts of future taxable income on a jurisdiction-by-jurisdiction basis, to ascertain whether it is more likely than not that deferred tax assets will be realized. In the event the Company determines that it would be able to realize its deferred income tax assets in the future in excess of their net recorded amount, it would make an adjustment to the valuation allowance, which would reduce the provision for income taxes. Conversely, in the event that all or part of the net deferred tax assets are determined not to be realizable in the future, an adjustment to the valuation allowance would be charged to earnings in the period such determination is made.

Net Loss Per Share Attributable to Common Stockholders

The Company computes net loss per share attributable to its common stockholders using the two-class method required for participating securities, which determines net loss per common share for each class of common stock and participating securities according to dividends declared or accumulated and participation rights in distributed and undistributed earnings. The two-class method requires income available to common stockholders for the period to be allocated between common stock and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed. The Company’s convertible preferred stock contractually entitled the holders of such shares to participate in dividends, but do not contractually require the holders of such shares to participate in the Company’s losses. As such, net losses for the periods presented were not allocated to these securities.

The rights, including the liquidation and dividend rights, of the holders of Class A and Class B common stock (collectively, the “common stock”) are identical, except with respect to voting and conversion. As the liquidation and dividend rights are identical, the undistributed earnings are allocated on a proportionate basis and the resulting net loss per share will, therefore, be the same for all classes of common stock on an individual or combined basis. As such, the Company has presented the net loss attributed to its common stock on a combined basis.

Recently Adopted Accounting Standard Pronouncements

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standard Update (ASU) 2014-09, Revenue from Contracts with Customers (Accounting Standards Codification or ASC 606). ASC 606 supersedes the revenue recognition requirements in Revenue Recognition (ASC 605), and requires the recognition of revenue as promised goods or services are transferred to customers in an amount that reflects the consideration which the entity expects to be entitled to in exchange for those goods or services. The Company adopted the new standard as of January 1, 2019, utilizing the full retrospective method of adoption by applying the new standard to the periods impacting post-adoption. The adoption of the standard did not have a material impact on the consolidated financial statements. See Note 1 for information about the adoption.

In June 2018, the FASB issued ASU 2018-07, Compensation - Stock Compensation (“Topic 718”): Improvements to Nonemployee Share-Based Payment Accounting, which expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees except for certain circumstances. The Company adopted ASU 2018-07 as of January 1, 2020. As a result of adopting this standard, the Company no longer remeasures equity-classified nonemployee awards. The adoption of this standard did not have a material impact on the consolidated financial statements.

Recently Issued Accounting Standard Pronouncements

As an emerging growth company (“EGC”), the Jumpstart Our Business Startups Act (“JOBS Act”) allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are applicable to private companies. The Company has elected to use this extended transition period under the JOBS Act until such time as the Company is no longer considered to be an EGC. The adoption dates discussed below reflect this election.

In June 2016, the FASB Issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The new standard requires financial assets measured at amortized cost be presented at the net amount expected to be collected, through an allowance for credit losses that is deducted from the amortized cost basis. The standard will be effective for the Company beginning January 1, 2023, with early application permitted. The Company is evaluating the impact of adopting this new accounting guidance on its consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02 regarding ASC 842 Leases. The amendments in this guidance require balance sheet recognition of lease assets and lease liabilities by lessees for leases classified as operating leases, with an optional policy election to not recognize lease assets and lease liabilities for leases with a term of 12 months or less. The amendments also require new disclosures, including qualitative and quantitative requirements, providing additional information about the amounts recorded in the consolidated financial statements. The amendments require a modified retrospective approach with optional practical expedients. In July 2018, the FASB issued ASU 2018-11, Leases (Topic 842): Targeted Improvements. ASU 2018-11 provides entities another option for transition, allowing entities to not apply the new standard in the comparative periods they present in their consolidated financial statements in the year of adoption.  In June 2020, the FASB Issued ASU 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842): Effective Dates for Certain Entities (“ASU 2020-05”). The update defers the initial effective date of ASU 2016-02 by one year for private companies and private non-for-profits. For these entities, the effective date is for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022.  The Company is evaluating the impact of adopting this new accounting guidance on its consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”). ASU 2019-12 is intended to simplify the accounting for income taxes by removing certain exceptions to the general principles and to simplify areas such as franchise taxes, step up in tax basis goodwill, separate entity financial statements and interim recognition of enactment of tax laws or rate changes The ASU is effective for the Company beginning January 1, 2022. The Company is currently evaluating the impact of adopting this standard on its consolidated financial statements.

2. Fair Value Measurements

The Company's financial instruments consist of cash and cash equivalents and accounts receivables. Fair value is defined as the exchange price that would be received for an asset or an exit price paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The fair value hierarchy defines a three-level valuation hierarchy for disclosure of fair value measurements as follows:

Level 1—Fair value is based on observable inputs such as quoted prices for identical assets or liabilities in active markets.

Level 2—Fair value is determined using quoted prices for similar assets or liabilities in active markets or quoted prices for identical or similar assets or liabilities in markets that are not active or are directly or indirectly observable.

Level 3—Fair value is determined using one or more significant inputs that are unobservable in active markets at the measurement date, such as an option pricing model, discounted cash flow, or similar technique.

Financial Assets and Liabilities Measured at Fair Value on a Recurring Basis

On a recurring basis, the Company measures certain of its financial assets, namely its cash equivalents, at fair value. The fair value of the Company’s financial assets measured at fair value on a recurring basis was determined using the following inputs:

	As of December 31, 2020
	Level I	Level II	Level III	Fair Value
Financial Assets:
Cash equivalents:
Money market funds	$31,726	$—	$—	$31,726
Total financial assets	$31,726	$—	$—	$31,726

	As of December 31, 2019
	Level I	Level II	Level III	Fair Value
Financial Assets:
Cash equivalents:
Money market funds	$1,190	$—	$—	$1,190
Total financial assets	$1,190	$—	$—	$1,190

Cash equivalents consist primarily of money market funds with original maturities of three months or less at the time of purchase, and the carrying amount is a reasonable estimate of fair value. There were no transfers between fair value measurements levels during the twelve months ended December 31, 2020 and 2019.

3. Balance Sheet Components

Inventories

Inventories, consist of the following:

	As of December 31,
	2020	2019
Raw materials	$516	$371
Work-in-process	100	151
Finished goods	91	626
Total Inventories	$707	1,148

Finished goods are shown net of valuation reserve of $176 and $53 as of December 31, 2020 and 2019, respectively.

Prepaid expenses and other current assets

Prepaid expenses and other current assets consist of the following:

	As of December 31,
	2020	2019
Software subscriptions	$287	$160
Prepaid rent	100	—
Deposits for inventory purchases	71	—
Prepaid insurance	34	38
Security deposits	22	17
Other prepaid expenses	86	139
Total prepaid expenses and other current assets	$600	$354

Property and equipment, net

Property and equipment, net consist of the following:

	As of December 31,
	2020	2019
Robotics and manufacturing equipment	$659	$606
Leasehold improvements	154	154
Computer equipment	568	418
Capital leased computer equipment	386	—
Software	359	286
Furniture and fixtures	7	7
Construction in progress	141	—
Other fixed assets	140	—
	2,414	1,471
Accumulated depreciation and amortization	(989)	(560)
Property and equipment, net	$1,425	911

Depreciation and amortization expense were $458 and $297, for the years ended December 31, 2020 and 2019, respectively.

Accrued liabilities

Accrued liabilities consist of the following:

	As of December 31,
	2020	2019
Payroll and payroll taxes	$648	$342
CARES Act deferred payroll taxes	286	—
Consulting and professional services	125	29
Capital leases	70	—
Equipment and supplies	9	176
Employee reimbursements	—	48
Other current liabilities	60	176
Total accrued liabilities	$1,198	$771

Other non-current liabilities

Other non-current liabilities consist of the following:

	As of December 31,
	2020	2019
CARES Act deferred payroll taxes	$286	$—
Capital leases	239	—
Deferred rent	—	8
Other non-current liabilities	1	—
Total other non-current liabilities	$526	$8

4. Notes Payable

Paycheck Protection Program Loan

In April 2020, the Company received an unsecured loan in the principal amount of $2,394 under the Paycheck Protection Program (the “PPP”) administered by the U.S. Small Business Administration, or the SBA, pursuant to the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), or the PPP loan. The PPP loan provides for an interest rate of 1.00 % per year and matures two years from the commencement date. The terms of the PPP Loan were subsequently revised in accordance with the provisions of the Paycheck Protection Flexibility Act of 2020, or the PPP Flexibility Act, which was enacted on June 5, 2020. The PPP Loan is subject to forgiveness under the PPP to the extent proceeds of the loan are used for eligible expenditures. The PPP loan may be used for payroll costs, costs related to certain group health care benefits and insurance premiums, rent payments, utility payments, mortgage interest payments and interest payments on any other debt obligation that were incurred before February 15, 2020.

Under the terms of the CARES Act and the PPP Flexibility Act, the Company may apply for and be granted forgiveness for all or a portion of loan granted under the PPP loan, with such forgiveness to be determined, subject to limitations (including where employees of the Company have been terminated and not re-hired by a certain date), based on the use of the loan proceeds for payment of payroll costs and any payments of mortgage interest, rent, and utilities. The terms of any forgiveness may also be subject to further requirements in regulations and guidelines adopted by the SBA. While the Company currently believes that the use of the PPP loan proceeds will meet the conditions for forgiveness under the PPP, no assurance is provided that the Company will obtain whole or partial forgiveness of the loan.

As of December 31, 2020, the Company has accrued $17 of interest expense.

The follow table presents the scheduled principal payments of the Company's PPP loan note payable as of December 31, 2020, shown if the loan is not forgiven:

Period	Amount
Current portion	$1,328
Long-term portion (all due in 2022)	1,066
Note payable	$2,394

5. Equity

Common Stock

The number of authorized shares of common stock is 33,990,766, of which 25,990,765 and 8,000,001 have been designated as Class A and Class B, respectively. The number of shares of authorized preferred stock is 12,112,012, of which 5,421,446, have been designated as Series A, 3,158,338 have been designated as Series B and 3,532,228 have been designated as Series C.

Except with regard to the differential voting power and conversion rights, Class A common stock and Class B common stock have the same characteristics, rights, privileges, preferences and limitations and shall rank equally, share ratably and be identical in all respects as to all matters.

On all matters upon which holders of common stock are entitled or permitted to vote, every holder of Class A common stock shall be entitled to one vote per share and every holder of Class B common stock shall be entitled to ten votes per share.

Class B common stock is convertible, at the option of the holder, at any time and without payment of additional consideration into one share of Class A common stock. Class B common stock shall be automatically converted into Class A common stock upon transfer of shares in any manner other than as a permitted transfer as defined by the Company’s charter.

In September 2016, the founders granted the Company a repurchase right for 4,000,000 shares of Class B common stock originally purchased in 2015. The Company has an exclusive option to repurchase unvested shares of

Class B common stock at a price per share equal to the original issue price per share in the event that the founder’s relationship with the Company is terminated. The repurchase right for the 4,000,000 shares lapsed in equal monthly amounts over the following 48 months period ending in September 2021. The fair value of Class B common stock option at the date the repurchase right granted was determined using Black-Scholes model and is being recognized as stock-based compensation expense to general and administrative expenses on a straight-line basis over the vesting period. For the year ended December 31, 2020 and 2019, the amounts of recognized stock-based compensation related to the founder stock options were $1,518 and $2,025, respectively. As of December 31, 2019, 750,000 shares of Class B common stock were subject to the repurchase option. As of December 31, 2020, no shares of Class B common stock were subject to the repurchase option and there was no unrecognized amount of stock-based compensation remaining. The founder stock subject to repurchase options was early exercised in 2015, and there have been no cancellations to date.

Convertible Preferred Stock

As of December 31, 2020, the Company has authorized, issued and outstanding 12,112,012 shares of convertible preferred stock, designed in series, with the rights and preferences of each designated series to be determined by the Board of Directors.

The following table is a summary of the Convertible Preferred Stock as of December 31, 2020(1):

Series	Shares Authorized	Shares Issued and Outstanding	Aggregate Liquidation Value	Proceeds, Net of Issuance Costs	Issue Price per Share
Series A	5,421,446	5,421,446	$15,723	$15,531	$2.9002
Series B	3,158,338	3,158,338	30,050	29,993	9.5145
Series C	3,532,228	3,532,228	40,000	39,867	11.3243
Total	12,112,012	12,112,012	$85,773	$85,391

(1)

Based on the Company’s Amended and Restated Articles of Incorporation dated as of January 5, 2020, liquidation preferences are calculated as the greater of the stated liquidation preference or common stock conversion price.  As net assets available as of the balance sheet date would be unlikely to result in the payout of the full liquidation preference of $3.8573 to Series A Preferred stockholders, the Company considers the conversion price of $2.9002 to be appropriate in calculating the aggregate liquidation value.

Significant terms of the outstanding convertible preferred stock series are as follows:

Dividends — Each share of Series A, Series B and Series C Convertible Preferred Stock (“Senior Convertible Preferred Stock”) is entitled to receive, when and if declared by the Company’s Board of Directors, noncumulative dividends at an annual rate of $0.2320 for Series A Convertible Preferred Stock, $0.7611 for Series B convertible Preferred Stock and $0.9059 for Series C Convertible Preferred Stock

Voting Rights — Each holder of Preferred Stock is entitled to the number of votes equal to the number of shares of Class A Common Stock into which the shares of Preferred Stock held by such holders could be converted as of the record date. Holders of Preferred Stock shall be entitled to vote on all matters on which Common Stock are entitled to vote. So long as at least 3,924,112 shares of Preferred Stock remain outstanding, the holder of Preferred Stock, voting as a separate class, are entitled to elect four members of the Board of Directors. The holders of Common Stock shall be entitled to elect five members of the Board of Directors. The number of authorized shares of Common Stock may be increased or decreased by an affirmative vote of the holders of a majority of the voting power of the stock of the Corporation voting together as a single class on an as-converted basis, provided that (a) at least 80% of the then-serving members of the Board have also approved such increase or decrease to the number of authorized shares of Common Stock and (b) the holders of at least a majority of the then outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis, have approved an increase in the number of shares of Class B Common Stock.

On all matters upon which holders of Common Stock are entitled or permitted to vote, every holder of Class A Common Stock shall be entitled to one vote for each share of Class A Common Stock and every holder of Class B Common Stock shall be entitled to ten votes for each share of Class B Common Stock. Except as expressly  noted, the holders of shares of Class A Common Stock, Class B Common Stock and any other stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

Liquidation — In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Series C Preferred Stock shall rank senior to the Junior Preferred Stock, referred as Series A and Series B Preferred Stock, and Common Stock as to the distribution of any assets of the Corporation. The Series A, B and C Preferred stock and Common stock holders shall be entitled to receive an amount per share equal to the greater of the sum of the preferred stock liquidation preference of $3.8573 for Series A convertible preferred stock, $9.5145 for Series B convertible preferred stock and $11.3243 for Series C convertible preferred stock.

If upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation legally available for distribution to the holders of Series C Preferred Stock are insufficient to permit the payment to such holders, then the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series C Preferred Stock in proportion to the full amounts they would otherwise be entitle to receive.

Preemptive Rights — No shares of Common Stock, Preferred Stock or other securities convertible into shares of Common Stock have preemptive rights

Conversion — The holders of the Preferred Stock have the option to convert each share into that number of fully-paid, nonassessable shares of Class A Common Stock determined by dividing the original issue price for the relevant series by the Conversion Price for such series. The Conversion price is currently the original issue price.

Shares of Preferred Stock will be converted automatically into fully-paid, non-assessable shares of Class A Common Stock at the then effective Conversion Rate for such share (i) immediately prior to the closing of a firm commitment underwritten initial public offering pursuant to a registration statement under the Securities Act of 1933, as amended, resulting in the listing of the Class A Common Stock on the New York Stock Exchange, the Nasdaq Global Market or other internationally recognized stock exchange, converting the offer and sale of Common Stock provided that offering price per share is no less than $21.57 (as adjusted for Recapitalization) and the aggregate gross proceeds from the offering are not less than $100,000 or (ii) upon the Company’s receipt of the written consent of the holders of a majority of the Preferred Stock then outstanding (voting as a single class and on an as-converted basis), which majority should include holders of at least the majority of the Series B Preferred Stock then outstanding and a majority of the Series C Preferred Stock then outstanding, or, if later, the effective date for conversion specified in such request.

Non-controlling Interest

The non-controlling interest represents the membership interest in ZeptoVision, Inc. (“Zepto”) held by another holder other than the Company (i.e., an officer with the Company). Zepto was formed in April 2016, and the formation of Zepto was accounted for as a common control transaction at the time of formation. As of December 31, 2020, the Company’s ownership percentage in Zepto was 79%. The Company has consolidated the financial position and results of operations of Zepto and reflected the 21% interest as a non-controlling interest. The carrying amount of the non-controlling interest will be adjusted to reflect the change in its ownership interest in the subsidiary, with the offset to equity attributable to the Company.

6. Warrants

On January 31, 2020, the Company issued 250,000 Class A Common Stock warrants to one of the Series C Preferred Stock investors, at an exercise price of $11.3243 with an expiration date of January 31, 2030. The Company generally accounts for warrants to purchase common stock as a component of equity at its issued cost unless the warrants include a conditional obligation to issue a variable number of shares or there is a deemed possibility that the Company may need to settle the warrants in cash.

The Company estimates the fair value of these warrants using the Black-Scholes option valuation model based on the estimated fair value of the underlying common stock, with the following assumptions: remaining contractual term of ten years, risk-free interest rate of 3.05%, volatility of 85% and no dividend yield. These estimates, especially the market value of the underlying common stock and the related expected volatility, are highly judgmental and could differ materially in the future. The Company estimated the fair value of warrants exercisable for Class A

Common Stock using the Black-Scholes option valuation model based on the estimated fair value of the underlying Series C Preferred Stock.

The Company recorded $1,220 as relative fair value of the warrants within the consolidated statements of stockholders’ equity, as an offset to additional paid-in capital as the warrants were issued in conjunction with the issuance of Series C Preferred stock.

7. Stock-based Compensation

Equity Incentive Plan

The total number of shares of the Company’s 2015 Plan is 3,180,714 as of December 31, 2020. The Plan provides stock options awards and restricted stock units for issuance to Company employees, officers, directors, non-employee agents, and consultants as options and/or restricted stock units. These awards vest over three to five years and are exercisable up to 10 years from the date of grant. Unvested options are forfeited upon termination.

The following summarizes the Company’s stock option activity during 2020 and 2019:

	Options Outstanding		Weighted- Average Remaining Contractual Term (in years)
	Number of Shares	Weighted Average Exercise Price		Aggregate Intrinsic Value
Outstanding – December 31, 2018	1,447,968	$2.10	8.09	$4,835
Granted	287,732	5.69
Exercised	(5,286)	2.92
Cancelled	(221,626)	4.17
Outstanding – December 31, 2019	1,508,788	$2.48	7.36	5,848
Granted	388,750	6.33
Exercised	(62,109)	2.00
Cancelled	(298,532)	4.70
Outstanding – December 31, 2020	1,536,897	$3.04	6.83	$5,058
Vested and expected to vest – December 31, 2020	1,536,897	$3.04	6.83	$5,058
Exercisable – December 31, 2020	987,256	$1.68	5.78	$4,592

The following summarizes the Company’s employee restricted stock awards activity during 2020 and 2019:

	Restricted Stock Awards Outstanding
	Number of Shares	Weighted- Average Grant-Date Fair Value
Outstanding – December 31, 2018	—	$—
Granted	283,599	6.02
Outstanding – December 31, 2019	283,599	$6.02
Granted	75,000	6.29
Cancelled	(182,896)	6.12
Outstanding – December 31, 2020	175,703	$6.04

The restricted stock awards (“RSU”) granted in 2019 vest based upon the earliest to occur of (1) twelve months following the closing of the Company’s first firm commitment underwritten public offering of common stock under the Securities Act (“IPO”), (2) immediately prior to the closing of a change of control transaction in which 50%

or more of the value to be received by the holders of common stock is comprised of publicly traded securities, cash, or cash equivalents, (3) immediately prior to the closing of a transaction in which (a) a prospective acquirer has offered to purchase all or substantially all of the shares of common stock at a specified price during a specified time, and (b) the minimum number of shares of common stock have been tendered to the acquirer for purchase, and (4) as of the record date in the event that the Company board of directors declares a cash dividend or cash distribution payable on the common stock.

These restricted stock awards will be forfeited if (a) the grantee notifies the Company in writing of the grantee’s election to begin receiving a cash salary for the services to be performed post-election (i.e., no payment related to the services provided pre-election), (b) the grantee elects to change his or her time commitment with the Company to less than full time, or (c) the grantee’s continuous service with the Company terminates. If a forfeiture event occurs, the number of forfeited shares is to be calculated on a pro rata basis based on the actual relinquished compensation in proportion to the total relinquished compensation expected on the grant date. During the year ended December 31, 2020 and 2019, no restricted stock award was vested.

Vesting of RSUs are subject to service and performance conditions. RSUs granted subsequent to 2019 generally include service vesting periods of one to four years and certain liquidity event conditions to be met, whichever is later. The RSUs are not reflected as issued or outstanding in the accompanying statements of stockholders’ equity until the liquidity event is met. Due to the liquidity event condition, which has not been met, no compensation expense was recognized in regard to RSUs, for the years ended December 31, 2020 and 2019.

The Company utilizes the Black-Scholes option pricing model for estimating the fair value of options granted, which requires the input of highly subjective assumptions. The Company calculates the fair value of each option grant on the grant date using the following assumptions:

Expected Term—The Company uses the simplified method when calculating expected term due to insufficient historical exercise data.

Expected Volatility—As the Company's shares are not actively traded, the volatility is based on a benchmark of comparable companies.

Expected Dividend Yield—The dividend rate used is zero as the Company does not have a history of paying dividends on its common stock and does not anticipate doing so in the foreseeable future.

Risk-Free Interest Rate—The interest rates used are based on the implied yield available on U.S. Treasury zero-coupon issues with an equivalent remaining term equal to the expected life of the award.

	As of December 31,
	2020	2019
Options
Fair value of common stock	$3.69	$3.66
Risk-free interest rate	0.51%	1.98%
Expected term (in years)	6.06	6.91
Expected dividend yield	0.00%	0.00%
Expected volatility	64.98%	62.46%

The Company recognizes stock-based compensation expense under the Plan in the consolidated statement of operations as follows:

	December 31, 2020	December 31, 2019
Cost of revenue	$109	$140
Research and development	249	304
Sales and marketing	45	54
General and administrative	370	139
Total stock-based compensation expense	$773	$637

The fair value of stock options granted are recognized as compensation expense in the consolidated statements of operations over the related vesting periods. The following is a summary of the weighted-average fair value per share:

	December 31, 2020	December 31, 2019
Granted	$3.69	$3.66
Exercised	$1.32	$2.62
Cancelled	$3.24	$2.99
Unvested	$3.49	$3.73

The weighted-average grant date fair value per share of restricted stock awards granted during the years ended December 31, 2020 and 2019 was $6.33 and $6.02, respectively. As of December 31, 2020, and 2019, there was approximately $1,739 and $1,635 of unrecognized stock-based compensation cost related to stock options granted under the Plan, respectively. Stock compensation expense is expected to be recognized over an average period of 2.13 years and 2.19 years, for the years ended December 31, 2020 and 2019, respectively.

8. Net loss per Share

The following table sets forth the computation of the basic and diluted net loss per share attributable to common stockholders for the year ended December 31, 2020 and 2019:

	December 31, 2020		December 31, 2019
	Class A	Class B	Class A	Class B
Numerator:
Net loss attributable to common stockholders	$(369)	$(20,557)	$(275)	$(17,765)
Denominator:
Weighted average shares outstanding, basic and diluted	138,898	7,748,862	105,163	6,791,095
Basic and diluted net loss per share	$(2.65)	$(2.65)	$(2.62)	$(2.62)

Basic and diluted net loss per share attributable to common stockholders is the same for the years ended December 31, 2020 and 2019, because the inclusion of potential shares of common stock would have been anti‑dilutive for the periods presented.

The following table discloses securities that could potentially dilute basic net loss per share in the future that were not included in the computation of diluted net loss per share:

	Years Ended December 31,
	2020	2019
Convertible preferred stock	12,112,012	8,579,784
Outstanding stock options and restricted stock awards	1,712,600	1,792,387
Warrants to purchase Class A common stock	250,000	—
Founders shares subject to repurchase	—	750,000

9. Income taxes

The provision for income taxes consists of the following:

	Years Ended December 31,
	2020	2019
Current:
Federal	$—	$—
State	1	1
Total current	1	1
Deferred:
Federal	4,142	2,294
State	1,144	1,190
Change in valuation allowance	(5,286)	(3,484)
Total deferred	—	—
Total provision for income taxes	$1	$1

The provision for income tax differs from the amount computed by applying the statutory federal income tax rate to income before taxes as follows:

	Years Ended December 31,
	2020	2019
Statutory federal income tax rate	21.0%	21.0%
State tax provision	3.7	3.3
Change in valuation allowance	(25.3)	(19.3)
Research credits	3.0	(1.9)
Permanent differences	(2.4)	(3.7)
Other	0.0	0.6
Total provision for income taxes	0.0%	0.0%

As of December 31, 2020 and 2019, the net deferred tax asset consisted of the following:

	December 31,
	2020	2019
Deferred tax assets:
Accrued expenses	$192	$—
Stock compensation	479	341
Research credits	1,939	1,309
Net operating loss carryforwards	12,838	8,418
Total gross deferred tax assets	15,448	10,068
Less valuation allowance	(15,151)	(9,865)
Total deferred tax assets	297	203
Deferred tax liabilities:
Property and equipment	(297)	(203)
Total deferred tax liabilities	(297)	(203)
Net deferred tax asset (liability)	$—	$—

On February 15, 2018, the FASB issued ASU 2018-02, Reclassification of Certain Tax Effects From Accumulated Other Comprehensive Income, which allows a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Act. The ASU is effective for years beginning after December 15, 2018 and can be adopted early. The Company has not elected to adopt the ASU during its fiscal year ended December 31, 2020, and the Company does not anticipate adopting the ASU in the future. Accordingly, no reclassification of estimated stranded tax effects, if any, has been recorded.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740) (“ASU 2019-12”), which removes certain exceptions for investments, intra period allocations and interim calculations and adds guidance to reduce complexity in accounting for income taxes. ASU 2019-12 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020; early adoption is permitted. The Company does not expect the adoption of this standard to have a material impact on its consolidated financial statements.

Valuation allowances are established when necessary to reduce deferred tax assets, including temporary differences and net operating loss carryforwards, to the amount expected to be realized in the future. FASB guidance indicates that forming a conclusion that a valuation allowance is not needed is difficult when there is negative evidence such as cumulative losses in recent years. The Company had cumulative losses from continuing operations in the U.S. for the three-year period ended December 31, 2020. The Company considered this negative evidence along with all other available positive and negative evidence and concluded that, at December 31, 2020, it is more likely than not that the Company’s U.S. deferred tax assets will not be realized. As of December 31, 2020, the Company’s U.S. deferred tax assets were offset in full by a valuation allowance. The Company’s total valuation allowance was $15,151 at December 31, 2020 and $9,865 at December 31, 2019. The Company’s valuation allowance increased $5,286 and $3,483 during the fiscal years ended December 31, 2020 and 2019, respectively. A reconciliation of the beginning and ending amount of the valuation allowance is as follows:

	December 31,
	2020	2019
Valuation allowance at beginning of year	$9,865	$6,382
Change in valuation allowance	5,286	3,483
Valuation allowance at end of year	$15,151	$9,865

As of December 31, 2020, the Company had federal net operating losses of approximately $51,150. Of these losses, $5,909 were generated in 2015 through 2017, prior to the Tax Cuts and Jobs Act enactment, and will begin expiring from 2035 to 2037 if not utilized. The remaining net operating losses have an indefinite carryforward period. As of December 31, 2019, the Company had federal net operating losses of approximately $33,568.

As of December 31, 2020, the Company had a $3,006 deferred tax asset related to a federal research and development credit carryforward. This credit has been offset by a liability for unrecognized tax benefits of $1,503. If not utilized, the credits will expire beginning in 2035 through 2040. As of December 31, 2019, the Company had a $2,023 deferred tax asset related to a federal research and development credit carryforward. This credit was offset by a liability for unrecognized tax benefits of $1,012.

As of December 31, 2020, the Company had state net operating losses of approximately $53,609. Of the total state net operating losses, approximately $53,461 is attributable to Utah. Utah law allows unused net operating losses arising in tax years beginning after December 31, 2017 to be carried forward indefinitely. Of the total $53,462 of Utah net operating losses, $47,124 are carried forward indefinitely, and the remaining net operating losses will expire beginning in 2035 through 2037. The remaining state net operating loss carryovers are attributable to various other states with varying expiration periods. As of December 31, 2019, the Company had state net operating losses of approximately $34,992. Of the total 2019 state net operating losses, approximately $34,898 is attributable to Utah.

As of December 31, 2020, the Company had a $1,102 deferred tax asset related to a Utah research and development credit carryforward. This credit has been offset by a liability for unrecognized tax benefits of $551. If not utilized, the credits will expire beginning in 2029 through 2034. As of December 31, 2019, the Company had a $752 deferred tax asset related to a Utah research and development credit carryforward. This credit was offset by a liability for unrecognized tax benefits of $376.

ASC Topic 740-10-05 requires that the impact of a tax position be recognized in the financial statements if that position is more likely than not of being sustained on audit, based on the technical merits of the position. As of December 31, 2020, the Company had a $2,054 liability for unrecognized tax benefits, all of which is netted against deferred tax assets for related carryforward credits. The Company expects no material changes to the liability for unrecognized tax benefits in the next 12 months. Interest and penalties associated with uncertain tax positions are recorded as a component of income tax expense. There would be no impact to the Company’s effective rate if the unrecognized tax benefits were recognized. A reconciliation of the beginning and ending amounts of unrecognized benefits is as follows:

	Years ended December 31,
	2020	2019
Unrecognized tax benefits at the beginning of year	$1,388	$—
Gross increases – current year tax positions	666	668
Gross increases – prior year tax positions	—	720
Gross decreases – prior year tax positions	—	—
Unrecognized tax benefits at end of year	$2,054	$1,388
Interest and penalties in year-end balance	$—	$—

The Company files U.S. and various state tax returns in jurisdictions with various statutes of limitation. As of December 31, 2020, the tax returns for fiscal year 2015 through fiscal year 2019 remain subject to examination. Annual tax provisions include amounts considered necessary to pay assessments that may result from examination of prior year tax returns; however, the amount ultimately paid upon resolution of issues may differ materially from the amount accrued. As of December 31, 2020, there are no income tax returns currently under audit.

10. Commitments and Contingencies

Legal Proceedings

The Company may be involved in various claims, lawsuits, investigations and other proceedings, in the normal course of the business. The Company accrues a liability when management believes information available prior to the issuance of the consolidated financial statements indicates it is probable a loss has been incurred as of the date of the financial statement and the amount of loss can be reasonably estimated. The Company adjust its accruals to reflect the impact of negation, settlements, rulings, advice of legal counsel and other information and events pertaining to a particular case. Legal costs are expensed as incurred. Although claims are inherently unpredictable, the Company currently is not aware of any matters that may have a material adverse effect on its business, financial position, results of operations, or cash flows. Accordingly, the Company has not recorded any material loss contingency in the balance sheet as of December 31, 2020 and 2019.

Operating Leases

The Company leases facilities under noncancelable operating lease agreements. Future minimum rental payments under the noncancelable operating leases, as of December 31, 2020, are as follows:

Operating Leases
Year Ending December 31:
2021	$285
2022	1,280
2023	970
2024	1,324
2025 and thereafter	12,682
Total	$16,541

Rent expense related to noncancelable operating leases totaled $314 and $421 for the years ended December 31, 2020 and 2019, respectively. The operating lease term includes two three-year renewal option.

Capital Leases

The Company leases equipment under agreements expiring at various times during the next four years. The Company has recorded the capital lease obligation within its consolidated balance sheets. The current portion of $70  is recorded within accrued liabilities and the long-term portion of $239 is included in other non-current liabilities.

The Company was obligated under non-cancelable capital leases as follows:

Capital Leases
Year Ending December 31:
2021	$86
2022	87
2023	87
2024	87
Minimum lease payment including interest	347
Amount representing interest	38
Minimum lease payments excluding interest	$309

11. Segment information

The Company’s Chief Executive Officer (“CEO”) is the Chief Operating Decision Maker (“CODM”). The CODM allocates resources and makes operating decisions based on financial information presented on a consolidated basis. The profitability of the Company’s product group is not a determining factor in allocating resources and the CODM does not evaluate profitability below the level of the consolidated company. Accordingly, the Company has determined that it has a single reportable segment and operating segment structure.

The Company’s revenue is primarily with U.S. customers. During the year ended December 31, 2020, the Company recognized $71 of revenue earned from customers located in South Korea. During the year ended December 31, 2019 the Company recognized $186 of revenues earned from customers located in Israel.

All long-lived assets are maintained in, and all losses are attributable to, the United States of America.

12. Related Party Transactions

During the years ended December 31, 2020 and 2019, the Company entered into agreements with Delta Air Lines, Inc. and Microsoft Corporation to provide products and services.  For the year ended December 31, 2020, the Company recognized $100 of revenue related to demonstration services provided to Delta Air Lines, Inc.  Additionally, for the year ended December 31, 2019, the Company recognized $199 of revenue related to the sale of a Guardian S robot to Microsoft Corporation, along with customer-specific development services. Both Delta Air Lines, Inc. and Microsoft Corporation are Company stockholders.

During the years ended December 31, 2020 and 2019, the Company paid rent totaling $21 and $32, respectively, to the Chief Innovation Officer, who was the owner of an apartment that was used by the Company for temporary employee lodging.

The Company holds controlling interests of 79% in Zepto. The Chief Legal Officer of the Company is the owner of 21% of Zepto.

13. Employee Benefits

The Company has a defined contribution 401(k) plan covering substantially all employees. The plan allows employees to defer up to 100% of their employment income (subject to annual contribution limits imposed by the I.R.S.) after all taxes and applicable benefit deductions. The Company does not provide matching contributions for the employee contributions to the plans; therefore, no amounts have been accrued as of December 31, 2020 and 2019.

14. Subsequent events

Subsequent events have been evaluated through April 15, 2021, the date the consolidated financial statements were issued.  The following events required additional disclosures:

Paycheck Protection Program

On January 6, the Small Business Administration and the Department of the Treasury released an Interim Final Rule allowing certain companies to receive a Second Draw PPP Loan in accordance with Section 7(a)(37) of the Small Business Act.  The Company applied for a Second Draw PPP Loan based on qualified spending, decreased quarterly revenue, and other factors.  On March 3, 2021, a loan of $2,000 was granted and received shortly thereafter.

Second Draw PPP Loans are eligible for forgiveness based on qualified spending during an 8 to 24 months covered period, assuming employee and compensation levels are maintained.  Loan payments are deferred for at least 10 months after the end of the covered period.  If not forgiven, Second Draw PPP Loans have a maturity of five years and a 1% interest rate.

Non-controlling interest

On February 16, 2021, the Company acquired the non-controlling interest’s shares in Zepto for a purchase price of $200 making Zepto a wholly owned subsidiary of the Company.

Equity Grant

On March 31, 2021, the Company granted to its Chief Executive Officer, Ben Wolff, 1,000,000 Restricted Stock Awards.  These awards vest over a 15-month period commencing on the date of a qualifying transaction which the Company expects to be the date at which it consummates its business combination with Rotor Acquisition Corp.

Service agreement

On April 4, 2021, the Company entered into an agreement with Palantir Technologies (Palantir) in which the Company would commit to utilize software and services from Palantir over the next six years for a total of $42,000. The software and services are an integral part of the Company’s plans to provide Robots as a Service upon commercialization of the Company’s Guardian® XO and XT robots. The agreement is structured such that the Company will commit to spend $150 per month with Palantir through the closing of the currently proposed merger agreement with Rotor Acquisition Corp. and as part of the first year’s annual commitment. Should the merger not be consummated, the Company has the option of terminating the agreement and no further commitments are required. In exchange for this agreement, Palantir is investing $21,000 as part of the merger transaction.

Business combination

On April 5, 2021, the Company entered into a definitive agreement to merge with Rotor Acquisition Corp. (“Rotor”), where the Company will merge with the subsidiary Rotor, with Sarcos surviving the merger as a wholly owned subsidiary of Rotor.

SARCOS CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	June 30, 2021	December 31, 2020
	(Unaudited)	(Note 1)
Assets
Current assets:
Cash and cash equivalents	$19,540	$33,664
Accounts receivable	386	1,051
Unbilled receivable	323	219
Inventories	1,259	707
Deferred transaction costs	2,799	—
Prepaid expenses and other current assets	1,375	693
Total current assets	25,682	36,334
Property and equipment, net	4,401	1,425
Other non-current assets	491	292
Total assets	$30,574	$38,051
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,045	$972
Accrued liabilities	1,830	1,255
Notes payable, current portion	—	1,328
Total current liabilities	3,875	3,555
Notes payable, net of current portion	2,000	1,066
Other non-current liabilities	2,044	526
Total liabilities	7,919	5,147
Commitments and contingencies (Note 10)
Stockholders’ equity:
Convertible preferred stock, $0.001 par value:
Series A preferred stock, 5,421,446 shares authorized, issued and outstanding; aggregate liquidation preference of $15,723 as of June 30, 2021 and December 31, 2020	5	5
Series B preferred stock, 3,158,338 shares authorized, issued and outstanding; aggregate liquidation preference of $30,050 as of June 30, 2021 and December 31, 2020	3	3
Series C preferred stock, 3,532,228 shares authorized, issued and outstanding; aggregate liquidation preference of $40,000 as of June 30, 2021 and December 31, 2020	4	4
Common stock, $0.001 par value:
Class A, 25,990,765 shares authorized; 176,445 and 171,645 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	—	—
Class B, 8,000,001 shares authorized; 8,000,001 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	8	8
Additional paid-in capital	97,079	96,870
Accumulated deficit	(74,444)	(63,983)
Total Sarcos Corp. and Subsidiaries stockholders’ equity	22,655	32,907
Non-controlling interests	—	(3)
Total stockholders’ equity	22,655	32,904
Total liabilities and stockholders’ equity	$30,574	$38,051

See accompanying notes to the condensed consolidated financial statements

SARCOS CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue, net	$1,143	$1,708	$2,942	$3,882
Operating expenses:
Cost of revenue	676	1,083	1,878	2,493
Research and development	4,054	3,340	6,869	6,642
General and administrative	2,921	1,924	5,235	3,706
Sales and marketing	1,163	593	1,819	1,285
Total operating expenses	8,814	6,940	15,801	14,126
Loss from operations	(7,671)	(5,232)	(12,859)	(10,244)
Interest (expense) income, net	(13)	9	(23)	57
Gain on forgiveness of notes payable	2,394	—	2,394	—
Other income, net	28	18	28	31
Loss before provision for income taxes	(5,262)	(5,205)	(10,460)	(10,156)
Provision for income taxes	1	—	1	—
Net loss and comprehensive loss	$(5,263)	$(5,205)	$(10,461)	$(10,156)
Net loss attributable to common stockholders	$(5,263)	$(5,205)	$(10,461)	$(10,156)
Net loss per share attributable to common stockholders:
Basic and diluted	$(0.64)	$(0.67)	$(1.27)	$(1.33)
Weighted-average shares used in computing net loss per share attributable to common stockholders
Basic and diluted	8,176,446	7,787,060	8,176,001	7,657,025

See accompanying notes to the condensed consolidated financial statements.

SARCOS CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Unaudited)

(in thousands, except share data)

	Convertible Preferred Stock						Common Stock				Additional		Non-	Total
	Series A		Series B		Series C		Class A		Class B		Paid-In	Accumulated	Controlling	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Interests	Equity
Balance at December 31, 2020	5,421,446	$5	3,158,338	$3	3,532,228	$4	171,645	$—	8,000,001	$8	$96,870	$(63,983)	$(3)	$32,904
Purchase of non-controlling interest	—	—	—	—	—	—	—	—	—	—	(203)	—	3	(200)
Share based compensation	—	—	—	—	—	—	—	—	—	—	173	—	—	173
Exercise of stock options	—	—	—	—	—	—	4,800	—	—	—	20	—	—	20
Net loss and comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	(5,198)	—	(5,198)
Balance at March 31, 2021	5,421,446	$5	3,158,338	$3	3,532,228	$4	176,445	$—	8,000,001	$8	$96,860	$(69,181)	$—	$27,699
Share based compensation	—	—	—	—	—	—	—	—	—	—	219	—	—	219
Net loss and comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	(5,263)	—	(5,263)
Balance at June 30, 2021	5,421,446	$5	3,158,338	$3	3,532,228	$4	176,445	$—	8,000,001	$8	$97,079	$(74,444)	$—	$22,655

See accompanying notes to the condensed consolidated financial statements.

SARCOS CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Unaudited)

(in thousands, except share data)

	Convertible Preferred Stock						Common Stock
	Series A		Series B		Series C		Class A		Class B		Additional Paid-In	Accumulated	Non- Controlling	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Interests	Equity
Balance at December 31, 2019	5,421,446	$5	3,158,338	$3	—	$—	109,536	$—	7,250,001	$7	$54,518	$(43,057)	$(3)	$11,473
Vesting of founder shares subject to repurchase	—	—	—	—	—	—	—	—	250,000	—	25	—	—	25
Issuance of convertible preferred stock, net of issuance costs	—	—	—	—	3,532,228	4	—	—	—	—	38,643	—	—	38,647
Issuance of common stock warrants	—	—	—	—	—	—	—	—	—	—	1,220	—	—	1,220
Share based compensation	—	—	—	—	—	—	—	—	—	—	683	—	—	683
Exercise of stock options	—	—	—	—	—	—	7,205	—	—	—	5	—	—	5
Net loss and comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	(4,951)	—	(4,951)
Balance at March 31, 2020	5,421,446	$5	3,158,338	$3	3,532,228	4	116,741	$—	7,500,001	$7	$95,094	$(48,008)	$(3)	$47,102
Vesting of founder shares subject to repurchase	—	—	—	—	—	—	—	—	250,000	—	25	—	—	25
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	705	—	—	705
Exercise of stock options	—	—	—	—	—	—	24,895	—	—	—	53	—	—	53
Net loss and comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	(5,205)	—	(5,205)
Balance at June 30, 2020	5,421,446	$5	3,158,338	$3	3,532,228	4	141,636	$—	7,750,001	$7	$95,877	$(53,213)	$(3)	$42,680

See accompanying notes to the condensed consolidated financial statements.

SARCOS CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities:
Net loss	$(10, 461)	$(10,156)
Adjustments to reconcile net loss to cash used in operating activities:
Share-based compensation	392	1,386
Depreciation and amortization	219	222
Gain on forgiveness of notes payable	(2,394)	—
Changes in operating assets and liabilities:
Accounts receivable	665	171
Unbilled receivable	(104)	612
Inventories	(551)	245
Deferred transactions costs	(2,799)	—
Prepaid expenses and other current assets	(655)	26
Other non-current assets	—	(21)
Accounts payable	1,044	(336)
Accrued liabilities	455	24
Other liabilities	529	222
Net cash used in operating activities	(13,660)	(7,605)
Cash flows from investing activities:
Purchases of property and equipment	(2,282)	(342)
Net cash used in investing activities	(2,282)	(342)
Cash flows from financing activities:
Proceeds from issuance of convertible preferred stock	—	39,867
Proceeds from notes payable	2,000	2,394
Proceeds from exercise of stock options	20	58
Purchase of non-controlling interest	(200)	—
Payment of obligations under capital leases	(2)	(2)
Net cash provided by financing activities	1,818	42,317
Net increase (decrease) in cash and cash equivalents	(14,124)	34,370
Cash and cash equivalents at beginning of period	33,664	9,195
Cash and cash equivalents at end of period	$19,540	$43,565
Supplemental disclosure of cash flow information:
Cash paid for interest	1	1
Cash paid for income taxes	2	—
Supplemental disclosure of non-cash activities
Issuance of common stock warrants	$—	$1,220
Purchase of property and equipment included in accounts payable at period-end	$151	$5
Purchase of property and equipment under capital leases	$—	$19
Vesting of founder shares subject to repurchase	$—	$50
Leasehold improvements paid by lessor	$961	—

See accompanying notes to the condensed consolidated financial statements.

SARCOS CORP. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share and per share data)

1. Basis of Presentation and Summary of Significant Accounting Policies

Description of the business

Sarcos Corp. and its wholly owned subsidiaries, Sarcos LC, Rememdia LC, and ZeptoVision, Inc. (the “Company” or “Sarcos” or “We” or “Our”), design and produce dexterous robotic systems for military and public safety applications. Sarcos also develops and deploys teleoperated robots to perform dangerous and complex tasks in areas where human safety is at risk. The Company was founded on February 5, 2015, is incorporated and headquartered in Salt Lake City, Utah and has offices located in California, Colorado, Massachusetts, Oregon, Texas and Washington.

On April 5, 2021, the Company entered into a definitive agreement to merge with Rotor Acquisition Corp. (“Rotor”), pursuant to which the Company will merge with Rotor’s wholly-owned subsidiary, Rotor Merger Sub Corp., with Sarcos surviving the merger as a wholly-owned subsidiary of Rotor.

Basis of Presentation and Consolidation

The accompanying condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the U.S.A. (“GAAP”).

The condensed consolidated financial statements as of June 30, 2021 are unaudited. The condensed consolidated balance sheet as of December 31, 2020, included herein was derived from the audited consolidated financial statements as of that date. Certain information and note disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted.  As such, the information included herein should be read in conjunction with the consolidated financial statements and accompanying notes as of and for the year ended December 31, 2020.

The condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. The Company’s fiscal year begins on January 1 and ends on December 31.

In the opinion of the Company’s management, the unaudited condensed consolidated financial statements include all adjustments necessary for the fair presentation of the Company’s balance sheet as of June 30, 2021, the results of operations, including its comprehensive loss, and stockholders’ equity for the three and six months ended June 30, 2021 and 2020, and the statement of cash flows for the six months ended June 30, 2021 and 2020. All adjustments are of a normal recurring nature. The results for the three and six months ended June 30, 2021 are not necessarily indicative of the results to be expected for any subsequent quarter or for the fiscal year ending December 31, 2021.

Summary of Significant Accounting Policies

There have been no changes to the Company’s significant accounting policies described in the annual consolidated financial statements for the year ended December 31, 2020 that have had a material impact on the Company’s consolidated financial statements and related notes.

In March 2020, the World Health Organization declared the outbreak of COVID-19 a pandemic. Modifications continue to be made to our normal operations because of the COVID-19 pandemic and we continue to monitor our operations and government recommendations. Travel restrictions and capacity limits at customer locations imposed in response to the COVID-19 pandemic continue to cause delays in the assessment and deployment of our products. Although it is widely expected that the impact of the pandemic will subside over time, we cannot predict the future extent or duration of the impact that the COVID-19 pandemic will have on our financial condition and operations. The impact of the COVID-19 pandemic on our financial performance will depend on future developments, including the duration and spread of the outbreak and related governmental advisories and restrictions. If the financial markets and/or the overall economy continue to be impacted for an extended period, Sarcos operations and financial results may be adversely affected.

Liquidity and Capital Resources

Cash and cash equivalents were $19,540 as of June 30, 2021, compared to $33,664 as of December 31, 2020. The Company has historically incurred losses and negative cash flows from operations. As of June 30, 2021, the Company also had an accumulated deficit of approximately $74,444 and working capital of $21,807. During the six months ended June 30, 2021, the Company received $2,000 from the US Government under the Paycheck Protection Plan Loan (“PPPL”). The Company has used these proceeds to fund qualified expenses as defined within the PPPL agreement.

As of the date of this report, the Company’s existing cash resources are sufficient to support planned operations for the next 12 months from the date of the issuance of the condensed consolidated financial statements.

These financial statements have been prepared in accordance with GAAP and this basis assumes that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company’s main sources of liquidity were cash generated by equity offerings and debt. The Company’s primary use of cash is for operations and administrative activities including employee-related expenses, and general, operating and overhead expenses. Future capital requirements will depend on many factors, including the Company’s customer growth rate, customer retention, timing and extent of development efforts, the expansion of sales and marketing activities, the introduction of new and enhanced product offerings and the continuing market acceptance of the Company’s products.

The Company considers that there are no conditions or events in the aggregate, including the impact of the COVID-19 pandemic, that raise substantial doubt about the entity’s ability to continue as a going concern for a period of at least one year from the date the condensed consolidated financial statements are issued.

Revenue Recognition

The Company recognizes revenue from the sale of its robot products and from its contractual arrangements to perform research and development services that are fully funded by the customer. The Company recognizes revenue when promised goods or services are transferred to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services by following a five-step process:

1) Identify the contract with a customer: A contract with a customer exists when (i) the Company enters into an enforceable contract with a customer that defines each party’s rights and obligations regarding the products and services to be transferred and identifies the payment terms related to these products and services, (ii) the contract has commercial substance and, (iii) the Company determines that collection of substantially all consideration for products and services that are transferred is probable based on the customer’s intent and ability to pay the promised consideration. Contract modifications may include changes in scope of work, and/or the period of completion of the project. The Company analyzes contract modifications to determine if they should be accounted for as a modification to an existing contract or a new stand-alone contract.

2) Identify the performance obligations in the contract: The Company enters into contracts that can include combinations of products and services, which are either capable of being distinct and accounted for as separate performance obligations or as one performance obligation, if the majority of tasks and services form a single project or capability. However, determining whether products or services are considered distinct performance obligations that should be accounted for separately versus together may require significant judgment.

3) Determine the transaction price: The transaction price is determined based on the consideration to which the Company will be entitled in exchange for transferring services to the customer. Such amounts are typically stated in the customer contract and to the extent that the Company identifies variable consideration, the Company estimates the variable consideration at the onset of the arrangement as long as it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. The Company’s current contracts do not include any significant financing components because the timing of the transfer of the underlying products and services under contract are at the customers’ discretion.  Additionally, the Company does not adjust the promised amount of consideration for the effects of a significant financing component if the Company expects, at contract inception, that the period between when the entity transfers a promised good or service to a customer and when the customer pays for that good or service will be one year or less. Taxes collected from customers and remitted to governmental authorities are not included in revenue.

4) Allocate the transaction price to performance obligations in the contract: Once the Company has determined the transaction price, the total transaction price is allocated to each performance obligation in a manner depicting the amount of consideration to which the Company expects to be entitled in exchange for transferring the good(s) or service(s) to the customer. If applicable, the Company allocates the transaction price to each performance obligation identified in the contract on a relative standalone selling price basis. The standalone selling price represents the amount we would sell the good(s) or service(s) to a customer on a standalone basis. For the government contracts, the Company uses expected cost plus a margin as standalone selling price. Because our contract pricing with the government customer is based on expected cost plus margin the standalone selling price of the good(s) or service(s) in our contracts with the government customer are typically equal to the selling price stated in the contract. When we sell standard good(s) or service(s) with observable standalone sale transaction, the observable standalone sales transactions are used to determine the standalone selling price.

5) Recognize revenue when or as the Company satisfies a performance obligation: For each performance obligation identified, we determine at contract inception whether we satisfy the performance obligation over time or at a point in time. Revenue is recognized over time as work progresses when the Company is entitled to the reimbursement of costs plus a reasonable profit for work performed for which the Company has no alternate use. For these performance obligations that are satisfied over time, the Company generally recognizes revenue using an input method with revenue amounts being recognized proportionately as costs are incurred relative to the total expected costs to satisfy the performance obligation. The Company believes that costs incurred as a portion of total estimated costs is an appropriate measure of progress towards satisfaction of the performance obligation since this measure reasonably depicts the progress of the work effort.  Revenue for performance obligations that are not recognized over time are recognized at the point in time when control transfers to the customer (which is generally upon delivery).  For performance obligations that are satisfied at a point in time, the Company evaluates the point in time when the customer can direct the use of, and obtain the benefits from, the products and services. Shipping and handling costs are recorded at the time of product shipment to the customer and are included within revenue.

Revenues from Contracts with Customers

The Company derives its revenue primarily from sale of research and development services in the development of its robots and robot products. The research and development services revenue includes revenue from providing services through different types of arrangements, including cost-type contracts and fixed-price contracts. Revenue from the sales of robot products includes sales of the Company’s Guardian S and Guardian Heavy-Lift System (“HLS”) products.

Research and Development Services

Cost-type contracts – Research and development service contracts, including cost-plus-fixed-fee and time and material contracts, relate primarily to the development of technology in the areas of robotics or counter-unmanned aircraft systems.  Cost-type contracts are generally entered into with the U.S. government. These contracts are billed at cost plus a margin as defined by the contract and Federal Acquisition Regulation (“FAR”). The FAR establishes regulations around procurement by the government and provides guidance on the types of costs that are allowable in establishing prices for goods and services delivered under government contracts. Revenue on cost-type contracts is recognized over time as goods and services are provided.

Fixed-price contracts – Fixed-price development contracts relate primarily to the development of technology in the area of robotics. Fixed-price development contracts generally require a significant service of integrating a complex set of tasks and components into a single deliverable. Revenue on fixed-price contracts is generally recognized over time as goods and services are provided. To the extent our actual costs vary from the fixed fee, we will generate more or less profit or could incur a loss. In accordance with Accounting Standards Codification 606, for fixed price contracts, the Company will recognize losses at the contract level in earnings in the period in which they are incurred.

Robotic Product Sales

Robotic product revenues relate to sales of the Company’s Guardian S, Guardian HLS products, and certain miscellaneous parts or accessories. The Company provides a standard one-year warranty on product sales. Product warranties are considered assurance-type warranties and are not considered to be separate performance obligations. Revenue on product sales is recognized at a point in time when goods are shipped to the customer. At the time revenue is recognized, an accrual is established for estimated warranty expenses based on historical experience as well as anticipated product performance.

The revenue recognized for Research and Development Services and Robotic Product Sales were as follows:

	For the three months ended June 30		For the six months ended June 30
	2021	2020	2021	2020
Research and Development Services	$1,030	$1,402	$2,630	$3,434
Robotic Product	113	306	312	448
Total Revenue	$1,143	$1,708	$2,942	$3,882

Contract Balances

The timing of revenue recognition, billing, and cash collection results in the recognition of accounts receivable, unbilled receivables, contract assets, and contract liabilities in the Condensed Consolidated Balance Sheet.

Contract liabilities, discussed below, are also referenced as “deferred revenue” on the condensed consolidated financial statements and related disclosures. Cash received that is in excess of revenues recognized and are contingent upon the satisfaction of performance obligations are accounted for as deferred revenue.

Contract assets include unbilled amounts resulting from contracts in which revenue is recognized over time, revenue recognized exceeds the amount billed, and right to payment is not only subject to the passage of time and further performance.

The opening and closing balances of our accounts receivable, unbilled receivables, contract assets and deferred revenues are as follows:

	Accounts receivable	Unbilled receivable	Contract assets (current)	Contract assets (long-term)	Deferred revenue (current)
Opening Balance as of December 31, 2019	$916	$868	$195	$110	$200
Increase/(decrease), net	135	(649)	(102)	(17)	(143)
Ending Balance as of December 31, 2020	1,051	219	93	93	57
Increase/(decrease), net	(665)	104	128	(57)	(52)
Ending Balance as of June 30, 2021	$386	$323	$221	$36	$5

The Company recorded its Current contract assets, Long-term contract assets and Current deferred revenue within Other assets, other non-current assets and other current liabilities, respectively.

Remaining performance obligations

As of June 30, 2021, the Company had backlog, or revenue related to remaining performance obligations, of $1,484.  We expect approximately 53% of this backlog to be recognized in 2021 and the remainder to be recognized in 2022.

Recently Issued Accounting Standard Pronouncements

As an emerging growth company (“EGC”), the Jumpstart Our Business Startups Act (“JOBS Act”) allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are applicable to private companies. The Company has elected to use this extended transition period under the JOBS Act until such time as the Company is no longer considered to be an EGC. The adoption dates discussed below reflect this election.

In June 2016, the FASB Issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The new standard requires financial assets measured at amortized cost be presented at the net amount expected to be collected, through an allowance for credit losses that is deducted from the amortized cost basis. The standard will be effective for the Company beginning January 1, 2023, with early application permitted. The Company is evaluating the impact of adopting this new accounting guidance on its condensed consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02 regarding ASC 842 Leases. The amendments in this guidance require balance sheet recognition of lease assets and lease liabilities by lessees for leases classified as operating leases, with an optional policy election to not recognize lease assets and lease liabilities for leases with a term of 12 months or less. The amendments also require new disclosures, including qualitative and quantitative requirements, providing additional information about the amounts recorded in the consolidated financial statements. The amendments require a modified retrospective approach with optional practical expedients. In July 2018, the FASB issued ASU 2018-11, Leases (Topic 842): Targeted Improvements. ASU 2018-11 provides entities another option for transition, allowing entities to not apply the new standard in the comparative periods they present in their consolidated financial statements in the year of adoption.  In June 2020, the FASB Issued ASU 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842): Effective Dates for Certain Entities (“ASU 2020-05”). The update defers the initial effective date of ASU 2016-02 by one year for private companies and private non-for-profits. For these entities, the effective date is for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022.  The Company is evaluating the impact of adopting this new accounting guidance on its condensed consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”). ASU 2019-12 is intended to simplify the accounting for income taxes by removing certain exceptions to the general principles and to simplify areas such as franchise taxes, step up in tax basis goodwill, separate entity financial statements and interim recognition of enactment of tax laws or rate changes. The ASU is effective for the Company beginning January 1, 2022. The Company is currently evaluating the impact of adopting this standard on its condensed consolidated financial statements.

2. Fair Value Measurements

The Company's condensed consolidated financial instruments consist of cash and cash equivalents and accounts receivable. Fair value is defined as the exchange price that would be received for an asset or an exit price paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The fair value hierarchy defines a three-level valuation hierarchy for disclosure of fair value measurements as follows:

Level 1—Fair value is based on observable inputs such as quoted prices for identical assets or liabilities in active markets.

Level 2—Fair value is determined using quoted prices for similar assets or liabilities in active markets or quoted prices for identical or similar assets or liabilities in markets that are not active or are directly or indirectly observable.

Level 3—Fair value is determined using one or more significant inputs that are unobservable in active markets at the measurement date, such as an option pricing model, discounted cash flow, or similar technique.

Financial Assets and Liabilities Measured at Fair Value on a Recurring Basis

On a recurring basis, the Company measures certain of its financial assets, namely its cash equivalents, at fair value. The fair value of the Company’s financial assets measured at fair value on a recurring basis was determined using the following inputs:

	As of June 30, 2021
	Level 1	Level 2	Level 3	Fair Value
Financial Assets:
Cash equivalents:
Money market funds	$15,838	$—	$—	$15,838
Total financial assets	$15,838	$—	$—	$15,838

	As of December 31, 2020
	Level 1	Level 2	Level 3	Fair Value
Financial Assets:
Cash equivalents:
Money market funds	$31,726	$—	$—	$31,726
Total financial assets	$31,726	$—	$—	$31,726

Cash equivalents consist primarily of money market funds with original maturities of three months or less at the time of purchase, and the carrying amount is a reasonable estimate of fair value. There were no transfers between fair value measurements levels during the six months ended June 30, 2021 and December 31, 2020.

3. Balance Sheet Components

Inventories

Inventories, consist of the following:

	June 30, 2021	December 31, 2020
Raw materials	$679	$516
Work-in-process	285	100
Finished goods	295	91
Total Inventories	$1,259	$707

Prepaid expenses and other current assets

Prepaid expenses and other current assets consist of the following:

	June 30, 2021	December 31, 2020
Prepaid rent and other expense	$623	$313
Software	476	287
Other assets	276	93
Total prepaid expenses and other current assets	$1,375	$693

Property and equipment, net

Property and equipment, net consist of the following:

	June 30, 2021	December 31, 2020
Robotics and manufacturing equipment	$796	$659
Leasehold improvements	154	154
Computer equipment	568	568
Capital leased computer equipment	386	386
Software	378	359
Other fixed assets	147	147
Construction in progress	3,181	141
Property and equipment, gross	5,610	2,414
Accumulated depreciation and amortization	(1,209)	(989)
Property and equipment, net	$4,401	$1,425

Depreciation and amortization expenses were $219 and $222, for the six months ended June 30, 2021 and June 30, 2020, respectively. Included in construction in progress is $1,922 of tenant improvement related to the improvements made in the new facility to be leased.

Accrued liabilities

Accrued liabilities consist of the following:

	June 30, 2021	December 31, 2020
Payroll and payroll taxes	$617	$648
CARES Act deferred payroll taxes	286	286
Consulting and professional services	222	125
Other current liabilities	705	196
Total accrued liabilities	$1,830	$1,255

Other non-current liabilities

Other non-current liabilities consist of the following:

	June 30, 2021	December 31, 2020
CARES Act deferred payroll taxes	$286	$286
Capital leases	244	239
Deferred rent and lease incentive obligation	1,507	1
Other	7	—
Total other non-current liabilities	$2,044	$526

Transaction costs

As of June 30, 2021, in connection with the business combination, transaction costs amounted to $2,799 consisting primarily of $1,470 legal fees and $1,329 other professional services.

4. Notes Payable

Paycheck Protection Program Loan

In April 2020, the Company received an unsecured loan in the principal amount of $2,394 under the Paycheck Protection Program (the “PPP”) administered by the U.S. Small Business Administration, or the SBA, pursuant to the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), or the PPP loan. The PPP loan provides for an interest rate of 1.00% per year and matures two years from the commencement date. The terms of the PPP Loan were subsequently revised in accordance with the provisions of the Paycheck Protection Flexibility Act of 2020, or the PPP Flexibility Act, which was enacted on June 5, 2020. The PPP Loan is subject to forgiveness under the PPP to the extent proceeds of the loan are used for eligible expenditures. The PPP loan may be used for payroll costs, costs related to certain group health care benefits and insurance premiums, rent payments, utility payments, mortgage interest payments and interest payments on any other debt obligation that were incurred before February 15, 2020. On June 11, 2021 the first PPP loan granted of $2,394 was forgiven.

On March 3, 2021, the Company was granted a Second Draw PPP Loan of $2,000 based on qualified spending, decreased quarterly revenue, and other factors. Second Draw PPP Loans are eligible for forgiveness based on qualified spending during an 8-to-24 month covered period, assuming employee and compensation levels are maintained.  Loan payments are deferred for at least 10 months after the end of the covered period.  If not forgiven, Second Draw PPP Loans have a maturity of five years and a 1% interest rate.

Under the terms of the CARES Act and the PPP Flexibility Act, the Company may apply for and be granted forgiveness for all or a portion of loan granted under the PPP Flexibility Act, with such forgiveness to be determined, subject to limitations (including where employees of the Company have been terminated and not re-hired by a certain date), based on the use of the loan proceeds for payment of payroll costs and any payments of mortgage interest, rent, and utilities. The terms of any forgiveness may also be subject to further requirements in regulations and guidelines adopted by the SBA. While the Company currently believes that the use of the PPP loan proceeds will meet the conditions for forgiveness under the PPP Flexibility Act, no assurance is provided that the Company will obtain whole or partial forgiveness of the loans.

Notes payable consisted of the following:

	June 30,	December 31,
	2021	2020
First PPP Loan	$—	$2,394
Second PPP Loan	2,000	—
Total Notes payable	2,000	2,394
Less: Notes payable, current portion	—	1,328
Notes payable, net of current portion	$2,000	$1,066

As of June 30, 2021, the scheduled principal payments of the Company's PPP loan, shown if the loan is not forgiven, were as follows:

2021 (Remaining)	$—
2022	241
2023	535
2024	541
2025	546
2026	137
Total	$2,000

5. Equity

Common Stock

The number of authorized shares of common stock is 33,990,766, of which 25,990,765 and 8,000,001 have been designated as Class A and Class B, respectively.

Except with regard to the differential voting power and conversion rights, Class A common stock and Class B common stock have the same characteristics, rights, privileges, preferences and limitations and shall rank equally, share ratably and be identical in all respects as to all matters.

On all matters upon which holders of common stock are entitled or permitted to vote, every holder of Class A common stock shall be entitled to one vote per share and every holder of Class B common stock shall be entitled to ten votes per share.

Class B common stock is convertible, at the option of the holder, at any time and without payment of additional consideration into one share of Class A common stock. Class B common stock shall be automatically converted into Class A common stock upon transfer of shares in any manner other than as a permitted transfer as defined by the Company’s charter.

In September 2016, the founders granted the Company a repurchase right for 4,000,000 shares of Class B common stock originally purchased in 2015. The Company has an exclusive option to repurchase unvested shares of Class B common stock at a price per share equal to the original issue price per share in the event that the founder’s relationship with the Company is terminated. The repurchase right for the 4,000,000 shares lapsed in equal monthly amounts over the following 48 month period ending in September 2020. The fair value of the Class B common stock option at the date the repurchase right was granted was based on the fair market value on the grant date and is being recognized as stock-based compensation expense to general and administrative expense on a straight-line basis over the vesting period. For the three and six months ended June 30, 2020, the amount of stock-based compensation recognized related to the founder stock options was $506 and $1,012, respectively. For the three and six months ended June 30, 2021, there was no stock based compensation related to the repurchase right as it lapsed in September 2020.

Convertible Preferred Stock

As of June 30, 2021, the Company has authorized, issued and outstanding 12,112,012 shares of convertible preferred stock, of which 5,421,446, have been designated as Series A, 3,158,338 have been designated as Series B and 3,532,228 have been designated as Series C, each designated with the rights and preferences to be determined by the Board of Directors.

The following table is a summary of the Convertible Preferred Stock as of June 30, 2021(1):

Series	Shares Authorized	Shares Issued and Outstanding	Aggregate Liquidation Value	Proceeds, Net of Issuance Costs	Issue Price per Share
Series A	5,421,446	5,421,446	$15,723	$15,531	$2.9002
Series B	3,158,338	3,158,338	30,050	29,993	$9.5145
Series C	3,532,228	3,532,228	40,000	39,867	$11.3243
Total	12,112,012	12,112,012	$85,773	$85,391

(1)

Based on the Company’s Amended and Restated Articles of Incorporation, dated as of January 5, 2020, liquidation preferences are calculated as the greater of the stated liquidation preference or common stock conversion price.  As net assets available as of the balance sheet date would be unlikely to result in the payout of the full liquidation preference of $3.8573 to Series A Preferred stockholders, the Company considers the conversion price of $2.9002 to be appropriate in calculating the aggregate liquidation value.

Significant terms of the outstanding convertible preferred stock series are as follows:

Dividends — Each share of Series A, Series B and Series C Convertible Preferred Stock (“Senior Convertible Preferred Stock”) is entitled to receive, when and if declared by the Company’s Board of Directors, noncumulative dividends at an annual rate of $0.2320 for Series A Convertible Preferred Stock, $0.7611 for Series B convertible Preferred Stock and $0.9059 for Series C Convertible Preferred Stock

Voting Rights — Each holder of Preferred Stock is entitled to the number of votes equal to the number of shares of Class A Common Stock into which the shares of Preferred Stock held by such holders could be converted as of the record date. Holders of Preferred Stock shall be entitled to vote on all matters on which Common Stock are entitled to vote. So long as at least 3,924,112 shares of Preferred Stock remain outstanding, the holder of Preferred Stock, voting as a separate class, are entitled to elect four members of the Board of Directors. The holders of Common Stock shall be entitled to elect five members of the Board of Directors. The number of authorized shares of Common Stock may be increased or decreased by an affirmative vote of the holders of a majority of the voting power of the stock of the Corporation voting together as a single class on an as-converted basis, provided that (a) at least 80% of the then-serving members of the Board have also approved such increase or decrease to the number of authorized shares of Common Stock and (b) the holders of at least a majority of the then outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis, have approved an increase in the number of shares of Class B Common Stock.

On all matters upon which holders of Common Stock are entitled or permitted to vote, every holder of Class A Common Stock shall be entitled to one vote for each share of Class A Common Stock and every holder of Class B Common Stock shall be entitled to ten votes for each share of Class B Common Stock. Except as expressly noted, the holders of shares of Class A Common Stock, Class B Common Stock and any other stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

Liquidation Preference — In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Series C Preferred Stock shall rank senior to the Junior Preferred Stock, referred as Series A and Series B Preferred Stock, and Common Stock as to the distribution of any assets of the Corporation. In the event of any liquidation, dissolution or winding up of the Company, the holders of Series C Preferred Stock  shall be entitled to receive, prior and in preference to any Distribution of any of the assets of the Corporation to the holders of the Junior Preferred Stock and Common Stock. The Series A, B and C Preferred stock and Common stock holders shall be entitled to receive an amount per share equal to the greater of the sum of the preferred stock liquidation preference of $3.8573 for Series A convertible preferred stock, $9.5145 for Series B convertible preferred stock and $11.3243 for Series C convertible preferred stock.

If upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation legally available for distribution to the holders of Series C Preferred Stock are insufficient to permit the payment to such holders, then the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series C Preferred Stock in proportion to the full amounts they would otherwise be entitle to receive.

Preemptive Rights — No shares of Common Stock, Preferred Stock or other securities convertible into shares of Common Stock have preemptive rights

Conversion — The holders of the Preferred Stock have the option to convert each share into that number of fully-paid, nonassessable shares of Class A Common Stock determined by dividing the original issue price for the relevant series by the Conversion Price for such series. The Conversion price is currently the original issue price.

Shares of Preferred Stock will be converted automatically into fully-paid, non-assessable shares of Class A Common Stock at the then effective Conversion Rate for such share (i) immediately prior to the closing of a firm commitment underwritten initial public offering pursuant to a registration statement under the Securities Act of 1933, as amended, resulting in the listing of the Class A Common Stock on the New York Stock Exchange, the Nasdaq Global Market or other internationally recognized stock exchange, converting the offer and sale of Common Stock provided that offering price per share is no less than $21.57 (as adjusted for Recapitalization) and the aggregate gross proceeds from the offering are not less than $100,000 or (ii) upon the Company’s receipt of the written consent of the holders of a majority of the Preferred Stock then outstanding (voting as a single class and on an as-converted basis), which majority should include holders of at least the majority of the Series B Preferred Stock then outstanding and a majority of the Series C Preferred Stock then outstanding, or, if later, the effective date for conversion specified in such request.

Non-controlling Interest

The non-controlling interest represents the membership interest in ZeptoVision, Inc. (“Zepto”) held by another holder other than the Company (i.e., an officer with the Company). Zepto was formed in April 2016, and the formation of Zepto was accounted for as a common control transaction at the time of formation. As of December 31, 2020, the Company’s ownership percentage in Zepto was 79%. The Company has consolidated the financial position and results of operations of Zepto and reflected the 21% interest as a non-controlling interest. The carrying amount of the non-controlling interest will be adjusted to reflect the change in its ownership interest in the subsidiary, with the offset to equity attributable to the Company.

On February 16, 2021, the Company acquired the non-controlling interest’s shares in Zepto for a purchase price of $200 making Zepto a wholly owned subsidiary of the Company. The acquisition of the remaining shares of Zepto resulted in the decrease of non-controlling interest to zero and adjustment to additional paid-in capital to reflect the Company’s increased ownership in Zepto.

6. Warrants

On January 31, 2020, the Company issued 250,000 Class A Common Stock warrants to one of the Series C Preferred Stock investors, at an exercise price of $11.3243 with an expiration date of January 31, 2030. The Company generally accounts for warrants to purchase common stock as a component of equity at its issued cost unless the warrants include a conditional obligation to issue a variable number of shares or there is a deemed possibility that the Company may need to settle the warrants in cash.

The Company estimated the fair value of these warrants using the Black-Scholes option valuation model based on the estimated fair value of the underlying common stock, with the following assumptions: remaining contractual term of ten years, risk-free interest rate of 3.05%, volatility of 85% and no dividend yield. These estimates, especially the market value of the underlying common stock and the related expected volatility, are highly judgmental and could differ materially in the future. The Company estimated the fair value of warrants exercisable for Class A Common Stock using the Black-Scholes option valuation model based on the estimated fair value of the underlying Series C Preferred Stock.

The Company recorded $1,220 as relative fair value of the warrants within the condensed consolidated statements of stockholders’ equity, as an offset to additional paid-in capital as the warrants were issued in conjunction with the issuance of Series C Preferred stock.

7. Stock-based Compensation

Equity Incentive Plan

The total number of shares of the Company’s 2015 Plan is 3,180,714 as of June 30, 2021. The Plan provides stock options awards, restricted stock units and restricted stock awards for issuance to Company employees, officers, directors, non-employee agents, and consultants as options and/or restricted stock units. These awards vest over three to five years and are exercisable up to 10 years from the date of grant. Unvested options are forfeited upon termination.

The following summarizes the Company’s stock option activity for the six months ended June 30, 2021:

	Options Outstanding		Weighted- Average Remaining
	Number of Shares	Weighted Average Exercise Price	Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding – December 31, 2020	1,536,897	$3.04	6.83	$5,058
Granted	349,750	45.05
Exercised	(4,800)	4.23
Cancelled	(116,210)	4.48
Outstanding – June 30, 2021	1,765,637	$11.26	6.56	$59,655
Vested and expected to vest – June 30, 2021	1,765,637	$11.26	6.56	$59,655
Exercisable – June 30, 2021	955,972	$2.08	5.24	$41,077

The following summarizes the Company’s employee restricted stock units activity for the six months ended June 30, 2021:

	Restricted Stock Units Outstanding
	Number of Shares	Weighted-Average Grant-Date Fair Value
Outstanding – December 31, 2020	175,703	$6.04
Granted	40,000	45.05
Outstanding – June 30, 2021	215,703	$13.51

The following summarizes the Company’s employee restricted stock awards activity for the six months ended June 30, 2021:

	Restricted Stock Awards Outstanding
	Number of Shares	Weighted-Average Grant-Date Fair Value
Outstanding – December 31, 2020	—	$—
Granted	1,000,000	45.05
Outstanding – June 30, 2021	1,000,000	$45.05

Vesting of Restricted stock units (“RSUs”) is subject to service and performance conditions. RSUs granted generally include service vesting periods of one to four years, requirements related to the completion of a qualifying liquidity event, and for some awards granted to executives, requirements related to the forfeiture of cash compensation. Awards that include the forfeiture of cash compensation as a vesting requirement were based on a predetermined amount of forfeited cash salary over a one-year period.  As of June 30, 2021, all awards with this forfeiture of cash compensation vesting condition had been satisfied or forfeited. The RSUs are not reflected as issued or outstanding in the accompanying condensed consolidated statements of stockholders’ equity until the liquidity event is met. It is anticipated that the merger with Rotor Acquisition Corp. will be the qualifying transaction that triggers the liquidity event condition, therefore no compensation expense was recognized in regard to RSUs, for the six months ended June 30, 2021 and for the year ended December 31, 2020, respectively.

Restricted Stock Awards (“RSAs”) vest over a 15-month period following the consummation of a qualifying transaction.  The award includes vesting acceleration provisions which would result in the award becoming fully vested following a change in control event or upon death of the grantee.  It is anticipated that the merger with Rotor Acquisition Corp. will be the qualifying transaction that triggers the 15-month vesting period. Due to the change in control, which has not been met, no compensation expense was recognized in regard to RSAs, for the six months ended June 30, 2021.

The Company utilizes the Black-Scholes option pricing model for estimating the fair value of options granted, which requires the input of highly subjective assumptions. The Company calculates the fair value of each option grant on the grant date using the following assumptions:

Expected Term—The Company uses the simplified method when calculating expected term due to insufficient historical exercise data.

Expected Volatility—As the Company's shares are not actively traded, the volatility is based on a benchmark of comparable companies.

Expected Dividend Yield—The dividend rate used is zero as the Company does not have a history of paying dividends on its common stock and does not anticipate doing so in the foreseeable future.

Risk-Free Interest Rate—The interest rates used are based on the implied yield available on U.S. Treasury zero-coupon issues with an equivalent remaining term equal to the expected life of the award.

The per share fair values of stock options granted and the assumptions used in estimating fair value were as follows:

	June 30, 2021	December 31, 2020
Options
Fair value of common stock	$27.69	$3.69
Risk-free interest rate	1.047%	0.51%
Expected term (in years)	6.14	6.06
Expected dividend yield	0.00%	0.00%
Expected volatility	68.25%	64.98%

The Company recognized stock-based compensation expense under the Plan in the condensed consolidated statement of operations as follows:

	June 30, 2021	June 30, 2020
Cost of revenue	$43	$53
Research and development	134	81
Sales and marketing	22	20
General and administrative	193	220
Total stock-based compensation expense	$392	$374

The fair value of stock options granted are recognized as compensation expense in the condensed consolidated statements of operations over the related vesting periods. The following is a summary of the weighted-average fair value per share:

June 30, 2021
Granted	$27.55
Exercised	$4.23
Cancelled	$2.75
Unvested	$15.35

The weighted-average grant date fair value per share of restricted stock units granted during the six months ended June 30, 2021 was $45.05. As of June 30, 2021, there was approximately $10,838 of unrecognized stock-based compensation cost related to stock options granted under the Plan, which is expected to be recognized over an average period of 3.2 years.

8. Net loss per Share

The following table sets forth the computation of the basic and diluted net loss per share attributable to common stockholders for the three months ended June 30, 2021 and 2020:

	For the three months ended June 30,
	2021		2020
	Class A	Class B	Class A	Class B
Numerator:
Net loss attributable to common stockholders	$(113)	$(5,107)	$(83)	$(5,122)
Denominator:
Weighted average shares outstanding, basic and diluted	176,445	8,000,001	123,141	7,663,919
Basic and diluted net loss per share	$(0.64)	$(0.64)	$(0.67)	$(0.67)

The following table sets forth the computation of the basic and diluted net loss per share attributable to common stockholders for the six months ended June 30, 2021 and 2020:

	For the six months ended June 30,
	2021		2020
	Class A	Class B	Class A	Class B
Numerator:
Net loss attributable to common stockholders	$(224)	$(10,194)	$(156)	$(10,000)
Denominator:
Weighted average shares outstanding, basic and diluted	176,000	8,000,001	118,106	7,538,919
Basic and diluted net loss per share	$(1.27)	$(1.27)	$(1.33)	$(1.33)

Basic and diluted net loss per share attributable to common stockholders is the same for the three and six months ended June 30, 2021 and June 30, 2020, because the inclusion of potential shares of common stock would have been anti‑dilutive for the periods presented.

The following table discloses securities that could potentially dilute basic net loss per share in the future that were not included in the computation of diluted net loss per share:

	For the six months ended June 30,
	2021	2020
Convertible preferred stock	12,112,012	12,112,012
Outstanding stock options and restricted stock units	1,981,340	1,975,428
Outstanding restricted stock awards	1,000,000	—
Warrants to purchase Class A common stock	250,000	62,500

9. Income taxes

In order to determine the Company’s quarterly provision for income taxes, the Company used an estimated annual effective tax rate that is based on expected annual income and statutory tax rates in the various jurisdictions in which the Company operates. Certain significant unusual or infrequently occurring items that are separately reported are separately recognized in the quarter during which they occur and can be a source of variability in the effective tax rate from quarter to quarter.

Income tax expense for the three months ended June 30, 2021 and 2020 was $0 and $0, respectively. Income tax expense for the six months ended June 30, 2021 and 2020 was $1 and $0, respectively. Income tax expense is based on the Company’s estimated annualized effective tax rate for the fiscal years ending December 31, 2021 and December 31, 2020, respectively. For the three and six months ended June 30, 2021 and 2020, the Company’s recognized effective tax rate differs from the U.S. federal statutory rate primarily due to the Company’s U.S. deferred tax assets being offset in full by a valuation allowance.

10. Commitments and Contingencies

Legal Proceedings

The Company may be involved in various claims, lawsuits, investigations and other proceedings, in the normal course of the business. The Company accrues a liability when management believes information available prior to the issuance of the condensed consolidated financial statements indicates it is probable a loss has been incurred as of the date of the financial statement and the amount of loss can be reasonably estimated. The Company adjust its accruals to reflect the impact of negotiation, settlements, rulings, advice of legal counsel and other information and events pertaining to a particular case. Legal costs are expensed as incurred. Although claims are inherently unpredictable, the Company currently is not aware of any matters that may have a material adverse effect on its business, financial position, results of operations, or cash flows. Accordingly, the Company has not recorded any material loss contingency in the balance sheet as of June 30, 2021 and December 31, 2020.

Indemnifications

In the ordinary course of business, the Company may provide indemnifications of varying scope and terms to investors, directors and officers with respect to certain matters, including, but not limited to, losses arising out of the Company’s breach of such agreements, services to be provided by the Company, or from intellectual property infringement claims made by third parties. These indemnifications may survive termination of the underlying agreement and the maximum potential amount of future payments the Company could be required to make under these indemnification provisions may not be subject to maximum loss clauses. The maximum potential amount of future payments the Company could be required to make under these indemnification provisions is indeterminable. The Company has never paid a material claim, nor has the Company been involved in litigation in connection with these indemnification arrangements. As of June 30, 2021 and December 31, 2020, the Company has not accrued a liability for these guarantees as the likelihood of incurring a payment obligation, if any, in connection with these guarantees is not probable or reasonably estimable due to the unique facts and circumstances involved.

Operating Leases

The Company leases facilities under noncancelable operating lease agreements. Future minimum rental payments under the noncancelable operating leases, subsequent to June 30, 2021, are as follows:

Operating Leases
2021	$131
2022	1,280
2023	970
2024	1,324
2025	1,360
2026 and thereafter	11,322
Total	$16,387

Rent expense related to noncancelable operating leases totaled $667 and $146 for the six months ended June 30, 2021 and June 30, 2020, respectively. The operating lease term includes two three-year renewal options.

Capital Leases

The Company leases equipment under agreements expiring at various times during the next four years. The Company has recorded the capital lease obligation within its condensed consolidated balance sheets. The current portion of $73 is recorded within accrued liabilities and the long-term portion of $244 is included in other non-current liabilities.

Future minimum rental payments under the noncancelable capital leases, subsequent to June 30, 2021, are as follows:

Capital Leases
2021	$84
2022	87
2023	88
2024	87
Minimum lease payment including interest	346
Amount representing interest	29
Minimum lease payments excluding interest	$317

11. Segment information

The Company’s Chief Executive Officer (“CEO”) is the Chief Operating Decision Maker (“CODM”). The CODM allocates resources and makes operating decisions based on financial information presented on a consolidated basis. The profitability of the Company’s product group is not a determining factor in allocating resources and the CODM does not evaluate profitability below the level of the consolidated company. Accordingly, the Company has determined that it has a single reportable segment and operating segment structure.

The Company’s revenue is primarily with U.S. customers. During the three and six months ended June 30, 2021 and June 30, 2020, the Company recognized $71 and $0 of revenue earned from customers located in South Korea, respectively.

All long-lived assets are maintained in, and all losses are attributable to, the United States of America.

12. Related Party Transactions

As of December 31, 2020, the Company held a controlling interest of 79% in Zepto. The Chief Legal Officer of the Company was the owner of 21% of Zepto. On February 16, 2021, the Company acquired the non-controlling interest’s shares in Zepto for a purchase price of $200 making Zepto a wholly owned subsidiary of the Company.

During the six months ended June 30, 2020, the Company entered into an agreement with one of its investors, Delta Air Lines, Inc., to provide demonstration services. The Company recognized $100 of revenue related to these services during the six months ended June 30, 2020. No revenue was recognized for the six months ended June 30, 2021.

On April 4, 2021, the Company entered into an agreement with Palantir Technologies (Palantir) in which the Company has committed to utilize software and services from Palantir over the next six years for a total of $42,000. The software and services are an integral part of the Company’s plans to provide Robots as a Service upon commercialization of the Company’s Guardian® XO and XT robots. Palantir is one of the PIPE Investors in the proposed merger agreement with Rotor Acquisition Corp. The Company recognized $485 in operating expenses, related to services provided during the six months period ended June 30, 2021. The Company had an accounts payable balance of $162 related to the contract as of June 30, 2021.

On May 16, 2021, the Company entered into an agreement with Sparks Marketing Corp. to begin the construction of a mobile display to be used for demonstrations of Company products at prospective customer locations as well as other marketing events. Negotiations of this agreement involved an account executive at Sparks Marketing Corp. who is a family member of Ben Wolff, CEO. The Company recognized $501 related to costs capitalized to construction in progress for the mobile display for the period ended June 30, 2021.

13. Employee Benefits

The Company has a defined contribution 401(k) plan covering substantially all employees. The plan allows employees to defer up to 100% of their employment income (subject to annual contribution limits imposed by the I.R.S.) after all taxes and applicable benefit deductions. The Company does not provide matching contributions for the employee contributions to the plans; therefore, no amounts have been accrued as of June 30, 2021 and December 31, 2020.

14. Subsequent events

Subsequent events have been evaluated through September 30, 2021, the date the consolidated financial statements were issued.

Legal proceedings

On July 1, 2021, seven former employees of Sarcos filed suit in Utah state court against Sarcos. The complaint alleges that in 2021, Sarcos wrongfully suspended the exercise of the plaintiffs’ stock options. The complaint asserts claims for breach of contract, breach of the covenant of good faith and fair dealing and seeks declaratory judgment in favor of plaintiffs and injunctive relief from option expiration. The complaint seeks damages in an amount to be determined at trial, but in no event less than $1,500. On the same day they filed the complaint, plaintiffs also filed a motion for preliminary injunction to enjoin the expiration of the stock options.

The Company believes the allegations against Sarcos in this lawsuit are without merit and will continue to defend vigorously against them.

Vote of Security holders

On September 15, 2021, Rotor stockholders, approved the Agreement and Plan of Merger, dated as of April 5, 2021, by and among Rotor, Rotor Merger Sub and Sarcos, to which Merger Sub will merge with and into Sarcos with Sarcos surviving the merger as a wholly owned subsidiary of Rotor.

Business Combination

On September 24, 2021, the Company and Rotor Acquisition Corp. consummated the Business Combination. Following the closing, the combined company began operating as Sarcos Technology and Robotics Corporation and its common stock and warrants are now listed under the symbols “STRC” and “STRCW”, respectively, on The Nasdaq Global Market beginning September 27, 2021. As a result of the Business Combination, the Company received approximately $232.6 million in cash which the Company intends to use to accelerate growth by substantially increasing its investment in product development.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholder and Board of Directors of

Rotor Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Rotor Acquisition Corp. (the “Company”) as of December 31, 2020, the related statements of operations, changes in stockholder’s equity and cash flows for the period from August 27, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from August 27, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2020.

New York, NY

March 31, 2021

ROTOR ACQUISITION CORP.

BALANCE SHEET

DECEMBER 31, 2020

ASSETS
Deferred offering costs	$137,336
TOTAL ASSETS	$137,336

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities
Accrued expenses	$1,450
Accrued offering costs	7,000
Promissory note — related party	105,336
Total Current Liabilities	113,786

Commitments and Contingencies

Stockholder’s Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—
Class A common stock, $0.0001 par value; 70,000,000 shares authorized; no shares issued and outstanding	—
Class B common stock, $0.0001 par value; 12,500,000 shares authorized; 6,900,000 shares issued and outstanding (1)	690
Additional paid-in capital	24,310
Accumulated deficit	(1,450)
Total Stockholder’s Equity	23,550
TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$137,336

(1)

Included up to 900,000 shares of Class B common stock that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised (see Note 5). On January 14, 2021, the Company effected a stock dividend of 0.2 shares of Class B common stock for each outstanding share of Class B common stock, resulting in an aggregate of 6,900,000 shares outstanding (see Note 5). All share and per-share amounts have been retroactively restated to reflect the stock dividend.

The accompanying notes are an integral part of the financial statements.

ROTOR ACQUISITION CORP.

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM AUGUST 27, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

Formation and operating costs	$1,450
Net Loss	$(1,450)
Weighted average shares outstanding, basic and diluted (1)	6,000,000
Basic and diluted net loss per common share	$(0.00)

(1)

Excluded up to 900,000 shares of Class B common stock that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised (see Note 5). On January 14, 2021, the Company effected a stock dividend of 0.2 shares of Class B common stock for each outstanding share of Class B common stock, resulting in an aggregate of 6,900,000 shares outstanding (see Note 5). All share and per-share amounts have been retroactively restated to reflect the stock dividend.

The accompanying notes are an integral part of the financial statements.

ROTOR ACQUISITION CORP.

STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY

FOR THE PERIOD FROM AUGUST 27, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

	Class B Common Stock		Additional Paid-in	Accumulated	Total Stockholder’s
	Shares	Amount	Capital	Deficit	Equity
Balance — August 27, 2020 (inception)	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor (1)	6,900,000	690	24,310	—	25,000
Net loss	—	—	—	(1,450)	(1,450)
Balance — December 31, 2020	6,900,000	$690	$24,310	$(1,450)	$23,550

(1)

Included up to 900,000 shares of Class B common stock that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised (see Note 5). On January 14, 2021, the Company effected a stock dividend of 0.2 shares of Class B common stock for each outstanding share of Class B common stock, resulting in an aggregate of 6,900,000 shares outstanding (see Note 5). All share and per-share amounts have been retroactively restated to reflect the stock dividend.

The accompanying notes are an integral part of the financial statements.

ROTOR ACQUISITION CORP.

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM AUGUST 27, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

Cash Flows from Operating Activities:
Net loss	$(1,450)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in operating assets and liabilities:
Accrued expenses	1,450
Net cash used in operating activities	—

Cash Flows from Financing Activities:
Proceeds from promissory note — related party	105,336
Payment of offering costs	(105,336)
Net cash provided by financing activities

Net Change in Cash	—
Cash – Beginning	—
Cash – Ending	$—

Non-cash investing and financing activities:
Deferred offering costs included in accrued offering costs	$7,000
Payment of deferred offering costs by the Sponsor in exchange for the issuance of Class B common stock	$25,000

The accompanying notes are an integral part of the financial statements.

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Rotor Acquisition Corp. (the “Company”) is a blank check company incorporated in Delaware on August 27, 2020. The Company was formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (the “Business Combination”).

The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2020, the Company had not commenced any operations. All activity for the period from August 27, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”).

The registration statement for the Company’s Initial Public Offering was declared effective on January 14, 2021. On January 20, 2021, the Company consummated the Initial Public Offering of 27,600,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriter of its over-allotment option in the amount of 3,600,000 Units, at $10.00 per Unit, generating gross proceeds of $276,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 7,270,000 warrants (each, a “Private Placement Warrant” and, collectively, the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Rotor Sponsor LLC, an affiliate of the Company’s officers and directors (the “Sponsor”), and certain funds and accounts managed by two qualified institutional buyers, generating gross proceeds of $7,270,000, which is described in Note 4.

Transaction costs amounted to $15,562,855, consisting of $5,520,000 of underwriting fees, $9,660,000 of deferred underwriting fees and $382,855 of other offering costs.

Following the closing of the Initial Public Offering on January 20, 2021, an amount of $276,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act of 1940, as amended (the “Investment Company Act”), as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s stockholders, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. NYSE rules provide that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the signing a definitive agreement to enter a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 either prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed Business Combination or do not vote at all.

Notwithstanding the above, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Sponsor has agreed (a) to waive its redemption rights with respect to its Founder Shares and Public Shares held by it in connection with the completion of a Business Combination, (b) to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period (defined below) and (c) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or amendments to the Amended and Restated Certificate of Incorporation prior thereto or to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company will have until July 20, 2022 to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The holders of the Founder Shares have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if they acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriter has agreed to waive its rights to the deferred underwriting commissions (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per Public Share or (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay our taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Going Concern and Management’s Plan

Prior to the completion of the initial public offering, the Company lacked the liquidity it needed to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statement. The Company has since completed its Initial Public Offering at which time capital in excess of the funds deposited in the Trust Account and/or used to fund offering expenses was released to the Company for general working capital purposes. Accordingly, management has since reevaluated the Company’s liquidity and financial condition and determined that sufficient capital exists to sustain operations for a reasonable period of time,  which is considered to be one year from the issuance date of the financial statements and therefore substantial doubt has been alleviated.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and Stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the

Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Deferred Offering Costs

Deferred offering costs consisted of legal, accounting and other expenses incurred through the balance sheet date that were directly related to the Initial Public Offering. On January 20, 2021, offering costs amounting to $15,562,855 were charged to stockholder’s equity upon the completion of the Initial Public Offering (see Note 1). As of December 31, 2020, there were $137,336 of deferred offering costs recorded in the accompanying balance sheet.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The provision for income taxes was deemed to be immaterial as of December 31, 2020.

Net Loss Per Common Share

Net loss per share of common stock is computed by dividing net loss by the weighted average number of common shares outstanding during the period, excluding shares of common stock subject to forfeiture. Weighted average shares were reduced for the effect of an aggregate of 900,000 shares of Class B common stock that are subject to forfeiture by the Sponsor if the over-allotment option is not exercised by the underwriter (see Note 5). At December 31, 2020, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the Company’s balance sheet, primarily due to their short-term nature.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3 — INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 27,600,000 Units which includes a full exercise by the underwriters of their over-allotment option in the amount of 3,600,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one share of the Company’s Class A common stock, $0.0001 par value, and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50 per whole share (see Note 7).

NOTE 4 — PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor and certain funds and accounts managed by two qualified institutional investors purchased an aggregate of 7,270,000 Private Placement Warrants, each exercisable to purchase one share of Class A common stock at a price of $11.50 per share, in a private placement. The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

In connection with the foregoing, the Company issued to the two qualified institutional investors an aggregate of 790,384 shares of Class B common stock upon consummation of the Initial Public Offering. The Company received an aggregate of $7,270,000 from these sales of Private Placement Warrants and shares of Class B common stock.

NOTE 5 — RELATED PARTY TRANSACTIONS

Founder Shares

On September 15, 2020, the Sponsor paid $25,000 to cover certain offering costs of the Company in consideration for 5,750,000 shares of Class B common stock (the “Founder Shares”). On January 14, 2021, the Company effected a stock dividend of 0.2 shares for each outstanding Founder Share, resulting in an aggregate of 6,900,000 Founder Shares outstanding. The Founder Shares included an aggregate of up to 900,000 shares subject to forfeiture to the extent that the underwriter’s over-allotment was not exercised in full or in part, so that the holders of the Founder Shares would collectively own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering (not including any Public Shares purchased in the Initial Public Offering). As a result of the underwriter’s election to fully exercise the over-allotment option, no Founder Shares are currently subject to forfeiture.

The holders of the Founder Shares have agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (1) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Due to Sponsor

At the closing of the Private Placement, on January 20, 2021, $212,308 of excess funding was due to be repaid to the Sponsor.

Promissory Note — Related Party

On September 14, 2020, the Sponsor agreed to loan the Company an aggregate of up to $150,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Note is non-interest bearing and is payable on the earlier of (i) June 30, 2021, (ii) the consummation of the Initial Public Offering or (iii) the date on which the Company determines not to proceed with the Initial Public Offering. As of December 31, 2020, there was $105,336 in borrowings outstanding under the Promissory Note, which is currently due on demand.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or the Company’s directors and officers or their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants.

Executive Compensation

The Company may pay salaries or consulting fees to its officers prior to a Business Combination of up to an aggregate of $300,000 for their services in assisting the Company in locating and consummating a Business Combination.

NOTE 6 — COMMITMENTS AND CONTINGENCIES

Registration Rights

Pursuant to a registration rights agreement entered into on January 14, 2021, the holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of the Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriter is entitled to a deferred fee of $0.35 per Unit, or $9,660,000 in the aggregate. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

NOTE 7 — STOCKHOLDER’S EQUITY

Preferred Stock — The Company is authorized to issue 1,000,000 shares of $0.0001 par value preferred stock. At December 31, 2020, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue up to 70,000,000 shares of Class A, $0.0001 par value common stock. Holders of the Company’s common stock are entitled to one vote for each share. At December 31, 2020, there were no shares of Class A common stock issued and outstanding.

Class B Common Stock — The Company is authorized to issue up to 12,500,000 shares of Class B, $0.0001 par value common stock. Holders of the Company’s common stock are entitled to one vote for each share. At December 31, 2020, there were 6,900,000 shares of Class B common stock issued and outstanding.

Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of shareholders, except as required by law; provided that prior to an initial Business Combination, only holders of Founder Shares will have the right to vote on the appointment of directors.

The shares of Class B common stock will automatically convert into shares of Class A common stock on the first business day following the completion of a Business Combination at a ratio such that the number of shares of Class A common stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of shares of common stock issued and outstanding upon completion of the Initial Public Offering, plus (ii) the sum of (a) all shares of common stock issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or deemed issued by the Company in connection with or in relation to the completion of a Business Combination, excluding (1) any shares of Class A common stock or equity-linked securities exercisable for or convertible into shares of Class A common stock issued, or to be issued, to any seller in a Business Combination and any (2) Private Placement Warrants issued to the Sponsor or any of its affiliates upon conversion of Working Capital Loans minus (b) the number of public shares redeemed by public stockholders in connection with a Business Combination. In no event will the shares of Class B common stock convert into shares of Class A common stock at a rate of less than one to one.

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the consummation of a Business Combination or (b) one year from the closing of the Initial Public Offering. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A common stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A common stock issuable upon exercise of the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than twenty business days after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the warrants. The Company will use its commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the issuance of the shares of our Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. In addition, if the Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of the Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company elect to do so, the Company will not be required to file or maintain in effect a registration statement, but the Company will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants When the Price per share of Class A common stock Equals or Exceeds $18.00 — Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

•	in whole and not in part;
•	at a price of $0.01 per Public Warrant;
•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and
•

if, and only if, the last reported sale price of the shares of Class A common stock for any 20 trading days within a 30-trading day period commencing after the warrants become exercisable and ending three business days before the Company sends to the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like).

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of Warrants When the Price per share of Class A common stock Equals or Exceeds $10.00 — Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;
•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the fair market value of the shares of Class A common stock;

•	if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like); and
•

if the Reference Value is less than $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) the private placement warrants must also be concurrently called for redemption on the same terms (except as described above with respect to a holder’s ability to cashless exercise its warrants) as the outstanding public warrants, as described above.

The exercise price and number of Class A common stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business

Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price and the $10.00 and $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants will and the common shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 8 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Other than as described in these financial statements, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

PART I - FINANCIAL INFORMATION

Item 1. Interim Financial Statements.

ROTOR ACQUISITION CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2021	December 31, 2020
	(Unaudited)	(Audited)
ASSETS
Current assets
Cash	$14,538	$—
Prepaid expenses	434,272	—
Total Current Assets	448,810	—
Deferred offering costs	—	137,336
Investments held in trust account	276,046,127	—
TOTAL ASSETS	$276,494,937	$137,336
LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities
Accounts payable and accrued expenses	$4,054,606	$1,450
Accrued offering costs	35,000	7,000
Promissory note — related party	270,000	105,336
Total Current Liabilities	4,359,606	113,786
Warrant liability	25,916,100	—
Deferred underwriting fee payable	9,660,000	—
Total Liabilities	39,935,706	113,786
Commitments and Contingencies
Class A common stock subject to possible redemption 27,600,000 and no shares at redemption value as of June 30, 2021 and December 31, 2020, respectively	276,000,000	—
Stockholders’ (Deficit) Equity
Preferred Stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 70,000,000 shares authorized; no shares issued and outstanding (excluding 27,600,000 and no shares subject to possible redemption) as of June 30, 2021 and December 31, 2020, respectively	—	—
Class B common stock, $0.0001 par value; 12,500,000 shares authorized; 6,900,000 shares issued and outstanding as of June 30, 2021 and December 31, 2020	690	690
Additional paid-in capital	24,310	24,310
Accumulated deficit	(39,465,769)	(1,450)
Total Stockholders’ (Deficit) Equity	(39,440,769)	23,550
TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY	$276,494,937	$137,336

The accompanying notes are an integral part of the unaudited Condensed Consolidated Financial statements.

ROTOR ACQUISITION CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended June 30,	Six Months Ended June 30,
	2021	2021
Formation and operational costs	$1,787,623	$5,301,491
Loss from operations	(1,787,623)	(5,301,491)
Other (expense) income:
Change in fair value of warrant liability	(12,220,600)	3,792,600
Loss on initial issuance of private warrants	—	(2,980,700)
Transaction costs associated with IPO	—	(603,941)
Interest earned on investments held in Trust Account	4,721	4,721
Unrealized gain on investments held in Trust Account	2,415	41,406
Other (expense) income, net	(12,213,464)	254,086
Loss before income taxes	(14,001,087)	(5,047,405)
Benefit from (Provision for) income taxes	—	—
Net loss	$(14,001,087)	$(5,047,405)
Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	27,432,558	22,803,959
Basic and diluted net income per share, Class A common stock subject to possible redemption	$0.00	$0.00
Basic and diluted weighted average shares outstanding, Non-redeemable common stock	7,067,442	8,546,870
Basic and diluted net loss per share, Non-redeemable common stock	$(1.98)	$(0.59)

The accompanying notes are an integral part of the unaudited Condensed Consolidated Financial statements.

ROTOR ACQUISITION CORP.

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

THREE AND SIX MONTHS ENDED JUNE 30, 2021

(UNAUDITED)

	Class A Common Stock		Class B Common Stock		Additional Paid-in	Retained	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Earnings	Equity
Balance — January 1, 2021	—	$—	6,900,000	$690	$24,310	$(1,450)	$23,550
Sale of 27,600,000 Units, net of underwriting discounts, fair value of public warrant liability and offering expenses	27,600,000	2,760	—	—	241,580,326	—	241,583,086
Common stock subject to possible redemption	(24,552,563)	(2,455)	—	—	(241,604,636)	(3,953,225)	(245,560,316)
Net income	—	—	—	—	—	8,953,682	8,953,682
Balance – March 31, 2021	3,047,437	$305	6,900,000	$690	$—	$4,999,007	$5,000,002
Change in value of common stock subject to possible redemption	(3,047,437)	(305)	—	—	24,310	(30,463,689)	(30,439,684)
Net loss	—	—	—	—	—	(14,001,087)	(14,001,087
Balance – June 30, 2021	—	$—	6,900,000	$690	$24,310	$(39,465,769)	$(39,440,769)

The accompanying notes are an integral part of the unaudited Condensed Consolidated Financial statements.

ROTOR ACQUISITION CORP.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

SIX MONTHS ENDED JUNE 30, 2021

(UNAUDITED)

Cash Flows from Operating Activities:
Net loss	$(5,047,405)
Adjustments to reconcile net income to net cash used in operating activities:
Change in fair value of warrant liability	(3,792,600)
Loss on initial issuance of private warrants	2,980,700
Transaction costs associated with initial public offering	603,941
Interest earned on investments held in Trust Account	(4,721)
Unrealized gain on investments held in Trust Account	(41,406)
Changes in operating assets and liabilities:
Prepaid expenses	(434,272)
Accounts payable and accrued expenses	4,053,156
Net cash used in operating activities	(1,682,607)
Cash Flows from Investing Activities:
Investment of cash into Trust Account	(276,000,000)
Net cash used in Investing activities	(276,000,000)
Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	270,480,000
Proceeds from sale of Private Placements Warrants	7,270,000
Proceeds from promissory note - related party	275,019
Repayment of promissory note - related party	(110,119)
Payment of offering costs	(217,755)
Net cash provided by financing activities	277,697,145
Net Change in Cash	14,538
Cash – Beginning	—
Cash – Ending	$14,538
Non-cash investing and financing activities:
Initial classification of Class A common stock subject to possible redemption	$233,021,970
Change in value of Class A common stock subject to possible redemption	$42,978,030
Offering costs included in accrued offering costs	$35,000
Deferred underwriting fee payable	$9,660,000

The accompanying notes are an integral part of the unaudited Condensed Consolidated Financial statements.

ROTOR ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2021

(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Rotor Acquisition Corp. (the “Company”) is a blank check company incorporated in Delaware on August 27, 2020. The Company was formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (the “Business Combination”). The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

All activity through June 30, 2021 relates to the Company’s formation, the initial public offering (the “Initial Public Offering”), and subsequent to the Initial Public Offering, identifying a target company for a Business Combination.

On April 5, 2021, the Company entered into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, Rotor Merger Sub Corp., a Delaware corporation and a wholly owned Subsidiary of the Company (“Merger Sub”), and Sarcos Corp., a Utah corporation (“Sarcos”). For more information, see the Proposed Business Combination described below.

The registration statements for the Company’s Initial Public Offering were declared effective on January 14, 2021. On January 20, 2021, the Company consummated the Initial Public Offering of 27,600,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriter of its over-allotment option in the amount of 3,600,000 Units, at $10.00 per Unit, generating gross proceeds of $276,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 7,270,000 warrants (each, a “Private Placement Warrant” and, collectively, the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Rotor Sponsor LLC, an affiliate of the Company’s officers and directors (the “Sponsor”), and certain funds and accounts managed by two qualified institutional buyers, generating gross proceeds of $7,270,000, which is described in Note 4.

Transaction costs amounted to $15,562,855, consisting of $5,520,000 of underwriting fees, $9,660,000 of deferred underwriting fees and $382,855 of other offering costs.

Following the closing of the Initial Public Offering on January 20, 2021, an amount of $276,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s stockholders, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. NASDAQ rules provide that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the signing a definitive agreement to enter a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 either prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed Business Combination or do not vote at all.

Notwithstanding the above, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Sponsor has agreed (a) to waive its redemption rights with respect to its Founder Shares and Public Shares held by it in connection with the completion of a Business Combination, (b) to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period (defined below) and (c) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or amendments to the Amended and Restated Certificate of Incorporation prior thereto or to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company will have until July 20, 2022 to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The holders of the Founder Shares have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if they acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriter has agreed to waive its rights to the deferred underwriting commissions (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per Public Share or (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay our taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Proposed Business Combination

On April 5, 2021, the Company entered the Merger Agreement, by and among the Company, Merger Sub, and Sarcos. The transactions set forth in the Merger Agreement, including the Merger (defined below), will constitute a “Business Combination” as contemplated by the Company’s Amended and Restated Certificate of Incorporation. Unless expressly stated otherwise herein, capitalized terms used but not defined herein shall have such meanings ascribed to them in the Merger Agreement.

Subject to the terms and conditions set forth in the Merger Agreement, Merger Sub will merge with and into Sarcos, with Sarcos surviving as a wholly owned subsidiary of the Company (the “Merger”). Upon the Closing, the Company will change its name to “Sarcos Technology and Robotics Corp.”

Subject to the terms and conditions set forth in the Merger Agreement, in consideration of the Merger, holders of Sarcos’ equity (including shares of common stock, preferred stock, restricted stock awards, options, restricted stock units and warrants) will receive 120,000,000 shares of common stock of the Company in the aggregate, plus, if a Pre-Closing Financing is consummated by Sarcos prior to the Closing, an additional amount of shares of Company common stock based on the amount of gross equity proceeds received by Sarcos from such Pre-Closing Financing (if any), not to exceed an additional 5,000,000 shares of Company common stock in the aggregate (the “Closing Merger Consideration”). In addition, each holder of Sarcos capital stock (including any capital stock subject to restricted stock awards) will be entitled to a right to receive additional contingent consideration following the Closing in the form of an earn-out. This earnout will become payable as follows: (a) 14,062,500 shares of common stock of the Company if the closing share price of a share of common stock of the Company is equal to or exceeds $15.00 for 20 trading days in any 30 consecutive trading day period at any time during the period beginning on the first anniversary of the Closing and ending on the fourth anniversary of the Closing, and (b) 14,062,500 shares of common stock of the Company if the closing share price of a share of common stock of the Company is equal to or exceeds $20.00 for 20 trading days in any 30 consecutive trading day period at any time during the period beginning on the first anniversary of the Closing and ending on the fifth anniversary of the Closing.

The amount of shares of Company common stock into which each share of Sarcos capital stock will convert at the Closing of the Merger will be determined by reference to an Exchange Ratio, which is calculated in accordance with the terms of the Merger Agreement, by dividing the Closing Merger Consideration by the amount of fully-diluted outstanding Sarcos shares.

At the Closing, each option to purchase shares of Sarcos’ common stock will be converted into an option exercisable into a number of shares of common stock of the Company equal to the number of Sarcos shares subject to such Sarcos option as of immediately prior to the Closing, multiplied by the Exchange Ratio. Each award of Sarcos’ restricted stock units will be converted into a right to receive restricted stock units based on shares of the common stock of the Company equal to the number of Sarcos shares subject to such Sarcos restricted stock unit as of immediately prior to the Closing, multiplied by the Exchange Ratio.

The Merger Agreement contains customary representations and warranties of the parties thereto with respect to the parties, the transactions contemplated by the Merger Agreement and their respective business operations and activities. The representations and warranties of the parties do not survive the Closing.

The Merger Agreement contains customary covenants of the parties thereto, including (a) the requirement to make appropriate filings and obtain clearance pursuant to the HSR Act, (b) the use of reasonable best efforts to obtain the PIPE Financing, (c) preparation and filing of a proxy statement (the “Proxy Statement”), and (d) the preparation and delivery of PCAOB audited financial statements for Sarcos.

The Merger Agreement also contains mutual exclusivity provisions prohibiting (a) Sarcos and its representatives and subsidiaries from initiating, soliciting, or otherwise encouraging an Acquisition Proposal, (subject to certain limited exceptions specified therein), or entering into any contracts or agreements in connection therewith and (b) the Company and its subsidiaries from initiating, soliciting, or otherwise encouraging any merger, capital stock exchange, asset acquisition, stock purchase, reorganization, recapitalization or similar business combination (subject to limited exceptions specified therein) or entering into any contracts or agreements in connection therewith.

Consummation of the transactions contemplated by the Merger Agreement is subject to conditions of the respective parties that are customary for a transaction of this type, including, among others: (a) approval by the Company’s shareholders of certain proposals to be set forth in the Proxy Statement; (b) approval of the Merger by the stockholders of Sarcos; (c) there being no laws or injunctions by governmental authorities or other legal restraint prohibiting consummation of the transactions contemplated under the Merger Agreement; (d) the waiting period applicable to the Mergers under the HSR Act having expired (or early termination having been granted); and (e) the Company having at least $5,000,001 in net tangible assets.

Sarcos has separate closing conditions, including, among others: (a) that the sum of the amount in the Company’s trust account (calculated net of any stockholder redemptions but prior to the payment of any Company transaction expenses), plus the proceeds of the PIPE Financing, equals or exceeds $200 million; and (ii) the Waiver Agreement has not been amended or modified, other than as consented to in writing by Sarcos.

The Company has separate closing conditions, including, among others: (a) that no Company Material Adverse Effect has occurred and is continuing and uncured; (b) the Company shall have entered into employment agreements with certain executives of Sarcos; (c) Sarcos shall have received the consent of Sarcos’ preferred stock to effect the conversion of shares of Sarcos’ preferred stock into shares of Sarcos’ Class A common stock as of immediately prior to the Effective Time; and (d) Sarcos’ Warrants shall have been exercised as contemplated by the Warrant Exercise Notices.

The Merger Agreement may be terminated under certain customary and limited circumstances prior to the closing of the Merger, including: (i) by mutual written consent of the Company and Sarcos (ii) by either party if the other party’s representations or warranties are not true and correct or if the other party failed to perform any of its covenants set forth in the Merger Agreement or any Ancillary Document such that the conditions to closing would not be satisfied and such failure cannot or has not been cured within the earlier of 30 days’ notice by the other party, (iii) subject to certain provisions for extension, by either party if the Closing has not occurred on or prior to six months following the execution of the Merger Agreement, (iv) by either party if there is a final non-appealable Governmental Order preventing the consummation of the transactions contemplated by the Merger Agreement, (v) by either party if the stockholders of the Company fail to approve certain of the necessary stockholder approvals, (vi) by Sarcos if the

Special Committee changes its recommendation, provided that Sarcos exercises its termination right within ten business days of such change of recommendation, (vii) by the Company if Sarcos fails to deliver the written consent of the stockholders of Sarcos approving the Merger Agreement within 24 hours following the execution and delivery of the Merger Agreement, (viii) by the Company if the Conversion Written Consent is, at any time, no longer valid or is otherwise revoked or rescinded and no longer effective to approve the Company Preferred Conversion; and (ix) by the Company if Sarcos failed to deliver its PCAOB-compliant audited financials prior to 5:00 pm Eastern Time on April 15, 2021. If the Merger Agreement is validly terminated, none of the parties will have any liability or any further obligation under the Merger Agreement with certain limited exceptions, including liability arising out of Fraud.

The Company’s CEO, one of its other directors and certain members of Rotor Sponsor LLC, a Delaware limited liability company (the “Sponsor”) who are not directors or officers of the Company are part of a group that (directly or through affiliates) acquired a minority equity investment in Sarcos in early 2020 (the “Rotor Sarcos Holders”). On January 30, 2021, the Company’s board of directors (the “Board”) authorized the formation of a transaction review committee consisting solely of disinterested independent directors of the Company (the “Special Committee”) and authorized the Special Committee to engage independent legal counsel. The Special Committee, which received a fairness opinion from Houlihan Lokey Capital, Inc., an independent financial advisory firm engaged by the Special Committee, unanimously recommended the approval of the Merger Agreement, the Merger and the transactions contemplated thereby to the Board and that the Board recommend to the holders of the Company’s common stock that they approve such matters. On April 5, 2021, having received the Special Committee’s recommendation, the Board unanimously approved the Merger Agreement, the Merger and the transactions contemplated thereby and recommended their approval to the holders of the Company’s common stock.

Concurrent with the execution of the Merger Agreement, certain security holders of Sarcos (“Sarcos Holders”) entered into a lock-up agreement (each, a “Lock-up Agreement”) with the Company. Pursuant to the Lock-up Agreement, Sarcos Holders agreed, among other things, to the following transfer restrictions following the Closing: (i) Holders of shares of Sarcos preferred stock agreed, among other things, that (a) 50% of their shares may not be transferred, until the earlier to occur of (x) six months following Closing, and (y) 120 days following the Closing if the stock price of the Company’s common stock exceeds $13.00 for 20 trading days in any 30 consecutive trading day period, and (b) the remaining 50% of such shares may not be transferred for a period of one year following the Closing, and (ii) Holders of Sarcos’ common stock, options, restricted stock awards and restricted stock unit awards agreed, among other things, that (1) 20% of such securities may not be transferred until the earlier to occur of (a) 120 days after Closing if the stock price of the Company’s common stock exceeds $13.00 for 20 trading days in any 30 consecutive trading day period, and (b) 6 months after closing; and (2) the remaining 80% can be transferred at the earlier of (A) delivery to customers of at least twenty Guardian® XO® and/or Guardian® XT commercial units to customers of the Constituent Corporations (but in no event prior to the close of business on the one year anniversary of the date of Closing) and (B) the close of business on the second anniversary of the date of Closing.

Concurrent with the execution of the Merger Agreement, the Rotor Sarcos Holders, including the holders of all outstanding Company Warrants, entered into a lock-up agreement (the “Other Lock-up Agreement”) with the Company. Pursuant to the Other Lock-up Agreement, such stockholders agreed, among other things, to certain transfer restrictions for a period of one year following the Closing.

Concurrent with the execution of the Merger Agreement, the Company entered into subscription agreements (each, a “Subscription Agreement”) with certain investors (the “PIPE Investors”) pursuant to which, among other things, the PIPE Investors have agreed to subscribe for and purchase, and the Company has agreed to issue and sell to the PIPE Investors an aggregate of 22,000,000 shares of common stock of the Company, at a per share price of $10.00 for an aggregate purchase price of $220 million concurrent with the Closing, on the terms and subject to the conditions set forth therein (the “PIPE Financing”). The Subscription Agreement contains customary representations and warranties of the Company, on the one hand, and each PIPE Investor, on the other hand, and customary conditions to closing, including the consummation of the transactions contemplated by the Merger Agreement. Each Subscription Agreement provides that the Company will grant the PIPE Investors certain customary registration rights.

Prior to the Closing, the Company, Sponsor, certain holders of Class B Common Stock in the Company entered into a waiver agreement (the “Waiver Agreement”) pursuant to which Sponsor and certain other holders of Class B Common Stock in the Company have agreed, among other things, to irrevocably waive their respective anti-dilution and conversion rights set forth in the Company’s Amended and Restated Certificate of Incorporation and to forfeit a certain number of Rotor Class B Shares and Rotor Warrants.

The Merger Agreement contemplates that, at the Closing, the Company, the Sponsor, and certain Sarcos stockholders will enter into the Registration Rights Agreement pursuant to which, among other things, the Company will agree to undertake certain shelf registration obligations in accordance with the Securities Act of 1933, as amended (the “Securities Act”), and certain subsequent related transactions and obligations, including, among other things, undertaking certain registration obligations, and the preparation and filing of required documents.

Going Concern Consideration

At June 30, 2021, the Company had $14,538 in cash and a working capital deficit of $3,910,796 The Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. These conditions raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued. There is no assurance that the Company’s plans to consummate a Business Combination or raise additional funds will be successful within the Combination Period. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited Condensed Consolidated Financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited Condensed Consolidated Financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited Condensed Consolidated Financial statements should be read in conjunction with the Company’s prospectus for its Initial Public Offering as filed with the SEC on January 26, 2021, as well as the Company’s Current Report on Form 8-K, as filed with the SEC on January 26, 2021 and the Company’s Current Report on 8-KA, as filed with the SEC on May 14, 2021. The interim results for the three and six months ended June 30, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any future periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a

Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the Condensed Consolidated Financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. As of June 30, 2021, the Company had cash equivalents of $14,538. The Company did not have any cash equivalents as of December 31, 2020.

Investments Held in Trust Account

At June 30, 2021, the assets held in the Trust Account were substantially held in money market funds.

Offering Costs

Offering costs amounting to $14,958,914 were charged to shareholders’ equity upon the completion of the Initial Public Offering, and $603,941 of the offering costs were related to the warrant liabilities and charged to the statements of operations. The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A - “Expenses of Offering”. Offering costs consist principally of professional and registration fees that are related to the IPO. Accordingly, on January 20, 2021, offering costs totaling $15,562,855 (consisting of $5,520,000 in underwriters’ discount, $9,660,000 in deferred underwriters’ discount, and $382,855 other offering expenses) have been allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis compared to total proceeds received. Offering costs associated with warrant liabilities of $603,941 have been expensed and presented as non-operating expenses in the statements of operations and offering costs associated with the Class A ordinary shares have been charged to shareholders’ equity.

Warrant Liability

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The fair value of the warrants was estimated using a Binomial lattice model (see Note 9).

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at June 30, 2021 and December 31, 2020, Class A common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheets.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid in capital and accumulated deficit.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2021 and December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception. The effective tax rate differs from the statutory tax rate for the period presented due to the valuation allowance recorded on the Company’s net operating losses and permanent differences.

Net income per Common Share

Net income per share is computed by dividing net income by the weighted-average number of shares of common stock outstanding during the period, excluding shares of common stock subject to forfeiture. The Company has not considered the effect of the warrants sold in the Initial Public Offering and private placement to purchase an aggregate of 22,000,000 shares in the calculation of diluted income per share, since the inclusion of such warrants would be anti-dilutive.

The Company’s statements of operations include a presentation of income per share for common stock subject to possible redemption in a manner similar to the two-class method of income per share. Net income per common share, basic and diluted, for Class A common stock subject to possible redemption is calculated by dividing the proportionate share of income or loss on investments held by the Trust Account, net of applicable franchise and income taxes, by the weighted average number of Class A common stock subject to possible redemption outstanding since original issuance.

Net income per share, basic and diluted, for non-redeemable common stock is calculated by dividing the net income, adjusted for income or loss on investments attributable to Class A common stock subject to possible redemption, by the weighted average number of non-redeemable common stock outstanding for the period.

Non-redeemable common stock includes Founder Shares and non-redeemable shares of common stock as these shares do not have any redemption features. Non-redeemable common stock participates in the income or loss on investments based on non-redeemable shares’ proportionate interest.

The following table reflects the calculation of basic and diluted net income per common share (in dollars, except per share amounts):

	Three Months Ended June 30,	Six Months Ended June 30,
	2021	2021
Class A common stock subject to possible redemption
Numerator: Earnings allocable to Class A common stock subject to possible redemption
Interest earned and unrealized gain on investments held in Trust Account	$7,136	$46,127
Less: interest available to be withdrawn for payment of taxes	(7,136)	(46,127)
Net income allocable to shares subject to possible redemption	$—	$—
Denominator: Weighted Average Class A common stock subject to possible redemption
Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	27,432,558	22,803,959
Basic and diluted net income per share, Class A common stock subject to possible redemption	$0.00	$0.00
Non-Redeemable Common Stock
Numerator: Net loss minus Net Earnings allocable to common stock subject to possible redemption
Net loss	$(14,001,087)	$(5,047,405)
Less: Net income allocable to common stock subject to possible redemption	—	—
Non-Redeemable Net loss	$(14,001,087)	$(5,047,405)
Denominator: Weighted Average Non-redeemable Common stock
Basic and diluted weighted average shares outstanding, Non-redeemable Common stock	7,067,442	8,546,870
Basic and diluted net income per share, Non-redeemable Common stock	$(1.98)	$(0.59)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on these accounts.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying condensed balance sheets, primarily due to their short-term nature.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;
•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s Condensed Consolidated Financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 27,600,000 Units which includes a full exercise by the underwriters of their over-allotment option in the amount of 3,600,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one share of the Company’s Class A common stock, $0.0001 par value, and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50 per whole share (see Note 8).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor and certain funds and accounts managed by two qualified institutional investors purchased an aggregate of 7,270,000 Private Placement Warrants, each exercisable to purchase one share of Class A common stock at a price of $11.50 per share, in a private placement. The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. At the closing of the Private Placement, on January 20, 2021, $212,308 of excess funding was repaid to the

Sponsor. As a result of the fair value of the private placement warrants exceeding the purchase price paid of the private placement warrants, the Company recorded an expense of $2,980,700.

In connection with the foregoing, the Company issued to the two qualified institutional investors an aggregate of 790,384 shares of Class B common stock upon consummation of the Initial Public Offering. The Company received an aggregate of $7,270,000 from these sales of Private Placement Warrants and shares of Class B common stock.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On September 15, 2020, the Sponsor paid $25,000 to cover certain offering costs of the Company in consideration for 5,750,000 shares of Class B common stock (the “Founder Shares”). On January 14, 2021, the Company effected a stock dividend of 0.2 shares for each outstanding Founder Share, resulting in an aggregate of 6,900,000 Founder Shares outstanding. The Founder Shares included an aggregate of up to 900,000 shares subject to forfeiture to the extent that the underwriter’s over-allotment was not exercised in full or in part, so that the holders of the Founder Shares would collectively own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering (not including any Public Shares purchased in the Initial Public Offering). As a result of the underwriter’s election to fully exercise the over-allotment option, no Founder Shares are currently subject to forfeiture.

The holders of the Founder Shares have agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (1) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

On April 5, 2021, the Company, Sponsor, and certain holders of Class B Common Stock in the Company entered into the Waiver Agreement pursuant to which Sponsor and certain other holders of Class B Common Stock in the Company have agreed, among other things, to irrevocably waive their respective anti-dilution and conversion rights set forth in the Company’s Amended and Restated Certificate of Incorporation and to forfeit a certain number of Rotor Class B Shares and Rotor Warrants. For more information, see the description of the Waiver Agreement in Note 1 above.

Promissory Notes — Related Party

On September 14, 2020, the Sponsor issued an unsecured promissory note to the Company (the “Promissory Note pursuant to which the Company could borrow up to an aggregate principal amount of $150,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) June 30, 2021, (ii) the consummation of the Initial Public Offering or (iii) the date on which the Company determines not to proceed with the Initial Public Offering. As of December 31, 2020, there were $105,336 and outstanding under the Promissory Note, which was repaid in January 2021.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or the Company’s directors and officers or their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants.

On May 11, 2021, the Sponsor loaned to the Company an aggregate of $145,000 for working capital purposes. On June 9, 2021, the Sponsor agreed to loan the Company up to an additional $300,000   for working capital purposes. Each of the foregoing is evidenced by a separate promissory note (the “Notes”, each a “Note”) which is non-interest bearing and payable upon the consummation by the Company of a merger, share exchange, asset acquisition, or other similar business combination with one or more businesses or entities (a “Business Combination”). Upon consummation of a Business Combination, the Sponsor will have the option, but not the obligation, to convert the outstanding principal balance of the Notes, in whole or in part, into warrants of the Company, identical to the “private warrants” issued by the Company concurrently with its initial public offering (the “Warrants”), at a price of $1.00 per Warrant. Each Warrant may be exercised to purchase one share of Company Class A common stock at a price of $11.50 per share, subject to adjustment. The Warrants (i) will not be redeemable by the Company, (ii) may be exercised for cash or on a cashless basis so long as they are held by the initial holder or its permitted transferees, and (iii) are not transferable, assignable or salable until 30 days after the completion of the Business Combination except in limited circumstances.

If the Company does not consummate a Business Combination, the Notes will not be repaid and all amounts owed under the Notes will be forgiven except to the extent that the Company has funds available to it outside of its trust account established in connection with the initial public offering.

The Company borrowed $145,000 and $125,000 in May and June, respectively. At June 30, 2021 $270,000 was outstanding.

Executive Compensation

The Company may pay salaries or consulting fees to its officers prior to a Business Combination of up to an aggregate of $300,000 for their services in assisting the Company in locating and consummating a Business Combination.

The Company pays to two officers an aggregate amount of $15,000 per month for services rendered to the Company.  There is no contractual obligation requiring the Company to make these payments and it may determine to cease doing so at any time. For the three and six months ended June 30, 2021, the Company incurred and paid $37,500 and $82,500 in fees related to these services.

PIPE Financing

Messrs. Brian Finn, John Howard and Stefan Selig, each a director of the Company, is each a PIPE Investor, whereby each of Messrs. Finn, Howard and Selig agreed to purchase common stock of the Company, with aggregate commitments of $1.3 million, $1 million and $250,000, respectively. For more information, see the description of the PIPE Financing in Note 1 above.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration Rights

Pursuant to a registration rights agreement entered into on January 14, 2021, the holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of the Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to a registration rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements. The PIPE Investors have certain customary registration rights pursuant to the Subscription Agreements. In particular, the Company has agreed to register for resale with the SEC the common stock issued pursuant to the PIPE Financing within 30 calendar days following the consummation of the Proposed Business Combination. For more information regarding the PIPE Financing, see the description of the Proposed Business Combination in Note 1 above.

Underwriting Agreement

The underwriter is entitled to a deferred fee of $0.35 per Unit, or $9,660,000 in the aggregate. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

PIPE Financing

Concurrent with the execution of the Merger Agreement, the Company entered into Subscription Agreements with the PIPE Investors pursuant to which, among other things, the PIPE Investors have agreed to subscribe for and purchase, and the Company has agreed to issue and sell to the PIPE Investors an aggregate of 22,000,000 shares of common stock of the Company, at a per share price of $10.00 for an aggregate purchase price of $220 million concurrent with the Closing, on the terms and subject to the conditions set forth therein. For more information regarding the PIPE Financing, see the description of the Proposed Business Combination in Note 1 above and the description of the Pipe Financing in Note 5 above.

Merger Agreement

On April 5, 2021, the Company entered into a definitive business combination agreement with Sarcos Corp., a Utah corporation. Completion of the transaction is subject to approval of the Company’s stockholders and the satisfaction or waiver of certain other customary closing conditions.

NOTE 7. STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue 1,000,000 shares of $0.0001 par value preferred stock. As of June 30, 2021 and December 31, 2020, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue up to 70,000,000 shares of Class A, $0.0001 par value common stock. Holders of the Company’s common stock are entitled to one vote for each share. As of June 30, 2021, there were 27,600,000 shares of Class A common stock subject to possible redemption. As of December 31, 2020, there were no shares of Class A common stock issued and outstanding.

The Company determined the common stock subject to redemption to be equal to the redemption value of approximately $10.00 per share of common stock while also taking into consideration a redemption cannot result in net tangible assets being less than $5,000,001. Upon considering the impact of the PIPE Investment and associated PIPE Subscription Agreements, it was concluded that the redemption value should include all the Public Shares resulting in the common stock subject to possible redemption being equal to $276,000,000. This resulted in a measurement adjustment to the initial carrying value of the common stock subject to redemption with the offset recorded to additional paid-in capital and accumulated deficit.

Class B Common Stock — The Company is authorized to issue up to 12,500,000 shares of Class B, $0.0001 par value common stock. Holders of the Company’s common stock are entitled to one vote for each share. As of June 30, 2021 and December 31, 2020, there were 6,900,000 shares of Class B common stock issued and outstanding.

Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of shareholders, except as required by law; provided that prior to an initial Business Combination, only holders of Founder Shares will have the right to vote on the appointment of directors.

The shares of Class B common stock will automatically convert into shares of Class A common stock on the first business day following the completion of a Business Combination at a ratio such that the number of shares of Class A common stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of shares of common stock issued and outstanding upon completion of the Initial Public Offering, plus (ii) the sum of (a) all shares of common stock issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or deemed issued by the Company in connection with or in relation to the completion of a Business Combination, excluding (1) any shares of Class A common stock or equity-linked securities exercisable for or convertible into shares of Class A common stock issued, or to be issued, to any seller in a Business Combination and any (2) Private Placement Warrants issued to the Sponsor or any of its affiliates upon conversion of Working Capital Loans minus (b) the number of public shares redeemed by public stockholders in connection with a Business Combination. In no event will the shares of Class B common stock convert into shares of Class A common stock at a rate of less than one to one.

NOTE 8. WARRANT LIABILITY

Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the consummation of a Business Combination or (b) one year from the closing of the Initial Public Offering. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A common stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A common stock issuable upon exercise of the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than twenty business days after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the warrants. The Company will use its commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the issuance of the shares of our Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. In addition, if the Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of the Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company elect to do so, the Company will not be required to file or maintain in effect a registration statement, but the Company will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants When the Price per share of Class A common stock Equals or Exceeds $18.00 — Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

●	in whole and not in part;
●	at a price of $0.01 per Public Warrant;
●	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and
●

if, and only if, the last reported sale price of the shares of Class A common stock for any 20 trading days within a 30-trading day period commencing after the warrants become exercisable and ending three business days before the Company sends to the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like).

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of Warrants When the Price per share of Class A common stock Equals or Exceeds $10.00 — Once the warrants become exercisable, the Company may redeem the outstanding warrants:

●	in whole and not in part;
●

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the fair market value of the shares of Class A common stock;

●	if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like); and
●

if the Reference Value is less than $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) the private placement warrants must also be concurrently called for redemption on the same terms (except as described above with respect to a holder’s ability to cashless exercise its warrants) as the outstanding public warrants, as described above.

The exercise price and number of Class A common stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price and the $10.00 and $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the common shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 9. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at June 30, 2021  and December 31, 2020, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	June 30, 2021	December 31, 2020
Assets:
Investments held in Trust Account – Money Market Fund	1	$276,046,127	$—
Liabilities:
Warrant Liability – Public Warrants	1	$16,974,000	—
Warrant Liability – Private Placement Warrants	3	8,942,100	—

At June 30, 2021, assets held in the Trust Account were comprised of $0 in cash and $276,046,127 in money market funds.

The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on our balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the consolidated statements of operations.

The Private Warrants were valued using a binomial lattice model, which is considered to be a Level 3 fair value measurement. The binomial lattice primary unobservable input utilized in determining the fair value of the Private Warrants is the expected volatility of the common stock. The expected volatility as of the IPO date was derived from observable public warrant pricing on comparable ‘blank-check’ companies without an identified target. The expected volatility as of subsequent valuation dates was implied from the Company’s own public warrant pricing. A Monte Carlo simulation methodology was used in estimating the fair value of the public warrants for periods where no observable traded price was available, using the same expected volatility as was used in measuring the fair value of the Private Warrants. For periods subsequent to the detachment of the warrants from the Units, the close price of the public warrant price was used as the fair value as of each relevant date.

The following table provides quantitative information regarding Level 3 fair value measurements at January 20, 2021 (Initial Measurement) and June 30, 2021 (Private Placement Warrants only):

	At
	January 20,	As of
	2021 (Initial measurement)	June 30, 2021
Stock price	$10.45	$9.98
Strike price	$11.50	$11.50
Volatility	20.5%	18.0%
Risk-free rate	0.62%	.91%
Dividend yield	0.0%	0.0%
Fair value of warrants	$1.41	$1.23

The following table presents the changes in the fair value of warrant liabilities:

	Private Placement	Public	Warrant Liabilities
Fair value as of January 1, 2021	$—	$—	$—
Initial measurement on January 20, 2021	10,250,700	19,458,000	29,708,700
Change in valuation inputs or other assumptions	(1,308,600)	(2,484,000)	(3,792,600)
Fair value as of June 30, 2021	$8,942,100	$16,974,000	$25,916,100

There were transfers out of Level 3 fair value hierarchy totaling $19,458,000  during the period ended March 31, 2021. There were no transfers out of Level 3 fair value hierarchy during the three month period ended June 30, 2021.

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the Condensed Consolidated Financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the Condensed Consolidated Financial statements.

SARCOS TECHNOLOGY AND ROBOTICS CORPORATION

Up to 174,531,127 Shares of Common Stock
by the Selling Securityholders

Up to 6,749,468 Warrants to Purchase Common Stock
by the Selling Securityholders

Up to 20,549,468 Shares of Common Stock Underlying Warrants

PROSPECTUS

October 21, 2021

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of this prospectus. We are not making an offer of these securities in any state where the offer is not permitted.